As filed with the Securities and Exchange Commission on January 19, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WESTERN REFINING, INC.

(Exact name of registrant as specified in its charter)

Delaware	2911	20-3472415
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

123 West Mills Avenue, Suite 200

El Paso, Texas 79901

(915) 534-1400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lowry Barfield

Senior Vice President – Legal, General Counsel and Secretary

123 West Mills Avenue, Suite 200

El Paso, Texas 79901

(915) 534-1400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jeffery B. Floyd Alan Beck Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002-6760 (713) 758-2222	Melissa M. Buhrig Executive Vice President, General Counsel and Secretary Northern Tier Energy GP LLC 1250 W. Washington Street, Suite 300 Tempe, Arizona 85281 (602) 302-5450	John Goodgame Christopher J. Arntzen Akin Gump Strauss Hauer & Feld LLP 1111 Louisiana Street, 44th Floor Houston, Texas 77002-5200 (713) 220-5800

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon consummation of the merger described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Security	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fees(3)
Common Stock, par value $0.01 per share	17,083,200	Not applicable	$629,320,846	$63,373

(1)	Represents the estimated maximum number of shares of common stock to be issued in the merger described herein to holders of common units of Northern Tier Energy LP (“NTI”) other than the Registrant and its subsidiaries, which will continue to own NTI common units following the effective time of the merger.
(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated pursuant to Rule 457(f) and 457(c) under the Securities Act of 1933 (the “Securities Act”). The proposed maximum aggregate offering price of shares of the Registrant’s common stock was calculated based upon the market value of the NTI common units to be converted in the merger in accordance with Rule 457(c) under the Securities Act as follows: the product of (a) $26.00 (the average of the high and low prices per NTI common unit on January 13, 2016, as quoted on the New York Stock Exchange) and (b) 57,210,986, the estimated maximum number of NTI common units that may be exchanged for the merger consideration minus $858,164,790, the estimated aggregate amount of cash consideration to be paid by the registrant to the former holders of NTI common units.
(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $100.70 per $1,000,000 of the proposed maximum aggregate offering price (prorated for amounts less than $1,000,000).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. Western Refining, Inc. may not distribute or issue the securities being registered pursuant to this registration statement until the registration statement, as filed with the Securities and Exchange Commission (of which this preliminary proxy statement/prospectus is a part), is effective. This preliminary proxy statement/prospectus is not an offer to sell nor should it be considered a solicitation of an offer to buy the securities described herein in any state where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS—SUBJECT TO COMPLETION—

DATED JANUARY 19, 2016

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

On December 21, 2015, Western Refining, Inc. (“WNR”), Western Acquisition Co, LLC (“MergerCo”), an indirect wholly-owned subsidiary of WNR, Northern Tier Energy LP (“NTI”) and Northern Tier Energy GP LLC (“NTI GP”), an indirect wholly-owned subsidiary of WNR and the general partner of NTI, entered into an agreement and plan of merger (as such agreement may be amended from time to time, the “Merger Agreement”). Pursuant to the Merger Agreement, MergerCo will merge with and into NTI (the “Merger”), with NTI surviving the Merger as an indirect wholly-owned subsidiary of WNR, and each common unit representing limited partner interests in NTI (“NTI Common Units”) issued and outstanding immediately prior to the effective time of the Merger and not owned by WNR or any of its subsidiaries will be converted into the right to receive $15.00 in cash without interest and 0.2986 of a share of WNR’s common stock, par value $0.01 per share (“WNR Common Stock”) (which we refer to as the “Mixed Election” or the “Standard Mix of Consideration”). Instead of receiving the Standard Mix of Consideration, each NTI common unitholder other than WNR and its subsidiaries will have an opportunity to make an election to receive $26.06 in cash without interest (which we refer to as a “Cash Election”) or to receive 0.7036 of a share of WNR Common Stock (which we refer to as a “Stock Election”), for each NTI Common Unit they own immediately prior to the Merger. The Cash Election and Stock Election, however, will be subject to proration to ensure that the total amount of cash paid and the total number of shares of WNR Common Stock issued in the Merger to NTI common unitholders as a whole are equal to the total amount of cash and number of shares of WNR Common Stock that would have been paid and delivered if all NTI common unitholders other than WNR and its subsidiaries received the Standard Mix of Consideration.

Pursuant to the terms of the Merger Agreement, with respect to the quarter in which the closing date of the Merger (the “Closing Date”) occurs, NTI will, to the extent it generates available cash in such quarter, make a prorated quarterly cash distribution to NTI common unitholders of record as of immediately prior to the effective time of the Merger of such available cash if the record date for the WNR quarterly cash dividend to be paid in that quarter occurs before the Closing Date. Accordingly, in the quarter that the Closing Date occurs, NTI common unitholders who receive WNR Common Stock in the Merger will receive (i) an NTI cash distribution in respect of the previous quarter, to the extent NTI generates available cash in such quarter; and (ii) either an NTI prorated cash distribution in respect of available cash generated by NTI in the quarter in which the Closing Date occurs or (assuming such unitholders continue to hold the shares of WNR Common Stock received in the Merger through the record date for such WNR dividend) the WNR quarterly cash dividend payable in the quarter in which the Closing Date occurs. The amount of any distribution will not have any effect on the merger consideration to be received by NTI common unitholders.

No fractional shares of WNR Common Stock will be issued in the Merger. NTI common unitholders will receive cash (without interest and rounded up to the nearest whole cent) in lieu of receiving any fractional shares of WNR Common Stock to which any NTI common unitholder would otherwise have been entitled. WNR stockholders will continue to own their existing shares of WNR Common Stock.

Based on the estimated number of shares of WNR Common Stock and the estimated number of NTI Common Units that will be outstanding immediately before the closing of the Merger (other than NTI Common Units owned by WNR or any of its subsidiaries), we estimate that, upon the closing, the number of shares of WNR Common Stock issued in exchange for NTI Common Units will represent approximately 15% of WNR Common Stock outstanding immediately after the Merger.

The Merger Agreement requires that, prior to the Closing Date, the Merger Agreement and the transactions contemplated thereby (the “Merger Transactions”) be approved by the affirmative vote of NTI common unitholders, as of the record date for the NTI special meeting, holding a majority of the outstanding NTI Common Units. NTI will hold a special meeting of its common unitholders in connection with the proposed Merger. At the special meeting of NTI common unitholders, NTI common unitholders will be asked to vote on the proposal to approve the Merger Agreement and the Merger Transactions, including the Merger (the “Merger Proposal”). The Merger Proposal will be approved by the requisite vote of the NTI common unitholders if the holders, as of the record date of the NTI special meeting, of a majority of the outstanding NTI Common Units vote in favor of the Merger Proposal at the NTI special meeting. Pursuant to the Merger Agreement, WNR has agreed to vote the NTI Common Units owned beneficially or of record by it or any of its subsidiaries in favor of the adoption and approval of the Merger Agreement and the Merger Transactions. As of the close of business on [            ], 2016, the record date for the NTI special meeting, WNR held 35,622,500 NTI Common Units, representing approximately 38.4% of the outstanding NTI Common Units.

At the special meeting of NTI common unitholders, NTI common unitholders will also be asked to vote on a proposal to approve, on an advisory, non-binding basis, the compensation payments that may be paid or become payable to NTI’s named executive officers in connection with the Merger (the “NTI Compensation Proposal”). Approval, on an advisory, non-binding basis, of the NTI Compensation Proposal requires the affirmative vote of a majority of the outstanding NTI Common Units present in person or represented by proxy and entitled to vote at the NTI special meeting.

The conflicts committee (the “NTI GP Conflicts Committee”) of the board of directors of NTI GP (the “NTI GP Board”), acting on behalf of NTI GP, in its capacity as the general partner of NTI, approved the Merger Agreement and the Merger Transactions and determined that the Merger Agreement and the Merger Transactions are fair and reasonable to the holders of NTI Common Units other than WNR and its affiliates (the “NTI Unaffiliated Unitholders”) and NTI, and are not adverse to the interests of the NTI Unaffiliated Unitholders or the interests of NTI. The NTI GP Conflicts Committee’s approval of the Merger Agreement and the Merger Transactions constitutes “Special Approval,” as such term is defined by the NTI partnership agreement. The NTI GP Conflicts Committee, acting on behalf of NTI GP, in its capacity as the general partner of NTI, has called an NTI special meeting and has directed that the Merger Agreement and the Merger Transactions be submitted to the NTI common unitholders at the NTI special meeting for approval. The NTI GP Conflicts Committee recommends that the NTI common unitholders vote in favor of the Merger Proposal and in favor of the NTI Compensation Proposal.

This proxy statement/prospectus provides you with detailed information about the Merger Agreement, the proposed Merger and related matters. We encourage you to read the entire document carefully. In particular, please read “Risk Factors” beginning on page 106 of this proxy statement/prospectus for a discussion of risks related to the Merger, ownership of WNR Common Stock and material U.S. federal income tax consequences of the Merger.

Shares of WNR Common Stock are listed on the New York Stock Exchange (“NYSE”) under the symbol “WNR,” and NTI Common Units are listed on the NYSE under the symbol “NTI.” The last reported sale price of shares of WNR Common Stock on the NYSE on                 , 2016 was $[●]. The last reported sale price of NTI Common Units on the NYSE on                 , 2016 was $[●].

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or has determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

All information in this proxy statement/prospectus concerning WNR has been furnished by WNR. All information in this proxy statement/prospectus concerning NTI has been furnished by NTI.

This proxy statement/prospectus is dated                 , 2016, and is being first mailed to NTI common unitholders on or about                 , 2016.

On behalf of the NTI GP Conflicts Committee,

Rocky Duckworth
Chairman of the Conflicts Committee of the Board of Directors of Northern Tier Energy GP LLC

Tempe, Arizona

        , 2016

Notice of Special Meeting of Common Unitholders

To the Common Unitholders of Northern Tier Energy LP:

A special meeting of common unitholders of Northern Tier Energy LP (“NTI”) will be held on                 , 2016 at 9:00 a.m., Tempe, Arizona Time, in                 , located on the Floor of                 ,                 , for the following purposes:

•	To consider and vote on a proposal to approve the Agreement and Plan of Merger dated as of December 21, 2015, by and among NTI, Northern Tier Energy GP LLC (“NTI GP”), an indirect wholly-owned subsidiary of WNR and the general partner of NTI, Western Refining, Inc. (“WNR”), and Western Acquisition Co, LLC (“MergerCo”), an indirect wholly-owned subsidiary of WNR, as it may be amended from time to time (the “Merger Agreement”), and the transactions contemplated thereby (the “Merger Transactions”), including the merger of MergerCo with and into NTI (the “Merger”) (the “Merger Proposal”);

•	To consider and vote upon, on an advisory, non-binding basis, the compensation payments that may be paid or become payable to NTI’s named executive officers in connection with the Merger, which is referred to as the “NTI Compensation Proposal.”

NTI will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournments or postponements thereof. At this time, NTI knows of no other matters that will be presented for the consideration of its common unitholders at the special meeting.

The Merger Proposal will be approved by the requisite vote of the NTI common unitholders if the holders, as of the record date of the NTI special meeting, of a majority of the outstanding NTI common units (“NTI Common Units”) vote in favor of the Merger Proposal. Failure to vote, abstentions and broker non-votes (if any) will have the same effect as a vote against the Merger Proposal. Approval, on an advisory, non-binding basis, of the NTI Compensation Proposal requires the affirmative vote of a majority of the outstanding NTI common units present in person or represented by proxy and entitled to vote at the NTI special meeting. Abstentions will have the same effect as a vote against the NTI Compensation Proposal. Broker non-votes (if any) will have no effect on the NTI Compensation Proposal. Pursuant to the Merger Agreement, WNR has agreed to vote the NTI Common Units owned beneficially or of record by it or any of its subsidiaries in favor of the approval of the Merger Agreement and the Merger Transactions. As of the close of business on                 , 2016, the record date for the NTI special meeting, WNR held 35,622,500 NTI Common Units, representing approximately 38.4% of the outstanding NTI Common Units. Because the vote on the NTI Compensation Proposal is advisory in nature only, it will not be binding on NTI or WNR.

The conflicts committee (the “NTI GP Conflicts Committee”) of the board of directors of NTI GP (the “NTI GP Board”), acting on behalf of NTI GP, in its capacity as the general partner of NTI, approved the Merger Agreement and the Merger Transactions and determined that the Merger Agreement and the Merger Transactions are fair and reasonable to the holders of NTI Common Units other than WNR and its affiliates (the “NTI Unaffiliated Unitholders”) and NTI, and are not adverse to the interests of the NTI Unaffiliated Unitholders or the interests of NTI. The NTI GP Conflicts Committee’s approval of the Merger Agreement and the Merger Transactions constitutes “Special Approval,” as such term is defined by the NTI partnership agreement. The NTI GP Conflicts Committee, acting on behalf of NTI GP, in its capacity as the general partner of NTI, has called this special meeting and has directed that the Merger

Agreement and the Merger Transactions be submitted to the NTI common unitholders at the NTI special meeting for approval. The NTI GP Conflicts Committee recommends that the NTI common unitholders vote in favor of the Merger Proposal and the NTI Compensation Proposal.

Only NTI common unitholders of record as of the close of business on                 , 2016, are entitled to notice of and to vote at the special meeting and any adjournments of the special meeting. A list of NTI common unitholders entitled to vote at the NTI special meeting will be available for inspection to the NTI common unitholders of record at NTI’s offices in Tempe, Arizona, for any purpose relevant to the special meeting during normal business hours for a period of ten days before the special meeting and at the special meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE CAUSE YOUR UNITS TO BE VOTED IN ONE OF THE FOLLOWING WAYS:

•	If you hold your NTI Common Units in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee for voting your NTI Common Units.

•	If you hold your NTI Common Units in your own name, you may submit a proxy for your NTI Common Units by:

•	using the toll-free telephone number shown on the proxy card;

•	using the internet website shown on the proxy card; or

•	marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope, which requires no postage if mailed in the United States.

The enclosed proxy statement/prospectus provides a detailed description of the Merger Transactions and the Merger Agreement as well as a description of the WNR Common Stock issuable to NTI common unitholders pursuant to the Merger Agreement. We urge you to read this proxy statement/prospectus, including any documents incorporated by reference and the Annexes, carefully and in its entirety. If you have any questions concerning the Merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus, or have questions about how to vote your NTI Common Units, please contact NTI’s proxy solicitor,                 , toll-free at [●].

By order of Northern Tier Energy GP LLC, as the general partner of Northern Tier Energy LP

David L. Lamp
President and Chief Executive Officer
Northern Tier Energy GP LLC

IMPORTANT NOTE ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”), constitutes a proxy statement of NTI under the Securities Exchange Act of 1934 (the “Exchange Act”) with respect to the solicitation of proxies for the special meeting of NTI Common Unitholders to, among other things, approve the Merger Proposal and the NTI Compensation Proposal. This proxy statement/prospectus is also a prospectus of WNR under the Securities Act of 1933 (the “Securities Act”) for shares of WNR Common Stock that will be issued to NTI Common Unitholders in the Merger pursuant to the Merger Agreement.

As permitted under the rules of the SEC, this proxy statement/prospectus incorporates by reference important business and financial information about WNR and NTI from other documents filed with the SEC that are not included in or delivered with this proxy statement/prospectus. Please read “Where You Can Find More Information” beginning on page 181 of this proxy statement/prospectus. You can obtain any of the documents incorporated by reference into this proxy statement/prospectus from the SEC’s website at www.sec.gov. This information is also available to you without charge upon your request in writing or by telephone to WNR or NTI at the following addresses and telephone numbers:

Western Refining, Inc.

123 W. Mills Ave., Suite 200

El Paso, Texas 79901

Attention: Jeffrey S. Beyersdorfer

Telephone: (602) 286-1530

Northern Tier Energy LP

1250 W. Washington Street, Suite 300

Tempe, Arizona 85281

Attention: Investor Relations

Telephone: (602) 302-5450

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into those documents or this proxy statement/prospectus.

You may obtain certain of these documents at WNR’s website, www.wnr.com, under the “Investor Relations” section, and at NTI’s website, www.northerntier.com, under the “Investors” section. Information contained on WNR’s or NTI’s website is not incorporated by reference into this proxy statement/prospectus except as otherwise expressly stated.

You may also obtain additional copies of this proxy statement/prospectus or the documents incorporated by reference into this proxy statement/prospectus by contacting NTI’s proxy solicitor, [            ], at the address and telephone number listed below. You will not be charged for any of these documents that you request.

[[●], address, phone number]

In order to receive timely delivery of requested documents in advance of the NTI special meeting, your request should be received no later than , 2016. If you request any documents, WNR or NTI or [Proxy Solicitor] will mail them to you by first class mail or another equally prompt means within one business day after receipt of your request.

In addition, if you would like to request any documents incorporated by reference in this proxy statement/prospectus prior to deciding what merger consideration to elect, please do so at least five business days prior to the election deadline, which will be identified in the form of election provided to you in a separate mailing following the NTI special meeting.

WNR and NTI have not authorized anyone to give any information or make any representation about the Merger, WNR or NTI that is different from, or in addition to, the information contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference into this proxy statement/prospectus. Therefore, if anyone distributes any such information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell or solicitations of offers to exchange or purchase the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. All information in this proxy statement/prospectus concerning WNR has been furnished by WNR. All information in this proxy statement/prospectus concerning NTI has been furnished by NTI.

PROXY STATEMENT/PROSPECTUS

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SUMMARY TERM SHEET

The following summary, together with the section entitled “Questions and Answers about the Merger and the NTI Special Meeting,” highlights some of the information in this proxy statement/prospectus. It may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the terms of the merger agreement, you should read carefully this proxy statement/prospectus, the documents incorporated by reference and the Annexes to this proxy statement/prospectus, including the full text of the merger agreement included as Annex A. Please also read “Where You Can Find More Information” on page 181. Where appropriate, we have set forth a section and page reference directing you to a more complete description of the topics described in this summary.

Defined Terms

The following terms have the meanings set forth below for purposes of this proxy statement/prospectus, unless the context otherwise indicates:

•	“Akin Gump” means the law firm of Akin Gump Strauss Hauer & Feld LLP, counsel to the NTI GP Conflicts Committee.

•	“Available Cash” means NTI’s cash flow from operations for the applicable quarter, less cash required for maintenance, regulatory and previously approved organic growth capital expenditures, reimbursement of expenses incurred by NTI GP and its affiliates, debt service and other contractual obligations and reserves for future operating or capital needs that the NTI GP Board deems necessary or appropriate, including reserves for turnaround and related expenses.

•	“Closing Date” means the date on which the Merger and the other Merger Transactions occur.

•	“Effective Time” means the date and time the Merger will become effective, which will occur upon the filing of a properly executed certificate of merger with the Secretary of State of the State of Delaware or at such later date and time as may be agreed by WNR and NTI and set forth in the certificate of merger.

•	“Evercore” means Evercore Group L.L.C., financial advisor to the NTI GP Conflicts Committee.

•	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

•	“Exchange Ratios” means the Mixed Election Exchange Ratio and the Stock Election Exchange Ratio.

•	“GAAP” means accounting principles that are generally accepted in the United States of America.

•	“Goldman Sachs” means Goldman Sachs & Co., financial advisor to WNR.

•	“Merger” means, as contemplated by the Merger Agreement, the proposed Merger of MergerCo with and into NTI, with NTI surviving the Merger as an indirect wholly-owned subsidiary of WNR, and each NTI common unit outstanding at the Effective Time of the Merger and not owned by WNR or any of its subsidiaries being converted into the right to receive, at the election of the holder but subject to proration, either (i) $15.00 in cash without interest and 0.2986 of a share of WNR Common Stock, or (ii) $26.06 in cash without interest, or (iii) 0.7036 of a share of WNR Common Stock.

•	“Merger Agreement” means that certain Agreement and Plan of Merger dated as of December 21, 2015, by and among WNR, MergerCo, NTI and NTI GP, as it may be amended from time to time, according to which the parties thereto have agreed to consummate the Merger transactions.

•	“MergerCo” means Western Acquisition Co, LLC, an indirect wholly-owned subsidiary of WNR.

•	“MergerCo HoldCo” means Western Acquisition Holdings, LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of WNR.

•	“Merger Consideration” means, if the proposed Merger is consummated, the right of each NTI Public Unitholder upon surrendering their NTI Common Units to receive, at the election of the holder but subject to proration, for each NTI Common Unit held as of the Effective Time, either (i) $15.00 in cash without interest and 0.2986 of a share of WNR Common Stock, or (ii) $26.06 in cash without interest, or (iii) 0.7036 of a share of WNR Common Stock.

•	“Merger Proposal” means the proposal to approve the Merger Agreement and the Merger Transactions, to be considered for a vote of the NTI Common Unitholders at the NTI Special Meeting.

•	“Merger Transactions” means the transactions contemplated by the Merger Agreement, including the Merger.

•	“Mixed Election Exchange Ratio” means 0.2986 of a share of WNR Common Stock per NTI Common Unit to be converted in the Merger for which a Mixed Election has been made

•	“Morris Nichols” means Morris, Nichols, Arsht & Tunnell LLP, the NTI GP Conflicts Committee’s independent Delaware legal counsel.

•	“NTI” means Northern Tier Energy LP.

•	“NTI Common Unitholders” means the holders of NTI Common Units.

•	“NTI Common Units” or “NTI’s Common Units” means the common units of NTI representing limited partner interests in NTI having the rights and obligations specified with respect to “Common Units” as set forth in NTI’s Partnership Agreement.

•	“NTI Compensation Proposal” means the proposal to approve, on an advisory, non-binding basis, the compensation payments that may be paid or become payable to NTI’s named executive officers in connection with the Merger.

•	“NTI Employee” means each employee of Northern Tier Energy LLC, a wholly-owned subsidiary of NTI, and its subsidiaries (other than the NTI Executives) immediately prior to the Effective Time.

•	“NTI Executive” means each of David L. Lamp, Karen B. Davis, Scott L. Stevens or Melissa M. Buhrig.

•	“NTI GP” means Northern Tier Energy GP LLC, the general partner of NTI and an indirect wholly-owned subsidiary of WNR.

•	“NTI GP Board” means the board of directors of NTI GP.

•	“NTI GP Conflicts Committee” means the conflicts committee of the NTI GP Board.

•	“NTI Public Unitholders” means the NTI Common Unitholders other than WNR and its subsidiaries.

•	“NTI’s Partnership Agreement” or the “NTI Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of NTI dated as of July 31, 2012, as amended from time to time.

•	“NTI Special Meeting” or “Special Meeting” means the special meeting of NTI Common Unitholders described in this proxy statement/prospectus at which the NTI Common Unitholders will vote on the Merger Proposal.

•	“NTI Unaffiliated Unitholders” means the NTI Common Unitholders other than WNR and its affiliates.

•	“NTI Unitholder Approval” means approval of the Merger Transactions by the holders, as of the record date of the NTI Special Meeting, of a majority of the outstanding NTI Common Units.

•	“NT InterHoldCo” means NT InterHoldCo LLC, a wholly-owned subsidiary of WNR.

•	“NYSE” means the New York Stock Exchange.

•	“PADD II” means Petroleum Administration for Defense District II.

•	“SEC” means the United States Securities and Exchange Commission.

•	“Securities Act” means the Securities Act of 1933, as amended.

•	“Stock Election Exchange Ratio” means 0.7036 of a share of WNR Common Stock per NTI Common Unit to be converted in the Merger for which a Stock Election has been made.

•	“U.S.” means the United States of America.

•	“Vinson & Elkins” means the law firm of Vinson & Elkins L.L.P., counsel to WNR.

•	“VWAP” means the volume-weighted average price.

•	“WNR” means Western Refining, Inc.

•	“WNRL” means Western Refining Logistics, LP.

•	“WNR Board” means the board of directors of WNR.

•	“WNR’s Bylaws” or the “WNR Bylaws” means the Bylaws of WNR, dated as of August 4, 2014, as amended from time to time.

•	“WNR Common Stock” means the common stock, par value $0.01 per share, of WNR.

The Parties to the Merger

WNR is a Delaware corporation with its common stock traded on the NYSE under the symbol “WNR.” WNR indirectly owns the general partner interest of, and common units representing a 38.4% limited partner interest in, NTI.

NTI is a Delaware limited partnership traded on the NYSE under the symbol “NTI.” NTI GP is a Delaware limited liability company and is the general partner of NTI.

MergerCo is a Delaware limited liability company and an indirect wholly-owned subsidiary of WNR that was formed solely in contemplation of the Merger.

See “The Parties to the Merger” beginning on page 113 of this proxy statement/prospectus.

The Merger Parties’ Businesses

WNR

WNR is an independent crude oil refiner and marketer of refined products incorporated in September 2005 under Delaware law with principal offices located in El Paso, Texas. WNR owns, directly and through its subsidiaries, certain operating assets directly, the general partner interest and approximately 38.4% of the NTI Common Units outstanding and the general partner interest, incentive distribution rights and a 66.4% limited partner interest in WNRL. WNR has four reportable business segments: refining, NTI, WNRL and retail.

WNR produces refined products at its refineries in El Paso, Texas (131,000 barrels per day, or bpd) and near Gallup, New Mexico (25,000 bpd). WNR also sells refined products through its Southwest retail network with a total of 261 company-operated sites in the U.S.

WNRL owns and operates terminal, storage and transportation assets and provides related services primarily to WNR’s refining segment in the Southwest region of the U.S. The WNRL segment also includes wholesale assets consisting of a fleet of crude oil and refined product truck transports and wholesale petroleum product and lubricant distribution operations in the Southwest region of the U.S. WNRL receives its product supply from the refining segment and third-party suppliers. WNRL distributes wholesale petroleum products primarily in Arizona, California, Colorado, Nevada, New Mexico and Texas.

WNR’s retail segment located in the Southwest region of the U.S. sells various grades of gasoline, diesel fuel, convenience store merchandise and beverage and food products to the general public through retail convenience stores and various grades of gasoline and diesel fuel to commercial vehicle fleets through unmanned commercial fleet fueling, or “cardlocks.” WNRL supplies the majority of gasoline and diesel fuel that WNR’s retail segment sells. WNR purchases general merchandise and beverage and food products from various third-party suppliers.

For the year ended December 31, 2014, WNR had net income attributable to WNR of $559.9 million, or $5.61 per diluted share, and revenues of $15.2 billion. For the nine months ended September 30, 2015, WNR had net income attributable to WNR of $393.2 million, or $4.12 per diluted share, and revenues of $7.7 billion.

WNR’s principal executive offices are located at 123 W. Mills Ave., Suite 200, El Paso, Texas 79901. WNR’s telephone number is (915) 534-1400, and its website address is www.wnr.com. Information contained on or available through WNR’s website is not incorporated into or otherwise a part of this proxy statement/prospectus except as otherwise expressly provided.

NTI

NTI is an independent downstream energy limited partnership with refining, retail and logistics operations that serve the PADD II region of the U.S.

NTI’s refining business primarily consists of a refinery located in St. Paul Park, Minnesota with total crude oil throughput capacity of 97,800 bpd. NTI is one of only two refineries in Minnesota and one of four refineries in the Upper Great Plains area within the PADD II region. The PADD II region covers Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, South Dakota, Ohio, Oklahoma, Tennessee and Wisconsin. NTI’s strategic location allows NTI direct access, primarily via the Minnesota Pipeline, to sources of crude oil from Western Canada and North Dakota, as well as the ability to distribute NTI refined products throughout the Midwestern U.S. NTI’s refinery produces a broad slate of refined products including gasoline, diesel, jet fuel and asphalt, which are then marketed to resellers and consumers primarily in the PADD II region.

NTI also owns various storage and transportation assets, including a light products terminal, a heavy products terminal, storage tanks, rail loading/unloading facilities, the Aranco and Cottage Grove pipelines and a Mississippi River loading dock. NTI operates a crude oil transportation business in North Dakota that allows NTI to purchase crude oil at the wellhead in the Bakken Shale area. NTI’s refining business also includes its 17% interest in MPL Investments, Inc. and the Minnesota Pipe Line Company, LLC, which own and operate the Minnesota Pipeline, a 465,000 bpd crude oil pipeline system that transports crude oil (primarily from Western Canada and North Dakota) for approximately 300 miles from the Enbridge pipeline hub at Clearbrook, Minnesota to NTI’s refinery. The Minnesota Pipeline has historically transported the majority of the crude oil used and processed in NTI’s refinery.

As of September 30, 2015, NTI’s retail business operated 165 convenience stores under the SuperAmerica brand and also supported 102 franchised convenience stores, which are also operated under the SuperAmerica brand. These convenience stores are located primarily in Minnesota and Wisconsin and sell various grades of gasoline and diesel, tobacco products and immediately consumable items, such as beverages, prepared food and a large variety of snacks and prepackaged items. NTI’s refinery supplies a majority of the gasoline and diesel sold in NTI’s company-operated stores and franchised convenience stores within NTI’s distribution area.

NTI also owns and operates SuperMom’s bakery, which prepares and distributes baked goods and other prepared food items for sale in NTI company-operated and franchised convenience stores and other third party locations.

For the year ended December 31, 2014, NTI had net income of $241.6 million, or $2.61 per diluted unit, and total revenues of $5.6 billion. For the nine months ended September 30, 2015, NTI had net income of $343.6 million, or $3.69 per diluted unit, and total revenues of $2.6 billion.

NTI’s principal executive offices are located at 1250 W. Washington Street, Suite 300, Tempe, Arizona, 85281. NTI’s telephone number is (602) 302-5450, and its website address is www.northerntier.com. Information contained on or available through NTI’s website is not incorporated into or otherwise a part of this proxy statement/prospectus except as otherwise expressly provided.

Relationship of the Parties to the Merger

WNR owns all of the membership interests in NT InterHoldCo, which owns all of the membership interests in NTI GP and approximately 38.4% of the NTI Common Units outstanding. NT InterHoldCo has the right to appoint and remove all of the members of the NTI GP Board. Thus, through its ownership in NT InterHoldCo, WNR has a controlling interest in NTI GP, which manages the operations and activities of NTI.

The NTI GP Board includes four non-employee directors who are also directors and/or executive officers of WNR (Messrs. Foster, Stevens, Weaver and Barfield). Paul L. Foster is the Chairman of the WNR Board and Executive Chairman of WNR and the Chairman of the NTI GP Board. Jeff A. Stevens is a director of WNR, President and Chief Executive Officer of WNR and a director of NTI GP. Scott D. Weaver is a director and Vice President, Assistant Treasurer, of WNR, and a director of NTI GP. Lowry Barfield is the Senior Vice President – Legal, General Counsel and Secretary of WNR and a director of NTI GP. Persons who are directors or officers of both WNR and NTI GP owe duties to both the stockholders of WNR and to the NTI Common Unitholders and may have interests in the Merger that are different than yours. None of Messrs. Foster, Stevens, Weaver and Barfield are on the NTI GP Conflicts Committee.

For more information regarding these relationships and related party transactions between WNR and NTI, see “Special Factors—Relationship of the Parties to the Merger” beginning on page 47 of this proxy statement/prospectus.

The Merger

NTI, NTI GP, WNR and MergerCo have entered in to the Merger Agreement. Subject to the terms and conditions of the Merger Agreement and in accordance with Delaware law, at the Effective Time of the Merger, WNR will acquire all of the outstanding NTI Common Units that WNR and its subsidiaries do not already own through the merger of MergerCo, an indirect wholly-owned subsidiary of WNR, with and into NTI, with NTI surviving the Merger as an indirect wholly-owned subsidiary of WNR. Each NTI Common Unit issued and outstanding immediately prior to the Effective Time, other than those NTI Common Units owned by WNR or any of its subsidiaries, will be converted into the right to receive, at the election of the holder but subject to proration, either (i) $15.00 in cash without interest and 0.2986 of a share of WNR Common Stock (the “Mixed Election” or “Standard Mix of Consideration”), or (ii) $26.06 in cash without interest (the “Cash Election”), or (iii) 0.7036 of a share of WNR Common Stock (the “Stock Election”). The Cash Election and the Stock Election will be subject to proration to ensure that the total amount of cash paid and the total number of shares of WNR

Common Stock issued in the Merger to NTI Public Unitholders as a whole are equal to the total amount of cash and number of shares of WNR Common Stock that would have been paid and delivered if all NTI Public Unitholders received the Standard Mix of Consideration. For more information about the proration and adjustment procedures, see “Special Factors—Proration and Adjustment Procedures” beginning on page 104 of this proxy statement/prospectus.

Because the Exchange Ratios were fixed at the time the Merger Agreement was executed and because the market values of WNR Common Stock and NTI Common Units will fluctuate during the pendency of the Merger, NTI Common Unitholders cannot be sure of the actual value of the Merger Consideration they elect to receive compared to the value of the NTI Common Units that they are exchanging. See “Risk Factors—Risks Related to the Merger.” NTI Common Unitholders are urged to obtain current market quotations for the WNR Common Stock when they make their elections.

All of the limited liability company interests in MergerCo outstanding immediately prior to the Effective Time, which are currently held by MergerCo HoldCo, will automatically be converted into, in the aggregate, the number of NTI Common Units (excluding any NTI Common Units owned by WNR or any of its subsidiaries) issued and outstanding immediately prior to the Effective Time. All NTI Common Units owned by WNR or any of its subsidiaries immediately prior to the Effective Time will be unchanged and remain issued and outstanding as NTI Common Units of the surviving entity at the Effective Time. Immediately after the Effective Time, the NTI Common Units resulting from the conversion of the limited liability company interests in MergerCo and the NTI Common Units owned by WNR or its subsidiaries immediately prior to the Effective Time will constitute all of the issued and outstanding common units of, and limited partnership interests in, the surviving entity. Consequently, MergerCo HoldCo, a wholly-owned subsidiary of NT InterHoldCo and the sole member of MergerCo, and NT InterHoldCo, a wholly-owned subsidiary of WNR and direct holder of the NTI Common Units owned by WNR or its subsidiaries immediately prior to the Effective Time, will jointly own all of the limited partner interests in the surviving entity. The general partner interest in NTI issued and outstanding immediately prior to the Effective Time will be unchanged and remain issued and outstanding in the surviving entity, and NTI GP, as the holder of such general partner interest, will continue as the sole general partner of the surviving entity as set forth in NTI’s Partnership Agreement (which will continue unchanged as the agreement of limited partnership of the surviving entity as of the Effective Time).

Based on the VWAP of a share of WNR Common Stock for the 20 consecutive NYSE full trading days ending at the close of regular trading hours on the NYSE on October 23, 2015 (the last trading day before the announcement of WNR’s proposal to acquire all of the outstanding NTI Common Units owned by the public), the Merger Consideration represents a premium of approximately 18% above the VWAP of the NTI Common Units for the same period.

If the Exchange Ratios result in an NTI Public Unitholder being entitled to receive a fractional share of WNR Common Stock, that NTI Common Unitholder will receive cash (without interest and rounded up to the nearest whole cent) in lieu of receiving any fractional share of WNR Common Stock to which any NTI Public Unitholder would otherwise have been entitled in an amount equal to such fractional interest multiplied by the VWAP of a share of WNR Common Stock as reported on the NYSE Composite Transactions Reporting System for the 20 consecutive NYSE full trading days ending at the close of the last NYSE full trading day immediately preceding the day the Merger closes.

Based on the 57,210,986 NTI Common Units outstanding on January 8, 2016, and eligible to be converted into shares of WNR Common Stock pursuant to the Merger Agreement (which number does not include the NTI Common Units owned by WNR or any of its subsidiaries), WNR expects to issue approximately 17,083,200 shares of WNR Common Stock in connection with the Merger. This number will represent approximately 15% of WNR’s outstanding common stock immediately after the Merger, based on the 93,687,506 shares of WNR Common Stock outstanding as of January 8, 2016.

Pursuant to the terms of the Merger Agreement, with respect to the quarter in which the Closing Date occurs, NTI will, to the extent it generates available cash in such quarter, make a prorated quarterly cash distribution to NTI Common Unitholders of record as of immediately prior to the Effective Time of the Merger of such available cash if the record date for the WNR quarterly cash dividend to be paid in that quarter occurs before the Closing Date. Accordingly, in the quarter that the Closing Date occurs, NTI Common Unitholders who receive WNR Common Stock in the Merger will receive (i) an NTI cash distribution in respect of the previous quarter, to the extent NTI generates available cash in such quarter; and (ii) either an NTI prorated cash distribution in respect of available cash generated by NTI in the quarter in which the Closing Date occurs or (assuming such unitholders continue to hold the shares of WNR Common Stock received in the Merger through the record date for such WNR dividend) the WNR quarterly cash dividend payable in the quarter in which the Closing Date occurs. The amount of any distribution will not have any effect on the Merger Consideration to be received by NTI common unitholders. For more information regarding the Merger Agreement terms governing the payment of NTI cash distributions, please read “The Merger Agreement—Covenants—Distributions.”

Treatment of Equity Awards

Pursuant to the Merger Agreement, prior to the Effective Time, the WNR Board or its compensation committee may adopt the NTI 2012 Long Term Incentive Plan, as amended from time to time (the “NTI LTIP”) as of the Effective Time, authorize the conversion of the outstanding NTI phantom units and NTI restricted units in accordance with the Merger Agreement, and take such other actions as may be necessary to authorize the events contemplated in the Merger Agreement in connection with the conversion of the NTI phantom units and the NTI restricted units. The Merger Agreement also provides that the WNR Board may determine not to adopt the NTI LTIP, in which case the conversion of the NTI phantom units and NTI restricted units would occur under existing WNR equity compensation plans, but otherwise the conversions would occur in the same manner as if the NTI LTIP was adopted by WNR. Pursuant to the Merger Agreement, the equity awards held by non-employee NTI directors, NTI Executives and NTI Employees will be converted as follows.

Equity Awards Held by Non-Employee NTI Directors

Immediately prior to the Effective Time, all awards of time-based NTI phantom units held by a non-employee member of the NTI GP Board that are outstanding immediately prior to the Effective Time will receive immediate and full acceleration of vesting. In exchange for each NTI phantom unit that becomes vested, a non-employee member of the NTI GP Board will receive $15.00 in cash without interest and 0.2986 of a share of WNR Common Stock (which is the Standard Mix of Consideration that NTI Public Unitholders will receive).

Equity Awards Held by NTI Executives and NTI Employees

With respect to the treatment of the outstanding and unvested NTI equity awards held by NTI Executives and NTI Employees, the general intent of the parties to the Merger Agreement is that such persons be in a generally comparable position after the Effective Time as before. At this time, neither NTI nor WNR have plans to grant new equity awards to the NTI Executives or the NTI Employees in connection with the Merger that are unrelated to the conversions described below.

•	Time-Based NTI Phantom Units Held by NTI Executives. At the Effective Time, any award of time-based NTI phantom units held by an NTI Executive and outstanding and unvested immediately prior to the Effective Time will be converted into an award of phantom stock based on WNR Common Stock (“WNR Phantom Stock”).

•	Time-Based NTI Phantom Units Held by an NTI Employee. At the Effective Time, any award of time-based NTI phantom units held by an NTI Employee and outstanding and unvested immediately prior to the Effective Time will be converted into either a new WNR Phantom Stock award or a cash award, as determined by WNR in its discretion prior to the Effective Time.

•	Performance-Based NTI Phantom Units Held by an NTI Executive or an NTI Employee. At the Effective Time, any award of performance-based NTI phantom units held by an NTI Executive or an NTI Employee and outstanding immediately prior to the Effective Time and still subject to performance-based vesting criteria will be converted into either a new award of performance-based and time-based WNR Phantom Stock or a performance-based and time-based cash award, as determined by WNR in its discretion prior to the Effective Time.

•	Time-Based NTI Restricted Units Held by David L. Lamp. At the Effective Time, any award of time-based NTI restricted units held by David L. Lamp and outstanding immediately prior to the Effective Time will be cancelled in exchange for a new award of WNR Phantom Stock.

•	NTI Restricted Units Held by an NTI Employee. At the Effective Time, any NTI restricted units held by an NTI Employee (including any NTI restricted units that were originally granted as performance-based NTI restricted units but for which the performance period has lapsed and only time-based vesting restrictions remain) and outstanding immediately prior to the Effective Time will be cancelled and exchanged for either a new WNR Phantom Stock award or a cash award, as determined by WNR in its discretion prior to the Effective Time.

With respect to the conversions summarized above, NTI phantom units and NTI restricted units will be converted with a formula that utilizes the exchange rates of the Standard Mix of Consideration. For a more complete discussion of the treatment of NTI equity awards, see “The Merger Agreement—Effect of Merger on Outstanding NTI Common Units and Other Interests” beginning on page 121 and “The Merger Agreement—Covenants—Conversion of Equity Awards” beginning on page 145.

Interest of Certain Persons in the Merger

In considering the recommendations of the NTI GP Conflicts Committee with respect to the Merger, NTI Common Unitholders should be aware that certain of the executive officers and directors of NTI GP have interests in the transaction that differ from, or are in addition to, the interests of NTI Common Unitholders generally, including:

•	All of the directors and executive officers of NTI GP will receive continued indemnification for their actions as directors and executive officers.

•	Four of the nine directors of NTI GP are also employees or directors of WNR and own WNR Common Stock. One director of NTI GP, David L. Lamp, is the President and Chief Executive Officer of NTI GP and is expected to become the President and Chief Operating Officer of WNR following the consummation of the Merger. None of these five directors of NTI GP is on the NTI GP Conflicts Committee.

•	Some executive officers of NTI GP own WNR Common Stock, common units representing limited partner interests of WNRL (“WNRL Common Units”), and/or phantom units in WNRL and are expected to become employees of WNR following the Merger.

•	The directors and executive officers of NTI GP hold unvested and outstanding equity awards in NTI that may be subject to different treatment under the Merger Agreement than NTI Common Units.

•	Senior management of NTI GP provided certain input with respect to NTI’s future financial performance that WNR management utilized with respect to the preparation of the Management Projections (as defined in “Special Factors—Projected Financial Information” beginning on page 55 of this proxy statement/prospectus). The Management Projections were provided to the WNR Board and the NTI GP Conflicts Committee for purposes of evaluating the proposed Merger. The Management Projections were also provided to Evercore for use in connection with its financial analyses and opinions and to Goldman Sachs for use in its financial analyses. For a detailed description of the Management Projections, see “Special Factors—Projected Financial Information.”

•	The Chairman of the NTI GP Conflicts Committee receives $10,000 annually and each member of the NTI GP Conflicts Committee, including the Chairman, receives $1,500 per NTI GP Conflicts Committee meeting attended, in addition to other compensation they receive for service on the NTI GP Board and its other committees.

For more detail about these interests, see “Special Factors—Interest of Certain Persons in the Merger” beginning on page 93 of this proxy statement/prospectus.

NTI Unit Ownership of WNR and of WNR and NTI GP’s Directors and Executive Officers

As of [●], 2016, the record date, WNR and its subsidiaries held and were entitled to vote, in the aggregate, 35,622,500 NTI Common Units, which represent approximately 38.4% of the outstanding NTI Common Units. The directors and officers of WNR and NTI GP held and were entitled to vote, in the aggregate, NTI Common Units representing less than one percent of the outstanding NTI Common Units. We believe that the directors and officers of WNR and NTI GP intend to vote all of their NTI Common Units FOR the Merger Proposal and FOR the NTI Compensation Proposal. Pursuant to the Merger Agreement, WNR has agreed to vote the NTI Common Units owned beneficially or of record by it or any of its subsidiaries in favor of the Merger Proposal and the NTI Compensation Proposal. Accordingly, we believe approximately 36,121,019 of the outstanding NTI Common Units will be voted in favor of the Merger Proposal and the NTI Compensation Proposal by WNR and its subsidiaries and the directors and officers of WNR and NTI GP. See “Special Factors—Security Ownership of Certain Beneficial Owners and Management of NTI” beginning on page 99 of this proxy statement/prospectus.

Directors and Executive Officers of WNR and NTI GP Following the Merger

The directors of WNR and the executive officers of NTI GP prior to the Merger are expected to continue as the directors of WNR and the executive officers of NTI GP, respectively, following the Merger. David L. Lamp, currently the President and Chief Executive Officer of NTI GP, is expected to become the President and Chief Operating Officer of WNR upon consummation of the Merger. Jeff A. Stevens, currently the President and Chief Executive Officer of WNR, is expected to resign from his position as President but will remain the Chief Executive Officer of WNR upon consummation of the Merger. Otherwise, it is expected that the executive officers of WNR prior to the Merger will continue in their respective positions after the Merger. The independent directors of NTI GP are not expected to continue to serve as directors of NTI GP following the Merger. Under the terms of the Merger Agreement, WNR has no obligation to appoint or nominate the independent directors of NTI GP to serve as directors of WNR or any of its affiliates and no discussions have occurred between such directors and WNR with respect to serving as a director of WNR or any of its affiliates.

NTI Special Meeting

Where and When

The NTI Special Meeting will take place in [●], located [●], on [●], at [●]., Tempe, Arizona Time.

What You Are Being Asked to Vote On

At the NTI Special Meeting, NTI Common Unitholders will be asked to consider and vote upon the Merger Proposal. The NTI Common Unitholders will also be asked to vote, on an advisory basis, on the NTI Compensation Proposal.

Who May Vote

You may vote at the NTI Special Meeting if you owned NTI Common Units at the close of business on the record date, [●]. On that date, there were [●] NTI Common Units outstanding. You may cast one vote for each outstanding NTI Common Unit that you owned at the close of business on the record date.

What Constitutes a Quorum

The presence in person or by proxy at the NTI Special Meeting of the holders of a majority of NTI Common Units as of the close of business on the record date will constitute a quorum and will permit NTI to conduct the proposed business at the NTI Special Meeting. NTI Common Units held in your name will be counted as present at the NTI Special Meeting if you (i) are present in person at the NTI Special Meeting or (ii) have submitted and not revoked a properly executed proxy card or properly submitted your proxy by telephone or internet. Proxies received but marked as abstentions will be counted as NTI Common Units that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes (if any) will also be considered present at the NTI Special Meeting for purposes of determining the presence of a quorum but will not be included in the vote.

What Vote Is Needed

The Merger Proposal will be approved if the holders, as of the record date of the NTI Special Meeting, of a majority of the outstanding NTI Common Units vote in favor of the Merger Proposal at the NTI Special Meeting. Failure to vote, abstentions and broker non-votes (if any) will have the same effect as a vote against the Merger Proposal. Approval, on an advisory, non-binding basis, of the NTI Compensation Proposal requires the affirmative vote of a majority of the outstanding NTI Common Units present in person or represented by proxy and entitled to vote at the NTI Special Meeting. Abstentions will have the same effect as a vote against the NTI Compensation Proposal. Broker non-votes (if any) will have no effect on the NTI Compensation Proposal. Because the vote on the NTI Compensation Proposal is advisory in nature only, it will not be binding on NTI or WNR.

Recommendation of the NTI GP Conflicts Committee and Its Reasons for Recommending Approval of the Merger Proposal and the NTI Compensation Proposal

On December 21, 2015, the NTI GP Conflicts Committee unanimously determined that the Merger Agreement and the Merger Transactions are fair and reasonable to the NTI Unaffiliated Unitholders and NTI, and are not adverse to the interests of the NTI Unaffiliated Unitholders or the interests of NTI. Based upon such determination, the NTI GP Conflicts Committee approved the Merger Agreement and the Merger Transactions, the execution, delivery and performance of the Merger Agreement by NTI GP and NTI, and the submission of the Merger Agreement and the Merger Transactions to a vote of the NTI Common Unitholders. The NTI GP Conflicts Committee recommends that NTI Common Unitholders vote in favor of the Merger Proposal and the NTI Compensation Proposal.

The NTI GP Conflicts Committee consulted with its financial and legal advisors and considered many factors in making its determination, approvals and recommendation. For a discussion of these factors, see “Special Factors—Recommendation of the NTI GP Conflicts Committee and Its Reasons for Recommending Approval of the Merger Proposal and the NTI Compensation Proposal” beginning on page 49 of this proxy statement/prospectus.

Opinion of Evercore Group L.L.C.

The NTI GP Conflicts Committee retained Evercore to act as its financial advisor in connection with the Merger. At the meeting of the NTI GP Conflicts Committee on December 21, 2015, Evercore rendered its oral opinion (subsequently confirmed in writing) that, as of that date, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the Merger Consideration to be received in the Merger was fair, from a financial point of view, to the NTI Unaffiliated Unitholders.

Evercore’s opinion is directed to the NTI GP Conflicts Committee. It does not address any aspects of the Merger other than the Merger Consideration and does not constitute a recommendation as to how NTI Common Unitholders should vote on the Merger or any matters related thereto.

The full text of the Evercore written opinion dated December 21, 2015 is attached to this proxy statement/prospectus as Annex B. NTI encourages its unitholders to read the opinion carefully and in its entirety. The summary of Evercore’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

The Merger Agreement

The Merger Agreement is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. You are encouraged to read the Merger Agreement in its entirety because it is the legal document that governs the Merger.

Conditions to Completion of the Merger

As more fully described in this proxy statement/prospectus and in the Merger Agreement, each party’s obligation to complete the Merger depends on a number of conditions being satisfied or, where legally permissible, waived, including the following:

•	the Merger Agreement and the Merger Transactions must have been approved by the affirmative vote of NTI Common Unitholders, as of the record date for the NTI Special Meeting, holding a majority of the outstanding NTI Common Units;

•	any waiting period applicable to the transactions contemplated by the Merger Agreement under the Hart-Scott Rodino Antitrust Act of 1976, as amended, must have been terminated or expired;

•	all filings required to be made prior to the Effective Time with, and all other consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any governmental authority in connection with the execution and delivery of the Merger Agreement and the consummation of the Merger Transactions by the parties or their affiliates must have been made or obtained, except where the failure to obtain such consents, approvals, permits and authorizations could not be reasonably likely to result in a material adverse effect with respect to WNR, on the one hand, or NTI and NTI GP on the other hand;

•	no order, decree or injunction of any court or agency of competent jurisdiction may be in effect, and no law may have been enacted or adopted, that enjoins, prohibits or makes illegal the consummation of any of the Merger Transactions, and no action, proceeding or investigation by any governmental authority with respect to the Merger or the other Merger Transactions may be pending that seeks to restrain, enjoin, prohibit or delay the consummation of the Merger or such other Merger Transaction or to impose any material restrictions or requirements thereon or on WNR or NTI with respect to the Merger Transactions;

•	the registration statement of which this proxy statement/prospectus is a part must have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement has been issued and no proceedings for that purpose has been initiated or threatened by the SEC; and

•	the shares of WNR Common Stock to be issued in the Merger must have been approved for listing on the NYSE, subject to official notice of issuance.

The respective obligations of WNR and MergerCo, on the one hand, and NTI and NTI GP, on the other hand, to effect the Merger are further subject to the satisfaction or, if applicable, waiver, on or prior to the Closing Date of the Merger, of each of the following conditions:

•	the representations and warranties of the other parties being true and correct both when made and at and as of the date of the closing, subject to certain standards, including materiality and material adverse effect qualifications, as described under “The Merger Agreement—Conditions to the Merger” beginning on page 132;

•	each and all of the agreements and covenants of the other parties to be performed and complied with pursuant to the Merger Agreement on or prior to the Effective Time must have been duly performed and complied with in all material respects;

•	the receipt of a certificate signed by the chief executive officer or chief financial officer of the other parties dated as of the Closing Date and to the effect that the conditions described in the first two bullet points immediately above have been satisfied; and

•	there must not have occurred a material adverse effect with respect to the other parties between the signing of the Merger Agreement and the Closing Date.

Unitholder Approval; Acquisition Proposal; Change in Recommendation

Subject to the terms and conditions of the Merger Agreement, and except as described further in “The Merger Agreement—Covenants—Unitholder Approval,” NTI will take, in accordance with applicable law, applicable stock exchange rules and NTI’s Partnership Agreement, all action necessary to establish a record date for, duly call, give notice of, convene and hold the NTI Special Meeting to consider and vote upon the approval of the Merger Proposal, as promptly as practicable after the registration statement of which this proxy statement/prospectus is a part is declared effective. Subject to the terms and conditions of the Merger Agreement, the NTI GP Conflicts Committee will recommend approval of the Merger Proposal to the NTI Common Unitholders (the “NTI Recommendation”), and NTI and NTI GP will take all reasonable lawful action to solicit such approval by the NTI Common Unitholders. Except under certain conditions described in the following paragraph and in “The Merger Agreement—Covenants—Unitholder Approval,” neither the NTI GP Conflicts Committee nor the NTI GP Board will (i) withdraw, modify or qualify, or publicly propose to withdraw, modify or qualify, in any manner adverse to WNR, the NTI Recommendation or (ii) publicly approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any “Acquisition Proposal” (defined and described more fully under “The Merger Agreement—Covenants—Acquisition Proposals”). The actions described in the preceding sentence are referred to in this proxy statement/prospectus as an “NTI Change in Recommendation.” None of NTI GP, NTI or any of their subsidiaries will execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract providing for any Acquisition Proposal. NTI’s obligations pursuant to the first sentence of this paragraph will not be affected by (A) the commencement, public proposal, public disclosure or communication to NTI of any Acquisition Proposal or (B) the withdrawal, modification or qualification by the NTI GP Conflicts Committee or the NTI GP Board of the NTI Recommendation or their approval of the Merger Agreement or the Merger Transactions.

Notwithstanding the immediately preceding paragraph, at any time prior to obtaining the NTI Unitholder Approval, the NTI GP Conflicts Committee or the NTI GP Board may, in response to an unsolicited Acquisition Proposal, make an NTI Change in Recommendation if it has determined in good faith, after consultation with its outside legal counsel and financial advisors, that (i) failure to make an NTI Change in Recommendation would be inconsistent with its duties under NTI’s Partnership Agreement or applicable law and (ii) such Acquisition Proposal constitutes a Superior Proposal (defined and described more fully under “The Merger Agreement—Covenants—Acquisition Proposals”); provided, however, that neither the NTI GP Conflicts Committee nor the

NTI GP Board will be entitled to exercise its right to make an NTI Change in Recommendation pursuant to this sentence, unless (a) NTI has not breached its obligations described under “The Merger Agreement—Covenants—Acquisition Proposals;” in any material respect, (b) NTI has provided to WNR three business days prior written notice (such notice, a “Notice of Proposed Recommendation Change”), advising WNR that the NTI GP Conflicts Committee or the NTI GP Board intends to take such action, specifying the reasons for taking such action in reasonable detail, including that the NTI GP Conflicts Committee has determined that the Acquisition Proposal is a Superior Proposal, and specifying the material terms and conditions of such Acquisition Proposal and the identity of the person making such Acquisition Proposal (with any amendment to the terms of any such Acquisition Proposal requiring a new notice and an additional three business day period), (c) NTI has provided to WNR all materials and information delivered or made available to the person or persons making such determined Superior Proposal (to the extent not previously provided to WNR), (d) each of NTI and the NTI GP Conflicts Committee has negotiated, and has caused its representatives to negotiate, in good faith with WNR during such notice period to enable WNR to revise the terms of the Merger Agreement such that it would obviate the need for making the NTI Change in Recommendation and (e) following the end of such notice period, the NTI GP Conflicts Committee will have considered in good faith any changes to the Merger Agreement proposed by WNR and will have determined, after consultation with its outside legal counsel and financial advisors, that the failure to make an NTI Change in Recommendation would continue to be inconsistent with its duties under NTI’s Partnership Agreement or applicable law even if such revisions proposed by WNR were to be given effect and that the Acquisition Proposal continues to be a Superior Proposal even if the revisions proposed by WNR were to be given effect. Any NTI Change in Recommendation will not invalidate the approval (including approval by a majority of the members of the NTI GP Conflicts Committee) of the Merger Agreement or any other approval of the NTI GP Conflicts Committee or of NTI GP, including in any respect that would have the effect of causing any state (including Delaware) takeover statute or other similar statute to be applicable to the Merger Transactions.

Notwithstanding the first paragraph in this subsection “Unitholder Approval; Acquisition Proposal; Change in Recommendation,” at any time prior to obtaining NTI Unitholder Approval, the NTI GP Conflicts Committee or the NTI GP Board may make an NTI Change in Recommendation if it has determined in good faith, after consultation with its outside legal counsel and financial advisors, that failure to make an NTI Change in Recommendation would be inconsistent with its duties under NTI’s Partnership Agreement or applicable law; provided, however, that neither the NTI GP Conflicts Committee nor the NTI GP Board will be entitled to exercise its right to make an NTI Change in Recommendation pursuant to this sentence unless (i) NTI has not breached its obligations described under “The Merger Agreement—Covenants—Acquisition Proposals” in any material respect, (ii) NTI has provided to WNR a Notice of Proposed Recommendation Change advising WNR that the NTI GP Conflicts Committee or the NTI GP Board intends to take such action, specifying the reasons therefor in reasonable detail, (iii) each of NTI and the NTI GP Conflicts Committee has negotiated, and has caused its representatives to negotiate, in good faith with WNR during such notice period to enable WNR to revise the terms of the Merger Agreement such that it would obviate the need for making the NTI Change in Recommendation, and (iv) following the end of such notice period, the NTI GP Conflicts Committee will have considered in good faith any changes to the Merger Agreement proposed by WNR and will have determined, after consultation with its outside legal counsel and financial advisors, that the failure to make an NTI Change in Recommendation would continue to be inconsistent with its duties under NTI’s Partnership Agreement or applicable law even if such revisions proposed by WNR were to be given effect. Any NTI Change in Recommendation will not invalidate the approval (including approval by a majority of the members of the NTI GP Conflicts Committee) of the Merger Agreement or any other approval of the NTI GP Conflicts Committee or NTI GP, including in any respect that would have the effect of causing any state (including Delaware) takeover statute or other similar statute to be applicable to the Merger Transactions.

NTI GP and NTI will, and they will cause their respective subsidiaries and will use reasonable best efforts to cause their respective representatives to, immediately cease and terminate any solicitation, encouragement, discussions or negotiations with any person that may be ongoing with respect to or that may reasonably be expected to lead to an Acquisition Proposal, and request such person to promptly return or destroy all confidential information concerning NTI and its subsidiaries.

Neither NTI GP nor NTI will, and they will cause their respective subsidiaries and will use reasonable best efforts to cause their respective representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or facilitate (including by way of furnishing information) any inquiries regarding, or the making or submission of any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) conduct or participate in any discussions or negotiations regarding any Acquisition Proposal, or (iii) furnish to any person any non-public information or data relating to NTI or any of its subsidiaries or afford access to the business, properties, assets, or, except as required by law or the NTI Partnership Agreement, books or records of NTI or any of its subsidiaries.

Notwithstanding the foregoing, at any time prior to obtaining the NTI Unitholder Approval, the NTI GP Conflicts Committee may take the actions described in clauses (ii) and (iii) above with respect to any person that makes a bona fide unsolicited written Acquisition Proposal that did not result from a breach of the provisions of the Merger Agreement described in the foregoing paragraph, if (a) the NTI GP Conflicts Committee, after consultation with its outside legal counsel and financial advisors, determines in good faith that such Acquisition Proposal constitutes or is likely to result in a Superior Proposal and that the failure to take such action would be inconsistent with its duties under NTI’s Partnership Agreement or applicable law, and (b) prior to furnishing any such non-public information to such person, NTI receives from such person an executed confidentiality agreement containing certain terms required by the Merger Agreement.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time whether before or after NTI Unitholder Approval:

•	by mutual written consent of WNR and NTI;

•	by either WNR or NTI upon written notice to the other if:

•	the Merger is not completed on or before August 31, 2016 (the “Termination Date”), subject to certain exceptions discussed in “The Merger Agreement—Termination” beginning on page 147;

•	any governmental authority has issued a final and non-appealable statute, rule, order, decree or regulation or taken any other action that permanently restrains, enjoins or prohibits the consummation of the Merger, or makes the Merger illegal, subject to certain exceptions discussed in “The Merger Agreement—Termination” beginning on page 147;

•	there has been a material breach of or any material inaccuracy in any of the representations or warranties set forth in the Merger Agreement on the part of any of the other parties to the Merger Agreement, which breach is not cured within 30 days following receipt by the breaching party of written notice of its breach from the terminating party, or which breach, by its nature, cannot be cured prior to Termination Date, subject to certain exceptions discussed in “The Merger Agreement—Termination” beginning on page 147;

•	there has been a material breach of any of the covenants or agreements set forth in the Merger Agreement on the part of the other parties to the Merger Agreement, and the breach has not been cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date, subject to certain exceptions discussed in “The Merger Agreement—Termination” beginning on page 147;

•	NTI does not obtain the NTI Unitholder Approval at the NTI Special Meeting; or

•	by WNR at any time prior to the NTI Special Meeting, upon written notice to NTI, if

•	an NTI Change in Recommendation has occurred in accordance with the Merger Agreement.

Expenses Relating to the Merger

Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the Merger Transactions will be paid by the party incurring such costs and expenses, except as described below.

If the Merger Agreement is terminated by WNR due to either an NTI Change in Recommendation or a material breach by NTI or NTI GP of any representation, warranty or covenant, then NTI will pay to WNR certain expenses of WNR incurred by WNR or on its behalf in connection with the Merger Agreement and the Merger Transactions, with the expense reimbursement due to an NTI Change in Recommendation to be capped at $3,000,000.

If the Merger Agreement is terminated by NTI due to a material breach by MergerCo or WNR of any representation, warranty or covenant, then WNR will pay to NTI certain expenses of NTI incurred by NTI or on its behalf in connection with the Merger Agreement and the Merger Transactions.

For more detail about the expenses relating to the Merger, see “The Merger Agreement—Costs and Expenses” beginning on page 148 of this proxy statement/prospectus.

Financing of the Merger

WNR will fund the cash portion of the Merger Consideration, which is expected to be approximately $858 million, with a combination of cash-on-hand, bank debt or capital markets debt. As of December  31, 2015, WNR had cash on hand of approximately $725 million.

Material U.S. Federal Income Tax Consequences of the Merger

The receipt of WNR Common Stock, cash or a combination of WNR Common Stock and cash as Merger Consideration in exchange for NTI Common Units pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes to U.S. holders (as defined in “Material U.S. Federal Income Tax Consequences of the Merger”). A U.S. holder who receives WNR Common Stock, cash or a combination of WNR Common Stock and cash in exchange for NTI Common Units pursuant to the Merger will recognize gain or loss in an amount equal to the difference between:

•	the sum of (i) the fair market value of the WNR Common Stock received, (ii) the amount of any cash received, and (iii) such U.S. holder’s share of NTI’s nonrecourse liabilities immediately prior to the Merger; and

•	such U.S. holder’s adjusted tax basis in the NTI Common Units exchanged therefor (which includes such U.S. holder’s share of NTI’s nonrecourse liabilities immediately prior to the Merger).

Gain or loss recognized by a U.S. holder on the exchange of NTI Common Units in the Merger generally will be taxable as capital gain or loss. However, a portion of this gain or loss, which may be substantial (generally increasing in accordance with the length of time a U.S. holder has held its units and corresponding to the total amount of depreciation deductions allocated to the U.S. holder in prior periods), will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to

“unrealized receivables,” including depreciation recapture, or to “inventory items” owned by NTI and its subsidiaries. Passive losses that were not deductible by a U.S. holder in prior taxable periods because they exceeded a U.S. holder’s share of NTI’s income may become available to offset a portion of the gain recognized by such U.S. holder.

The U.S. federal income tax consequences of the Merger to an NTI Common Unitholder will depend on such unitholder’s own personal tax situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the Merger to you.

Please read “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 169 for a more complete discussion of certain U.S. federal income tax consequences of the Merger.

Other Information Related to the Merger

No Appraisal Rights

NTI Common Unitholders do not have appraisal rights under NTI’s Partnership Agreement, the Merger Agreement or Delaware or other applicable law. See “Special Factors—No Appraisal Rights” on page 101.

Regulatory Approvals Required for the Merger

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to as the “HSR Act,” and related rules, the Merger may not be completed until notifications have been given and information furnished to the Antitrust Division of the United States Department of Justice, which is referred to as the “Antitrust Division,” and the United States Federal Trade Commission, which is referred to as the “FTC,” and all statutory waiting period requirements under the HSR Act have been satisfied. On January 15, 2016, WNR and NTI filed HSR Act Notification and Report Forms, which are referred to as the “HSR Forms,” with the Antitrust Division and the FTC.

Delisting and Deregistration of NTI Common Units

Upon completion of the Merger, NTI Common Units currently listed on the NYSE will cease to be listed on the NYSE and will be subsequently deregistered under the Exchange Act.

Provisions for Unaffiliated Security Holders

No provision has been made to grant WNR stockholders or NTI Common Unitholders (other than WNR and its subsidiaries) access to the files of WNR or NTI or to obtain counsel or appraisal services at the expense of WNR or NTI.

Accounting Treatment

The Merger will be accounted for in accordance with the Financial Accounting Standards Board Accounting Standards Codification and SEC rules. As WNR will control NTI before and after the Merger, the changes in WNR’s ownership interest in NTI will be accounted for as an equity transaction and no gain or loss on the Merger will be recognized in WNR’s consolidated statements of operations.

Comparison of the Rights of WNR Stockholders and NTI Common Unitholders

NTI Public Unitholders that will own WNR Common Stock following the completion of the Merger will have rights as WNR Common Stockholders that will be different from their rights as NTI Common Unitholders. See “Comparison of the Rights of WNR Stockholders and NTI Common Unitholders” beginning on page 152 of this proxy statement/prospectus.

Summary of Risk Factors

You should consider carefully all of the risk factors together with all of the other information included in this proxy statement/prospectus before deciding how to vote. The Merger is a taxable transaction to NTI Common Unitholders and the resulting tax liability of an NTI Common Unitholder, if any, will depend on such NTI Common Unitholder’s particular situation. The risks related to the Merger Transactions, ownership of WNR Common Stock and tax related risks are described under the caption “Risk Factors” beginning on page 106 of this proxy statement/prospectus.

Organizational Charts

Before the Merger

The following diagram depicts the simplified organizational structure of WNR and NTI immediately prior to giving effect to the Merger and the Merger Transactions (based on ownership interests as of January 8, 2016).

After the Merger

The following diagram depicts the simplified organizational structure of WNR and NTI immediately after giving effect to the Merger and the Merger Transactions (based on ownership interests as of January 8, 2016).

Selected Historical Consolidated Financial Data of WNR

The following selected historical consolidated financial data as of and for each of the five years in the period ended December 31, 2014 are derived from WNR’s audited consolidated financial statements. The selected historical consolidated financial data as of and for each of the nine month periods ended September 30, 2015 and 2014 are derived from WNR’s unaudited consolidated financial statements. You should read the following data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto set forth in WNR’s Annual Report on Form 10-K for the year ended December 31, 2014 and WNR’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015 incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 181 of this proxy statement/prospectus.

	Nine Months Ended September 30,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(in millions, except per share information)
Income and Cash Flow Data:
Revenues	$7,716.7	$12,128.8	$15,153.6	$10,086.1	$9,503.1	$9,071.0	$7,965.1
Operating income	904.0	863.4	1,096.5	571.9	711.9	383.8	105.4
Income (loss) from continuing operations	606.9	565.6	710.1	299.6	398.9	132.7	(17.0)
Net income (loss) attributable to WNR	393.2	429.0	559.9	276.0	398.9	132.7	(17.0)
WNR Common Stock:
Basic earnings (loss) per common share	$4.12	$4.86	$6.17	$3.35	$4.42	$1.46	$(0.19)
Diluted earnings (loss) per common share	4.12	4.28	5.61	2.79	3.71	1.34	(0.19)
Basic weighted-average number of shares outstanding WNR Common Stock	95.3	88.2	90.7	82.2	89.3	89.0	88.2
Diluted weighted-average number of shares outstanding WNR Common Stock	95.4	102.2	101.2	104.9	111.8	109.8	88.2
Dividends per common share declared and paid in the period	0.98	0.78	3.08	0.64	2.74	—	—
Balance Sheet Data (at end of period):
Property, plant and equipment, net	$2,240.8	$2,142.1	$2,153.2	$2,125.0	$1,112.5	$995.3	$1,688.2
Total assets	5,881.9	5,863.9	5,682.6	5,513.0	2,480.4	2,570.3	2,628.1
Long-term debt—WNR	890.4	896.0	894.5	1,108.2	499.9	804.0	1,069.5
Other Data:
Ratio of earnings to fixed charge(1)	9.80	9.82	9.64	6.41	7.26	2.33	—

(1)	The following table presents the computation of the ratio of earnings to fixed charges for all periods presented:

	Nine Months Ended September 30,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(in millions, except per share information)
Computation of Earnings to Fixed Charges:
Earnings (loss) before income taxes	$836.9	$788.9	$1,002.7	$453.5	$617.1	$202.5	$(43.1)
Add:
Interest expense and other financing costs	79.2	75.0	97.1	74.5	88.2	143.5	156.2
Amortization of capitalized interest	1.8	2.5	1.6	1.6	1.5	1.2	1.1
Interest component of rental expense	14.7	12.8	16.5	7.3	7.9	5.9	5.8

Earnings as adjusted	$932.6	$879.2	$1,117.9	$536.9	$714.7	$353.1	$120.0

Fixed Charges:
Interest expense and other financing costs	$79.2	$75.0	$97.1	$74.5	$88.2	$143.5	$156.2
Capitalized interest	1.3	1.7	2.3	1.9	2.4	2.0	4.2
Interest component of rental expense	14.7	12.8	16.5	7.3	7.9	5.9	5.8

Fixed charges	$95.2	$89.5	$115.9	$83.7	$98.5	$151.4	$166.2

Ratio of earnings to fixed charges	9.80	9.82	9.64	6.41	7.26	2.33	—

Coverage deficiency	$—	$—	$—	$—	$—	$—	$46.2

Selected Historical Consolidated Financial Data of NTI

The following selected historical consolidated financial data as of and for each of the five years in the period ended December 31, 2014 are derived from NTI’s audited consolidated financial statements. The selected historical consolidated financial data as of and for each of the nine month periods ended September 30, 2015 and 2014 are derived from NTI’s unaudited condensed consolidated financial statements. You should read the following data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto set forth in NTI’s Annual Report on Form 10-K for the year ended December 31, 2014 and NTI’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015 incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 181 of this proxy statement/prospectus.

	Successor							Predecessor
	Nine Months Ended September 30,		Year Ended December 31,				June 23, 2010 (inception date) to December 31, 2010	Eleven Months Ended November 30, 2010
	2015	2014	2014	2013	2012	2011
	(in millions, except per share information)
Income and Cash Flow Data:
Revenues	$2,645.2	$4,496.2	$5,556.0	$4,979.2	$4,653.9	$4,280.8	$344.9	$3,195.2
Operating income	373.4	248.2	275.3	246.1	569.3	419.6	3.7	169.3
Net income	343.6	225.6	241.6	231.1	197.6	28.3	24.8	61.0
Net income per limited partner unit:
Basic	$3.70	$2.44	$2.61	$2.51	$1.38	$—	$—	$—
Diluted	3.69	2.44	2.61	2.51	1.38	—	—	—
NTI Common Units:
Basic	92.5	92.4	92.2	91.9	91.9	—	—	—
Diluted	92.8	92.4	92.3	91.9	91.9	—	—	—
Distributions per unit declared and paid in the period	2.76	1.71	2.71	3.49	1.48	—	—	—
Balance Sheet Data (at end of period):
Property, plant and equipment, net	$453.6	$446.8	$445.8	$446.2	$386.0	$391.2	$386.3	$385.0
Total assets	1,198.9	1,289.5	1,180.4	1,117.8	1,136.8	998.8	930.6	717.8
Long-term debt	353.7	354.3	354.2	275.0	275.0	290.0	290.0	—

Selected Unaudited Pro Forma Condensed Combined Financial Information

The following table sets forth selected unaudited pro forma condensed combined financial information for WNR after giving effect to the Merger. The selected unaudited pro forma condensed combined financial information is derived from the unaudited pro forma condensed combined financial statements included in this proxy statement/prospectus. For a complete discussion of the pro forma adjustments underlying the amounts in the table below, please read the section titled “Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page 173 of this proxy statement/prospectus.

	Nine Months Ended September 30,	Year Ended December 31,
	2015	2014
	(in millions, except per share information)
Income and Cash Flow Data:
Revenues	$7,716.7	$15,153.6
Operating income	904.0	1,096.5
Net income attributable to WNR	502.6	624.4
WNR Common Stock:
Basic earnings per common share	$4.47	$5.79
Diluted earnings per common share	4.47	5.28
Basic weighted-average number of shares outstanding WNR Common Stock	112.4	107.8
Diluted weighted-average number of shares outstanding WNR Common Stock	112.5	118.3
Dividends per common share declared for the period	0.98	3.08
Dividends per common share paid in the period	0.98	3.08
Balance Sheet Data (at end of period):
Property, plant and equipment, net	$2,240.8
Total assets	5,391.6
Long-term debt—WNR	1,270.4

Unaudited Comparative Per Share/Unit Information

The following table sets forth: (a) certain historical per share information of WNR; (b) certain historical per unit information of NTI; and (c) unaudited pro forma combined and equivalent pro forma combined per share information after giving effect to the Merger.

	Nine Months Ended September 30, 2015	Year Ended December 31, 2014
Historical - WNR
Basic earnings per common share	$4.12	$6.17
Diluted earnings per common share	4.12	5.61
Dividends per share declared in the period	0.98	3.08
Book value per share	32.36	28.98
Historical - NTI
Basic earnings per common unit	$3.70	$2.61
Diluted earnings per common unit	3.69	2.61
Distributions per unit declared in the period	2.76	2.71
Book value per unit	5.36	4.35

	Nine Months Ended September 30, 2015	Year Ended December 31, 2014
Pro forma combined - WNR
Basic earnings per common share	$4.47	$5.79
Diluted earnings per common share	4.47	5.28
Dividends per share declared for the period	0.98	3.08
Book value per share	19.87	17.27
Equivalent pro forma combined - NTI
Basic earnings per common unit	$—	$—
Diluted earnings per common unit	—	—
Distributions per unit declared in the period	—	—
Book value per unit	—	—

Comparative Stock and Unit Prices; Comparative Dividends and Distributions

WNR Common Stock trades on the NYSE under the ticker symbol “WNR,” and NTI Common Units trade on the NYSE under the ticker symbol “NTI.” The following table sets forth, for the periods indicated, the range of high and low sales prices per share for WNR Common Stock and per unit for NTI Common Units, on the NYSE composite tape, as well as information concerning quarterly cash dividends and distributions declared and paid on these shares or units, as applicable.

	WNR Common Stock				NTI Common Units
	High	Low	Dividends(1)		High	Low	Distributions(2)
2013
First Quarter	$39.42	$26.64	$0.12		$33.24	$23.62	$1.23
Second Quarter	$35.30	$26.31	$0.12		$29.60	$22.62	$0.68
Third Quarter	$32.09	$25.62	$0.18		$25.45	$17.83	$0.31
Fourth Quarter	$42.52	$29.66	$0.22		$26.00	$19.36	$0.41
2014
First Quarter	$43.00	$35.58	$0.26		$27.69	$23.30	$0.77
Second Quarter	$45.00	$36.49	$0.26		$29.60	$24.66	$0.53
Third Quarter	$48.36	$37.61	$0.26		$27.49	$22.25	$1.00
Fourth Quarter	$46.89	$35.29	$2.30		$27.34	$20.51	$0.49
2015
First Quarter	$51.31	$31.83	$0.30		$26.62	$19.77	$1.08
Second Quarter	$50.48	$41.65	$0.34		$26.94	$23.69	$1.19
Third Quarter	$50.71	$38.02	$0.34		$27.87	$22.15	$1.04
Fourth Quarter	$47.55	$34.58	$0.38		$29.03	$22.79	$(3)
2016
First Quarter (through January 14, 2016)	$39.76	$34.17	$0.38	(4)	$26.98	$25.24	$(5)

(1)	Represents dividends per share of WNR Common Stock declared and paid with respect to the quarter presented.
(2)	Represents distributions per NTI Common Unit declared with respect to the quarter presented and paid in the following quarter.
(3)	NTI distributions with respect to the fourth quarter of 2015 would normally be declared and paid in February 2016.
(4)	WNR expects to pay dividends with respect to the first quarter of 2016 on February 4, 2016.

(5)	NTI cash distributions with respect to the first quarter of 2015 would normally be declared and paid in May 2016. Pursuant to the terms of the Merger Agreement, with respect to the quarter in which the Closing Date occurs, NTI will, to the extent it generates available cash in such quarter, make a prorated quarterly cash distribution to NTI Common Unitholders of record as of immediately prior to the Effective Time of the Merger of such available cash if the record date for the WNR quarterly cash dividend to be paid in that quarter occurs before the Closing Date. Accordingly, in the quarter that the Closing Date occurs, NTI Common Unitholders who receive WNR Common Stock in the Merger will receive (i) an NTI cash distribution in respect of the previous quarter, to the extent NTI generates available cash in such quarter, and (ii) either an NTI prorated cash distribution in respect of available cash generated by NTI in the quarter in which the Closing Date occurs or (assuming such unitholders continue to hold the shares of WNR Common Stock received in the Merger through the record date for such WNR dividend) the WNR quarterly cash dividend payable in the quarter in which the Closing Date occurs. The amount of any distribution will not have any effect on the Merger Consideration to be received by NTI common unitholders. Please see “The Merger Agreement—Covenants—Distributions.”

The following table presents per share or unit closing prices for WNR Common Stock and NTI Common Units on October 23, 2015, the last trading day before WNR announced its proposal to acquire all of the NTI Common Units owned by the public, and on January 8, 2016, the last practicable trading day before the date of this proxy statement/prospectus. This table also presents the equivalent market value per NTI Common Unit on such dates. The equivalent market value per NTI Common Unit has been determined by multiplying the closing prices of the WNR Common Stock on those dates by (i) the Exchange Ratio of 0.2986 of a share of WNR Common Stock, plus $15.00 for the cash portion for a Mixed Election and (ii) the Stock Election Exchange Ratio of 0.7036 of a share of WNR Common Stock for a Stock Election.

			Equivalent Market Value
	WNR Common Stock	NTI Common Units	Stock Election	Mixed Election
October 23, 2015	$42.26	$24.23	$29.73	$27.62
January 8, 2016	$38.50	$26.67	$27.09	$26.50

Although the Exchange Ratios are fixed, the market prices of the WNR Common Stock and NTI Common Units will fluctuate prior to the consummation of the Merger and the market value of the Merger Consideration ultimately received by NTI Common Unitholders who will receive WNR Common Stock as part of the Merger Consideration will depend on the closing price of WNR Common Stock on the day the Merger is consummated. Thus, such NTI Common Unitholders will not know the exact market value of the Merger Consideration they will receive until the closing of the Merger.

As of January 8, 2016, there were 93,687,506 shares of WNR Common Stock outstanding held by approximately 45 holders of record. WNR generally expects to pay quarterly dividends, subject to the board of directors’ approval and compliance with restrictions in WNR’s outstanding financing agreements.

As of [●], the record date for the NTI Special Meeting, NTI had [●] outstanding common units held by approximately [●] holders of record. NTI generally expects to make cash distributions to unitholders of record on the applicable record date within 60 days after the end of each quarter. Aggregate distributions will be equal to the amount of Available Cash generated in such quarter. Available Cash for each quarter generally equals NTI’s cash flow from operations for the applicable quarter, less cash required for maintenance, regulatory and previously approved organic growth capital expenditures, reimbursement of expenses incurred by NTI GP and its affiliates, debt service and other contractual obligations and reserves for future operating or capital needs that the NTI GP Board deems necessary or appropriate, including reserves for turnaround and related expenses.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE NTI SPECIAL MEETING

Important Information and Risks. The following are brief answers to some questions that you may have regarding the Merger Proposal to be considered at the NTI Special Meeting. You should read and carefully consider the remainder of this proxy statement/prospectus, including the “Risk Factors” beginning on page 106 of this proxy statement/prospectus and the attached Annexes, because the information in this section does not provide all of the information that might be important to you. Additional important information and risk factors are also contained in the documents incorporated by reference into this proxy statement/prospectus. Please read “Where You Can Find More Information” beginning on page 181 of this proxy statement/prospectus.

Q:	Why am I receiving these materials?

A:	The proposed Merger cannot be completed without the approval of NTI Common Unitholders, as of the record date of the NTI Special Meeting, holding a majority of the outstanding NTI Common Units. NTI is holding a special meeting of its common unitholders to approve the Merger Proposal and to vote on an advisory, non-binding basis the NTI Compensation Proposal. The NTI Compensation Proposal is an advisory, non-binding proposal that requires the affirmative vote of a majority of the outstanding NTI Common Units present in person or represented by proxy and entitled to vote at the NTI Special Meeting. This proxy statement/prospectus contains important information about the proposed Merger, the Merger Agreement and the NTI Compensation Proposal. You should carefully read this proxy statement/prospectus, including any documents incorporated by reference, and the Annexes, in its entirety, before voting on the Merger Proposal and the NTI Compensation Proposal.

Q:	Who is soliciting my proxy?

A:	Your proxy is being solicited by NTI and NTI GP.

Q:	Why is WNR proposing the Merger?

A:	WNR is proposing the Merger for various reasons, including:

•	Increased Scale, Asset Diversity and Competitiveness: The Merger will result in a combined company with a more diversified asset base and enhanced scale, combining three top quartile independent refineries on a gross margin per barrel basis (with total pro forma capacity of 255,000 barrels per day) under one entity, with direct pipeline access to attractive Permian/Delaware, Four Corners, Bakken or Canadian crude oil.

•	A Simplified Corporate Structure: Combining WNR’s and NTI’s assets under a single corporate entity facilitates easier-to-understand financial reporting for equity investors, improves the ability of management to efficiently manage working capital and growth capital projects.

•	Meaningful Financial and Operational Synergies: WNR believes there are at least $10 million annually in identified opportunities for synergies, including through streamlining general and administrative expenses and eliminating costs associated with NTI Common Units being publicly traded.

•	Financial Strength: The combination is expected to be accretive to WNR’s earnings per share based on Wall Street analyst’s consensus and excluding one-time expenses related to the Merger. WNR expects that the combined company will have increased capital markets access, a stronger credit profile and a potential lower cost of capital than either WNR or NTI on a stand-alone basis.

•	Increased Consolidation Flexibility: WNR’s acquisition of NTI, combined with WNR’s ownership of WNRL, creates a larger, potentially more efficient platform for pursuing expansions and potential acquisitions.

Q:	Why is the NTI GP Conflicts Committee recommending approval of the Merger?

A:	The NTI GP Conflicts Committee consulted with its financial and legal advisors and considered many factors in making its determination and approvals and the related recommendation to the NTI Common Unitholders. The factors considered by the NTI GP Conflicts Committee to be generally positive or favorable include, but are not limited to, the following:

•	Based on the VWAP of a share of WNR Common Stock for the 20 consecutive NYSE full trading days ending at the close of regular trading hours on the NYSE on October 23, 2015 (the last trading day before the announcement of the October 23 Proposal), the Standard Mix of Consideration payable for each publicly held NTI Common Unit in the Merger represented a premium of approximately 18% above the VWAP of the NTI Common Units for the same period, and represented aggregate consideration of $28.34 per NTI Common Unit.

•	Based on the closing price of WNR Common Stock as of December 18, 2015 (the last trading day before the day the Merger Agreement was announced), the Standard Mix of Consideration payable for each publicly held NTI Common Unit in the Merger represented a premium of approximately 8.6% above the closing price of NTI Common Units as of December 18, 2015, and represented aggregate consideration of $26.06 per NTI Common Unit.

•	The negotiated terms of the Merger Agreement governing the rights of NTI’s Unaffiliated Unitholders to receive NTI cash distributions and/or, if applicable, WNR cash dividends with respect to shares of WNR Common Stock to be received in the Merger. In particular, pursuant to the terms of the Merger Agreement, with respect to the quarter in which the Closing Date occurs, NTI will, to the extent it generates available cash in such quarter, make a prorated quarterly cash distribution to NTI Common Unitholders of record as of immediately prior to the effective time of the Merger of such available cash if the record date for the WNR quarterly cash dividend to be paid in that quarter occurs before the Closing Date. Accordingly, in the quarter that the Closing Date occurs, NTI Common Unitholders who receive WNR Common Stock in the Merger will receive (i) an NTI cash distribution in respect of the previous quarter, to the extent it generates available cash in such quarter; and (ii) either an NTI prorated cash distribution in respect of available cash generated by NTI in the quarter in which the Closing Date occurs or (assuming such unitholders continue to hold the shares of WNR Common Stock received in the Merger through the record date for such WNR dividend) the WNR quarterly cash dividend payable in the quarter in which the Closing Date occurs.

•	The ability of the NTI Unaffiliated Unitholders to make a Cash Election or a Stock Election instead of receiving the Standard Mix of Consideration, subject to the proration and adjustment procedures provided in the Merger Agreement.

•	The Exchange Ratios are fixed and therefore the value of the WNR Common Stock to be received as part of the Standard Mix of Consideration or the Merger Consideration to be received pursuant to a Stock Election would increase in the event the market price of WNR Common Stock increased prior to the closing of the Merger.

•	The Standard Mix of Consideration for each publicly held NTI Common Unit represents a 2.6% increase from the value of the merger consideration originally offered by WNR as part of the October 23 Proposal, based on the VWAP of a share of WNR Common Stock for the 20 consecutive NYSE full trading days ending at the close of regular trading hours on the NYSE on October 23, 2015 (the last trading day before the announcement of the October 23 Proposal).

•	The NTI GP Conflicts Committee’s belief that the public trading price for NTI Common Units has been supported by the cash component of the merger consideration originally offered as part of the October 23 Proposal, and that the public trading price of the units would likely decline in the event the committee declined to approve the Proposed Transaction.

•	The NTI GP Conflicts Committee’s belief that the Merger Consideration represented the greatest amount of consideration that WNR would have been willing to agree to pay at the time of the NTI GP Conflicts Committee’s determination and approval.

•	The valuation analyses of NTI and WNR prepared by Evercore and reviewed and discussed with the NTI GP Conflicts Committee, including a discounted cash flow analysis, a precedent transactions analysis, a peer group trading analysis, and a premiums paid analysis.

•	The delivery of an opinion by Evercore to the NTI GP Conflicts Committee on December 21, 2015, to the effect that, as of that date and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its written opinion, the Merger Consideration to be received by the NTI Unaffiliated Unitholders in the Merger was fair, from a financial point of view, to the NTI Unaffiliated Unitholders.

•	That, in receiving WNR Common Stock in the Merger, NTI Common Unitholders will be provided an opportunity to participate in a combined entity that, after giving effect to the Merger, will have a more diversified asset base and a stronger credit profile than NTI on a standalone basis before the Merger.

For a full list of the factors considered by the NTI GP Conflicts Committee, please see “Special Factors—Recommendation of the NTI GP Conflicts Committee and Its Reasons for Recommending Approval of the Merger Proposal and the NTI Compensation Proposal.”

Q:	What will happen to NTI as a result of the Merger?

A:	As a result of the Merger, MergerCo will merge with and into NTI, and NTI will survive as an indirect wholly-owned subsidiary of WNR. NTI Common Units will no longer be publicly traded.

Q:	What will NTI Common Unitholders receive in the Merger?

A:	If the Merger is completed, each holder of an NTI Common Unit at the Effective Time of the Merger, other than WNR and its subsidiaries, will be entitled to receive, at the election of the unitholder but subject to proration, for each NTI Common Unit held as of the Effective Time, either (i) a combination of $15.00 in cash without interest and 0.2986 of a share of WNR Common Stock, or (ii) $26.06 in cash without interest or (iii) 0.7036 of a share of WNR Common Stock. The Cash Election and the Stock Election will be subject to proration to ensure that the total amount of cash paid and the total number of shares of WNR Common Stock issued in the Merger to NTI Public Unitholders as a whole are equal to the total amount of cash and number of shares of WNR Common Stock that would have been paid and delivered if all NTI Public Unitholders received the Standard Mix of Consideration. Holders who elect to receive the Standard Mix of Consideration will not be subject to proration. See “Special Factors—Proration and Adjustment Procedures” for more information about how the proration procedures work.

The Exchange Ratios are fixed and will not be adjusted to account for any change in price of either WNR Common Stock or NTI Common Units prior to completion of the Merger. If an Exchange Ratio results in an NTI Common Unitholder being entitled to receive a fractional share of WNR Common Stock, that NTI Common Unitholder will receive cash (without interest and rounded up to the nearest whole cent) in lieu of receiving any fractional share of WNR Common Stock to which any NTI Common Unitholder would otherwise have been entitled in an amount equal to such fractional interest multiplied by the VWAP of a share of WNR Common Stock as reported on the NYSE Composite Transactions Reporting System for the 20 consecutive NYSE full trading days ending at the close of the last NYSE full trading day immediately preceding the day the Merger closes. For additional information regarding exchange procedures, please read “The Merger Agreement—Exchange of Certificates; No Fractional Units” beginning on page 126 of this proxy statement/prospectus.

Q:	Where will WNR Common Stock and NTI Common Units trade after the Merger?

A:	WNR Common Stock will continue to trade on the NYSE under the symbol “WNR.” NTI Common Units will no longer be publicly traded.

Q:	What will WNR Common Stockholders receive in the Merger?

A:	WNR stockholders will simply retain the shares of WNR Common Stock they currently own. They will not receive any additional shares of WNR Common Stock or any other consideration in the Merger.

Q:	What will happen to future distributions on my NTI Common Units?

A:	Pursuant to the terms of the Merger Agreement, with respect to the quarter in which the Closing Date occurs, NTI will, to the extent it generates available cash in such quarter, make a prorated quarterly cash distribution of such available cash to all NTI Common Unitholders for the portion of the quarter that NTI Public Unitholders own NTI Common Units prior to the Closing Date, in the event that NTI Public Unitholders who receive WNR Common Stock in the Merger would not receive a dividend with respect to the WNR Common Stock received in the Merger, due to the record date for such dividend occurring before the Closing Date. Any prorated quarterly distribution for the quarter in which the Closing Date occurs will be paid to NTI Public Unitholders as of the Effective Time, together with the Merger Consideration. For additional information, please read “The Merger Agreement—Covenants—Distributions” beginning on page 143 of this proxy statement/prospectus.

Once the Merger is completed and to the extent NTI Common Units are exchanged for WNR Common Stock, when dividends are approved and declared by WNR, former NTI Common Unitholders will receive dividends on the WNR Common Stock they receive in the Merger to the extent such unitholders continue to hold such WNR Common Stock as of the applicable record date for such dividend. For additional information, please read “Summary—Comparative Stock and Unit Prices; Comparative Dividends and Distributions” beginning on page 23 of this proxy statement/prospectus, and “The Merger Agreement—Covenants—Distributions” beginning on page 143 of this proxy statement/prospectus.

Current WNR stockholders will continue to receive dividends if, as and when declared by the WNR Board.

Q:	When and where will the NTI Special Meeting be held?

A:	The Special Meeting of NTI Common Unitholders will be held in [●], on [●], at [●], Tempe, Arizona Time.

Q:	Who is entitled to vote at the NTI Special Meeting?

A:	The record date for the NTI Special Meeting is [●], 2016. Only NTI Common Unitholders of record as of the close of business on the record date are entitled to notice of, and to vote at, the NTI Special Meeting or any adjournment of the NTI Special Meeting.

Q:	What is the vote required to approve the Merger Proposal and the NTI Compensation Proposal?

A:	The Merger Proposal will be approved if the holders, as of the record date of the NTI Special Meeting, of a majority of the outstanding NTI Common Units vote in favor of the Merger Proposal at the NTI Special Meeting. Failure to vote, abstentions and broker non-votes (if any) will have the same effect as a vote against the Merger Proposal. Approval, on an advisory, non-binding basis, of the NTI Compensation Proposal requires the affirmative vote of a majority of the outstanding NTI Common Units present in person or represented by proxy and entitled to vote at the NTI Special Meeting. Abstentions will have the same effect as a vote against the NTI Compensation Proposal. Broker non-votes (if any) will have no effect on the NTI Compensation Proposal. Because the vote on the NTI Compensation Proposal is advisory in nature only, it will not be binding on NTI or WNR.

Q.	What constitutes a quorum at the NTI Special Meeting?

A:	The presence in person or by proxy at the NTI Special Meeting of the holders of a majority of the outstanding NTI Common Units as of the close of business on the record date will constitute a quorum and will permit NTI to conduct the proposed business at the NTI Special Meeting. Units held in your name will be counted as present at the NTI Special Meeting if you:

•	are present in person at the meeting; or

•	have submitted and not revoked a properly executed proxy card or properly submitted and not revoked your proxy by telephone or internet.

Proxies received but marked as abstentions will be counted as units that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes (if any) will also be considered present at the NTI Special Meeting for purposes of determining the presence of a quorum but will not be included in the vote.

Q.	How do WNR and the directors and officers of WNR and NTI GP intend to vote?

A:	As of [●], 2016, the record date, WNR and its subsidiaries held and were entitled to vote, in the aggregate, 35,622,500 NTI Common Units representing approximately 38.4% of the outstanding NTI Common Units. The directors and officers of WNR and NTI GP held and were entitled to vote, in the aggregate, NTI Common Units representing less than one percent of the outstanding NTI Common Units. We believe that the directors and officers of WNR and NTI GP intend to vote all of their NTI Common Units FOR the Merger Proposal and FOR the NTI Compensation Proposal. Pursuant to the Merger Agreement, WNR has agreed to vote the NTI Common Units owned beneficially or of record by it or any of its subsidiaries in favor of the Merger Proposal and the NTI Compensation Proposal. Accordingly, we believe approximately 36,121,019 of the outstanding NTI Common Units will be voted in favor of the Merger Proposal and the NTI Compensation Proposal by WNR and its subsidiaries and the directors and officers of WNR and NTI.

Q.	What happens if I sell my NTI Common Units after the record date but before the NTI Special Meeting?

A:	If you transfer your NTI Common Units after the record date but before the date of the NTI Special Meeting, you will retain your right to vote at the NTI Special Meeting, but you will not have the right to receive the Merger Consideration. In order to receive the Merger Consideration, you must hold your NTI Common Units through the completion of the Merger.

Q:	How do I vote my NTI Common Units if I hold my units in my own name?

A:	After you have read this proxy statement/prospectus, including any documents expressly incorporated by reference and in the annexes, carefully, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope, or by submitting your proxy by telephone or through the internet as soon as possible in accordance with the instructions provided under “The NTI Special Meeting—Voting Procedures” beginning on page 117 of this proxy statement/prospectus.

Q:	If my NTI Common Units are held in “street name” by my broker or other nominee, will my broker or other nominee vote my units for me?

A:	Not unless you tell them how to vote. Absent specific instructions from you, your broker is not allowed to vote your NTI Common Units on any proposal. To instruct your broker or other nominee how to vote, you should follow the directions that your broker or other nominee provides to you.

Please note that you may not vote your NTI Common Units held in “street name” by returning a proxy card directly to NTI or by voting in person at the NTI Special Meeting unless you provide a “legal proxy,” which you must obtain from your broker or other nominee. If you do not instruct your broker or other nominee on how to vote your NTI Common Units, your broker or other nominee may not vote your NTI Common Units, which will have the same effect as a vote against the approval of the Merger Proposal. You should therefore provide your broker or other nominee with instructions as to how to vote your NTI Common Units.

Q:	When do you expect the Merger to be completed?

A:	A number of conditions must be satisfied before WNR and NTI can complete the Merger, including the approval of the Merger Proposal by the NTI Common Unitholders. For more information about these conditions, please read “The Merger Agreement—Conditions to the Merger” beginning on page 132 of this proxy statement/prospectus. Although WNR and NTI cannot be sure when all of the conditions to the Merger will be satisfied, WNR and NTI anticipate that the Merger will close in the first half of 2016.

Q:	How does the NTI GP Conflicts Committee recommend that the NTI Common Unitholders vote?

A:	The NTI GP Conflicts Committee, which is comprised entirely of independent directors, recommends that NTI Common Unitholders vote FOR the Merger Proposal and FOR the NTI Compensation Proposal.

On December 21, 2015, the NTI GP Conflicts Committee, acting on behalf of NTI GP, in its capacity as the general partner of NTI, approved the Merger Agreement and the Merger Transactions and determined that the Merger Agreement and the Merger Transactions are fair and reasonable to the NTI Unaffiliated Unitholders and NTI, and are not adverse to the interests of the NTI Unaffiliated Unitholders or the interests of NTI. The NTI GP Conflicts Committee’s approval of the Merger Agreement and the Merger Transactions constitutes “Special Approval,” as such term is defined by the NTI Partnership Agreement. The NTI GP Conflicts Committee, acting on behalf of NTI GP, in its capacity as the general partner, has directed that the Merger Agreement and the Merger Transactions be submitted to the NTI Common Unitholders at the NTI Special Meeting for approval. The NTI GP Conflicts Committee recommends that the NTI Common Unitholders vote in favor of the Merger Proposal and the NTI Compensation Proposal.

Q:	What are the expected U.S. federal income tax consequences to an NTI Common Unitholder as a result of the transactions contemplated by the Merger Agreement?

A:	The receipt of WNR Common Stock, cash or a combination of WNR Common Stock and cash in exchange for NTI Common Units pursuant to the Merger Agreement will be a taxable transaction to U.S. holders (as defined in “Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 169 of this proxy statement/prospectus) for U.S. federal income tax purposes. A U.S. holder will generally recognize capital gain or loss on the receipt of WNR Common Stock, cash or a combination of WNR Common Stock and cash in exchange for NTI Common Units. However, a portion of this gain or loss, which may be substantial (generally increasing in accordance with the length of time a U.S. holder has held its units and corresponding to the total amount of depreciation deductions allocated to the U.S. holder in prior periods), will be separately computed and taxed as ordinary income or loss to the extent attributable to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by NTI and its subsidiaries. Passive losses that were not deductible by a U.S. holder in prior taxable periods because they exceeded a U.S. holder’s share of NTI’s income may become available to offset a portion of the gain recognized by such U.S. holder. Please read “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 169 for a more complete discussion of the expected material U.S. federal income tax consequences of the Merger.

Q:	What are the expected U.S. federal income tax consequences for an NTI Common Unitholder of the ownership of WNR Common Stock after the Merger is completed?

A:	WNR is classified as a corporation for U.S. federal income tax purposes and is subject to U.S. federal income tax on its taxable income. A distribution of cash by WNR to a stockholder who is a U.S. holder (as defined in “Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 169 of this proxy statement/prospectus) generally will be included in such U.S. holder’s income as ordinary dividend income to the extent of WNR’s current or accumulated “earnings and profits” as determined under U.S. federal income tax principles. Distributions of cash in excess of WNR’s current or accumulated earnings and profits will be treated as a non-taxable return of capital reducing a U.S. holder’s adjusted tax basis in such U.S. holder’s WNR Common Stock and, to the extent the distribution exceeds such stockholder’s adjusted tax basis, as capital gain from the sale or exchange of such WNR Common Stock. Please read “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 169 for a more complete discussion of the expected material U.S. federal income tax consequences of owning and disposing of WNR Common Stock received in the Merger.

Q:	Are NTI Common Unitholders entitled to appraisal rights?

A:	No. NTI Common Unitholders are not entitled to appraisal rights under Delaware or other applicable law or contractual appraisal rights under NTI’s Partnership Agreement or the Merger Agreement.

Q:	What if I do not vote?

A:	If you do not vote in person or by proxy or if you abstain from voting, it will have the same effect as a vote against the Merger Proposal. If you do not vote in person or by proxy, it will have no effect on the NTI Compensation Proposal. However, if you abstain from voting, it will have the same effect as a vote against the NTI Compensation Proposal. If you are a record holder and you sign and return your proxy card but do not indicate how you want to vote, your proxy will be counted as a vote in favor of the Merger Proposal and in favor of the NTI Compensation Proposal.

Q:	If I am planning to attend the NTI Special Meeting in person, should I still submit my proxy?

A:	Yes. Whether or not you plan to attend the NTI Special Meeting, you should submit a proxy. Your NTI Common Units will not be voted if you do not submit your proxy or do not vote in person at the NTI Special Meeting.

Q:	Can I revoke or change my vote after I have submitted my proxy?

A:	Yes. If you own your NTI Common Units in your own name, you may revoke or change your proxy at any time prior to its exercise by:

•	giving written notice of revocation to the secretary of NTI at or before the NTI Special Meeting;

•	appearing and actually voting in person at the NTI Special Meeting;

•	timely submitting a later-dated proxy by telephone or internet no later than 5:00 p.m. Tempe, Arizona time on the day before the date of the NTI Special Meeting; or

•	properly completing and executing a later-dated proxy and delivering it to the secretary of NTI at or before the NTI Special Meeting.

Your presence without voting at the NTI Special Meeting will not automatically revoke your proxy. Beneficial holders who hold their NTI Common Units in “street name” by a broker or other nominee may revoke their proxy by following the instructions provided by such broker or nominee.

Q:	What should I do if I receive more than one set of voting materials for the NTI Special Meeting?

A:	You may receive more than one set of voting materials for the NTI Special Meeting, and the materials may include multiple proxy cards or voting instruction cards. For example, you will receive a separate voting instruction card for each brokerage account in which you hold units. Additionally, if you are a holder of record registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive according to the instructions on it.

Q:	If I am a holder of NTI Common Units represented by a unit certificate, should I send in my certificate representing NTI Common Units now?

A:	No. NTI Common Unitholders should not send unit certificates with their proxies. The form of election, which will be mailed to NTI Common Unitholders prior to the closing of the Merger, and the letter of transmittal, which will be mailed to NTI Common Unitholders shortly after the closing of the Merger, will contain instructions for the surrender of NTI Common Unit certificates. If you own NTI Common Units in “street name,” you will need to follow the instructions provided by your broker or other nominee before the Merger Consideration will be credited to your account by your broker or other nominee following the closing of the Merger.

Q:	What will happen to NTI if the Merger does not occur?

A:	If the Merger Proposal is not approved by the NTI Common Unitholders or if the Merger is not completed for any other reason, you will not receive any form of consideration for your NTI Common Units in connection with the Merger. Instead, NTI will remain a public limited partnership and its common units will continue to be listed and traded on the NYSE.

Q:	How and when do I make my Stock Election, Cash Election or Mixed Election?

A:	You will receive a form of election in a separate mailing. You should carefully review and follow the instructions accompanying that form of election. You will make your Stock Election, Cash Election or Mixed Election by properly completing, signing and returning the form of election along with your original unit certificates (or evidence of units in book-entry form) representing NTI Common Units to [●], the exchange agent in connection with the Merger. WNR and NTI will publicly announce the anticipated election deadline at least five business days prior to the election deadline in a press release, on WNR’s and NTI’s websites and in filings with the SEC.

For more details on the election procedures, see “Special Factors—NTI Common Unitholders Making Elections.”

Q:	Can I change my election after the form of election has been submitted?

A:	Yes, as long as you do so before the election deadline. You may revoke your election prior to the election deadline by submitting a written notice of revocation to the exchange agent or by submitting new later-dated election materials. Revocations must specify the name in which your NTI Common Units are registered on the unit transfer books of NTI and such other information as the exchange agent may request. If you wish to submit a new election, you must do so in accordance with the election procedures described in this proxy statement/prospectus and in the form of election that you will receive in a separate mailing. If you instructed a bank, broker, nominee, trust company or other fiduciary to submit an election for your NTI Common Units, you must follow the directions of your bank, broker, nominee, trust company or other fiduciary for changing those instructions. Whether you revoke your election by submitting a written notice of revocation or by submitting new election materials, the notice of materials must be received by the exchange agent by the election deadline in order for the revocation or new election to be valid. See “Special Factors—Election Revocation and Changes.”

Q:	May I transfer my NTI Common Units after I make my election?

A:	NTI Public Unitholders who have made elections will be unable to sell or otherwise transfer their NTI Common Units after making the election, unless the election is properly revoked before the election deadline or unless the Merger Agreement is terminated. See “Special Factors—Impact of Selling Units as to which an Election Has Already Been Made.”

Q:	What if I do not send a form of election or it is not received?

A:	If the exchange agent does not receive a properly completed form of election from you before the election deadline, together with any unit certificates (or evidence of units in book-entry form) representing the units you wish to exchange for the Merger Consideration, properly endorsed for transfer, book-entry transfer shares or a guarantee of delivery and any additional documents required by the procedures set forth in the form of election, then you will have no control over the type of Merger Consideration you receive. NTI Public Unitholders not making an election will be deemed to have made a Mixed Election. See “Special Factors—Non-Electing Holders.” You bear the risk of delivery and should send any form of election by courier or by hand delivery to the appropriate address shown in the form of election.

If you do not make a valid election with respect to any NTI Common Units you own of record, you will receive written instructions from the exchange agent after completion of the proposed transactions on how to exchange your NTI Common Units for the Merger Consideration.

Q:	May I submit a form of election even if I do not vote for the approval of the Merger Agreement?

A:	Yes. You may submit a form of election even if you vote against the approval of the Merger Agreement or if you abstain from voting.

Q:	Who do I call if I have further questions about voting, the NTI Special Meeting or the Merger?

A:	NTI Common Unitholders who have questions about the Merger, including the procedures for voting their NTI Common Units, or who desire additional copies of this proxy statement/prospectus or additional proxy cards, should contact NTI’s proxy solicitor, , toll-free at [●].

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents WNR and NTI have incorporated herein by reference contain various forward-looking statements and information that reflect WNR’s and/or NTI’s current beliefs, expectations or intentions regarding future events. These forward-looking statements may be identified by the use of words such as “may,” “will,” “could,” “should,” “would,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “forecast,” “predict,” “potential,” “pursue,” “target,” “continue,” “contemplate” and similar expressions that contemplate future events. These statements appear in a number of places in this proxy statement/prospectus and in the documents incorporated by reference.

All statements other than statements of historical fact included or incorporated by reference in this proxy statement/prospectus, including statements regarding WNR’s and/or NTI’s financial position, business strategy and other plans and objectives for future operations (including management of the combined company) or transactions, and statements regarding the approval of the Merger Agreement and the Merger Transactions, the satisfaction of the closing conditions to the Merger, the timing of the completion of the Merger, WNR’s ability to obtain financing for the Merger, expected U.S. federal income tax consequences, expectations and intentions regarding outstanding litigation, expectations with respect to the synergies, including (i) increased scale, asset diversity and competitiveness and (ii) financial and operational synergies, costs and other anticipated effects of the Merger and expectations regarding future dividends paid to holders of WNR Common Stock, are forward-looking statements.

Although WNR and NTI believe that such forward-looking statements are based on reasonable assumptions, neither WNR nor NTI gives any assurance that such expectations will in fact occur. Certain factors could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to:

•	the possibility that the Merger Transactions are not consummated in a timely manner or at all;

•	the diversion of management in connection with the Merger and WNR’s ability to realize fully or at all the anticipated benefits of the Merger;

•	the successful integration and future performance of acquired assets or businesses, and the possibility that expected synergies may not be achieved;

•	the impact on WNR of increased levels of indebtedness used to fund the cash portion of the Merger Consideration;

•	WNR’s ability to obtain debt or equity financing on satisfactory terms to fund additional acquisitions, expansion projects, working capital requirements and the repayment or refinancing of indebtedness;

•	changes in crack spreads;

•	changes in the spread between West Texas Intermediate (“WTI”) crude oil and West Texas Sour crude oil, also known as the sweet/sour spread;

•	changes in the spread between WTI crude oil and Dated Brent crude oil and between WTI Cushing crude oil and WTI Midland crude oil;

•	changes in the spread between WTI crude oil and Western Canadian Select crude oil and between WTI crude oil and Williston Basin (Bakken) crude oil;

•	availability, costs and price volatility of crude oil, other refinery feedstocks and refined products;

•	effects of and exposure to risks related to commodity hedging strategies and transactions;

•	availability and costs of renewable fuels for blending and RINs to meet Renewable Fuel Standards (“RFS”) obligations;

•	construction of new, or expansion of existing, product or crude pipelines;

•	changes in the underlying demand for refined products;

•	instability and volatility in the financial markets;

•	relationships with partners and franchisees;

•	a potential economic recession in the U.S. and/or abroad;

•	adverse changes in the credit ratings assigned to WNR’s, NTI’s and their subsidiaries’ debt instruments;

•	changes in the availability and cost of capital;

•	actions of customers and competitors;

•	continued creditworthiness of, and performance by, counterparties;

•	successful integration and future performance of acquired assets, businesses or third-party product supply and processing relationships;

•	actions of third-party operators, processors and transporters;

•	changes in fuel and utility costs incurred by refineries;

•	the effect of weather-related problems on operations;

•	disruptions due to equipment interruption, pipeline disruptions or failure at WNR’s, NTI’s or third-party facilities;

•	execution of planned capital projects, cost overruns relating to those projects and failure to realize the expected benefits from those projects;

•	effects of and costs relating to compliance with current and future local, state and federal environmental, economic, climate change, safety, tax and other laws, policies and regulations and enforcement initiatives;

•	rulings, judgments or settlements in litigation, tax or other legal or regulatory matters, including unexpected environmental remediation costs in excess of any reserves or insurance coverage;

•	the price, availability and acceptance of alternative fuels and alternative fuel vehicles;

•	labor relations;

•	changes in NTI’s treatment as a partnership for U.S. federal or state income tax purposes; and

•	operating hazards, natural disasters, casualty losses, acts of terrorism including cyber-attacks and other matters beyond WNR’s and/or NTI’s control.

WNR and NTI caution that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in WNR’s and NTI’s most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings. In addition, WNR and NTI may be subject to currently unforeseen risks that may have a materially adverse effect on them. All subsequent written and oral forward-looking statements concerning WNR, NTI, the proposed Merger and other Merger Transactions, or other matters attributable to WNR or NTI or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. The forward-looking statements speak only as of the date made and, other than as required by law, neither WNR nor NTI undertakes any obligation to update publicly or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

SPECIAL FACTORS

Effects of the Merger

Pursuant to the Merger Agreement, WNR will acquire all of the outstanding NTI Common Units that WNR and its subsidiaries do not already own. For purposes of this proxy statement/prospectus, references to subsidiaries of WNR do not include NTI and its subsidiaries unless otherwise indicated. At the Effective Time of the Merger, MergerCo, an indirect wholly-owned subsidiary of WNR, will merge with and into NTI with NTI surviving the Merger as an indirect wholly-owned subsidiary of WNR, and each outstanding NTI Common Unit, other than those NTI Common Units owned by WNR or any of its subsidiaries, will be converted into the right to receive, at the election of the unitholder, either (i) a combination of $15.00 in cash without interest and 0.2986 of a share of WNR Common Stock, or (ii) $26.06 in cash without interest or (iii) 0.7036 of a share of WNR Common Stock. The Cash Election and Stock Election, however, will be subject to proration to ensure that the total amount of cash paid and the total number of shares of WNR Common Stock issued in the Merger to NTI Public Unitholders as a whole are equal to the total amount of cash and number of shares of WNR Common Stock that would have been paid and delivered if all NTI Public Unitholders received the Standard Mix of Consideration.

All of the limited liability company interests in MergerCo outstanding immediately prior to the Effective Time, which are currently held by MergerCo HoldCo, will automatically be converted into, in the aggregate, the number of NTI Common Units (excluding any NTI Common Units owned by WNR or any of its subsidiaries) issued and outstanding immediately prior to the Effective Time. All NTI Common Units owned by WNR or any of its subsidiaries immediately prior to the Effective Time will be unchanged and remain issued and outstanding as NTI Common Units of the surviving entity at the Effective Time. Immediately after the Effective Time, the NTI Common Units resulting from the conversion of the limited liability company interests in MergerCo and the NTI Common Units owned by WNR or its subsidiaries immediately prior to the Effective Time will constitute all of the issued and outstanding common units of, and limited partnership interests in, the surviving entity. Consequently, MergerCo HoldCo, a wholly-owned subsidiary of NT InterHoldCo and the sole member of MergerCo, and NT InterHoldCo, a wholly-owned subsidiary of WNR and direct holder of the NTI Common Units owned by WNR or its subsidiaries immediately prior to the Effective Time, will jointly own all of the limited partner interests in the surviving entity. The general partner interest in NTI issued and outstanding immediately prior to the Effective Time will be unchanged and remain issued and outstanding in the surviving entity, and NTI GP, as the holder of such general partner interest, will continue as the sole general partner of the surviving entity as set forth in NTI’s Partnership Agreement (which will continue unchanged as the agreement of limited partnership of the surviving entity as of the Effective Time).

Based on the VWAP of a share of WNR Common Stock for the 20 consecutive NYSE full trading days ending at the close of regular trading hours on the NYSE on October 23, 2015 (the last trading day before the announcement of WNR’s proposal to acquire all of the outstanding NTI Common Units owned by the public), the Merger Consideration represents a premium of approximately 18% above the VWAP of the NTI Common Units for the same period.

The Merger Agreement is included as an exhibit to the registration statement of which this proxy statement/prospectus is a part. The discussion in this proxy statement/prospectus of the Merger and the material terms of the Merger Agreement is subject to, and is qualified in its entirety by reference to, the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein.

Background of the Merger

On November 12, 2013, WNR acquired from ACON Refining Partners L.L.C. and TPG Refining L.P. all of the equity interests in NT InterHoldCo, a Delaware limited liability company, which held approximately 38.7% of the limited partner interests in NTI and 100% of the equity interests in NTI GP, for total consideration of $775 million plus the distribution on the NTI Common Units acquired with respect to the quarter ended September 30, 2013. As a result of this transaction, which we refer to as the “Sponsor Acquisition,” WNR acquired indirect ownership of 100% of NTI GP and approximately 38.7% of the then outstanding NTI Common Units.

Among other things, as the indirect sole member of NTI GP, WNR gained the exclusive right to appoint directors to the NTI GP Board. In connection with the closing of the Sponsor Acquisition, WNR accepted the resignations of the NTI GP directors affiliated with ACON Refining Partners L.L.C. and TPG Refining L.P. and appointed to the NTI GP Board four WNR officers. The WNR officers appointed as board members of NTI GP were: Paul L. Foster, Jeff A. Stevens, Scott D. Weaver and Lowry Barfield. Paul L. Foster is the Chairman of the WNR Board and Executive Chairman of WNR and the Chairman of the NTI GP Board. Jeff A. Stevens is a director of WNR, President and Chief Executive Officer of WNR and a director of NTI GP. Scott D. Weaver is a director and Vice President, Assistant Treasurer, of WNR, and a director of NTI GP. Lowry Barfield is the General Counsel of WNR and a director of NTI GP.

Three then-existing independent members of the NTI GP Board continued to serve as directors of NTI GP following the Sponsor Acquisition. These independent directors are Rocky Duckworth, Thomas Hofmann and Dan F. Smith. In January 2014, NT InterHoldCo appointed Timothy Bennett to the NTI GP Board as a fourth independent director. In April 2014, NT InterHoldCo appointed David L. Lamp, the President and Chief Executive Officer of NTI GP, to the NTI GP Board.

The WNR Board from time to time reviews and evaluates potential strategic alternatives with WNR management, including possible acquisitions, dispositions and business combination transactions, and since the consummation of the Sponsor Acquisition, the WNR Board has, from time to time, considered a wide variety of potential strategic alternatives involving both WNR and NTI, including dispositions of assets to NTI and acquisitions of refinery assets from third parties jointly with NTI, some of which transactions were preliminarily discussed and evaluated with NTI, with a goal of utilizing the unique corporate structure of WNR and NTI to maximize value for stockholders of WNR over the long-term. However, the evaluation of such transactions never progressed beyond a preliminary stage.

In 2015, WNR management began to focus its analysis on two potential strategic alternatives involving WNR and NTI: (i) the acquisition by WNR of all of the outstanding NTI Common Units not already held by WNR and its subsidiaries and (ii) a transaction involving the sale of WNR’s refining assets to NTI. WNR management was analyzing whether either transaction, each of which would result in one entity holding all of WNR’s and NTI’s refining assets, would provide key benefits, including an entity with a diversified asset base, enhanced credit ratings and increased scale. During this time, WNR management also engaged Davis Polk & Wardwell LLP and Vinson & Elkins, as legal counsel, to assist in the evaluation of the strategic alternatives.

On October 16, 2015, at a special meeting of the WNR Board, WNR management presented to the WNR Board an overview of the two strategic alternatives management had been analyzing, including WNR management’s analysis of the benefits and detriments of each alternative relative to each other and the status quo, and preliminary illustrative valuation comparisons, which materials were prepared with the assistance of Goldman Sachs. The meeting was also attended by representatives of Goldman Sachs. During the meeting, the WNR Board authorized WNR management to proceed with further analysis on a potential acquisition by WNR of all of the outstanding NTI Common Units not already held by WNR and its subsidiaries, and to make a recommendation to the WNR Board regarding whether to proceed with such a transaction, and if so, on what terms.

On October 22, 2015, the WNR Board convened a special meeting of the WNR Board, to further consider a potential acquisition by WNR of all of the outstanding NTI Common Units not held by WNR and its subsidiaries. During the meeting, the WNR Board and WNR management discussed several potential benefits of the potential transaction, including that it would simplify WNR’s corporate structure, would provide the combined company with better access to the capital markets, would make it easier for the analyst and investor community to understand WNR’s capital structure and would make it easier for WNR to manage working capital and growth capital projects, without the limitations created by NTI’s variable distribution master limited partnership model. The WNR Board also discussed the key components of any offer it might make to acquire all of the outstanding NTI Common Units not held by WNR and its subsidiaries, including the economic terms of the offer, and WNR management presented materials analyzing the potential transaction, which materials were prepared with the assistance of Goldman Sachs. The meeting was also attended by representatives of Goldman Sachs. At the conclusion of the meeting, the WNR Board authorized the delivery by WNR to the NTI GP Conflicts Committee of an offer to acquire all of the outstanding NTI Common Units not owned by WNR and its subsidiaries for consideration per unit of $17.50 in cash and 0.2266 of a share of WNR Common Stock that would together imply consideration equal to a 15% premium to NTI’s trading price, utilizing the 20-day VWAP for shares of WNR Common Stock and NTI Common Units as of October 23, 2015.

Later on October 22, 2015, following the WNR Board special meeting, Jeff A. Stevens told David L. Lamp and David L. Lamp later advised Mr. Duckworth, as the Chairman of the NTI GP Conflicts Committee, that there was a likelihood that WNR would propose a transaction involving WNR and NTI. Mr. Duckworth subsequently informed the other members of the NTI GP Conflicts Committee and Akin Gump that WNR may be proposing a transaction involving WNR and NTI. The NTI GP Conflicts Committee had previously engaged Akin Gump in September 2015 to serve as the committee’s independent legal counsel in connection with the committee’s consideration of potential future transactions involving NTI and WNR and/or WNRL.

On the evening of October 23, 2015, WNR delivered to Messrs. Duckworth, Bennett, Hofmann and Smith, as the members of the NTI GP Conflicts Committee, a letter setting forth a proposal for WNR to acquire all of the outstanding NTI Common Units not owned by WNR for consideration equal to $17.50 in cash and 0.2266 of a share of WNR Common Stock for each issued and outstanding publicly-held NTI Common Unit, subject to the negotiation and execution of mutually acceptable definitive documentation (the “October 23 Proposal”). The October 23 Proposal implied a 15% premium to the 20-day VWAP of the NTI Common Unit price as of October 23, 2015, and represented aggregate consideration of $27.62 per NTI Common Unit based on the 20-day VWAPs for NTI Common Units and WNR Common Stock as of October 23, 2015. The letter containing the October 23 Proposal also stated that (i) WNR anticipated the NTI GP Board would delegate the authority to evaluate and respond to the October 23 Proposal to the NTI GP Conflicts Committee and (ii) that WNR was only interested in acquiring NTI Common Units and had no interest in selling any of its interests in NTI, selling assets to NTI or pursuing other strategic alternatives involving NTI.

During the afternoon of October 25, 2015, the NTI GP Conflicts Committee held a telephonic meeting with representatives of Akin Gump and certain members of NTI management. The committee and Akin Gump discussed the October 23 Proposal at a high level, the anticipated process for the committee to review and consider the proposal, and the process to be conducted to select the committee’s independent financial advisor, including potential candidates to interview. NTI management then reviewed with the committee drafts of the current report on Form 8-K and press release relating to the October 23 Proposal to be filed and issued by NTI the following day.

On the morning of October 26, 2015, each of WNR and NTI issued a press release announcing the delivery and receipt of the October 23 Proposal, and WNR filed an amendment to its Schedule 13D with respect to the NTI Common Units indirectly owned by WNR, reflecting the delivery of the October 23 Proposal.

On October 26, 2015, WNR formally engaged Goldman Sachs as its financial advisor with respect to a potential acquisition by WNR of all of the outstanding NTI Common Units not held by WNR and its subsidiaries, as well as other potential strategic alternatives.

During the morning of October 28, 2015, certain members of the NTI GP Conflicts Committee held an in-person meeting in Houston, Texas. Representatives of Akin Gump were present at the meeting during which the committee members in attendance interviewed three investment banks identified as candidates to serve as independent financial advisor to the NTI GP Conflicts Committee, including Evercore. At that meeting, representatives of Evercore provided an overview of Evercore, including the firm’s experience with mergers and acquisitions involving master limited partnerships and its experience advising conflicts committees in connection with such transactions. The representatives of Evercore also provided information regarding Evercore’s service as independent financial advisor to the conflicts committee of the board of directors of the general partner of WNRL. Following the interviews, the committee members in attendance discussed their initial impressions regarding each of the three firms.

On October 28, 2015, Vinson & Elkins distributed to Akin Gump draft resolutions of the NTI GP Board authorizing the NTI GP Conflicts Committee with respect to its evaluation of the October 23 Proposal. From October 28 through October 30, 2015, Vinson & Elkins and Richards, Layton & Finger on the one hand, and Akin Gump, on the other hand, exchanged multiple drafts of the proposed authorizing resolutions.

During the morning of October 29, 2015, members of the NTI GP Conflicts Committee and a representative of Akin Gump held a telephonic meeting to interview a fourth candidate to serve as the committee’s independent financial advisor. Following the interview, the committee members in attendance discussed their initial impressions regarding the firm.

On October 30, 2015, following further discussions among the members of the NTI GP Conflicts Committee, the committee determined to select Evercore as its independent financial advisor, subject to the negotiation of a mutually acceptable engagement letter.

During the morning of November 5, 2015, the NTI GP Conflicts Committee held a telephonic meeting at which members of WNR’s management team gave a presentation to the committee regarding the October 23 Proposal. Attendees included the NTI GP Conflicts Committee, members of WNR’s management team, members of NTI’s management team, and representatives of Evercore, Akin Gump and Vinson & Elkins. During the meeting, WNR management reviewed with the members of the NTI GP Conflicts Committee what they believed to be the key benefits of the proposed transaction to NTI Common Unitholders and to all WNR stockholders following completion of a merger, discussed the structure and terms of the October 23 Proposal, and presented certain pro forma valuation information. The WNR management presentation was provided to the NTI GP Conflicts Committee and its advisors on November 4, 2015, and to NTI management on November 5, 2015, and included certain preliminary summary financial projections for WNR on a pro forma basis for the Proposed Transaction, for WNR on a deconsolidated basis, for NTI on a standalone basis, and for WNRL on a standalone basis. During the course of the meeting, members of the NTI GP Conflicts Committee and representatives of Evercore and Akin Gump asked questions regarding the October 23 Proposal and the potential pro forma combined company generally that were responded to by members of WNR management. Following the WNR presentation, the NTI GP Conflicts Committee met on a separate call with representatives from Evercore and Akin Gump during which they discussed their initial impressions of the proposal and the proposed transaction.

During the afternoon of November 5, 2015, representatives of Evercore, Akin Gump and NTI management held a conference call to discuss due diligence questions posed by Evercore regarding the preliminary NTI standalone summary financial projections included in the WNR management materials presented at the meeting earlier that day, and the request of the NTI GP Conflicts Committee to set up a due diligence meeting with NTI management to discuss the NTI projections provided by WNR management. Later on November 5, 2015, at the request of the NTI GP Conflicts Committee and Evercore, NTI management provided a copy of the approved NTI budget for 2016 to Akin Gump, who then circulated copies of the budget to the NTI GP Conflicts Committee and representatives of Evercore. Later that day, Evercore contacted WNR management in order to commence the coordination of Evercore’s due diligence requests and request access to WNR’s virtual data room.

During the afternoon of November 6, 2015, the Nominating and Governance Committee of the NTI GP Board held a telephonic meeting. At the meeting, the Nominating and Governance Committee determined, and recommended that the NTI GP Board determine, that: (i) none of the members of the NTI GP Conflicts Committee is an officer or employee of NTI GP or any of its affiliates or holds any ownership interests in NTI GP, its affiliates, NTI or any subsidiaries of NTI, other than common units, PIK common units or interests in NTI granted under NTI’s long-term incentive plan; (ii) each of the members of the NTI GP Conflicts Committee meets the independence standards required to serve on an audit committee of a board of directors by the Exchange Act and the listing standards of the NYSE, and none of the members of the NTI GP Conflicts Committee has any material relationship with NTI, NTI GP or any of their affiliates; and (iii) none of the members of the NTI GP Conflicts Committee has any relationship or interests that would interfere with the exercise of his independent judgment in carrying out the responsibilities of a director of NTI GP or a member of the NTI GP Conflicts Committee or would otherwise disqualify him from serving as a member of the NTI GP Conflicts Committee.

During the afternoon of November 6, 2015, the NTI GP Board held a special telephonic meeting. During the meeting, the NTI GP Board unanimously determined that each of the members of the NTI GP Conflicts Committees continued to satisfy the requirements for serving on the NTI GP Conflicts Committee, including the requirement that all members of the NTI GP Conflicts Committee be independent, and formally delegated to the NTI GP Conflicts Committee the full power, authority and responsibilities of the NTI GP Board to the extent necessary to do the following: (i) to review and evaluate the terms and conditions of the October 23 Proposal and any other agreements or arrangements necessary to effect the potential transaction or incidental thereto, and including any changes to the terms of the October 23 Proposal as negotiated by WNR and the NTI GP Conflicts Committee (referred to as the “Proposed Transaction”) on behalf of NTI GP, NTI and the NTI Unaffiliated Unitholders; (ii) to negotiate, or delegate to any person or persons the ability to negotiate, the terms and conditions of the Proposed Transaction, including the consideration to be received by the NTI Common Unitholders therein; (iii) to determine whether or not to grant Special Approval pursuant to Section 7.9 of the NTI Partnership Agreement with respect to the Proposed Transaction (with the NTI GP Conflicts Committee having the full power and authority of the NTI GP Board, acting for and on behalf of NTI GP (in its capacity as general partner of NTI), to approve or not approve the Proposed Transaction without the necessity of any additional approval of the full NTI GP Board, but having no authority to approve or accept any potential alternative transaction to the Proposed Transaction); (iv) to make any recommendation to the NTI Unaffiliated Unitholders regarding what action, if any, should be taken by the NTI Unaffiliated Unitholders with respect to the Proposed Transaction; and (v) if applicable and as appropriate, to exercise the full authority of the NTI GP Board with respect to the approval of the Proposed Transaction and the transactions contemplated thereby, and the authorization of the execution and delivery of any documents, instruments or agreements with respect thereto.

On November 6, 2015, WNR made available to the NTI GP Conflicts Committee and its advisors a virtual data room. On November 7, 2015, WNR uploaded an updated set of preliminary financial projections to the virtual data room.

On November 10, 2015, Evercore submitted initial due diligence questions to WNR management.

On November 10, 2015, the NTI GP Conflicts Committee held an in-person meeting in Houston, Texas with members of NTI management and representatives of Evercore and Akin Gump. At the meeting, at the request of the NTI GP Conflicts Committee, members of NTI management discussed with the NTI GP Conflicts Committee their assessment of the NTI projections included in the materials previously provided by WNR, and responded to due diligence questions asked by the NTI GP Conflicts Committee and representatives of Evercore and Akin Gump. Representatives of Akin Gump also gave a presentation to the committee members regarding the NTI Partnership Agreement and the duties of the committee under that agreement in connection with its review and consideration of the Proposed Transaction.

On the afternoon of November 10, 2015, Evercore submitted additional due diligence requests to WNR management, including a request for WNR to run and provide a sensitivity case for the standalone and pro forma financial projections provided by WNR management using historical five-year average crack spreads for both WNR and NTI.

On the afternoon of November 11, 2015, members of WNR management and NTI management and representatives of Goldman Sachs, Vinson & Elkins, Evercore and Akin Gump held a conference call to discuss due diligence questions posed by Evercore regarding the preliminary financial projections provided by WNR management.

On the afternoon of November 12, 2015, members of WNR management and NTI management, and representatives of Goldman Sachs, Vinson & Elkins, Evercore and Akin Gump held a conference call to discuss additional due diligence questions posed by Evercore regarding the preliminary financial projections provided by WNR management.

On November 13, 2015, Vinson & Elkins, as counsel to WNR, delivered an initial draft of the Merger Agreement to Akin Gump. The draft of the Merger Agreement was consistent with the October 23 Proposal and provided for aggregate consideration per NTI Common Unit of $17.50 in cash and 0.2266 of a share of WNR Common Stock.

On November 15, 2015, representatives of Evercore submitted a supplemental due diligence request for certain financial information to WNR.

On November 16, 2015, WNR and NTI exchanged a fully-executed copy of a confidentiality agreement between WNR and NTI dated November 11, 2015.

On November 17, 2015, Akin Gump submitted a due diligence request list with respect to legal matters to Vinson & Elkins.

On the afternoon of November 17, 2015, members of WNR management and representatives of Goldman Sachs, Vinson & Elkins, Evercore and Akin Gump held a conference call to discuss due diligence questions posed by Evercore regarding the preliminary financial projections provided by WNR management.

On the morning of November 18, 2015, the NTI GP Conflicts Committee held a telephonic meeting with representatives of Akin Gump, who provided the committee with an update regarding the current status of various matters, including due diligence efforts by Evercore and Akin Gump, and Akin Gump’s review of the initial draft of the Merger Agreement provided by Vinson & Elkins. At the meeting, the NTI GP Conflicts Committee (i) approved and ratified the engagement of Evercore as the committee’s independent financial advisor, including the final version of the Evercore engagement letter dated November 12, 2015; and (ii) authorized Akin Gump to proceed with the engagement of Morris Nichols as the committee’s independent Delaware legal counsel.

On November 20, 2015, NTI management provided to the Chairman of the NTI GP Conflicts Committee copies of letters that had been received to date by NTI from NTI Common Unitholders and directed to the NTI GP Board relating to the October 23 Proposal, which the Chairman subsequently distributed to the other members of the committee and Evercore and Akin Gump.

On November 21, 2015, WNR uploaded an updated set of preliminary financial projections to the virtual data room.

On November 23, 2015, Evercore submitted a supplemental due diligence request for certain financial information to WNR.

On the afternoon of November 23, 2015, members of NTI management and Akin Gump held a conference call to discuss certain terms contained in the initial draft of the Merger Agreement, including the representations to be made by NTI, the operating covenants applicable to NTI, and terms regarding NTI employee matters.

On November 25, 2015, Akin Gump provided the NTI GP Conflicts Committee with a revised draft of the Merger Agreement that included proposed revisions for the committee’s consideration.

On November 30, 2015, WNR uploaded an updated set of preliminary financial projections to the virtual data room.

On the morning of December 1, 2015, the NTI GP Conflicts Committee and representatives of Evercore and Akin Gump held an in-person meeting in Houston, Texas. At the meeting, representatives of Evercore discussed with the committee the due diligence that had been conducted to date and the related impact on the preliminary financial projections provided by WNR management, and Evercore’s preliminary financial analysis of the Proposed Transaction, based on the preliminary financial projections received from WNR to date, and noting that certain items were subject to change pending receipt of WNR’s final set of projections. During the presentation Evercore provided, among other things: (i) a summary of the terms of the Proposed Transaction; (ii) a situational overview for NTI, including the financial projections for NTI provided by WNR management; (iii) a detailed financial analysis of NTI, including a discounted cash flow analysis, a precedent transactions analysis, a peer group trading analysis, and a premiums paid analysis; (iv) a situational overview for WNR and WNRL, including the financial projections for WNR and WNRL provided by WNR management; (v) an indicative valuation analysis for the proposed consideration to be received by the NTI Unaffiliated Unitholders in the Proposed Transaction; and (vi) an analysis of WNR on a pro forma basis for the Proposed Transaction. During the presentation, the NTI GP Conflicts Committee asked, and representatives of Evercore answered, questions with respect to Evercore’s financial analysis. Following the presentation, the NTI GP Conflicts Committee and its advisors engaged in a discussion regarding a potential counterproposal to the October 23 Proposal. Following the discussion, the NTI GP Conflicts Committee unanimously directed Evercore to deliver a counterproposal to WNR management that included the following terms: (A) an increase of the exchange ratio for the WNR Common Stock component of the merger consideration from 0.2266 of a share of WNR Common Stock to 0.2750 of a share of WNR Common Stock per NTI Common Unit, while maintaining the proposed cash consideration of $17.50 per NTI Common Unit; (B) a request that NTI would continue to make quarterly cash distributions on its outstanding common units in the ordinary course, and NTI would make a final distribution pro-rated for the period commencing on the first day of the quarter in which the Merger Transaction closes through the Closing Date of the Merger; (C) a request that NTI Common Unitholders would have the right to elect to receive either all cash, all WNR Common Stock, or cash and WNR Common Stock, as merger consideration, subject to proration (the “Consideration Election Term”); and (D) a statement that the NTI GP Conflicts Committee was still considering whether to seek a term requiring the Proposed Transaction to be approved by a majority of the NTI Unaffiliated Unitholders, depending upon WNR’s response to the committee’s counterproposal (collectively, the “December 1 Counterproposal”).

On the afternoon of December 1, 2015, a representative of Evercore delivered the December 1 Counterproposal to WNR management.

On December 2, 2015, WNR uploaded the final version of the financial projections prepared by WNR management to the virtual data room, which are referred to in this proxy statement/prospectus as the “Management Projections” and are described under “Special Factors—Projected Financial Information.”

On December 3, 2015, a representative of Goldman Sachs contacted a representative of Evercore to inform Evercore that the WNR Board was planning to hold a special meeting on December 7, 2015 to consider the December 1 Counterproposal.

On December 4, 2015, the NTI GP Conflicts Committee held a telephonic meeting with representatives of Evercore, Akin Gump and Morris Nichols to review and consider the terms of the draft Merger Agreement provided by Vinson & Elkins. Representatives of Akin Gump (i) provided the NTI GP Conflicts Committee with an overview of the terms of the initial draft of the Merger Agreement; and (ii) discussed with the committee a number of potential negotiation points and recommended changes to the Merger Agreement, including: (A) a covenant obligation under which WNR must vote its NTI Common Units in favor of the Proposed Transaction; (B) a “standstill” term prohibiting WNR from acquiring additional NTI Common Units; (C) a broadening of the NTI GP Conflicts Committee’s authority to change its recommendation with respect to the Proposed Transaction between the signing of the Merger Agreement and the date of the NTI Special Meeting to approve the Proposed Transaction; (D) removing any obligation of NTI to pay a termination fee to WNR as contemplated by the initial draft of the Merger Agreement; and (E) adding a covenant that WNR will not change the composition or authority of the NTI GP Conflicts Committee between the signing of the Merger Agreement and the closing of the Proposed Transaction. During the course of the meeting, the NTI GP Conflicts Committee asked, and representatives of Akin Gump and Morris Nichols answered, questions with respect to the draft Merger Agreement. Following the discussions, the NTI GP Conflicts Committee directed Akin Gump to provide a revised draft of the Merger Agreement to Vinson & Elkins. Later that day, Akin Gump provided a revised draft of the Merger Agreement to Vinson & Elkins reflecting the revisions discussed with, and approved by, the committee.

On December 7, 2015, the WNR Board held a meeting during which the WNR Board considered the NTI counterproposal and WNR management’s analysis and recommendations regarding a proposed response, with the participation of representatives of Goldman Sachs. Following the meeting, WNR delivered a counterproposal to representatives of Evercore, on behalf of the NTI GP Conflicts Committee, under which the merger consideration per NTI Common Unit would be modified from the October 23 Proposal to consist of $15.00 in cash and 0.2986 of a share of WNR Common Stock (the “December 7 Counterproposal”). As part of its counterproposal, WNR stated that: (i) it would be sending an analysis that suggested higher implied pro forma share/unit prices; (ii) it agreed to the Consideration Election Term proposed by the NTI GP Conflicts Committee; (iii) it agreed that NTI should pay a pro rata distribution to the NTI Common Unitholders based on the beginning of the quarter in which the closing occurs to the effective date of the Merger; (iv) it requested that the NTI GP Conflicts Committee provide more clarity regarding its thoughts on the proposed term requiring approval of the Proposed Transaction by a majority of the NTI Unaffiliated Unitholders; (v) the counterproposal was WNR’s “best and final” offer; and (vi) it requested a response from the NTI GP Conflicts Committee by December 14, 2015.

On the morning of December 9, 2015, the NTI GP Conflicts Committee held a telephonic meeting with representatives of Evercore, Akin Gump and Morris Nichols to discuss the December 7 Counterproposal. At the meeting, representatives of Evercore reviewed the counterproposal with the committee, and provided the committee with: (i) an updated valuation of NTI; (ii) an updated valuation of the proposed consideration to the NTI Unaffiliated Unitholders; (iii) an updated review of the pro forma impact of the Proposed Transaction to the NTI Unaffiliated Unitholders; and (iv) an explanation of the items that had changed in Evercore’s presentation since the meeting held on December 1, 2015. During the presentation, the NTI GP Conflicts Committee asked, and representatives of Evercore answered, questions with respect to Evercore’s financial analysis. Following the presentation, the NTI GP Conflicts Committee and its advisors engaged in a discussion regarding a potential counterproposal to the December 7 Counterproposal under which the committee would seek an increase of the amount of the cash component of the merger consideration payable per NTI common unit from $15.00 per unit to $15.50 per unit. The NTI GP Conflicts Committee and its advisors also discussed the potential implications of WNR’s assertion that its current counterproposal was its “best and final” offer.

On the morning of December 10, 2015, a representative of Vinson & Elkins telephoned a representative of Akin Gump and communicated that WNR planned to wait to respond to Akin Gump’s markup of the draft Merger Agreement until after WNR had received a response from the NTI GP Conflicts Committee to the December 7 Counterproposal, and Akin Gump subsequently informed the NTI GP Conflicts Committee, Evercore and Morris Nichols of this conversation.

On the morning of December 14, 2015, the NTI GP Conflicts Committee held a telephonic meeting with representatives of Evercore, Akin Gump and Morris Nichols. At the meeting, the NTI GP Conflicts Committee and its advisors discussed the recent declines in WNR’s Common Stock price and NTI’s Common Unit price and the implications thereof to the Proposed Transaction. Representatives of Evercore provided the Committee with an updated analysis of the December 7 Counterproposal, giving effect to the closing prices for WNR Common Stock and NTI Common Units as of December 11, 2015. Following a discussion with its advisors, the NTI GP Conflicts Committee directed Evercore to relay a counterproposal to WNR management, on behalf of the committee, under which the proposed cash component of the merger consideration would be increased from $15.00 per NTI Common Unit to $16.00 per NTI Common Unit (the “December 14 Counterproposal”).

Following the Committee meeting on December 14, 2015, representatives of Evercore communicated the December 14 Counterproposal to WNR management.

On December 15, 2015, Paul Foster, Chairman of the WNR Board, telephoned Rocky Duckworth, the Chairman of the NTI GP Conflicts Committee, and communicated that the December 7 Counterproposal was in fact WNR’s “best and final” offer and that Mr. Foster intended to recommend the withdrawal of WNR’s merger proposal at 5:00 p.m., Phoenix, Arizona time, on December 17, 2015 unless the NTI GP Conflicts Committee agreed to the economic terms of WNR’s “best and final” offer. Mr. Foster subsequently provided a written letter to Mr. Duckworth confirming the points communicated in their conversation.

Later in the day on December 15, 2015, Mr. Duckworth telephoned Mr. Foster and requested an extension of the deadline to respond to the December 7 Counterproposal to 5:00 p.m., Phoenix, Arizona time, on December 18, 2015, to which Mr. Foster agreed.

On December 16, 2015, Mr. Duckworth received a letter from Jeff Stevens, WNR’s President and Chief Executive Officer, confirming that WNR had extended the deadline to respond to its proposal to 5:00 p.m., Phoenix, Arizona time, on December 18, 2015.

On the evening of December 16, 2015, Vinson & Elkins delivered a revised draft of the Merger Agreement to Akin Gump.

On the morning of December 17, 2015, a representative of Vinson & Elkins telephoned a representative of Akin Gump and communicated that WNR would not be willing to agree to a term requiring the Proposed Transaction to be approved by a majority of the NTI Unaffiliated Unitholders.

On the morning of December 17, 2015, the NTI GP Conflicts Committee held a telephonic meeting with representatives of Evercore, Akin Gump and Morris Nichols. At the meeting, the NTI GP Conflicts Committee and its advisors discussed WNR’s response to the December 14 Counterproposal, and Evercore provided the committee with a comparison of the October 23 Proposal, the December 1 Counterproposal and the December 7 Counterproposal using various unit and share prices and updated for the December 16, 2015 closing price for WNR Common Stock of $37.88 per share. During Evercore’s presentation, the NTI GP Conflicts Committee asked whether or not the public market price for NTI Common Units had been supported during the recent stock market decline in the energy sector by the October 23 Proposal, and what might happen to the trading price of NTI Common Units if the committee rejected the December 7 Counterproposal. In responding to the committee’s questions, Evercore discussed a case study of NGL Energy Partners LP’s failed offer to acquire TransMontaigne Partnership L.P. (“TransMontaigne”), including how TransMontaigne’s units traded following TransMontaigne’s rejection of the offer. Following the discussion, the NTI GP Conflicts Committee unanimously determined to accept the economic terms of the December 7 Counterproposal, subject to negotiation of a mutually acceptable merger agreement and receipt of a fairness opinion from Evercore. Akin Gump then provided the NTI GP Conflicts Committee with an update regarding the current status of the Merger Agreement negotiations, including the changes reflected in the revised draft of the Merger Agreement received from Vinson & Elkins on December 16, 2015, noting: (i) that the cash distribution terms needed to be developed further in order to, among other things, address the payment of cash distributions with respect to periods following the first quarter of 2016 in the event the Merger were to close after the first quarter of 2016; (ii) that WNR had accepted the NTI GP Conflicts Committee’s request to remove any requirement for NTI to pay a termination fee; and (iii) that in lieu of a termination fee, WNR was seeking to require NTI to be subject to certain expense reimbursement obligations following a termination of the Merger Agreement. Akin Gump also noted that Vinson & Elkins had telephoned earlier in the day to communicate that WNR would not be willing to agree to a term requiring the Proposed Transaction to be approved by a majority of the NTI Unaffiliated Unitholders. Following the discussion, the NTI GP Conflicts Committee determined not to pursue a term requiring the Proposed Transaction to be approved by a majority of the NTI Unaffiliated Unitholders after considering the economic terms of the Proposed Transaction, the NTI GP Conflicts Committee’s ability to change its recommendation, and WNR’s stated position that it would not agree to such a term. The committee then directed Akin Gump to work with Vinson & Elkins to finalize the terms of the Merger Agreement, including the cash distribution terms, and to propose a cap on NTI’s expense reimbursement obligations in the event WNR terminated the Merger Agreement following a change in recommendation by the NTI GP Conflicts Committee. Mr. Duckworth then directed Evercore and Akin Gump to contact WNR and Vinson & Elkins, respectively, in order to communicate the points discussed at the meeting. Mr. Duckworth also advised the NTI GP Conflicts Committee that he would call Mr. Foster to communicate that the committee had agreed to accept the economic terms of the December 7 Counterproposal, subject to negotiation of a mutually acceptable Merger Agreement and receipt of a fairness opinion from Evercore, and to express the committee’s strongly held view that the NTI Unaffiliated Unitholders should receive a pro rata cash distribution with respect to the quarter in which the transaction closes.

Later on the morning of December 17, 2015, Mr. Duckworth telephoned Mr. Foster and advised him that (i) the NTI GP Conflicts Committee had agreed to the principal economic terms of the December 7 Counterproposal, subject to negotiation of a mutually acceptable Merger Agreement and final approval by the committee following receipt of Evercore’s final financial analysis and fairness opinion; (ii) the committee requested that the NTI Common Unitholders receive a pro rata cash distribution relating to NTI’s operations through the closing of the Merger, accepting that reasonable estimates may need to be made; and (iii) Evercore and Akin Gump would be in contact with WNR management and Vinson & Elkins, respectively, to discuss the proposed Merger Agreement, and timing and process matters.

On the afternoon of December 17, 2015, Mr. Foster telephoned Mr. Duckworth and stated that (i) WNR had agreed in principal to the NTI GP Conflicts Committee’s views regarding the payment of a pro rata distribution for the quarter in which the transaction closed; (ii) WNR management and Vinson & Elkins would work with Evercore and Akin Gump regarding the mechanics for determining the requested pro rata cash distribution; and (iii) WNR was planning to schedule a special meeting of the WNR Board on December 21, 2015 to finalize their approval of the Proposed Transaction.

On December 17, 2015, representatives of Evercore and WNR management discussed the pro rata cash distribution mechanics, and on the evening of December 17, 2015, Vinson & Elkins provided Akin Gump with an example of the pro rata cash distribution determination mechanics outlining the interrelationship between the closing date for the Proposed Transaction and the rights of the NTI Unaffiliated Unitholders to receive either a pro rata cash distribution from NTI or a WNR dividend with respect to the WNR Common Stock to be issued in the Merger, in either case in the quarter in which the Proposed Transaction closes, which Akin Gump subsequently provided to the NTI GP Conflicts Committee and Evercore.

On December 18, 2015, NTI management had a call with Akin Gump during which NTI management provided comments to and answered questions about the terms of the proposed merger agreement. Also on December 18, 2015, Akin Gump and Vinson & Elkins discussed the Merger Agreement terms governing the rights of the NTI Unaffiliated Unitholders to receive either a pro rata cash distribution from NTI or a WNR dividend with respect to the WNR Common Stock to be issued in the Merger, in either case in the quarter in which the Proposed Transaction closes, and factors impacting the timing for the determination of, and the calculation period for, an NTI pro rata distribution. On the evening of December 18, 2015, Akin Gump provided Vinson & Elkins with a revised draft of the Merger Agreement.

On the evening of December 19, 2015, Vinson & Elkins provided Akin Gump with a revised draft of the Merger Agreement.

On December 20, 2015 and December 21, 2015, representatives of Akin Gump and Vinson & Elkins discussed the final negotiated changes to the Merger Agreement.

On December 21, 2015, the NTI GP Conflicts Committee held a telephonic meeting with representatives of Evercore, Akin Gump and Morris Nichols in attendance. Morris Nichols provided a summary overview of the duties of the committee in connection with its review and consideration of the Proposed Transaction. Evercore then presented its financial analysis of the proposed merger consideration contemplated by the Merger Agreement, noting that its materials and financial analyses were substantially equivalent to those most recently presented to the NTI GP Conflicts Committee, and had been updated for developments since the prior materials. After the NTI GP Conflicts Committee discussed Evercore’s presentation, representatives from Evercore confirmed that Evercore was prepared to deliver a fairness opinion to the NTI GP Conflicts Committee based on the Merger Consideration if so requested by the committee. Representatives of Akin Gump then provided an overview of the terms of the final draft of the Merger Agreement, explained the final negotiated changes to the agreement, and answered questions from the committee regarding the terms of the agreement. At the request of the NTI GP Conflicts Committee, Evercore then delivered its oral opinion, which was later confirmed by delivery of a written opinion dated December 21, 2015, that, as of December 21, 2015 and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth therein, the Merger Consideration to be received in the Merger was fair, from a financial point of view, to the NTI Unaffiliated Unitholders. After further discussions and based on prior conclusions of the NTI GP Conflicts Committee with respect to the risks and merits of the Proposed Transaction, the NTI GP Conflicts Committee unanimously: (i) determined that the Merger Agreement and the Merger Transactions were fair and reasonable to the NTI Unaffiliated Unitholders and NTI and were not adverse to the interests of the NTI Unaffiliated Unitholders or the interests of NTI; (ii) approved the Merger Agreement and the Merger Transactions, which approval was intended to constitute “special approval” under NTI’s partnership agreement; (iii) approved the execution, delivery and performance of the Merger Agreement by NTI GP and NTI, which approvals were intended to constitute “special approval” under NTI’s partnership agreement; and (iv) recommended that the holders of NTI Common Units vote in favor of and approve the Merger Agreement and the Merger Transactions.

Later on December 21, 2015, the WNR Board held a meeting where WNR management presented materials summarizing the key terms of the Merger Agreement, which had been prepared with the assistance of Vinson & Elkins, and financial analyses based on the final negotiated Merger Consideration, which had been prepared with the assistance of Goldman Sachs. During the meeting, the WNR Board approved the Merger Transactions and Merger Agreement. Later that day, WNR and NTI management executed the definitive Merger Agreement, and following the close of trading on the NYSE, the parties issued a joint press release announcing the Merger Agreement and each of WNR and NTI filed a current report on Form 8-K with the SEC.

Following the public announcement of the Merger Agreement and the subsequent circulation of a draft of this proxy statement/prospectus, Evercore determined that certain calculations in the financial analysis it had presented to the NTI GP Conflicts Committee on December 21, 2015 needed to be revised to properly reflect the number of fully diluted shares of WNR Common Stock estimated to be outstanding following the closing of the Merger pro forma as if the Merger had closed on January 1, 2016, and the estimated amount of cash projected to be on WNR’s balance sheet following the closing of the Merger pro forma as if the Merger had closed on January 1, 2016. The revisions resulted in a reduction to the implied ranges of total value to be received by the NTI Public Unitholders in the Merger for each NTI Common Unit by approximately 4% under Evercore’s discounted cash flow analysis, precedent M&A transactions analysis, and peer group trading analysis using either the WNR Pro Forma Financial Projections—Management Pricing (as defined under “—Opinion of Evercore Group L.L.C.”) or the WNR Pro Forma Financial Projections—Historical Pricing (as defined under “—Opinion of Evercore Group L.L.C.”). Immediately following its determination, Evercore contacted the Chairman of the NTI GP Conflicts Committee and Akin Gump to inform them that Evercore had made such determination and that it would circulate a revised version of its analysis to the NTI GP Conflicts Committee and would explain the revisions.

On the morning of January 7, 2016, the NTI GP Conflicts Committee held a telephonic meeting with representatives of Evercore, Akin Gump and Morris Nichols. At the meeting, Evercore reviewed the revisions to its financial analysis with the committee and explained that the revisions to the individual valuation ranges did not result in a change to the summary valuation of the Merger Consideration range of $29.00 to $32.00 per NTI Common Unit. Evercore explained that it did not consider the revisions to its analysis to be material, and that using the revised financial analysis would not have changed Evercore’s opinion that the Merger Consideration to be received in the Merger was fair, from a financial point of view, to the NTI Unaffiliated Unitholders delivered to the NTI GP Conflicts Committee on December 21, 2015. During the course of the discussions, the NTI GP Conflicts Committee asked, and representatives of Evercore answered, questions with respect to the revised financial analysis. The summary of Evercore’s opinion set forth under “—Opinion of Evercore Group L.L.C.” gives effect to the revisions. For additional information, please see “—Opinion of Evercore Group L.L.C.”

On the afternoon of January 11, 2016, the NTI GP Conflicts Committee held a telephonic meeting with representatives of Akin Gump and Morris Nichols. At the meeting, the members of the NTI GP Conflicts Committee discussed (i) the revisions to Evercore’s financial analysis as explained by Evercore at the telephonic meeting held on January 7, 2016; (ii) whether the committee required any additional information regarding the revisions and the related impact on Evercore’s financial analysis; and (iii) the implications of the revisions to the committee’s assessment of the Merger Agreement and the Merger Transactions, noting that the revisions did not affect the fairness opinion delivered to the committee by Evercore on December 21, 2015. During the course of the discussions, (i) representatives of Akin Gump and Morris Nichols responded to various questions from the committee; (ii) the committee considered various factors it had previously considered in connection with its approval of the Merger Agreement and the Merger Transactions on December 21, 2015; and (iii) the committee determined that it did not require any additional information regarding the revisions to Evercore’s financial analysis. Following the discussions, the NTI GP Conflicts Committee unanimously determined that the revisions to Evercore’s financial analysis did not change the committee’s assessment of the Merger Agreement and the Merger Transactions, and that the committee continued to recommend that NTI Common Unitholders vote in favor of the Merger Proposal.

Relationship of the Parties to the Merger

WNR owns all of the membership interests in NT InterHoldCo, which owns all of the membership interests in NTI GP and approximately 38.4% of the NTI Common Units outstanding. NT InterHoldCo has the right to appoint and remove all of the members of the NTI GP Board. Thus, through its ownership in NT InterHoldCo, WNR has a controlling interest in NTI GP, which manages the operations and activities of NTI. NTI’s assets, liabilities and results of operations are consolidated in WNR’s financial statements. During 2014, NTI’s contribution to Adjusted EBITDA represented 32.2% of WNR’s consolidated adjusted EBITDA.

The NTI GP Board includes four non-employee directors who are also directors and/or executive officers of WNR (Messrs. Foster, Stevens, Weaver and Barfield). None of Messrs. Foster, Stevens, Weaver and Barfield, however, are on the NTI GP Conflicts Committee. Persons who are directors or officers of both WNR and NTI GP owe duties to both the stockholders of WNR and to the NTI Common Unitholders and may have interests in the Merger that are different than yours. The following chart sets forth certain information, as of the date of this proxy statement/prospectus, regarding the directors and executive officers of each of WNR and NTI GP.

Name	Age (as of January 8, 2016)	WNR Position	NTI GP Position
Paul L. Foster	58	Chairman of the Board and Executive Chairman	Chairman of the Board
Jeff A. Stevens	52	Director, President and Chief Executive Officer	Director
Scott D. Weaver	57	Director, Vice President, Assistant Treasurer and Assistant Secretary	Director, Chairman of the Nominating and Governance Committee and Member of the Compensation Committee
Lowry Barfield	58	Senior Vice President – Legal, General Counsel and Secretary	Director and Member of the Compensation and the Nominating and Governance Committees
Mark J. Smith	56	President – Refining and Marketing	None
Gary R. Dalke	63	Chief Financial Officer	None
William R. Jewell	61	Chief Accounting Officer	None
Jeffrey S. Beyersdorfer	54	Senior Vice President – Treasurer and Assistant Secretary	None
L. Frederick Francis	59	Director, Chairman of the Nominating and Corporate Governance Committee and Member of the Audit Committee	None
Brian J. Hogan	54	Director, Chairman of the Compensation Committee and Member of the Audit Committee	None
William D. Sanders	74	Director and Member of the Nominating and Corporate Governance Committee	None
Robert J. Hassler	63	Director and Member of the Nominating and Corporate Governance Committee	None
Sigmund Cornelius(1)	61	Director and Chairman of the Audit Committee and Member of the Compensation Committee	None
David L. Lamp	58	None(2)	Director, President and Chief Executive Officer
Melissa M. Buhrig	40	None	Executive Vice President, General Counsel and Secretary
Karen B. Davis	59	None	Executive Vice President and Chief Financial Officer
Scott L. Stevens	54	None	Senior Vice President and Chief Commercial Officer
Timothy Bennett	57	None	Director and Member of the Audit and Conflicts Committees

Name	Age (as of January 8, 2016)	WNR Position	NTI GP Position
Rocky Duckworth	65	None	Director, Chairman of the Conflicts Committee and Member of the Audit Committee
Thomas Hofmann	64	None	Director, Chairman of the Audit Committee and Member of the Nominating and Governance and Conflicts Committees
Dan F. Smith	69	None	Director, Chairman of the Compensation Committee and Member of the Conflicts Committee

(1)	Mr. Cornelius assumed position as Chairman of the Audit Committee on January 4, 2016.
(2)	Mr. Lamp is expected to be appointed President and Chief Operating Officer of WNR upon consummation of the Merger.

WNR and NTI have also entered into certain related party transactions, including a shared services agreement, whereby NTI receives administrative support services. Under the shared services agreement, NTI also performs certain services for WNR, including risk management, legal and other related services, and receives certain services from WNRL. The shared services agreement was effective as of September 1, 2014, and was approved by the NTI GP Conflicts Committee. These services include assistance with treasury, risk management and commercial operations, environmental compliance, information technology support, legal and other related services. NTI and WNR have also engaged in several types of transactions, including the purchase and sale of crude oil, feedstocks and asphalt and the lease of railcars in the ordinary course of business. For the year ended December 31, 2014, NTI recognized $1.1 million in expense for these services, which are included in selling, general and administrative expenses in NTI’s financial statements. As of September 30, 2015, WNR owed NTI $2.2 million and NTI owed WNR $2.2 million. The full text of the shared services agreement has been filed by NTI with the SEC as Exhibit 10.2 to NTI’s Quarterly Report on Form 10-Q, filed on November 4, 2014 and is available for review without charge on the SEC’s website at www.sec.gov.

For more information on such transactions, please read the documents referenced under “Where You Can Find More Information” beginning on page 181 of this proxy statement/prospectus.

Recommendation of the NTI GP Conflicts Committee and Its Reasons for Recommending Approval of the Merger Proposal and the NTI Compensation Proposal

On December 21, 2015, the NTI GP Conflicts Committee unanimously determined that the Merger Agreement and the Merger Transactions are fair and reasonable to the NTI Unaffiliated Unitholders and NTI and are not adverse to the interests of the NTI Unaffiliated Unitholders or the interests of NTI. Based upon such determination, the NTI GP Conflicts Committee approved the Merger Agreement and the Merger Transactions, the execution, delivery and performance of the Merger Agreement by NTI GP and NTI, and the submission of the Merger Agreement and the Merger Transactions to a vote of the NTI Common Unitholders. The NTI GP Conflicts Committee’s approval constitutes “Special Approval,” as such term is defined by the NTI Partnership Agreement. The NTI GP Conflicts Committee recommends that NTI Common Unitholders vote in favor of the Merger Proposal and the NTI Compensation Proposal.

Under the NTI Partnership Agreement, whenever NTI GP, the NTI GP Board or any committee of the NTI GP Board (including the NTI GP Conflicts Committee) makes a determination or takes or declines to take any other action, then NTI GP, the NTI GP Board or any committee of the NTI GP Board (including the NTI GP Conflicts Committee) must make such determination or take or decline to take such other action in good faith and is not subject to any other or different standard under the NTI Partnership Agreement or applicable law (other than the implied contractual covenant of good faith and fair dealing). Under the NTI Partnership Agreement, a determination, other action or failure to act by the NTI GP Conflicts Committee will be deemed to be in “good faith” unless the NTI GP Conflicts Committee believed that such determination, other action or failure to act was adverse to the interests of the Partnership. The NTI GP Conflicts Committee has not, including, without limitation, in connection with making the determination and approvals, and the related recommendation to the NTI Common Unitholders described above, assumed any obligation to NTI or its limited partners (whether fiduciary, contractual, implied, or otherwise) other than those obligations that may exist in the NTI Partnership Agreement. Nothing in this proxy statement/prospectus or the actions, determinations or recommendations of the NTI GP Conflicts Committee described in this proxy statement/prospectus should be read to mean that the NTI GP Conflicts Committee assumed any obligations to NTI or its limited partners (whether fiduciary, contractual, implied, or otherwise) other than those obligations that may exist in the NTI Partnership Agreement. You are urged to read the full text of the NTI Partnership Agreement, which is incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 181.

The NTI GP Conflicts Committee consulted with its financial and legal advisors and considered many factors in making its determination and approvals, and the related recommendation to the NTI Common Unitholders. The NTI GP Conflicts Committee considered the following factors to be generally positive or favorable in making its determination and approvals, and the related recommendation to the NTI Common Unitholders:

•	Based on the VWAP of a share of WNR Common Stock for the 20 consecutive NYSE full trading days ending at the close of regular trading hours on the NYSE on October 23, 2015 (the last trading day before the announcement of the October 23 Proposal), the Standard Mix of Consideration payable for each publicly held NTI Common Unit in the Merger represented a premium of approximately 18% above the VWAP of the NTI Common Units for the same period, and represented aggregate consideration of $28.34 per NTI Common Unit.

•	Based on the closing price of WNR Common Stock as of December 18, 2015 (the last trading day before the day the Merger Agreement was announced), the Standard Mix of Consideration payable for each publicly held NTI Common Unit in the Merger represented a premium of approximately 8.6% above the closing price of NTI Common Units as of December 18, 2015, and represented aggregate consideration of $26.06 per NTI Common Unit.

•	The negotiated terms of the Merger Agreement governing the rights of NTI’s Unaffiliated Unitholders to receive NTI cash distributions and/or, if applicable, WNR cash dividends with respect to shares of WNR Common Stock to be received in the Merger. In particular, pursuant to the terms of the Merger Agreement, with respect to the quarter in which the Closing Date occurs, NTI will make, to the extent it generates available cash in such quarter, a prorated quarterly cash distribution to NTI Common Unitholders of record as of immediately prior to the effective time of the Merger of such available cash if the record date for the WNR quarterly cash dividend to be paid in that quarter occurs before the Closing Date. Accordingly, in the quarter that the Closing Date occurs, NTI Common Unitholders who receive WNR Common Stock in the Merger will receive (i) an NTI cash distribution in respect of the previous quarter, to the extent it generates available cash in such quarter; and (ii) either an NTI prorated cash distribution in respect of available cash generated by NTI in the quarter in which the Closing Date occurs or (assuming such unitholders continue to hold the shares of WNR Common Stock received in the Merger through the record date for such WNR dividend) the WNR quarterly cash dividend payable in the quarter in which the Closing Date occurs.

•	The ability of the NTI Unaffiliated Unitholders to make a Cash Election or a Stock Election instead of receiving the Standard Mix of Consideration, subject to the proration and adjustment procedures provided in the Merger Agreement.

•	The Exchange Ratios are fixed and therefore the value of the WNR Common Stock to be received as part of the Standard Mix of Consideration or the Merger Consideration to be received pursuant to a Stock Election would increase in the event the market price of WNR Common Stock increased prior to the closing of the Merger.

•	The Standard Mix of Consideration for each publicly held NTI Common Unit represents a 2.6% increase from the value of the merger consideration originally offered by WNR as part of the October 23 Proposal, based on the VWAP of a share of WNR Common Stock for the 20 consecutive NYSE full trading days ending at the close of regular trading hours on the NYSE on October 23, 2015 (the last trading day before the announcement of the October 23 Proposal).

•	The NTI GP Conflicts Committee’s belief that the public trading price for NTI Common Units has been supported by the cash component of the merger consideration originally offered as part of the October 23 Proposal, and that the public trading price of the units would likely decline in the event the committee declined to approve the Proposed Transaction.

•	The NTI GP Conflicts Committee’s belief that the Merger Consideration represented the greatest amount of consideration that WNR would have been willing to agree to pay at the time of the NTI GP Conflicts Committee’s determination and approval.

•	The valuation analyses of NTI and WNR prepared by Evercore and reviewed and discussed with the NTI GP Conflicts Committee, including a discounted cash flow analysis, a precedent transactions analysis, a peer group trading analysis, and a premiums paid analysis.

•	The delivery of an opinion by Evercore to the NTI GP Conflicts Committee on December 21, 2015, to the effect that, as of that date and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its written opinion, the Merger Consideration to be received by the NTI Unaffiliated Unitholders in the Merger was fair, from a financial point of view, to the NTI Unaffiliated Unitholders.

•	That, in receiving WNR Common Stock in the Merger, NTI Common Unitholders will be provided an opportunity to participate in a combined entity that, after giving effect to the Merger, will have a more diversified asset base and a stronger credit profile than NTI on a standalone basis before the Merger.

•	Certain terms of the Merger Agreement, principally:

•	NTI will not be obligated to pay a termination fee in the event WNR were to terminate the Merger Agreement pursuant to its terms as WNR had sought under the terms of the initial draft of the Merger Agreement it provided to the NTI GP Conflicts Committee;

•	NTI’s obligation to reimburse WNR for its expenses in the event WNR were to terminate the Merger Agreement pursuant to its terms due to an NTI Change in Recommendation is capped at $3 million;

•	WNR’s obligation to vote the NTI Common Units it beneficially owns in favor of the Merger Proposal; and

•	The pre-closing operating covenants for WNR which provide protection to NTI Common Unitholders by restricting WNR’s ability to take certain actions prior to the closing of the Merger that could reduce the value of the Merger Consideration.

In addition, the NTI GP Conflicts Committee also considered a number of factors relating to the procedural safeguards involved in the negotiation of the Merger Agreement, including those discussed below, each of which supported its determination with respect to the fairness of the Merger to the NTI Unaffiliated Unitholders:

•	Each of the members of the NTI GP Conflicts Committees satisfies the requirements for serving on the NTI GP Conflicts Committee, including the requirement that all members of the NTI GP Conflicts Committee be independent.

•	In connection with the consideration of the Merger, the NTI GP Conflicts Committee retained its own independent financial and legal advisors with knowledge and experience with respect to public merger and acquisition transactions, and WNR’s and NTI’s industry specifically, as well as substantial experience advising publicly traded master limited partnerships and other companies with respect to transactions similar to the Merger.

•	The terms and conditions of the Merger Agreement and the Merger Transactions were determined through arm’s-length negotiations between WNR and the NTI GP Conflicts Committee and their respective representatives and advisors.

•	The terms of the Merger Agreement permit the NTI GP Conflicts Committee to change its recommendation with respect to the Merger Proposal if it has determined in good faith after consultation with its outside legal counsel and financial advisors that the failure to make such a change in recommendation would be inconsistent with its duties under the NTI Partnership Agreement or applicable law.

•	The ability of NTI under the terms of the Merger Agreement to enter into discussions with another party in response to an unsolicited written offer, if the NTI GP Conflicts Committee, after consultation with outside legal counsel and financial advisors, determines in good faith (a) that such unsolicited written offer constitutes or is likely to result in a Superior Proposal and (b) failure to take such action would be inconsistent with its duties under the NTI Partnership Agreement or applicable law.

•	Under the terms of the Merger Agreement, prior to the Effective Time, WNR will not, without the consent of the NTI GP Conflicts Committee, eliminate the NTI GP Conflicts Committee, revoke or diminish the authority of the NTI GP Conflicts Committee or remove or cause the removal of any director of NTI GP who is a member of the NTI GP Conflicts Committee either as a director or as a member of such committee (so long as such director continues to satisfy the requirements of serving on the NTI GP Conflicts Committee set forth in the NTI Partnership Agreement).

•	Under its terms, the Merger Agreement may not be amended without the approval of the NTI GP Conflicts Committee.

•	Whenever a determination, agreement, decision, approval or consent of NTI or NTI GP is required pursuant to the Merger Agreement, including (i) any decision or determination by NTI to terminate the Merger Agreement, and (ii) any determination of the date for the NTI Special Meeting by the NTI GP Board, such determination, decision, approval or consent must be authorized by the NTI GP Conflicts Committee.

The NTI GP Conflicts Committee considered the following factors to be generally negative or unfavorable in making its determination and approvals, and the related recommendation to the NTI Common Unitholders:

•	The receipt of WNR Common Stock, cash or a combination of WNR Common Stock and cash in exchange for NTI Common Units pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes to U.S. holders (as defined in “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 169 of this proxy statement/proxy).

•	Following the Merger, it is anticipated that the aggregate amount of cash dividends to be received in 2016 by former NTI Common Unitholders who receive, and continue to hold, shares of WNR Common Stock in the Merger may be lower than the aggregate amount of cash distributions that they would have received in 2016 with respect to their NTI Common Units if the Merger had not occurred.

•	The Exchange Ratios are fixed and therefore the value of the WNR Common Stock to be received as part of the Standard Mix of Consideration or the Merger Consideration to be received pursuant to a Stock Election would decrease in the event the market price of WNR Common Stock decreased prior to the closing of the Merger.

•	NTI Common Unitholders are not entitled to appraisal rights under the Merger Agreement, NTI’s Partnership Agreement or Delaware law.

•	WNR indicated to the NTI GP Conflicts Committee that WNR is interested only in acquiring the NTI Common Units it does not already own and that it is not interested in disposing of its interests in NTI or NTI GP at this time. It is therefore highly unlikely that an unsolicited third party acquisition proposal or offer for the assets or common units of NTI will be made. Furthermore, even if such a third party proposal or offer were made, NTI is limited under the Merger Agreement in its ability to consider unsolicited offers from third parties.

•	The NTI GP Conflicts Committee did not conduct an auction process or other solicitation of interest from third parties for the acquisition of NTI or of the publicly held NTI common units.

•	Because the Merger Agreement can be approved by holders of a majority of the outstanding NTI Common Units, and WNR already beneficially owns approximately 38.4% of the outstanding NTI Common Units and has agreed to vote in favor of the Merger Proposal, it is likely that unitholder approval of the Merger Proposal will be achieved even if a majority of the NTI Unaffiliated Unitholders vote against the Merger Proposal. The NTI GP Conflicts Committee determined not to pursue a term requiring the Merger to be approved by a majority of the NTI Unaffiliated Unitholders after considering the economic terms of the Merger, the committee’ ability to change its recommendation under the terms of the Merger Agreement, and WNR’s stated position that it would not agree to such a term.

•	There is risk that the potential benefits sought in the Merger might not be fully realized.

•	There is risk that the Merger might not be completed in a timely manner, or that the Merger might not be consummated at all as a result of a failure to satisfy the conditions contained in the Merger Agreement, and a failure to complete the Merger could negatively affect the trading price of NTI Common Units.

•	Certain terms of the Merger Agreement, principally:

•	The provisions limiting the ability of NTI to solicit, or to consider unsolicited, offers from third parties for NTI or the common units of NTI; and

•	NTI’s obligation to reimburse WNR for certain expenses in the event WNR were to terminate the Merger Agreement pursuant to its terms due to an NTI Change in Recommendation or a material breach by NTI or NTI GP of a representation, warranty or covenant in the Merger Agreement.

•	Certain members of NTI management and the NTI GP Board may have interests that are different from those of the NTI Unaffiliated Unitholders.

The foregoing discussion of the information and factors considered by the NTI GP Conflicts Committee is not intended to be exhaustive, but includes material factors the committee considered. In view of the variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the NTI GP Conflicts Committee did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors considered in making its determination and recommendation. In addition, each of the members of the NTI GP Conflicts Committee may have given differing weights to different factors. Overall, the committee believed that the positive factors supporting the Merger outweighed the negative factors it considered.

WNR Parties’ Purpose and Reasons for the Merger

The WNR Parties’ reasons for the Merger include, but are not limited to:

•	Increased Scale, Asset Diversity and Competitiveness: The Merger will result in a combined company with a more diversified asset base and enhanced scale, combining three top quartile independent refineries on a gross margin per barrel basis (with total pro forma capacity of 255,000 barrels per day) under one entity, with direct pipeline access to attractive Permian/Delaware, Four Corners, Bakken or Canadian crude oil.

•	A Simplified Corporate Structure: Combining WNR’s and NTI’s assets under a single corporate entity facilitates easier-to-understand financial reporting for equity investors, improves the ability of management to efficiently manage working capital and growth capital projects.

•	Meaningful Financial and Operational Synergies: WNR believes there are at least $10 million annually in identified opportunities for synergies, including through streamlining general and administrative expenses and eliminating costs associated with NTI Common Units being publicly traded.

•	Financial Strength: The combination is expected to be accretive to WNR’s earnings per share based on Wall Street analyst’s consensus and excluding one-time expenses related to the Merger. WNR expects that the combined company will have increased capital markets access, a stronger credit profile and a potential lower cost of capital than either WNR or NTI on a stand-alone basis.

•	Increased Consolidation Flexibility: WNR’s acquisition of NTI, combined with WNR’s ownership of WNRL, creates a larger, potentially more efficient platform for pursuing expansions and potential acquisitions.

Position of the WNR Parties and NTI GP Conflicts Committee as to the Fairness of the Merger

Under the rules governing “going private” transactions, each of WNR and MergerCo, which are collectively referred to as the “WNR Parties,” NTI GP and NTI are deemed to be engaged in a “going private” transaction and are required to express their beliefs as to the fairness of the Merger to the NTI Unaffiliated Unitholders pursuant to Rule 13e-3 under the Exchange Act. The WNR Parties and the NTI GP Conflicts Committee, on behalf of NTI and NTI GP, are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. Although the NTI GP Conflicts Committee recommends that the NTI Common Unitholders vote to approve the Merger Agreement, the views of the WNR Parties as to the fairness of the Merger should not be construed as a recommendation to any NTI Common Unitholder as to how that unitholder should vote on the proposal to approve the Merger Agreement.

Neither the WNR Parties nor any of the directors or executive officers of NTI, other than the NTI GP Conflicts Committee, undertook any independent evaluation of the fairness of the Merger to the NTI Unaffiliated Unitholders or engaged a financial advisor for such purpose. While the vote of a majority of the outstanding NTI Common Units, including those owned by WNR and its subsidiaries, is required to approve the Merger Agreement, no separate vote of a majority of the NTI Unaffiliated Unitholders is required under the terms of the NTI Partnership Agreement. However, based on the procedural safeguards implemented during the negotiation of the Merger Agreement, which include the authorization of the NTI GP Conflicts Committee to (i) review and evaluate the terms and conditions of the proposed transaction, on behalf of NTI and the NTI Unaffiliated Unitholders, (ii) negotiate, or delegate to any person or persons the ability to negotiate, the terms and conditions of the Merger, including the consideration to be received by the NTI Unaffiliated Unitholders, (iii) determine whether or not to grant Special Approval pursuant to Section 7.9 of the NTI Partnership Agreement with respect to the Merger, (iv) make any recommendation to the NTI Unaffiliated Unitholders regarding what action, if any, should be taken by the NTI Unaffiliated Unitholders with respect to the Merger, (v) if applicable and appropriate, exercise the full authority of the NTI GP Board with respect to the approval of the Merger and the transactions contemplated thereby and (vi) retain independent professional advisors, and the other factors considered by, and the analysis, discussion and resulting conclusions of, the NTI GP Conflicts Committee described in the section entitled “—Recommendation of the NTI GP Conflicts Committee and Its Reasons for Recommending Approval of the Merger Proposal and the NTI Compensation Proposal,” which analysis, discussion and resulting conclusions the WNR Parties expressly adopt as their own, the WNR Parties believe that the Merger is substantively and procedurally fair to the NTI Unaffiliated Unitholders.

The foregoing discussion of the information and factors considered and given weight by the WNR Parties and the NTI GP Conflicts Committee, on behalf of NTI GP, is not intended to be exhaustive, but includes the factors considered by the WNR Parties and the NTI GP Conflicts Committee that each believes to be material to the fairness determination regarding the fairness of the Merger for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. The WNR Parties and the NTI GP Conflicts Committee did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the Merger. Rather, the WNR Parties and the NTI GP Conflicts Committee, on behalf of NTI GP, made their fairness determination after considering all of the factors as a whole.

Projected Financial Information

Set forth below is a summary of certain projected financial information, referred to as the “Management Projections,” that was prepared by WNR management and furnished to the WNR Board and the NTI GP Conflicts Committee for purposes of evaluating the proposed Merger. This projected financial information was also provided to Evercore for use in connection with its financial analyses and opinion and to Goldman Sachs for use in connection with its financial analyses. The Management Projections were prepared by WNR management utilizing standalone projected financial information for NTI based on preliminary budgeting and forecast information, as updated and refined based upon input from NTI management during the Merger process, and further adjusted, in the case of the projections related to WNR pro forma for the Merger, for WNR’s assumed future divestiture of NTI’s traditional logistics assets to WNRL. The Management Projections consist of one set of projections prepared reflecting WNR management’s crack spread assumptions (the “WNR Management Pricing Case”) and a second set, prepared at the request of the NTI GP Conflicts Committee and Evercore based on input from NTI management, based on NTI’s budget for the 2016 period and the application of five-year historical average crack spreads to the 2017 to 2020 periods (the “Historical Pricing Case”). The Management Projections are dated December 1, 2015, and were provided to the NTI GP Conflicts Committee and Evercore on December 2, 2015.

WNR and NTI do not as a matter of course make public projections as to future sales, earnings, or other results. However, WNR management has prepared the prospective financial information set forth below for the purposes of evaluating the proposed Merger. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of WNR management, was prepared on a reasonable basis, reflected the then best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of WNR, WNRL and NTI. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

WNR Management Pricing Case:

(in millions)	2016	2017	2018	2019	2020
WNR Standalone Adjusted EBITDA(1)(2)	$561	$562	$686	$670	$733
WNRL EBITDA(1)	$141	$155	$179	$222	$231
NTI Adjusted EBITDA(1)	$369	$418	$391	$421	$414
WNR Pro forma Adjusted EBITDA(1)(3)	$912	$949	$1,045	$1,059	$1,114

(1)	EBITDA and Adjusted EBITDA are non-GAAP financial measures. For a discussion of how WNR, NTI or WNRL, as applicable, defines and uses such terms, and a reconciliation to the nearest GAAP financial measure, please see “—Non-GAAP Financial Measures” below.
(2)	Does not include Adjusted EBITDA from WNRL or NTI.

(3)	Pro forma for the purchase by WNR of 100% of publicly traded NTI Common Units not owned by WNR or its subsidiaries; assumes divestiture of NTI traditional logistics assets to WNRL; does not include EBITDA from WNRL.

Historical Pricing Case:

(in millions)	2016	2017	2018	2019	2020
WNR Standalone Adjusted EBITDA(1)(2)	$828	$797	$870	$848	$917
WNRL EBITDA(1)	$141	$155	$179	$222	$231
NTI Adjusted EBITDA(1)	$323	$434	$332	$446	$461
WNR Pro forma Adjusted EBITDA(1)(3)	$1,132	$1,199	$1,169	$1,261	$1,344

(1)	EBITDA and Adjusted EBITDA are non-GAAP financial measures. For a discussion of how WNR, NTI or WNRL, as applicable, defines and uses such terms, and a reconciliation to the nearest GAAP financial measure, please see “—Non-GAAP Financial Measures” below.
(2)	Does not include Adjusted EBITDA from WNRL or NTI.
(3)	Pro forma for the purchase by WNR of 100% of publicly traded NTI Common Units not owned by WNR or its subsidiaries; assumes divestiture of NTI traditional logistics assets to WNRL; does not include EBITDA from WNRL.

The foregoing projected financial information is based, in part, on the assumptions set forth in the table below:

	2016E	2017E	2018E	2019E	2020E
Refining Gross Margin – WNR Management Pricing Case ($/bbl)
Gallup	$19.01	$19.35	$20.40	$20.40	$20.40
El Paso	$14.66	$15.00	$16.05	$16.05	$16.05
St. Paul	$16.22	$16.31	$15.77	$15.71	$15.49
Refining Gross Margin – Historical Pricing Case ($/bbl)
Gallup	$21.32	$21.32	$21.32	$21.32	$21.32
El Paso	$19.58	$19.58	$19.58	$19.58	$19.58
St. Paul	$14.84	$17.12	$14.81	$17.10	$17.50

Throughput (bpd)
Gallup	27,000	25,250	27,000	27,000	27,000
El Paso	136,000	129,500	136,000	130,750	136,000
St. Paul	92,269	98,021	92,545	101,210	100,947

Operating Costs ($/bbl)
Gallup	$8.00	$8.54	$8.00	$8.00	$8.00
El Paso	$4.38	$4.25	$4.38	$4.25	$4.25
St. Paul	$5.13	$4.87	$4.87	$4.87	$4.87

Maintenance Turnaround Expenses ($mm)
Gallup	$0	$30	$0	$0	$0
El Paso	$0	$40	$0	$40	$0
St. Paul	$57	$25	$53	$2	$30

Capital Expenditures (Sustaining/Regulatory) ($mm)
Gallup	$14	$20	$10	$10	$10
El Paso	$58	$70	$50	$70	$50
St. Paul	$41	$15	$15	$15	$15

Capital Expenditures (Discretionary) ($mm)
WNR	$107	$160	$160	$160	$160
NTI	$56	$16	$0	$0	$0

Other assumptions underlying the foregoing projected financial information include, among other things:

•	Operating assumptions for WNR’s and NTI’s retail operations, including volumes and margins;

•	Operating assumptions for WNRL, including volumes of products handled and stored;

•	Future prices of commodities and feedstocks; and

•	Future dropdown transactions between WNR and WNRL, including, with respect to the WNR pro forma projections, the dropdown of a portion of NTI’s logistics business to WNRL in the third quarter of 2016.

The projected financial information is based on numerous variables and assumptions that are inherently uncertain and are beyond the control of WNR or NTI. Important factors that may affect actual results and cause the projected financial information not to be achieved include, but are not limited to, the forecast of future prices of commodities and feedstocks which is highly volatile, risks and uncertainties relating to WNR’s, NTI’s or WNRL’s businesses (including their ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the regulatory environment, general business and economic conditions and other matters described under the sections entitled “Special Note Regarding Forward-Looking Statements,” “Special Factors” and “Risk Factors.” In fact, the projections of future prices of commodities and feedstocks have changed substantially since the time these projections were made and are expected to remain volatile in the future. The projected financial information also reflects assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in the projected financial information. Accordingly, there can be no assurance that the forecasted results will be realized and WNR undertakes no obligation to update or revise the projected financial information.

The inclusion of the projected financial information in this proxy statement/prospectus should not be regarded as an indication that any of WNR, NTI or their respective officers, directors, partners, affiliates, advisors or other representatives considered the projected financial information to be necessarily predictive of actual future events, and the projected financial information should not be relied upon as such. None of WNR, NTI or any of their respective officers, directors, partners, affiliates, advisors or other representatives can give you any assurance that actual results will not differ from the projected results. WNR undertakes no obligation to update or otherwise revise or reconcile the projected financial information to reflect circumstances existing after the date the projected financial information was generated or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error or for any other reason. WNR does not intend to make publicly available any update or other revision to the projected financial information. WNR makes no representation to any WNR stockholder, NTI Common Unitholder or WNRL unitholders or other person regarding WNR’s, NTI’s or WNRL’s ultimate performance compared to the information contained in the projected financial information or that projected results will be achieved. WNR has made no representation to NTI in the Merger Agreement or otherwise concerning the projected financial information.

Non-GAAP Financial Measures

WNR Standalone Adjusted EBITDA

WNR Standalone Adjusted EBITDA represents earnings before interest expense and other financing costs, provision for income taxes, depreciation, amortization, maintenance turnaround expense and certain other non-cash income and expense items. However, WNR Standalone Adjusted EBITDA is not a recognized measurement under GAAP. WNR management believes that the presentation of WNR Standalone Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in WNR’s industry. In addition, WNR management believes that WNR Standalone Adjusted EBITDA is useful in evaluating WNR’s operating performance compared to that of other companies in WNR’s industry because the calculation of WNR Standalone Adjusted EBITDA generally eliminates the effects of financings, income taxes, the accounting effects of maintenance turnaround activities (that many of WNR’s competitors capitalize and thereby exclude from their measures of EBITDA) and certain non-cash charges that are items that may vary for different companies for reasons unrelated to overall operating performance.

WNR Standalone Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of WNR’s results as reported under GAAP. Some of these limitations are:

•	WNR Standalone Adjusted EBITDA does not reflect WNR’s cash expenditures or future requirements for maintenance turnaround activities, capital expenditures or contractual commitments;

•	WNR Standalone Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on WNR’s debt;

•	WNR Standalone Adjusted EBITDA does not reflect changes in, or cash requirements for, WNR’s working capital needs; and

•	WNR Standalone Adjusted EBITDA, as WNR management calculates it, may differ from the Adjusted EBITDA calculations of other companies in WNR’s industry, thereby limiting its usefulness as a comparative measure.

Because of these limitations, WNR Standalone Adjusted EBITDA should not be considered a measure of discretionary cash available to WNR to invest in the growth of its business. WNR management compensates for these limitations by relying primarily on WNR’s GAAP results and using WNR Standalone Adjusted EBITDA only supplementally.

WNRL EBITDA

WNRL defines WNRL EBITDA as earnings before interest expense and other financing costs, provision for income taxes and depreciation and amortization. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of WNRL’s results as reported under GAAP. Some of these limitations are:

•	WNRL EBITDA does not reflect WNRL’s cash expenditures or future requirements for capital expenditures or contractual commitments;

•	WNRL EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on WNRL’s debt;

•	WNRL EBITDA does not reflect changes in, or cash requirements for, WNRL’s working capital needs; and

•	WNRL EBITDA, as WNRL management calculates it, may differ from the EBITDA calculations of its affiliates or other companies in its industry, thereby limiting its usefulness as a comparative measure.

WNRL EBITDA is used as a supplemental financial measure by WNRL management and by external users of its financial statements, such as investors and commercial banks, to assess:

•	WNRL’s operating performance as compared to those of other companies in the midstream energy industry, without regard to financial methods, historical cost basis or capital structure;

•	the ability of WNRL’s assets to generate sufficient cash to make distributions to its unitholders;

•	WNRL’s ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

WNRL believes that the presentation of WNRL EBITDA provides useful information to investors in assessing its financial condition and results of operations. The GAAP measure most directly comparable to WNRL EBITDA is net income attributable to limited partners. This non-GAAP measure should not be considered as alternatives to net income or any other measure of financial performance presented in accordance with GAAP. WNRL EBITDA excludes some, but not all, items that affect net income attributable to limited partners. This non-GAAP measure may vary from those of other companies. As a result, WNRL EBITDA as presented herein may not be comparable to similarly titled measures of other companies.

NTI Adjusted EBITDA

NTI defines NTI Adjusted EBITDA as net income (loss) before interest expense, income taxes, depreciation and amortization, adjusted for depreciation from the Minnesota Pipe Line operations, lower of cost or market inventory adjustments, turnaround and related expenses, and equity-based compensation expense. NTI Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of NTI’s results as reported under GAAP. Some of these limitations include that NTI Adjusted EBITDA:

•	does not reflect NTI’s cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, NTI’s working capital needs;

•	does not reflect NTI’s interest expense, or the cash requirements necessary to service interest or principal payments, on its debt;

•	does not reflect the equity income in NTI’s MPL investment, but includes 17% of the calculated EBITDA of MPL;

•	does not reflect turnaround and other related expenses that other companies in our industry capitalize and amortize over the related turnaround interval period;

•	does not reflect certain other non-cash income and expenses including inventory lower of cost or market adjustments, if applicable and equity-based compensation expense; and

•	excludes income taxes that may represent a reduction in available cash.

NTI management uses NTI Adjusted EBITDA as a measure of operating performance to assist in comparing performance from period to period on a consistent basis and to readily view operating trends, as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations, and in communications with NTI’s board of directors of its general partner, creditors, analysts and investors concerning its financial performance. NTI also believes NTI Adjusted EBITDA may be used by some investors to assess the ability of its assets to generate sufficient cash flow to make distributions to its unitholders.

NTI Adjusted EBITDA is not a presentation made in accordance with GAAP and NTI’s computation of NTI Adjusted EBITDA may vary from others in its industry. In addition, NTI Adjusted EBITDA contains some, but not all, adjustments that are taken into account in the calculation of the components of various covenants in the agreements governing NTI’s 7.125% senior secured notes due 2020 (the “2020 Secured Notes”) and the asset-based ABL facility (the “ABL Facility”). NTI Adjusted EBITDA should not be considered as an alternative to operating earnings or net earnings as measures of operating performance. In addition, NTI Adjusted EBITDA is not presented as and should not be considered an alternative to cash flows from operations as a measure of liquidity. Other companies, including companies in NTI’s industry, may calculate Adjusted EBITDA differently than it does, limiting its usefulness as a comparative measure.

Opinion of Evercore Group L.L.C.

In connection with the Merger, the NTI GP Conflicts Committee retained Evercore to act as financial advisor to the NTI GP Conflicts Committee in connection with evaluating the Merger, pursuant to the Merger Agreement, pursuant to which, and subject to the terms and conditions set forth therein, the Merger will be consummated, with NTI GP owning 100% of the general partner interests in NTI, and NT InterHoldCo, a wholly owned subsidiary of WNR, directly and indirectly owning 100% of the NTI Common Units. The NTI GP Conflicts Committee engaged Evercore to act as its financial advisor based on its qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes. On December 21, 2015, at a meeting of the NTI GP Conflicts Committee, Evercore rendered its oral opinion, subsequently confirmed by delivery of a written opinion, that, as of December 21, 2015 and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the Merger Consideration to be received in the Merger was fair, from a financial point of view, to the NTI Unaffiliated Unitholders.

The full text of the written opinion of Evercore, dated as of December 21, 2015, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated by reference in its entirety into this proxy statement/prospectus. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the NTI GP Conflicts Committee in connection with its evaluation of the fairness, from a financial point of view, to the NTI Unaffiliated Unitholders of the Merger Consideration to be received by the NTI Unaffiliated Unitholders pursuant to the Merger Agreement, and did not address any other aspects or implications of the Merger. Evercore’s opinion should not be construed as creating any fiduciary duty on Evercore’s part to any party and such opinion is not intended to be, and does not constitute, a recommendation to the NTI GP Conflicts Committee or to any other persons in respect of the Merger, including as to how any NTI Common Unitholder should act or vote in respect of the Merger. The summary of the Evercore opinion set forth herein is qualified in its entirety by reference to the full text of the opinion included as Annex B.

In connection with rendering its opinion and performing its related financial analysis, Evercore, among other things:

•	reviewed certain publicly-available historical business and financial information relating to NTI, WNR and WNRL, that Evercore deemed relevant, including the Annual Reports on Form 10-K for the year ended December 31, 2014, Quarterly Reports on Form 10-Q for the quarters ended September 30, 2015, June 30, 2015 and March 31, 2015 and certain Current Reports on Form 8-K, in each case as filed with or furnished to the SEC by NTI, WNR and WNRL;

•	reviewed certain non-public projected financial and operating data relating to NTI, WNR and WNRL prepared and furnished to Evercore by management of WNR with input from NTI management with respect to NTI;

•	reviewed publicly-available research analyst estimates for NTI’s, WNR’s and WNRL’s future financial performance on a standalone basis;

•	reviewed the financial metrics of certain historical transactions that Evercore deemed relevant and compared such financial metrics to those implied by the proposed Merger;

•	compared the trading performance of NTI, WNR and WNRL with the trading performance of public equity issuers that Evercore deemed relevant;

•	reviewed the premiums paid in certain historical transactions that Evercore deemed relevant and compared such premiums to those implied by the proposed Merger;

•	performed discounted cash flow analyses on NTI, WNR and WNRL based on forecasts and other data provided by management of WNR with input from NTI management with respect to NTI;

•	reviewed the Merger Agreement; and

•	performed such other analyses and examinations, reviewed such other information and considered such other factors that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumes no liability therefor. With respect to the projected financial and operating data relating to NTI, WNR and WNRL, Evercore assumed that such data had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of NTI and WNR as to the future financial performance of NTI, WNR and WNRL under the alternative business assumptions reflected therein. Evercore expresses no view as to any projected financial and operating data relating to NTI, WNR or WNRL or the assumptions on which they were based.

For purposes of rendering its opinion, Evercore had assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement were true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without material waiver or modification thereof. Evercore has further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on NTI or WNR or the consummation of the Merger or materially reduce the benefits to WNR of the Merger.

Evercore did not make, nor assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of NTI, WNR or WNRL, nor was Evercore furnished with any such appraisals, nor did Evercore evaluate the solvency or fair value of NTI, WNR or WNRL under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion is necessarily based upon information made available to it as of the date of its opinion and financial, economic, market and other conditions as they existed and as could be evaluated on the date of the opinion. It is understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness, from a financial point of view, to the NTI Unaffiliated Unitholders of the Merger Consideration to be received in the Merger. Evercore did not express any opinion as to the structure, terms (other than the financial terms) or effect of any other aspect of the Merger, including, without limitation, the tax consequences of the Merger or the corporate governance changes occurring in connection therewith except to the extent that such changes constitute financial terms of the Merger. Evercore did not express any view on, and its opinion does not address, the fairness of any individual element of the Merger Agreement, other than the Merger Consideration to be received by the NTI Unaffiliated Unitholders. Further, Evercore did not express any view on, and its opinion does not address, the fairness to the holders of any other securities, creditors or other constituencies of NTI or WNR, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of NTI or any other party to the Merger Agreement, or any class of such persons, whether relative to the Merger Consideration or otherwise.

Evercore assumed that any modification to the structure of the Merger will not vary in any respect material to its analysis. Evercore’s opinion did not address the relative merits of the Merger as compared to other business or financial strategies that might be available to NTI, nor did it address the underlying business decision of the NTI GP Conflicts Committee for NTI to agree to the terms of the Merger. In arriving at its opinion, Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the NTI Common Units or any business combination or other extraordinary transaction involving NTI. Evercore’s opinion does not constitute a recommendation to the NTI GP Conflicts Committee in respect of the Merger or as to how any holder of NTI Common Units should act or vote in respect of the Merger. Evercore expressed no opinion as to the price at which NTI Common Units or WNR Common Stock will trade at any time. Evercore is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by the management of NTI and WNR and their respective advisors with respect to legal, regulatory, accounting and tax matters.

As more fully described in “Background of the Merger,” following the public announcement of the Merger Agreement, Evercore determined that certain calculations in its financial analysis presented to the NTI GP Conflicts Committee on December 21, 2015 needed to be revised to properly reflect the number of fully diluted shares of WNR Common Stock estimated to be outstanding and the estimated cash to be on WNR’s balance sheet, in each case, following the closing of the Merger pro forma as if the Merger had closed on January 1, 2016. The revisions, which were presented to the NTI GP Conflicts Committee on January 7, 2016, resulted in a reduction to the implied ranges of total value to be received by the NTI Unaffiliated Unitholders in the Merger for each NTI Common Unit by approximately 4% under Evercore’s discounted cash flow analysis, precedent M&A transactions analysis, and peer group trading analysis, but did not result in a change to the summary valuation of the Merger Consideration range of $29.00 to $32.00 per NTI Common Unit. On January 7, 2016, Evercore advised the NTI GP Conflicts Committee that using the revised financial analysis would not have changed Evercore’s opinion that the Merger was fair, from a financial point of view, to the NTI Unaffiliated Unitholders delivered to the NTI GP Conflicts Committee on December 21, 2015. The summary of the financial analysis supporting Evercore’s opinion set forth below reflects these revisions to the analysis presented by Evercore to the NTI GP Conflicts Committee on December 21, 2015, because Evercore believes the analysis, as revised, is a more accurate financial analysis of the Merger, based on the information available to Evercore on December 21, 2015, than the financial analysis presented by Evercore on December 21, 2015, prior to revision, and WNR and NTI GP believe that such financial analysis is the most useful financial analysis to NTI Common Unitholders considering how to vote their units with respect to the Merger and the Merger Transactions. Copies of the materials presented to the NTI GP Conflicts Committee by Evercore on December 21, 2015 (prior to any revision) and the materials presented to the NTI GP Conflicts Committee by Evercore on January 7, 2016 (reflecting revisions to the December 21, 2015 presentation) are filed as Exhibit (c)(6) and Exhibit (c)(7), respectively, to the Transaction Statement on Schedule 13E-3 filed by NTI, WNR, MergerCo, and NTI GP on January 19, 2016.

Set forth below is a summary of the material financial analyses performed by Evercore and reviewed with the NTI GP Conflicts Committee on December 21, 2015 in connection with rendering Evercore’s opinion to the NTI GP Conflicts Committee, as revised by Evercore and presented to the NTI GP Conflicts Committee on January 7, 2016. Each analysis was provided to the NTI GP Conflicts Committee.

The following summary does not purport to be a complete description of the analyses performed by Evercore. In connection with arriving at its opinion, Evercore considered all of its analyses as a whole, and the order of the analyses described and the results of these analyses do not represent any relative importance or particular weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on December 18, 2015, and is not necessarily indicative of current market conditions. For purposes of this section “—Opinion of Evercore Group L.L.C.” only, the term “EBITDA” means earnings before interest, taxes, depreciation and amortization.

Analysis of NTI

Evercore performed a series of analyses to derive indicative valuation ranges for NTI Common Units and compared those valuation ranges to the valuation of the consideration to be received by the NTI Public Unitholders based on relevant trading prices of WNR Common Stock and based on an indicative valuation range for WNR Common Stock.

Assumptions with Respect to NTI

Evercore performed its analyses utilizing the financial projections for NTI provided by WNR management assuming WNR management’s crack spread assumptions (“NTI Financial Projections – WNR Management Pricing”) and financial projections for NTI provided by WNR management based on information provided by NTI management based on NTI’s budget for the 2016 period and the application of five-year (2010-2014) historical crack spreads to the 2017 to 2020 periods (“NTI Financial Projections – Historical Pricing”) (collectively, the “NTI Financial Projections”), as described in the “Projected Financial Information” section hereof. The NTI Financial Projections were not adjusted by Evercore.

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis of NTI by valuing the cash flows to be received by NTI based on the NTI Financial Projections. Evercore calculated the per unit value range for the NTI Common Units by utilizing a range of discount rates with a mid-point equal to NTI’s Weighted Average Cost of Capital (“WACC”), as estimated by Evercore based on the Capital Asset Pricing Model (“CAPM”), and terminal values based on a range of estimated EBITDA exit multiples as well as perpetuity growth rates. Evercore assumed a range of discount rates of 9.5% to 10.5%, a range of EBITDA exit multiples of 5.5x to 6.5x, and a range of perpetuity growth rates of 1.0% to 1.5%. Tax depreciation was assumed to be a ten-year modified accelerated cost recovery system schedule. The applicable tax rate was assumed to be 35%. After adjusting for projected debt outstanding as of January 1, 2016, cash as of January 1, 2016 and NTI Common Units outstanding as of January 1, 2016, Evercore determined an implied equity value per NTI Common Unit range of (i) $24.21 per unit to $28.69 per unit using the NTI Financial Projections – WNR Management Pricing and (ii) $26.05 per unit to $31.29 per unit using the NTI Financial Projections – Historical Pricing. Evercore compared these ranges of value per NTI unit to the valuation of the Merger Consideration of $29.00 to $32.00 per NTI unit as further described herein in the Summary Valuation of the Consideration.

Precedent M&A Transaction Analysis

Evercore reviewed selected publicly available information for transactions involving (i) corporate refining transactions; (ii) refining asset transactions; (iii) retail gasoline transactions; and (iv) crude oil pipeline and terminal transactions.

Evercore reviewed selected publicly available information for transactions involving refining corporations announced since 2005 and selected four transactions involving assets that Evercore deemed to have certain characteristics that are similar to those of NTI’s refining assets, although Evercore noted that none of the selected transactions or the selected companies that participated in the selected transactions were directly comparable to NTI:

Date Announced	Acquiror	Target
2/16/12	Icahn Partners	CVR Energy
2/22/11	Holly	Frontier
8/28/06	Western Refining	Giant Industries
4/25/05	Valero	Premcor

Evercore reviewed selected publicly available information for transactions involving refining assets announced since 2007 and selected twenty-seven transactions involving assets that Evercore deemed to have certain characteristics that are similar to those of NTI’s refining assets, although Evercore noted that none of the selected transactions or the selected companies, except for the November 13, 2013 transaction involving WNR and ACON Refining Partners L.L.C. and TPG Refining L.P., that participated in the selected transactions were directly comparable to NTI:

Date Announced	Acquiror	Seller	Asset
9/30/15	PBF Energy Inc.	ExxonMobil	Torrance refinery in California

6/18/15	PBF Energy Inc.	ExxonMobil & Petroleos de Venezuela S.A.	Chalmette refinery outside New Orleans, LA and related midstream and downstream assets

11/12/13	Western Refining, Inc.	ACON Investments and TPG	Ownership interest in Northern Tier Energy LP

Date Announced	Acquiror	Seller	Asset

6/7/13	Par Petroleum Corp.	Tesoro Corp.	94,000 b/d Kapolei refinery, retail stations and associated logistics assets

10/8/12	Marathon Petroleum Corporation	BP plc	451,000 b/d Texas City refinery and retail and logistics assets

8/14/12	Calumet Specialty Products Partners LP	Connacher Oil and Gas Limited	9,800 b/d Montana refinery

8/13/12	Tesoro Corporation	BP plc	Carson refinery, ARCO-branded retail marketing network & other assets

4/30/12	Delta Air Lines, Inc.	Phillips 66	185,000 b/d Trainer refinery in Pennsylvania

11/2/11	CVR Energy Inc.	Gary-Williams Energy Corp.	70,000 b/d Wynnewood, Oklahoma refinery and associated working capital

9/2/11	Valero Energy Corporation	Murphy Oil Corporation	135,000 b/d Meraux refinery in Louisiana

7/26/11	Calumet Specialty Products Partners LP	Murphy Oil Corporation	45,000 b/d Superior, Wisconsin refinery, associated operating assets and inventories
4/15/11	NuStar Energy L.P.	Age Refining, Inc.	14,500 b/d refinery in San Antonio, Texas and 200,000 bbl terminal in Elmendorf, Texas

3/21/11	Delek Group Ltd; Delek US Holdings, Inc.	Ergon, Inc.	Additional 53.7% interest in 80,000 b/d refinery in El Dorado, Arkansas and related midstream and downstream assets

12/2/10	PBF Holding Company LLC	Sunoco Incorporated	170,000 b/d Toledo, Ohio refinery

9/27/10	PBF Energy Partners LP	Valero Energy Corporation	185,000 b/d Paulsboro refinery in New Jersey

5/19/10	TPG Capital LP	Marathon Oil Corporation	Marathon’s downstream assets in Minnesota including the 74,000 b/d St. Paul Park refinery and associated terminal

4/8/10	PBF Energy Partners LP	Valero Energy Corporation	Shut in 210,000 b/d Delaware City refinery that was being used as a refined products terminal

3/9/10	Petroleo Brasileiro SA	Transcor Astra Group S.A.	Remaining 50% interest in 117,000 b/d (58,500 b/d net to 50% interest) refinery in Pasadena, Texas

2/3/10	Alon USA Energy, Inc.	Flying J Inc./Old; Flying J Oil & Gas Inc.	Refinery in Bakersfield, California, with 70,000 b/d crude refining capacity

Date Announced	Acquiror	Seller	Asset

10/20/09	Holly Corp.	Sinclair Oil Corporation	75,000 b/d refinery in Tulsa, Oklahoma, including approx. 2.3 MMbbls of storage

8/7/09	Blue Dolphin Energy Company	Lazarus Energy Holdings LLC	Light sweet crude 15,000 b/d topping unit, 560,000 barrels of storage capacity and a barge and truck terminal

4/16/09	Holly Corp.	Sunoco Incorporated	85,000 b/d Tulsa refinery

5/8/08	Alon USA Energy, Inc.	Valero Energy Corporation	83,000 b/d refinery in Krotz Springs, Louisiana

12/5/07	Husky Energy Incorporated	BP plc	50% stake in Toledo oil refinery in Ohio

11/7/07	NuStar Energy L.P.	Citgo Petroleum Corp.; Petroleos de Venezuela S.A.	2 asphalt refineries, 3 terminals

5/2/07	Husky Energy Incorporated	Valero Energy Corporation	Lima, Ohio refinery with 165,000 b/d throughput capacity

1/29/07	Tesoro Corporation	Royal Dutch Shell plc; Shell Oil Products U.S.	100,000 b/d Los Angeles refinery (Wilmington) and related assets

Evercore reviewed selected publicly available information for transactions involving retail gasoline businesses announced since 2014 and selected eight transactions involving assets that Evercore deemed to have certain characteristics that are similar to those of NTI’s retail assets, although Evercore noted that none of the selected transactions or the selected companies that participated in the selected transactions were directly comparable to NTI:

Date Announced	Acquiror	Target	Seller
2015	CST Brands, Inc.	Flash Foods, Inc.

2015	Sunoco LP	31.58% interest in Sunoco, LLC	Energy Transfer Partners, L.P.

2014	CrossAmerica Partners LP	Landmark Industries

2014	CrossAmerica Partners LP	5% interest in CST Fuel Supply LP

2014	CrossAmerica Partners LP	Erickson Oil Products, Inc.

2014	CST Brands, Inc. & CrossAmerica Partners LP	Nice N Easy Grocery Shoppes

2014	Marathon Petroleum Corporation	1,256 retail gas stations, transport operations and shipper history on various pipelines	Hess Corporation

2014	Energy Transfer Partners, L.P.	630 retail gas stations and 11.0 million Susser Petroleum Partners LP common units and IDRs	Susser Holdings Corporation

Evercore reviewed selected publicly available information for transactions involving crude oil pipelines and terminals announced since 2011 and selected fifteen transactions involving assets that Evercore deemed to have certain characteristics that are similar to those of NTI’s logistics assets, although Evercore noted that none of the selected transactions or the selected companies that participated in the selected transactions were directly comparable to NTI:

Date Announced	Acquiror	Target	Seller
11/15	Western Refining Logistics, LP	TexNew Mex Pipeline and an 80,000 barrel crude oil storage tank	Western Refining, Inc.

05/15	Shell Midstream Partners, L.P.	19.5% interest in Zydeco Pipeline Company, LLC and 1.388% interest in Colonial Pipeline Company	Shell Pipeline Company LP

05/15	PBF Logistics LP	Delaware City Pipeline and Truck Rack	PBF Energy Inc.

12/14	Sprague Resources LP	Kildair Service Ltd	Sprague Canadian Properties LLC

12/14	MPLX LP	30.5% interest in MPLX Pipe Line Holdings LP	Marathon Petroleum Corporation
10/14	Phillips 66 Partners	Two crude-oil rail-unloading facilities located in Linden, New Jersey and Ferndale, Washington	Phillips 66

02/14	MPLX LP	13% interest in MPLX Pipe Line Holdings LP	Marathon Petroleum Corporation

02/14	Phillips 66 Partners LP	Gold Product Pipeline System and the Medford Spheres	Phillips 66

06/13	Tesoro Logistics LP	Northwest Product Pipeline and Terminal System	Chevron Pipe Line Company and Northwest Terminalling Company

04/13	MPLX LP	Additional 5% stake in MPLX Pipe Line Holdings for 56% total ownership	Marathon Petroleum Corporation

02/13	Magellan Midstream Partners	800 miles of refined products pipeline in the Rocky Mountain region and New Mexico	Plains All American Pipeline, L.P.

12/12	Tesoro Logistics LP	Northwest Product Pipeline	Chevron Pipe Line Company

07/12	Holly Frontier Corporation and Holly Energy Partners, L.P.	75% interest in UNEV Pipeline, LLC

11/11	Caisse de depot et placement du Quebec	16.55% interest in Colonial Pipeline Company and Colonial Ventures LLC	ConocoPhillips

03/11	Buckeye Partners, L.P.	33 refined petroleum products terminals and 50% interest in Inland Corporation	BP Products North America Inc.

Evercore reviewed the historical multiples paid in the selected transactions and derived a range of relevant implied multiples of: (i) Enterprise Value to EBITDA of 6.0x to 7.5x for the refining (corporate and asset) precedent transactions, (ii) Enterprise Value to complexity barrel of $1,300 to $1,700 for the refining (corporate and asset) precedent transactions, (iii) Enterprise Value to EBITDA of 9.0x to 11.0x for the retail gasoline precedent transactions, and (iv) Enterprise Value to EBITDA of 9.0x to 11.0x for the crude oil pipeline and terminal precedent transactions. Evercore applied a blended EBITDA multiple to NTI’s corporate costs based on the selected EBITDA multiple ranges for refining, retail and logistics. Evercore then applied the relevant ranges of selected multiples to estimated 2016 EBITDA for the refining, retail and logistics assets and NTI’s complexity barrels for the refining assets to determine a range of enterprise values for NTI, and then discounted these values to January 1, 2016. After adjusting for net debt, cash and units outstanding as of January 1, 2016, Evercore determined an implied equity value per NTI Common Unit range of (i) $16.27 per unit to $25.61 per unit using the NTI Financial Projections – WNR Management Pricing and (ii) $16.27 per unit to $22.26 per unit using the NTI Financial Projections – Historical Pricing. Evercore compared these ranges of value per NTI unit to the valuation of the Merger Consideration of $29.00 to $32.00 per NTI unit as further described herein in the Summary Valuation of the Consideration.

Peer Group Trading Analysis

Evercore performed a peer group trading analysis of NTI by reviewing and comparing the market values and trading multiples of the following forty publicly traded partnerships and C-corporations that Evercore deemed to have certain characteristics that are similar to NTI, based on size, asset base and other characteristics:

Variable Distribution MLPs

•	Alon USA Partners, LP

•	CVR Partners, LP

•	CVR Refining, LP

•	Emerge Energy Services LP

•	OCI Partners LP

Refining C-Corporations

•	Alon USA Energy, Inc.

•	CVR Energy, Inc.

•	Delek US Holdings, Inc.

•	Holly Frontier Corporation

•	Marathon Petroleum Corporation

•	PBF Energy, Inc.

•	Phillips 66

•	Tesoro Corporation

•	Valero Energy Corporation

Retail C-Corporations

•	Casey’s General Stores, Inc.

•	Alimentation Couche-Tard Inc.

•	CST Brands, Inc.

Retail MLPs

•	Alon USA Partners, LP

•	CrossAmerica Partners LP

•	Global Partners LP

•	Sunoco LP

•	Valero Energy Partners LP

Refined Products / Crude Oil MLPs

•	Buckeye Partners, L.P.

•	Delek Logistics Partners, LP

•	Genesis Energy, L.P.

•	Global Partners LP

•	Holly Energy Partners, L.P.

•	Magellan Midstream Partners, L.P.

•	MPLX LP

•	NuStar Energy LP

•	Phillips 66 Partners LP

•	Plains All American Pipeline, L.P.

•	Rose Rock Midstream, L.P.

•	Sprague Resources LP

•	Sunoco Logistics Partners, L.P.

•	Tesoro Logistics LP

•	TransMontaigne Partners L.P.

•	Valero Energy Partners LP

•	Western Refining Logistics, LP

•	World Point Terminals LP

Although the peer group was compared to NTI for purposes of this analysis, no partnership or corporation used in the peer group analysis is identical or directly comparable to NTI. In order to calculate peer group trading multiples, Evercore relied on publicly available filings with the SEC and equity research analyst estimates.

For each of the peer group partnerships and corporations, Evercore calculated the following trading multiples:

•	for NTI’s refining assets, enterprise value / relevant EBITDA for publicly-traded entities with refining assets similar to NTI and variable distribution MLPs, but not separately valuing NTI’s logistics and retail assets;

•	for NTI’s logistics assets, enterprise value/relevant EBITDA multiples at which crude oil and refined products MLPs trade and NTI’s retail assets at enterprise value / relevant EBITDA multiples at which publicly-traded retail gasoline businesses trade;

•	expected distribution yield for the calendar year 2016; and

•	expected distribution yield for the calendar year 2017.

The mean and median EBITDA trading multiples, distribution yields and dividend yields are set forth below. The table also includes relevant multiple ranges selected by Evercore based on the resulting range of multiples and certain other considerations related to the specific characteristics of NTI noted by Evercore.

Variable Distribution MLPs	Mean	Median
EV/2015E EBITDA	13.0x	8.0x
EV/2016E EBITDA	7.9x	6.4x
EV/2017E EBITDA	7.0x	6.2x
Distribution Yield – Current	16.2%	20.4%
Distribution Yield – 2016E	13.9%	12.8%
Distribution Yield – 2017E	16.3%	14.5%
Refining C-Corporations	Mean	Median
EV/2015E EBITDA	5.2x	4.8x
EV/2016E EBITDA	5.2x	4.9x
EV/2017E EBITDA	5.3x	5.2x
Dividend Yield	3.1%	2.9%

Retail C-Corporations	Mean	Median
EV/2015E EBITDA	12.0x	11.8x
EV/2016E EBITDA	11.3x	12.0x
EV/2017E EBITDA	10.8x	11.7x
Dividend Yield	0.6%	0.6%

Retail MLPs	Mean	Median
EV/2015E EBITDA	11.1x	10.0x
EV/2016E EBITDA	8.0x	7.0x
EV/2017E EBITDA	6.6x	6.4x
Distribution Yield – Current	11.2%	9.5%
Distribution Yield – 2016E	10.6%	10.1%
Distribution Yield – 2017E	11.4%	10.6%

Refined Products / Crude Oil MLPs	Mean	Median
EV/2015E EBITDA	11.4x	10.5x
EV/2016E EBITDA	9.1x	8.6x
EV/2017E EBITDA	7.7x	7.8x
Distribution Yield – Current	9.0%	8.1%
Distribution Yield – 2016E	9.7%	8.8%
Distribution Yield – 2017E	10.5%	9.7%

Evercore reviewed the enterprise value / EBITDA multiples based upon the relevant publicly traded entities and derived a range of relevant implied multiples of Enterprise Value to EBITDA for 2016E of (i) 5.0x to 6.0x for the refining market segment, (ii) 10.0x to 12.0x for the retail market segment, and (iii) 8.0x to 11.0x for the logistics market segment. Evercore reviewed the enterprise value / EBITDA multiples based upon the relevant publicly traded entities and derived a range of relevant implied multiples of Enterprise Value to EBITDA for 2017E of (i) 5.0x to 6.0x for the refining (corporation and asset) market segment, (ii) 9.0x to 11.0x for the retail market segment, and (iii) 7.0x to 9.0x for the logistics market segment. For each of 2016E and 2017E, Evercore applied a blended multiple to NTI’s corporate costs based on the selected multiple ranges for the refining, retail and logistics assets.

Evercore applied the relevant multiples by industry segment to NTI’s projected 2016E and 2017E EBITDA. Using the NTI Financial Projections – WNR Management Pricing, Evercore calculated an implied enterprise value range, and after adjusting for projected net debt, cash and units outstanding as of January 1, 2016, Evercore determined an implied equity value per unit range of $19.52 to $26.62. Using the NTI Financial Projections –

Historical Pricing, Evercore calculated an implied enterprise value range, and after adjusting for projected net debt, cash and units outstanding as of January 1, 2016, Evercore determined an implied equity value per unit range of $17.06 to $27.58. Evercore compared these ranges of value per NTI unit to the valuation of the Merger Consideration of $29.00 to $32.00 per NTI unit as further described herein in the Summary Valuation of the Consideration.

Evercore reviewed the enterprise value / EBITDA multiples based upon the relevant publicly traded refining and variable distribution MLPs and derived a range of implied multiples of Enterprise Value to EBITDA of 5.5x to 7.0x for 2016E and 5.5x to 7.0x for 2017E. Using the NTI Financial Projections – WNR Management Pricing, Evercore calculated an implied enterprise value range, and after adjusting for projected net debt, cash and units outstanding as of January 1, 2016, Evercore determined an implied equity value per unit range of $18.93 to $28.50. Using the NTI Financial Projections – Historical Pricing, Evercore calculated an implied enterprise value range, and after adjusting for projected net debt, cash and units outstanding as of January 1, 2016, Evercore determined an implied equity value per unit range of $16.23 to $29.69. Evercore compared these ranges of value per NTI unit to the valuation of the Merger Consideration of $29.00 to $32.00 per NTI unit as further described herein in the Summary Valuation of the Consideration.

MLP Merger and MLP Buy-Ins Premiums Paid Analysis

Evercore reviewed the premiums offered or paid in twenty-three MLP mergers or buy-in transactions since October 20, 1997 relative to the target share/unit prices one-day, five-days, twenty-days and thirty-days prior to announcement as well as the target’s 52-week high as of the date of the announcement, and applied the range and medians of the relevant premiums for the buy-in transactions to the relevant closing prices of the NTI Common Units. This analysis indicated an implied transaction value range of $10.04 to $32.27 per NTI Common Unit, and a median implied transaction value range of $24.94 to $28.95 per NTI Common Unit. Evercore compared these ranges of value per NTI unit to the valuation of the Merger Consideration of $29.00 to $32.00 per NTI unit as further described herein in the Summary Valuation of the Consideration. The date, target, acquiror, consideration, target equity and enterprise value (in millions), and premium for each of these twenty-three transactions is set forth below:

			Transaction			Premium
Date Announced	Target	Acquiror(s)	Consideration	Equity Value	Enterprise Value	1-Day	5-Day	20-Day	30-Day	52-Week High
11/17/15	MarkWest Energy Partners, L.P.	MPLX LP	Stock and Cash-for-Unit	$10,654.2	$15,381.5	13.9%	18.0%	16.1%	13.3%	10.6%
11/5/15	Targa Resources Partners LP	Targa Resources Corp.	Stock-for-Unit	6,682.5	11,908.4	18.4%	23.1%	10.5%	8.6%	(42.0%)
5/13/15	Williams Partners L.P.	The Williams Companies, Inc.	Stock-for-Unit	34,237.6	54,142.3	17.9%	17.1%	9.8%	13.5%	(10.9%)
5/6/15	Crestwood Midstream Partners LP	Crestwood Equity Partners LP	Unit-for-Unit	3,532.6	6,251.3	17.2%	17.4%	24.7%	27.6%	(22.7%)
1/26/15	Regency Energy Partners LP	Energy Transfer Partners, L.P.	Unit-for-Unit	11,155.6	17,955.6	13.2%	16.4%	12.2%	10.6%	(19.9%)
10/27/14	Williams Partners L.P.	Access Midstream Partners LP	Unit-for-Unit	25,925.8	37,006.8	6.5%	6.6%	(0.1%)	8.4%	4.8%
10/13/14	Atlas Pipeline Partners, L.P.	Targa Resource Partners LP	Unit-for-Unit	4,065.4	5,908.8	15.0%	7.8%	6.9%	3.0%	(3.0%)
10/1/14	Oiltanking Partners L.P.	Enterprise Products Partners L.P.	Unit-for-Unit	5,823.0	6,051.0	1.1%	0.7%	0.4%	1.0%	(7.5%)
8/10/14	Kinder Morgan Energy Partners, L.P.	Kinder Morgan, Inc.	Stock and Cash-for-Unit	36,689.1	58,551.1	12.0%	10.8%	11.4%	10.7%	6.5%
8/10/14	El Paso Pipeline Partners, L.P.	Kinder Morgan, Inc.	Stock and Cash-for-Unit	5,288.5	10,021.5	15.4%	13.8%	8.5%	7.3%	(10.1%)
10/10/13	PVR Partners, L.P.	Regency Energy Partners LP	Unit-for-Unit	3,899.3	5,664.3	25.6%	25.2%	18.9%	23.7%	(2.0%)
8/27/13	PAA Natural Gas Storage LP	Plains All American Pipeline, L.P.	Unit-for-Unit	1,713.6	2,271.9	8.5%	8.7%	5.6%	7.2%	0.8%
5/7/13	Pioneer Southwest Energy Partners L.P.	Pioneer Natural Resources Company	Stock-for-Unit	930.0	1,064.0	18.4%	17.5%	21.4%	21.9%	13.8%
5/6/13	Crestwood Midstream Partners LP	Inergy Midstream, L.P.	Unit-for-Unit	1,614.7	2,402.0	4.6%	1.7%	2.6%	8.1%	0.9%
1/29/13	Copano Energy, L.L.C.	Kinder Morgan Energy Partners, L.P.	Unit-for-Unit	3,777.5	4,724.3	21.8%	21.7%	28.8%	36.7%	6.1%
2/23/11	Duncan Energy Partners L.P.	Enterprise Products Partners L.P.	Unit-for-Unit	2,405.0	3,302.8	27.9%	27.7%	25.1%	27.4%	2.3%
10/20/09	Hiland Partners, LP	HH GP Holdings, LLC	Cash	67.0	242.1	26.6%	30.7%	28.2%	30.7%	(64.0%)
7/29/09	OSG America L.P.	Overseas Shipholding Group, Inc.	Cash	213.0	282.0	44.4%	53.7%	55.3%	54.8%	(22.9%)
6/29/09	TEPPCO Partners LP	Enterprise Products Partners L.P.	Unit-for-Unit	3,290.7	6,024.5	7.1%	4.3%	2.2%	8.9%	(13.5%)
6/12/06	Pacific Energy Partners, L.P.	Plains All American Pipeline, L.P.	Unit-for-Unit	$1,395.4	$2,007.9	10.6%	10.2%	15.4%	14.4%	(0.5%)
11/1/04	Kaneb Pipeline Partners, L.P.	Valero L.P.	Unit-for-Unit	1,741.5	2,371.4	21.2%	17.6%	19.0%	18.6%	4.2%
12/15/03	GulfTerra Energy Partners, L.P.	Enterprise Products Partners L.P.	Unit-for-Unit	2,408.4	4,240.3	2.2%	3.7%	1.9%	2.1%	(2.0%)
10/20/97	Santa Fe Pacific Pipeline Partners LP	Kinder Morgan Energy Partners, L.P.	Unit-for-Unit	1,038.0	1,339.9	31.8%	33.2%	38.6%	40.3%	5.3%

All Transactions	Median	15.2%	16.8%	11.8%	12.0%	(1.3%)
	Mean	15.3%	15.2%	14.0%	15.6%	(6.5%)
	Max	31.8%	33.2%	38.6%	40.3%	13.8%
	Min	1.1%	0.7%	(0.1)%	1.0%	(64.0%)

MLP Buy-Ins	Median	17.5%	17.2%	10.9%	12.1%	(10.5%)
	Mean	16.8%	17.4%	15.0%	15.9%	(16.1%)
	Max	26.6%	30.7%	28.2%	30.7%	13.8%
	Min	8.5%	8.7%	5.6%	7.2%	(64.0%)

Note: Summary statistics exclude the Overseas Shipholding Group, Inc. / OSG America L.P. transaction

Refining Transactions Premiums Paid Analysis

Evercore reviewed the premiums offered or paid in four refining transactions since April 25, 2005 relative to the target share/unit prices one-day, five-days, twenty-days and thirty-days prior to announcement as well as the target’s 52-week high as of the date of the announcement, and applied the mean of the relevant range of premiums to the relevant closing prices of the NTI Common Units. This analysis indicated an implied transaction value range of $23.26 to $36.48 per NTI Common Unit, and a median implied transaction value range of $26.16 to $33.96 per NTI Common Unit. Evercore compared these ranges of value per NTI unit to the valuation of the Merger Consideration of $29.00 to $32.00 per NTI unit as further described herein in the Summary Valuation of the Consideration. The date, target, acquiror, consideration, target equity and enterprise value (in millions), and premium for each of these four transactions is set forth below:

			Transaction			Premium
Date Announced	Accquiror	Target	Stock/Cash Consideration	Transaction Value	Implied Offer Price / Share	1-Day	5-Day	20-Day	30-Day	52-Week High
2/16/12	Icahn Partners	CVR Energy	0/100	$3,531	$30.00	8.7%	6.7%	25.9%	46.5%	(0.3%)
2/22/11	Holly	Frontier	100/0	2,749	27.00	(4.0%)	3.8%	52.4%	48.8%	(6.4%)
8/28/06	Western Refining	Giant Industries	0/100	1,325	77.00	7.3%	9.2%	7.8%	16.1%	(6.4%)
4/25/05	Valero	Premcor	50/50	7,588	72.76	23.3%	30.7%	23.9%	30.6%	(0.5%)

Valuation of Pro Forma WNR

Assumptions with Respect to WNR

Evercore performed its analyses utilizing the Pro Forma Financial Projections as provided by WNR Management on December 2, 2015 (“Pro Forma Financial Projections”), which are based on the WNR Financial Projections, including the projections assuming management pricing as provided to Evercore by WNR management on December 2, 2015 (“WNR Financial Projections – Management Pricing”) and the projections assuming 5-year (2010-2014) historical pricing as provided by WNR Management on December 2, 2015 (“WNR Financial Projections – Historical Pricing”), as described in the “Projected Financial Information” section hereof, and the NTI Financial Projections – WNR Management Pricing and NTI Financial Projections – Historical Pricing. The WNR Financial Projections and the WNRL Financial Projections were not adjusted by Evercore.

In its analyses Evercore utilized the Pro Forma Financial Projections, including the projections assuming management pricing as provided to Evercore by WNR management on December 2, 2015 (“Pro Forma Financial Projections – Management Pricing”) and the projections assuming 5-year (2010-2014) historical pricing as provided by WNR Management on December 2, 2015 (“Pro Forma Financial Projections – Historical Pricing”) and the following assumptions: (i) effective date of the Merger of January 1, 2016; (ii) the issuance of 0.2986 shares of WNR for each publicly outstanding unit of NTI; (iii) $15.00 in cash for each publicly outstanding NTI common unit; and (iv) NTI Logistics assets and its interests in MPL pipeline are contributed to WNRL in Q3 2016E and Q4 2016E, respectively, for total cash consideration of $370 million.

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis of WNR pro forma for the Merger based on the WNR Pro Forma Financial Projections and the WNRL Pro Forma Financial Projections. Evercore calculated the per share value range for the WNR Common Stock by utilizing a range of discount rates with a mid-point equal to WNR’s Weighted Average Cost of Capital (“WACC”), as estimated by Evercore based on the Capital Asset Pricing Model (“CAPM”), and terminal values based on a range of estimated EBITDA exit multiples as well as perpetuity growth rates. Evercore assumed a range of discount rates of 9.0% to 10.0%, a range of EBITDA exit multiples of 5.5x to 6.5x, and a range of perpetuity growth rates of 1.0% to 1.5%. Tax depreciation and cash taxes were based on the WNR Pro Forma Financial Projections. Evercore also performed separate valuations to arrive at a range of values for WNR’s limited partner interest in WNRL (the “LP Interests in WNRL”) and GP interest in WNRL (the “GP Interests in WNRL”). The analyses utilized to determine the valuation ranges for the LP Interests in WNRL and the GP Interests in WNRL are described further herein.

After adjusting for the value of the LP Interest in WNRL and the GP Interest in WNRL as of January 1, 2016, debt outstanding as of January 1, 2016, cash as of January 1, 2016 and WNR Common Shares outstanding as of January 1, 2016, Evercore determined an implied equity value per WNR Common Share range of (i) $51.77 to $71.03 using the WNR Pro Forma Financial Projections – Management Pricing and (ii) $63.50 to $87.61 using the WNR Financial Projections – Historical Pricing. Assuming each NTI Public Unitholder receives 0.2986 WNR Common Shares and $15.00 in cash per each NTI Common Unit, the resulting NTI Common Unit value range is (i) $30.46 to $36.21 using the WNR Pro Forma Financial Projections – Management Pricing and (ii) $33.96 to $41.16 using the WNR Pro Forma Financial Projections – Historical Pricing.

Precedent M&A Transaction Analysis

Evercore reviewed selected publicly available information for transactions involving (i) corporate refining transactions; (ii) refining asset transactions; (iii) retail gasoline transactions; and (iv) crude oil pipeline and terminal transactions.

Evercore reviewed selected publicly available information for transactions involving refining corporations announced since 2005 and selected four transactions involving assets that Evercore deemed to have certain characteristics that are similar to those of WNR’s refining assets, although Evercore noted that none of the selected transactions or the selected companies that participated in the selected transactions were directly comparable to pro forma WNR:

Date Announced	Acquiror	Target
2/16/12	Icahn Partners	CVR Energy
2/22/11	Holly	Frontier
8/28/06	Western Refining	Giant Industries
4/25/05	Valero	Premcor

Evercore reviewed selected publicly available information for transactions involving refining assets announced since 2007 and selected twenty-seven transactions involving assets that Evercore deemed to have certain characteristics that are similar to those of WNR, although Evercore noted that none of the selected transactions or the selected companies that participated in the selected transactions were directly comparable to pro forma WNR:

Date Announced	Acquiror	Seller	Asset
9/30/15	PBF Energy Inc.	ExxonMobil	Torrance refinery in California
6/18/15	PBF Energy Inc.	ExxonMobil & Petroleos de Venezuela S.A.	Chalmette refinery outside New Orleans, LA and related midstream and downstream assets
11/12/13	Western Refining, Inc.	ACON Investments and TPG	Ownership interest in Northern Tier Energy LP
6/7/13	Par Petroleum Corp.	Tesoro Corp.	94,000 b/d Kapolei refinery, retail stations and associated logistics assets
10/8/12	Marathon Petroleum Corporation	BP plc	451,000 b/d Texas City refinery and retail and logistics assets
8/14/12	Calumet Specialty Products Partners LP	Connacher Oil and Gas Limited	9,800 b/d Montana refinery
8/13/12	Tesoro Corporation	BP plc	Carson refinery, ARCO-branded retail marketing network & other assets
4/30/12	Delta Air Lines, Inc.	Phillips 66	185,000 b/d Trainer refinery in Pennsylvania
11/2/11	CVR Energy Inc.	Gary-Williams Energy Corp.	70,000 b/d Wynnewood, Oklahoma refinery and associated working capital
9/2/11	Valero Energy Corporation	Murphy Oil Corporation	135,000 b/d Meraux refinery in Louisiana
7/26/11	Calumet Specialty Products Partners LP	Murphy Oil Corporation	45,000 b/d Superior, Wisconsin refinery, associated operating assets and inventories
4/15/11	NuStar Energy L.P.	Age Refining, Inc.	14,500 b/d refinery in San Antonio, Texas and 200,000 bbl terminal in Elmendorf, Texas
3/21/11	Delek Group Ltd; Delek US Holdings, Inc.	Ergon, Inc.	Additional 53.7% interest in 80,000 b/d refinery in El Dorado, Arkansas and related midstream and downstream assets
12/2/10	PBF Holding Company LLC	Sunoco Incorporated	170,000 b/d Toledo, Ohio refinery
9/27/10	PBF Energy Partners LP	Valero Energy Corporation	185,000 b/d Paulsboro refinery in New Jersey
5/19/10	TPG Capital LP	Marathon Oil Corporation	Marathon’s downstream assets in Minnesota including the 74,000 b/d St. Paul Park refinery and associated terminal

Date Announced	Acquiror	Seller	Asset
4/8/10	PBF Energy Partners LP	Valero Energy Corporation	Shut in 210,000 b/d Delaware City refinery that was being used as a refined products terminal
3/9/10	Petroleo Brasileiro SA	Transcor Astra Group S.A.	Remaining 50% interest in 117,000 b/d (58,500 b/d net to 50% interest) refinery in Pasadena, Texas
2/3/10	Alon USA Energy, Inc.	Flying J Inc./Old; Flying J Oil & Gas Inc.	Refinery in Bakersfield, California, with 70,000 b/d crude refining capacity
10/20/09	Holly Corp.	Sinclair Oil Corporation	75,000 b/d refinery in Tulsa, Oklahoma, including approx. 2.3 MMbbls of storage
8/7/09	Blue Dolphin Energy Company	Lazarus Energy Holdings LLC	Light sweet crude 15,000 b/d topping unit, 560,000 barrels of storage capacity and a barge and truck terminal
4/16/09	Holly Corp.	Sunoco Incorporated	85,000 b/d Tulsa refinery
5/8/08	Alon USA Energy, Inc.	Valero Energy Corporation	83,000 b/d refinery in Krotz Springs, Louisiana
12/5/07	Husky Energy Incorporated	BP plc	50% stake in Toledo oil refinery in Ohio
11/7/07	NuStar Energy L.P.	Citgo Petroleum Corp.; Petroleos de Venezuela S.A.	2 asphalt refineries, 3 terminals
5/2/07	Husky Energy Incorporated	Valero Energy Corporation	Lima, Ohio refinery with 165,000 b/d throughput capacity
1/29/07	Tesoro Corporation	Royal Dutch Shell plc; Shell Oil Products U.S.	100,000 b/d Los Angeles refinery (Wilmington) and related assets

Evercore reviewed selected publicly available information for transactions involving retail gasoline announced since 2014 and selected eight transactions involving assets that Evercore deemed to have certain characteristics that are similar to those of WNR, although Evercore noted that none of the selected transactions or the selected companies that participated in the selected transactions were directly comparable to pro forma WNR:

Date Announced	Acquiror	Target	Seller
2015	CST Brands, Inc.	Flash Foods, Inc.
2015	Sunoco LP	31.58% interest in Sunoco, LLC	Energy Transfer Partners, L.P.
2014	CrossAmerica Partners LP	Landmark Industries
2014	CrossAmerica Partners LP	5% interest in CST Fuel Supply LP
2014	CrossAmerica Partners LP	Erickson Oil Products, Inc.
2014	CST Brands, Inc. & CrossAmerica Partners LP	Nice N Easy Grocery Shoppes
2014	Marathon Petroleum Corporation	1,256 retail gas stations, transport operations and shipper history on various pipelines	Hess Corporation
2014	Energy Transfer Partners, L.P.	630 retail gas stations and 11.0 million Susser Petroleum Partners LP common units and IDRs	Susser Holdings Corporation

Evercore reviewed selected publicly available information for transactions involving crude oil pipelines and terminals announced since 2011 and selected fifteen transactions involving assets that Evercore deemed to have certain characteristics that are similar to those of WNR, although Evercore noted that none of the selected transactions or the selected companies that participated in the selected transactions were directly comparable to pro forma WNR:

Date Announced	Acquiror	Target	Seller
11/15	Western Refining Logistics, LP	TexNew Mex Pipeline and an 80,000 barrel crude oil storage tank	Western Refining, Inc.
05/15	Shell Midstream Partners, L.P.	19.5% interest in Zydeco Pipeline Company, LLC and 1.388% interest in Colonial Pipeline Company	Shell Pipeline Company LP
05/15	PBF Logistics LP	Delaware City Pipeline and Truck Rack	PBF Energy Inc.
12/14	Sprague Resources LP	Kildair Service Ltd	Sprague Canadian Properties LLC
12/14	MPLX LP	30.5% interest in MPLX Pipe Line Holdings LP	Marathon Petroleum Corporation
10/14	Phillips 66 Partners	Two crude-oil rail-unloading facilities located in Linden, New Jersey and Ferndale, Washington	Phillips 66
02/14	MPLX LP	13% interest in MPLX Pipe Line Holdings LP	Marathon Petroleum Corporation
02/14	Phillips 66 Partners LP	Gold Product Pipeline System and the Medford Spheres	Phillips 66
06/13	Tesoro Logistics LP	Northwest Product Pipeline and Terminal System	Chevron Pipe Line Company and Northwest Terminalling Company
04/13	MPLX LP	Additional 5% stake in MPLX Pipe Line Holdings for 56% total ownership	Marathon Petroleum Corporation
02/13	Magellan Midstream Partners	800 miles of refined products pipeline in the Rocky Mountain region and New Mexico	Plains All American Pipeline, L.P.
12/12	Tesoro Logistics LP	Northwest Product Pipeline	Chevron Pipe Line Company
07/12	Holly Frontier Corporation and Holly Energy Partners, L.P.	75% interest in UNEV Pipeline, LLC
11/11	Caisse de depot et placement du Quebec	16.55% interest in Colonial Pipeline Company and Colonial Ventures LLC	ConocoPhillips
03/11	Buckeye Partners, L.P.	33 refined petroleum products terminals and 50% interest in Inland Corporation	BP Products North America Inc.

Evercore reviewed the historical multiples paid in the selected transactions and derived a range of relevant implied multiples of : (i) Enterprise Value to EBITDA of 6.0x to 7.5x for the refining (corporate and asset) precedent transactions, (ii) Enterprise Value to complexity barrel of $1,300 to $1,700 for the refining (corporate and asset) precedent transactions, (iii) Enterprise Value to EBITDA of 9.0x to 11.0x for the retail gasoline precedent transactions, and (iv) Enterprise Value to EBITDA of 9.0x to 11.0x for the crude oil pipeline and terminal precedent transactions. Evercore applied a blended EBITDA multiple to pro forma WNR’s corporate costs based on the selected EBITDA multiple ranges for refining, retail and logistics. Evercore then applied the relevant ranges of selected multiples to estimated 2016 EBITDA for the refining, retail and logistics assets and pro forma WNR’s complexity barrels for the refining assets based on the WNR Pro Forma Financial Projections to determine a range of enterprise values for pro forma WNR, and then discounted these values to January 1, 2016.

After adjusting for the value of the LP Interests in WNRL, the GP Interests in WNRL, net debt, cash and units outstanding as of January 1, 2016, Evercore determined an implied equity value per pro forma WNR Common Share range of (i) $23.98 to $56.54 using the WNR Pro Forma Financial Projections – Management Pricing and (ii) $23.98 to $70.03 using the WNR Pro Forma Financial Projections – Historical Pricing. Assuming each NTI Public Unitholder receives 0.2986 WNR Common Shares and $15.00 in cash per each NTI Common Unit, the resulting NTI Common Unit value range is (i) $22.16 to $31.88 using the WNR Pro Forma Financial Projections – Management Pricing and (ii) $22.16 to $35.91 using the WNR Pro Forma Financial Projections – Historical Pricing.

Peer Group Trading Analysis

Evercore performed a peer group trading analysis of WNR by reviewing and comparing the market values and trading multiples of the following nine publicly traded entities that Evercore deemed to have certain characteristics that are similar to WNR based on size, asset base and other characteristics.

•	Alon USA Energy, Inc.

•	CVR Energy, Inc.

•	Delek US Holdings, Inc.

•	Holly Frontier Corporation

•	Marathon Petroleum Corporation

•	PBF Energy, Inc.

•	Phillips 66

•	Tesoro Corporation

•	Valero Energy Corporation

Although the peer group was compared to pro forma WNR for purposes of this analysis, no corporation used in the peer group analysis is identical or directly comparable to pro forma WNR. In order to calculate peer group trading multiples, Evercore relied on publicly available filings with the SEC and equity research analyst estimates.

For each of the peer group corporations, Evercore calculated the enterprise value/relevant EBITDA for comparable publicly-traded entities for 2016E and 2017E EBITDA. The mean and median trading multiples are set forth below. The table also includes relevant multiple ranges selected by Evercore based on the resulting range of multiples and certain other considerations related to the specific characteristics of NTI noted by Evercore.

Refining C-Corporations	Mean	Median
EV/2015E EBITDA	5.2x	4.8x
EV/2016E EBITDA	5.2x	4.9x
EV/2017E EBITDA	5.3x	5.2x

Evercore applied a range of 5.5x to 7.0x relevant multiples to both pro forma WNR’s projected 2016E and 2017E EBITDA. Using the WNR Pro Forma Financial Projections – Management Pricing and after adjusting for the value of the LP Interests in WNRL, the value of the GP Interests in WNRL, projected net debt, cash and units outstanding as of January 1, 2016, Evercore determined an implied equity value per pro forma WNR common share range of $41.19 to $58.97. Using the WNR Pro Forma Financial Projections – Historical Pricing and after adjusting for the value of the LP Interests in WNRL, the value of the GP Interests in WNRL, projected net debt, cash and units outstanding as of January 1, 2016, Evercore determined an implied pro forma WNR equity value per share range of $52.07 to $74.71. Assuming each NTI Public Unitholder receives 0.2986 WNR Common Shares and $15.00 in cash per each NTI Common Unit, the resulting NTI Common Unit value range is (i) $27.30 to $32.61 using the WNR Pro Forma Financial Projections – Management Pricing and (ii) $30.55 to $37.31 using the WNR Pro Forma Financial Projections – Historical Pricing.

Valuation of the LP Interests in WNRL

Discounted Distributions Analysis

Evercore performed a discounted distributions analysis of the WNRL limited partner distributions projected to be received by WNR based on the WNRL Pro Forma Financial Projections for the years ending December 31, 2016E, 2017E, 2018E, 2019E and 2020E utilizing a terminal yield of 5.5% to 7.5% and discounting at a cost of equity for WNRL ranging between 9.5% and 10.5% based on CAPM and 15.0% to 20.0% based on the total expected market return. Evercore determined an equity value per WNRL Common Unit range of (i) $20.70 to $38.17, and a WNRL equity value range attributable to WNR of $641 million to $1,182 million.

Precedent M&A Transaction Analysis

Evercore performed a precedent M&A transaction valuation of the WNRL limited partner interests and reviewed selected publicly available information for transactions announced since 2011 and selected fifteen transactions involving entities that Evercore deemed to have certain characteristics that are similar to those of WNRL, although Evercore noted that none of the selected transactions or the selected companies that participated in the selected transactions, except for the November 2015 transaction involving WNRL, were directly comparable to WNRL:

Date Announced	Acquiror	Target	Seller
11/15	Western Refining Logistics, LP	TexNew Mex Pipeline and an 80,000 barrel crude oil storage tank	Western Refining, Inc.
05/15	Shell Midstream Partners, L.P.	19.5% interest in Zydeco Pipeline Company, LLC and 1.388% interest in Colonial Pipeline Company	Shell Pipeline Company LP
05/15	PBF Logistics LP	Delaware City Pipeline and Truck Rack	PBF Energy Inc.
12/14	Sprague Resources LP	Kildair Service Ltd	Sprague Canadian Properties LLC
12/14	MPLX LP	30.5% interest in MPLX Pipe Line Holdings LP	Marathon Petroleum Corporation
10/14	Phillips 66 Partners	Two crude-oil rail-unloading facilities located in Linden, New Jersey and Ferndale, Washington	Phillips 66
02/14	MPLX LP	13% interest in MPLX Pipe Line Holdings LP	Marathon Petroleum Corporation
02/14	Phillips 66 Partners LP	Gold Product Pipeline System and the Medford Spheres	Phillips 66
06/13	Tesoro Logistics LP	Northwest Product Pipeline and Terminal System	Chevron Pipe Line Company and Northwest Terminalling Company

Date Announced	Acquiror	Target	Seller
04/13	MPLX LP	Additional 5% stake in MPLX Pipe Line Holdings for 56% total ownership	Marathon Petroleum Corporation
02/13	Magellan Midstream Partners	800 miles of refined products pipeline in the Rocky Mountain region and New Mexico	Plains All American Pipeline, L.P.
12/12	Tesoro Logistics LP	Northwest Product Pipeline	Chevron Pipe Line Company
07/12	Holly Frontier Corporation and Holly Energy Partners, L.P.	75% interest in UNEV Pipeline, LLC
11/11	Caisse de depot et placement du Quebec	16.55% interest in Colonial Pipeline Company and Colonial Ventures LLC	ConocoPhillips
03/11	Buckeye Partners, L.P.	33 refined petroleum products terminals and 50% interest in Inland Corporation	BP Products North America Inc.

Evercore reviewed the historical EBITDA multiples paid in the selected precedent transactions and derived a range of relevant implied multiples of Enterprise Value to EBITDA of 9.0x to 11.0x. Evercore then applied the range of selected multiples to estimated 2016E EBITDA for WNRL and deducted from those values the discounted value of growth capital expenditures expected to occur in 2016E to January 1, 2016. Utilizing WNRL projected units outstanding as of January 1, 2016, Evercore determined an implied equity value per WNRL Common Unit range of $17.93 to $25.53, and a WNRL equity value range attributable to WNR of $555 million to $791 million.

Peer Group Trading Analysis

Evercore conducted a peer group trading analysis of the WNRL limited partner interests by reviewing and comparing the market values and trading multiples of the following eighteen publicly traded entities that Evercore deemed to have certain characteristics that are similar to WNRL based on size, asset base and other characteristics.

•	Buckeye Partners, L.P.

•	Delek Logistics Partners, LP

•	Genesis Energy, L.P.

•	Global Partners LP

•	Holly Energy Partners, L.P.

•	Magellan Midstream Partners, L.P.

•	MPLX LP

•	NuStar Energy LP

•	Phillips 66 Partners LP

•	Plains All American Pipeline, L.P.

•	Rose Rock Midstream, L.P.

•	Sprague Resources LP

•	Sunoco Logistics Partners, L.P.

•	Tesoro Logistics LP

•	TransMontaigne Partners L.P.

•	Valero Energy Partners LP

•	Western Refining Logistics, LP

•	World Point Terminals LP

Although the peer group was compared to WNRL for purposes of this analysis, no partnership used in the peer group analysis is identical or directly comparable to WNRL (other than WNRL). In order to calculate peer group trading multiples, Evercore relied on publicly available filings with the SEC and equity research analyst estimates.

The mean and median trading multiples are set forth below. The table also includes relevant multiple ranges selected by Evercore based on the resulting range of multiples and certain other considerations related to the specific characteristics of WNRL noted by Evercore.

Refined Products / Crude Oil MLPs	Mean	Median
EV/2015E EBITDA	11.4x	10.5x
EV/2016E EBITDA	9.1x	8.6x
EV/2017E EBITDA	7.7x	7.8x
Distribution Yield – Current	9.0%	8.1%
Distribution Yield – 2016E	9.7%	8.8%
Distribution Yield – 2017E	10.5%	9.7%

Evercore reviewed the enterprise value / EBITDA multiples based upon the relevant publicly traded peers and derived a range of relevant implied multiples of Enterprise Value to EBITDA for 2016E of 8.0x to 11.0x. Evercore reviewed the enterprise value / EBITDA multiples based upon the relevant publicly traded entities and derived a range of relevant implied multiples of Enterprise Value to EBITDA for 2017E of 7.0x to 9.0x.

Evercore applied the relevant multiples to WNRL’s projected 2016E and 2017E EBITDA. Using the WNRL Pro Forma Financial Projections, Evercore calculated an implied enterprise value range, and after adjusting for net debt, cash and projected units outstanding as of January 1, 2016, Evercore determined an implied equity value per WNRL Common Unit range of $20.52 to $33.53, and a WNRL equity value range attributable to WNR of $636 million to $1,038 million.

Valuation of GP Interests in WNRL

Discounted Distributions Analysis

Evercore performed a discounted distributions analysis of the WNRL general partner distributions projected to be received by WNR based on the WNRL Pro Forma Financial Projections for the years ending December 31, 2016E, 2017E, 2018E, 2019E and 2020E utilizing a terminal multiple range of 15.0x to 20.0x cash flow and discounting at a cost of equity for the WNRL general partner interest ranging between 12.0% and 13.0% based on CAPM and 20.0% to 25.0% based on the total expected market return. Using the WNRL Pro Forma Financial Projections, Evercore determined an equity value range for the WNRL general partner interests held by WNR of $326.6 million to $679.6 million.

Precedent M&A Transaction Analysis

Evercore performed a precedent M&A transaction valuation of the WNRL general partner interests and reviewed selected publicly available information for transactions announced since 2010 and selected fourteen transactions involving MLP general partner transactions that Evercore deemed to have certain characteristics that are similar to those of the general partner of WNRL, although Evercore noted that none of the selected transactions or the selected companies or partnerships that participated in the selected transactions were directly comparable to WNRL or its general partner:

Date Announced	Acquiror	Target
9/28/15	Energy Transfer Equity, L.P.	The Williams Companies, Inc.
4/20/15	Vanguard Natural Resources, LLC	LRE GP LLC
1/15/15	Marlin Midstream Partners	Azure Midstream Energy, LLC
10/13/14	Targa Resources Corp.	Atlas Energy, L.P.
10/1/14	Enterprise Products Partners L.P.	Oiltanking Partners L.P. General Partner
6/15/14	The Williams Companies, Inc.	50% general partner interest in Access Midstream Partners L.P.
5/6/13	Inergy, L.P.	Crestwood Midstream Partners LP General Partner
9/21/10	Penn Virginia Resource Partners L.P.	Penn Virginia GP Holdings, L.P.
9/20/10	Natural Resources Partners L.P.	Natural Resources Partners L.P.’s GP
9/7/10	Enterprise Products Partners L.P.	Enterprise GP Holdings L.P.
8/9/10	Inergy, L.P.	Inergy Holdings, L.P.
7/22/10	Crestwood Midstream Partners II, LLC	Quicksilver Gas Services LP’s General Partner
6/11/10	Buckeye Partners, L.P.	Buckeye GP Holdings L.P.
5/11/10	Energy Transfer Equity, L.P.	Regency Energy Partners LP

Evercore reviewed the historical general partner cash flow multiples paid in the selected precedent transactions and derived a range of GP cash flow multiples and applied these to projected GP cash flows for 2016E and 2017E to determine relevant enterprise values. Evercore discounted these equity values to January 1, 2016 utilizing a discount rate of 22.5% based on the GP expected market return. Using the WNRL Pro Forma Financial Projections, Evercore calculated a relevant enterprise value range of $276 million to $408 million.

Peer Group Trading Analysis

Evercore conducted a peer group trading analysis of the WNRL general partner interests by reviewing and comparing the market values and trading multiples of the following ten publicly traded entities that Evercore deemed to have certain characteristics that are similar to WNRL’s general partner based on size, asset base and other characteristics.

•	Alliance Holdings GP, L.P.

•	Energy Transfer Equity, L.P.

•	EnLink Midstream, LLC

•	EQT GP Holdings, LP

•	NuStar GP Holdings, LLC

•	ONEOK, Inc.

•	Plains GP Holdings, L.P.

•	Targa Resources Corp.

•	Tallgrass Energy GP, LP

•	Western Gas Equity Partners, LP

Although the peer group was compared to the general partner of WNRL for purposes of this analysis, no entity used in the peer group analysis is identical or directly comparable to WNRL or its general partners. In order to calculate peer group trading multiples, Evercore relied on publicly available filings with the SEC and equity research analyst estimates.

The mean and median trading multiples are set forth below. The table also includes relevant multiple ranges selected by Evercore based on the resulting range of multiples and certain other considerations related to the specific characteristics of WNRL noted by Evercore.

General Partner Trading Analysis	Mean	Median
Current Yield	10.4%	10.8%
Annual Distributions % from GP interest	63.3%	55.6%
Annual Distributions % from LP interest	36.7%	44.4%
Enterprise Value of GP only / GP Distributions – Current	20.0x	15.1x
Enterprise Value of GP only / GP Distributions – 2016E	15.2x	13.2x
Enterprise Value of GP only / GP Distributions – 2017E	12.1x	11.2x

Evercore applied the relevant multiples to the projected 2016E and 2017E GP distributions. Using the WNRL Pro Forma Financial Projections, Evercore calculated a WNRL general partner enterprise value of $230 million to $480 million.

Summary Valuation of the Consideration

Evercore utilized the Discounted Cash Flow analyses, Precedent M&A Transaction analyses and Peer Group Trading analyses valuation ranges per NTI unit developed in the Valuation of Pro Forma WNR to develop an implied value range of the consideration to be received by each NTI Public Unitholder. Based on these analyses in combination, Evercore determined that an appropriate range of value for the consideration to be received by each NTI Public Unitholder was $29.00 to $32.00 per NTI Common Unit.

Preliminary Presentations by Evercore

In addition to its December 21, 2015 fairness opinion presentation described above, Evercore also made preliminary written presentations to the NTI GP Conflicts Committee on December 1, 2015, December 9, 2015, December 14, 2015 and December 17, 2015, each marked as a draft, which are referred to herein as the preliminary Evercore presentations. None of the preliminary Evercore presentations, alone or together, constitute an opinion of, or recommendation by, Evercore with respect to a possible transaction or otherwise, and were presented solely for discussion purposes.

The December 1, 2015 presentation contained an executive summary that reviewed the proposed structure and terms of the Proposed Transaction, an overview and market update regarding NTI, a preliminary valuation of NTI, an overview and market update regarding WNR and WNRL, an indicative valuation of the proposed consideration and an analysis of the pro forma impact to NTI Common Unitholders. These preliminary materials were based on the information available to Evercore and the terms of the Proposed Transaction as of November 30, 2015, including financial information, economic and other conditions as they existed as of such date, as well as Evercore’s preliminary working assumptions at such time. The observed data and trading multiples analyzed by Evercore in connection with such preliminary materials were dated as of November 25, 2015.

The December 9, 2015 presentation contained a summary of updates to the December 1, 2015 presentation, a comparison of the October 23 Proposal to the December 1 Counterproposal and the December 7 Counterproposal, a review of the preliminary valuation of NTI and the indicative valuation of the consideration, a review of the pro forma impact to NTI Common Unitholders, an analysis of the Proposed Transaction at various WNR Common Stock prices and under various terms and a summary of certain estimated tax implications for NTI Common Unitholders, which was based on information provided by NTI and its advisors. These preliminary materials were based on the information available to Evercore and the terms of the Proposed Transaction as of December 8, 2015, including financial information, economic and other conditions as they existed as of such date, as well as Evercore’s preliminary working assumptions at such time. The observed data and trading multiples analyzed by Evercore in connection with such preliminary materials were dated as of December 4, 2015.

The December 14, 2015 presentation contained a comparison of the October 23 Proposal to the December 1 Counterproposal, the December 7 Counterproposal and a potential second counterproposal by the NTI GP Conflicts Committee, including an analysis of the resulting implied NTI enterprise values and premiums to be received in the Proposed Transaction by NTI Public Unitholders assuming various NTI Common Unit and WNR Common Stock trading prices. These preliminary materials were based on the information available to Evercore and the terms of the Proposed Transaction as of December 13, 2015 and market data as of December 11, 2015.

The December 17, 2015 presentation contained a comparison of the October 23 Proposal to the December 1 Counterproposal and the December 7 Counterproposal, which WNR had indicated was its “best and final” offer. Included in this comparison was an analysis of the resulting implied NTI enterprise values and premiums to be received in the Proposed Transaction by NTI Unaffiliated Unitholders assuming various NTI Common Unit and WNR Common Stock trading prices. In addition, the presentation contained a review of the performance of NTI Common Unit price and WNR Common Stock price compared to that of the implied value per NTI Common Unit resulting from the October 23 Proposal and the December 7 Counterproposal. In addition, the presentation included a case study for a previously terminated MLP buy-in transaction. These preliminary materials were based on the information available to Evercore and the terms of the Proposed Transaction as of December 16, 2015 and market data as of December 16, 2015.

Each of the analyses performed in these preliminary Evercore presentations was subject to further updating and subject to the final analyses provided to the NTI GP Conflicts Committee dated December 21, 2015 by Evercore, including two subsequent updates incorporating immaterial revisions. Each of these analyses was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Evercore as of, the dates on which Evercore performed such analyses. Accordingly, the results of the financial analyses may have differed due to changes in those conditions and other information, and not all of the written and oral presentations contained all of the financial analyses listed above.

The procedures followed by Evercore in preparing the material analyses in the preliminary Evercore presentations were substantially similar to the procedures used by Evercore to prepare the corresponding analyses in its December 21, 2015 fairness opinion presentation.

The NTI GP Conflicts Committee invited representatives of Evercore to attend a meeting of the NTI GP Conflicts Committee held on October 28, 2015 in order to consider Evercore’s possible retention as financial advisor to the NTI GP Conflicts Committee. At that meeting, representatives of Evercore discussed their refining sector and master limited partnership conflicts committee experience and qualifications. The representatives of Evercore also noted that Evercore had not been engaged by WNR or NTI or any of their affiliates in the past two years, except for two engagements with the Conflicts Committee of Western Refining Logistics GP, LLC, the general partner of WNRL. After the representatives of Evercore left the meeting, the NTI GP Conflicts Committee considered the discussion with Evercore, along with the qualifications, experience and reputation of

Evercore, and, on October 30, 2015, determined to retain Evercore as its financial advisor if an acceptable engagement letter could be negotiated with Evercore. Following negotiation of an acceptable engagement letter, Evercore was formally retained pursuant to an engagement letter dated November 12, 2015.

Copies of written materials provided to the NTI GP Conflicts Committee by Evercore have been filed as exhibits to the Schedule 13E-3 to be jointly filed by WNR, MergerCo, NTI and NTI GP with the SEC in connection with the Merger and will be made available for inspection and copying at the principal offices of NTI, as applicable, during regular business hours by any interested NTI Common Unitholders. Copies may be obtained by requesting them in writing at the address provided in the section of this proxy statement/prospectus titled “Where You Can Find More Information.”

General

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Evercore. In connection with the review of the Merger, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion to the NTI GP Conflicts Committee. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of the NTI Common Units or the WNR Common Stock. No company or partnership used in the above analyses as a comparison is directly comparable to NTI, WNR or WNRL, and no precedent transaction used is directly comparable to the Merger. Furthermore, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, partnerships or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of NTI, WNR and WNRL, and their respective advisors.

Evercore prepared these analyses solely for the information and benefit of the NTI GP Conflicts Committee and for the purpose of providing an opinion to the NTI GP Conflicts Committee as to the fairness of the Merger Consideration, from a financial point of view, to be received by the NTI Unaffiliated Unitholders. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates. The issuance of the opinion was approved by an opinion committee of Evercore.

Except as described above, the NTI GP Conflicts Committee imposed no other instruction or limitation on Evercore with respect to the investigations made or the procedures followed by Evercore in rendering its opinion. The Merger Consideration was determined through arm’s-length negotiations between the NTI GP Conflicts Committee and WNR, and the NTI GP Conflicts Committee approved the Merger Agreement and the Merger Transactions. Evercore provided advice to the NTI GP Conflicts Committee during these negotiations. Evercore did not, however, recommend any specific merger consideration to the NTI GP Conflicts Committee, the NTI GP

Board or NTI, or recommend that any specific merger consideration constituted the only appropriate consideration for the Merger. Evercore’s opinion was only one of many factors considered by the NTI GP Conflicts Committee in its evaluation of the Merger and should not be viewed as determinative of the views of the NTI GP Conflicts Committee with respect to the Merger or the Merger Consideration.

Under the terms of Evercore’s engagement letter with the NTI GP Conflicts Committee, NTI agreed to pay Evercore a fee of $2,000,000 upon rendering its opinion. Evercore also received a fee of $250,000 upon execution of its engagement letter with the NTI GP Conflicts Committee. In addition, NTI has agreed to reimburse Evercore for its reasonable out-of-pocket expenses (including legal fees, expenses and disbursements) incurred in connection with its engagement and to indemnify Evercore and any of its members, officers, advisors, representatives, employees, agents, affiliates or controlling persons, if any, against certain liabilities and expenses arising out of its engagement, or to contribute to payments which any of such persons might be required to make with respect to such liabilities.

Evercore or its affiliates may, in the ordinary course of business, actively trade equity, debt or other securities, or related derivative securities, or other financial instruments, including bank loans and other obligations, of NTI, WNR or WNRL, or any of their respective affiliates, for their own account and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities or instruments. Except for its November 2015 engagement by the conflicts committee of the board of directors of the general partner of WNRL (“WNRL Conflicts Committee”) in connection with WNR’s contribution of its remaining interests in the TexNew Mex Pipeline and an 80,000 barrel capacity crude oil storage tank to WNRL, and its September 2014 engagement by the WNRL Conflicts Committee in connection with the contribution of certain assets by WNR to WNRL including WNR’s contribution of its wholesale business to WNRL, for which it received $700,000 in aggregate fees, during the past two years, no material relationship existed between Evercore and its affiliates and NTI, WNR or WNRL, or any of their respective affiliates pursuant to which compensation was received by Evercore or its affiliates as a result of such a relationship. Evercore may provide financial or other services to NTI, WNR and WNRL in the future and in connection with any such services may receive compensation. Evercore has not provided any services to WNR or WNRL or any of its affiliates in connection with the Merger.

Financial Analysis of Goldman Sachs

Goldman Sachs, in its capacity as financial advisor to WNR, in conjunction with WNR management, jointly prepared successive draft presentations to the WNR Board on October 16, 2016, October 22, 2015, December 7, 2015 and December 21, 2015, as described above under “Background of the Merger.” The last presentation on December 21, 2015 is summarized below.

The WNR Board did not request, and Goldman Sachs did not provide, any opinion as to the fairness of the Merger Consideration or any other aspect of the Merger to WNR, the common stockholders of WNR, NTI, the NTI Common Unitholders or any other person.

The presentation was jointly prepared by WNR management and Goldman Sachs for the information and assistance of the WNR Board in connection with the board’s consideration of the Merger. Goldman Sachs did not make, and its presentation does not constitute, any recommendation as to how any NTI Common Unitholder should vote with respect to the Merger or any other matter.

In connection with preparing the presentation and performing the related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

•	annual reports to common unitholders or common stockholders, as the case may be, and Annual Reports on Form 10-K of NTI, WNRL and WNR for the five years ended December 31, 2014;

•	certain interim reports to common unitholders or common stockholders, as the case may be, and Quarterly Reports on Form 10-Q of NTI, WNRL and WNR;

•	certain other communications from NTI, WNRL and WNR to their common unitholders or common stockholders, as the case may be;

•	certain publicly available research analyst reports for NTI, WNRL and WNR; and

•	certain financial analyses and forecasts for NTI, which assume WNR’s sale of NTI logistics assets to WNRL in 2016, certain financial analyses and forecasts for NTI excluding any sale of NTI logistics assets to WNRL in 2016, certain financial forecasts for WNRL assuming both the sale of WNR logistics assets to WNRL in 2019 and the sale of NTI logistics assets to WNRL in 2016, and certain internal financial analyses and forecasts for WNR assuming both the sale of WNR logistics assets to WNRL in 2019 and the sale of NTI logistics assets to WNRL in 2016, in each case prepared by management of WNR and approved for Goldman Sachs’ use by the WNR Board (collectively, for purposes of this section “—Financial Analysis of Goldman Sachs,” the “Management Projections”).

Goldman Sachs held discussions with members of senior management of WNR regarding their assessment of the past and current business operations, financial condition and future prospects of NTI and WNR and the strategic rationale for, and the potential benefits of, the Merger. Goldman Sachs also received information from certain members of management of NTI regarding certain portions of the NTI standalone financial projections included in the Management Projections. In addition, Goldman Sachs reviewed the reported price and trading activity of the NTI Common Units and the WNR Common Stock, compared certain financial and stock market information for NTI and WNR with similar information for certain other companies the securities of which are publicly traded and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

For purposes of the presentation, Goldman Sachs, with consent of WNR, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the consent of WNR management that the Management Projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the WNR management. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of WNR or NTI, or any of their subsidiaries, nor was any such evaluation or appraisal furnished to Goldman Sachs. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger would be obtained without any adverse effect on WNR or NTI or WNRL or on the expected benefits of the Merger in any way meaningful to its analysis. Goldman Sachs also assumed that the Merger will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis. The Goldman Sachs presentation did not address the underlying business decision of WNR to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to WNR; nor did it address any legal, regulatory, tax or accounting matters. The presentation by Goldman Sachs was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, December 21, 2015, and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its presentation based on circumstances, developments or events occurring after that date. Because Goldman Sachs did not render any opinion as to the fairness of the Merger Consideration or any other matter, it did not follow all of the procedures that it ordinarily follows in connection with rendering an opinion.

The following is a summary of the material financial analyses contained in the presentation. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 21, 2015 and is not necessarily indicative of current market conditions.

Implied Premium Analysis. Goldman Sachs calculated various premiums resulting from the contemplated merger. These calculations were performed using information obtained from public filings and Bloomberg as of December 18, 2015.

Using the implied equity purchase price of $28.34 per NTI Common Unit based on the Merger Consideration of (i) $15.00 per NTI Common Unit in cash and (ii) implied equity consideration of $13.34 per NTI Common Unit calculated using the Mixed Election Exchange Ratio of 0.2986x and WNR’s undisturbed 20-trading day VWAP as of October 23, 2015 of $44.68 per share, Goldman Sachs calculated the following:

•	the implied equity purchase price as a premium to the current closing price of NTI Common Units on the NYSE on October 23, 2015 (the last trading day immediately preceding WNR’s announcement of its proposal to acquire all of the publicly held NTI Common Units) and December 18, 2015;

•	the implied equity purchase price as a premium to the 1-month, 3-month and 6-month average closing prices of NTI Common Units on the NYSE (measured from both October 23, 2015 and December 18, 2015);

•	the implied equity purchase price as a premium to the year to date (“YTD”) average closing price of NTI Common Units on the NYSE (measured from both October 23, 2015 and December 18, 2015);

•	the implied equity purchase price as a premium to the 52-week high and low closing prices of NTI Common Units on the NYSE (measured from both October 23, 2015 and December 18, 2015); and

•	the implied equity purchase price as a premium to the 20-day VWAP of NTI Common Units on the NYSE (measured from both October 23, 2015 and December 18, 2015).

The results from these analyses are summarized as follows:

Premium (Discount) to Historical Prices	At Oct. 23	At Dec. 18
Current closing price	17%	18%
1-month average closing price	17%	10%
3-month average closing price	13%	11%
6-month average closing price	14%	11%
YTD average closing price	16%	15%
52-week high closing price	2%	(2)%
52-week low closing price	41%	41%
20-Day VWAP	18%	11%

Historical Trading Multiples. Goldman Sachs reviewed and compared certain financial information for WNR and NTI to corresponding financial information and public market multiples for the following selected publicly traded companies in the refining industry:

•	Selected MidCon Refining Companies:

•	Delek US Holdings, Inc.

•	CVR Energy, Inc.

•	HollyFrontier Corporation

•	Alon USA Energy, Inc.

•	Selected Coastal Refining Companies:

•	Tesoro Corporation

•	Valero Energy Corporation

•	Selected Other Refining Companies:

•	Phillips 66

•	Marathon Petroleum Corporation

•	PBF Energy Inc.

•	Selected Refining MLP Companies:

•	Alon USA Partners, LP

•	CVR Refining, LP

Although none of the selected companies is directly comparable to WNR or NTI, the companies included were chosen because they are publicly traded companies with operations that for purposes of this analysis may be considered similar to certain operations of WNR and NTI.

Goldman Sachs used the Management Projections, public filings and Bloomberg as of December 18, 2015, to calculate the enterprise value (For purposes of this section “—Financial Analysis of Goldman Sachs” only, “EV,” calculated as fully-diluted market capitalization plus long-term debt less cash and cash equivalents plus the market value of any non-controlling interests (market capitalization of public ownership of controlled MLPs)) to 2016E and 2017E earnings before interest, taxes, depreciation and amortization (for purposes of this section “—Financial Analysis of Goldman Sachs” only, “EBITDA”) trading multiples for WNR and NTI as of October 23, 2015, and December 18, 2015. Goldman Sachs used institutional broker estimate system (“IBES”) median forecasts, public filings and Bloomberg as of December 18, 2015, to calculate EV to 2016E and 2017E EBITDA trading multiples for the other selected companies as of December 18, 2015.

The results of these analyses are summarized as follows:

EV / 2016E EBITDA Multiple

	Median of Selected Companies	NTI as of 10-23-2015	WNR as of 10-23-2015	NTI as of 12-18-2015	WNR as of 12-18-2015
EV as a multiple of 2016E EBITDA for Selected MidCon Refining Companies	5.4x	8.8x	6.4x	6.8x	5.7x
EV as a multiple of 2016E EBITDA for Selected Coastal Refining Companies	5.5x	8.8x	6.4x	6.8x	5.7x
EV as a multiple of 2016E EBITDA for Selected Other Refining Companies	5.9x	8.8x	6.4x	6.8x	5.7x
EV as a multiple of 2016E EBITDA for Selected Refining MLP Companies	5.8x	8.8x	6.4x	6.8x	5.7x

EV / 2017E EBITDA Multiple

	Median of Selected Companies	NTI as of 10-23-2015	WNR as of 10-23-2015	NTI as of 12-18-2015	WNR as of 12-18-2015
EV as a multiple of 2017E EBITDA for Selected MidCon Refining Companies	5.6x	6.3x	6.0x	6.0x	5.3x
EV as a multiple of 2017E EBITDA for Selected Coastal Refining Companies	5.5x	6.3x	6.0x	6.0x	5.3x
EV as a multiple of 2017E EBITDA for Selected Other Refining Companies	5.7x	6.3x	6.0x	6.0x	5.3x
EV as a multiple of 2017E EBITDA for Selected Refining MLP Companies	6.1x	6.3x	6.0x	6.0x	5.3x

Illustrative Discounted Cash Flow Analysis. Goldman Sachs performed an illustrative discounted cash flow analysis of NTI using the Management Projections to calculate a range of implied prices of an NTI Common Unit on a standalone basis. For purposes of this analysis, Goldman Sachs (at the direction of WNR) excluded the impact of the assumed sale of NTI logistics assets to WNRL in 2016. Using illustrative discount rates ranging from 9% to 11%, reflecting NTI’s illustrative weighted average cost of capital, Goldman Sachs calculated the present values as of January 1, 2016, of (i) estimates of the unlevered free cash flows of NTI for the years 2016 through 2020 and (ii) an illustrative terminal value calculated using a range of terminal year EBITDA multiples from 6.0x to 8.0x. Goldman Sachs then derived the implied price of an NTI Common Unit by adding the respective discounted unlevered free cash flows and the discounted terminal value to arrive at an implied enterprise value and subtracted projected net debt as of year-end 2015 to arrive at the implied equity value. Goldman Sachs then divided the implied equity value by the number of fully diluted NTI Common Units outstanding as of year-end 2015 per WNR management. This analysis resulted in an implied unit price range for an NTI Common Unit of $24.99 to $32.84.

Illustrative Present Value of Future Unit Price. Goldman Sachs performed an illustrative present value of future common unit price analysis using the Management Projections. For purposes of this analysis, Goldman Sachs (at the direction of WNR) excluded the impact of the assumed sale of NTI logistics assets to WNRL in 2016. For the years 2016 through 2019, Goldman Sachs calculated the illustrative present value of the future common unit prices based on the sum of the annual forward limited partnership (“LP”) distributions per unit (“DPU”) capitalized at illustrative forward LP yields of 10%, 12% and 14%, and the cumulative LP DPU, discounted at an illustrative cost of equity of 11%.

The results of these analyses are summarized as follows:

Future Unit Price Value

	Forward NTI LP Yield
	10%	12%	14%
Future Unit Price Value 2016E	$33.02	$27.88	$24.21
Future Unit Price Value 2017E	$34.19	$29.37	$25.93
Future Unit Price Value 2018E	$41.95	$36.32	$32.29
Future Unit Price Value 2019E	$44.29	$38.83	$34.93

Present Value of Future Unit Price

	Forward NTI LP Yield
	10%	12%	14%
Present Value of Future Unit Price 2016E	$29.86	$25.23	$21.92
Present Value of Future Unit Price 2017E	$27.98	$24.07	$21.27
Present Value of Future Unit Price 2018E	$30.99	$26.87	$23.93
Present Value of Future Unit Price 2019E	$29.58	$25.99	$23.42

Analysis at Various Premiums. Goldman Sachs performed an analysis of implied multiples calculated using the Management Projections, IBES, Wall Street research and Bloomberg as of December 18, 2015. In performing its analysis, Goldman Sachs applied a range of premiums from 0% to 24% to the undisturbed 20-day VWAP of NTI Common Units as of October 23, 2015. Goldman Sachs then used the resulting implied NTI Common Unit prices at those various premiums to calculate the implied EV’s of NTI at those various premiums. Goldman Sachs then calculated the EV’s of NTI at those various premiums as multiples of NTI’s 2012-2014A average EBITDA, and NTI’s 2016E and 2017E EBITDA as projected by WNR Management. Goldman Sachs compared those resulting multiples to the selected companies’ trading multiples.

The results of these analyses are summarized as follows:

EV / EBITDA Multiple at Various Premiums

	NTI at Various Premiums to 20-Day VWAP as of 10-23-2015								Selected Coastal Median Companies	Selected Other Companies	Selected MLP Companies
	0%	10%	15%	18%	20%	24%	WNR	Selected MidCon Companies
2012-2014A Average	4.9x	5.3x	5.6x	5.7x	5.8x	6.0x	5.9x	5.1x	7.9x	8.4x	4.7x
2016E	6.8x	7.4x	7.7x	7.9x	8.0x	8.3x	5.7x	5.4x	5.5x	5.9x	5.8x
2017E	6.0x	6.5x	6.8x	7.0x	7.1x	7.3x	5.3x	5.6x	5.5x	5.7x	6.1x

Illustrative Sum-of-the-Parts Analysis. Goldman Sachs performed an illustrative sum-of-the-parts analysis to calculate the implied price per share of the combined company on a pro forma basis based upon the Management Projections. Goldman performed this analysis for YE 2016 through YE 2019. Goldman Sachs calculated the illustrative implied price per share of the combined company in each year by adding the illustrative values of (1) the combined company’s implied EV for such year, (2) the combined company’s estimated net debt for such year and (3) the combined company’s estimated future cumulative dividends for such year, and dividing that sum by the total number of estimated outstanding WNR shares in such year per WNR management. Goldman Sachs calculated the combined company’s EV for each year by adding (1) the illustrative value of the combined company’s operating assets for such year calculated by applying a forward multiple of 6.0x to the combined company’s estimated forward EBITDA for such year, (2) the illustrative value of the WNRL LP units owned by WNR in such year calculated by multiplying the number of LP units WNR owned by the illustrative implied price of an LP unit in each such year (calculated by taking the forward-year distribution per LP unit from the Management Projections and capitalizing it at a 5% forward yield) and (3) the illustrative value of WNR’s WNRL general partnership (“GP”) interest in each year calculated by applying a 3% forward yield to WNRL GP forward-year incentive distribution rights cash flows. This resulted in the following set of implied prices per share of the combined company on a future value basis:

•	YE 2016: $63.02 per share

•	YE 2017: $76.45 per share

•	YE 2018: $86.76 per share

•	YE 2019: $98.48 per share

Accretion/Dilution Analysis. Goldman Sachs performed an accretion/dilution analysis of the illustrative pro forma financial effect of the Merger on WNR’s estimated earnings per share using the Management Projections for the years 2016E and 2017E. The analysis indicated that the Merger would have an accretive illustrative pro forma financial effect on the earnings per share of WNR for the years 2016E and 2017E in the amounts of $0.10 (or 2.6%) and $0.33 (or 10.1%), respectively.

Goldman Sachs also performed an accretion/dilution analysis of the illustrative pro forma financial effect of the proposed transaction to NTI Common Unitholders. Goldman Sachs compared the illustrative standalone value of an NTI Common Unit for each of the years ending December 31, 2016 through December 31, 2019 to the corresponding illustrative estimated values for each respective year of the $15.00 cash consideration and 0.2986 WNR shares per NTI Common Unit to be received by NTI Common Unitholders in the Merger. Goldman Sachs’ analysis used the Management Projections. However, Goldman Sachs’ NTI standalone values (at the direction of WNR) excluded the sale of NTI logistics assets to WNRL. In performing this analysis, Goldman Sachs calculated the illustrative standalone value per NTI Common Unit in each respective year using the previously described NTI Illustrative Present Value of Future Unit Price methodology, based on the sum of the annual forward LP DPU capitalized at a 12% illustrative forward yield and the cumulative LP DPU received to date. Goldman Sachs then discounted the standalone NTI values per common unit in each year at an illustrative 11% NTI cost of equity. Goldman Sachs calculated the illustrative value of the merger stock consideration in each respective year as the illustrative value of the pro forma WNR share consideration for each such year using the previously described WNR illustrative sum-of-the-parts analysis methodology. The illustrative value of the merger stock consideration in each year was then discounted at an illustrative 14% WNR cost of equity. The value of the merger cash consideration ($15.00 per NTI Common Unit) was then added to the illustrative value of the merger stock consideration, the sum being the implied value of the total Merger Consideration to NTI unitholders on a per unit basis.

The results of this analysis are summarized as follows:

Illustrative Pro Forma Value Accretion to NTI Unitholders

	2016E	2017E	2018E	2019E
Future Standalone NTI Unit Holder $/share	$27.88	$29.37	$36.32	$38.83
Future Pro Forma NTI Unit Holder $/share	$33.82	$37.83	$40.91	$44.41

Present Value of Future Standalone NTI Unit Holder $/share	$25.23	$24.07	$26.87	$25.99
Present Value of Future Pro Forma NTI Unit Holder $/share	$31.53	$32.62	$32.56	$32.50

Miscellaneous. The presentation of financial analyses is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the presentation. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was viewed as any more significant or was or should be given any greater weight than any other analysis. No company used in the above analyses as a comparison is directly comparable to WNR or NTI.

Goldman Sachs, in conjunction with WNR management, prepared these analyses for purposes of the presentation to the WNR Board. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of WNR, NTI, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The Merger Consideration was determined through arms-length negotiations between the WNR Board and the NTI GP Conflicts Committee and was approved by WNR’s Board. Goldman Sachs provided advice to WNR during these negotiations. Goldman Sachs did not, however, recommend any specific price or render any opinion to WNR or its board of directors relating to the Merger Consideration.

As described above, the presentation prepared by Goldman Sachs, in conjunction with WNR management, for the WNR Board was one of many factors taken into consideration by the WNR Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the presentation and is qualified in its entirety by reference to the full text of the presentation materials which are filed as exhibits to NTI’s Schedule 13E-3 dated as of the date of this proxy statement/prospectus.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of WNR, NTI and any of their respective affiliates and third parties or any currency or commodity that may be involved in the Merger. Goldman Sachs acted as financial advisor to WNR in connection with the Merger. In addition, Goldman Sachs has provided certain financial advisory and/or underwriting services to WNR, NTI and/or their affiliates from time to time. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to WNR, NTI and their respective affiliates for which its Investment Banking Division may receive compensation.

WNR selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement, dated October 26, 2015, WNR engaged Goldman Sachs to act as its financial advisor in connection with the Merger. Pursuant to the terms of this engagement letter, WNR has agreed to pay Goldman Sachs a transaction fee of $10 million, all of which is payable upon consummation of the Merger. In addition, WNR has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Interest of Certain Persons in the Merger

General

In considering the recommendations of the NTI GP Conflicts Committee with respect to the Merger, NTI Common Unitholders should be aware that certain of the executive officers and directors of NTI GP have interests in the transaction that may differ from, or are in addition to, the interests of NTI Common Unitholders generally, including:

•	All of the directors and executive officers of NTI GP will receive continued indemnification for their actions as directors and executive officers.

•	Four of the nine directors of NTI GP are also employees or directors of WNR and own WNR Common Stock. One director of NTI GP, David L. Lamp, is the President and Chief Executive Officer of NTI GP and is expected to become the President and Chief Operating Officer of WNR following the consummation of the Merger. None of these five directors of NTI GP is on the NTI GP Conflicts Committee.

•	Some executive officers of NTI GP own WNR Common Stock, WNRL Common Units, and/or phantom units in WNRL and are expected to become employees of WNR following the Merger.

•	The directors and executive officers of NTI GP hold unvested and outstanding equity awards in NTI that may be subject to different treatment under the Merger Agreement than common units.

•	Senior management of NTI GP provided certain input with respect to NTI’s future financial performance that WNR management utilized with respect to the preparation of the Management Projections. The Management Projections were provided to the WNR Board and the NTI GP Conflicts Committee for purposes of evaluating the proposed Merger. The Management Projections were also provided to Evercore for use in connection with its financial analyses and opinions and to Goldman Sachs for use in its financial analyses. For a detailed description of the Management Projections, see “Special Factors—Projected Financial Information.”

•	The Chairman of the NTI GP Conflicts Committee receives $10,000 annually and each member of the NTI GP Conflicts Committee, including the Chairman, receives $1,500 per NTI GP Conflicts Committee meeting attended, in addition to any other compensation they receive for service on the NTI GP Board and its committees.

Treatment of Equity Awards Held By NTI GP Non-Employee Directors and NTI Executives

The Merger Agreement sets forth terms and conditions for the conversion of time-based and performance-based phantom unit and restricted unit awards under the NTI LTIP that are outstanding and unvested immediately prior to the Effective Time. With respect to the treatment of the outstanding and unvested NTI equity awards, the general intent of the parties to the Merger Agreement is that NTI Executives and NTI Employees be in a generally comparable position after the Effective Time as before. At this time, neither NTI nor WNR have plans to grant new equity awards to the NTI Executives or the NTI Employees in connection with the Merger that are unrelated to the conversions described below. Descriptions of the equity award conversions that will be applicable generally to NTI Employees in connection with the Merger may be found under the headings “The Merger Agreement—Effect of Merger on Outstanding NTI Common Units and Other Interests” beginning on page 121 and “The Merger Agreement—Covenants—Conversion of Equity Awards” beginning on page 145. This section describes the interests of the NTI GP Board members and the NTI Executives in the Merger.

Pursuant to the Merger Agreement, prior to the Effective Time, the WNR Board or its compensation committee may adopt the NTI LTIP as of the Effective Time, authorize the conversion of the outstanding NTI phantom units and NTI restricted units in accordance with the Merger Agreement, and take such other actions as may be necessary to authorize the events contemplated in the Merger Agreement in connection with the conversion of the NTI phantom units and the NTI restricted units. The Merger Agreement also provides that the WNR Board may determine not to adopt the NTI LTIP, in which case the conversion of the NTI phantom units and NTI restricted units would occur under existing WNR equity compensation plans, but otherwise the conversions would occur in the same manner as if the NTI LTIP was adopted by WNR. Pursuant to the Merger Agreement, the equity awards held by non-employee NTI GP directors and NTI Executives will be converted in the manner summarized as follows:

Equity Awards Held by Non-Employee NTI GP Directors

Immediately prior to the Effective Time and subject to certain conditions, all awards of time-based NTI phantom units held by a non-employee member of the NTI GP Board that are outstanding and unvested immediately prior to the Effective Time will receive immediate and full acceleration of vesting. In exchange for each time-based NTI phantom unit that becomes vested, a non-employee member of the NTI GP Board will receive $15.00 in cash without interest and 0.2986 of a share of WNR Common Stock (which is the Standard Mix of Consideration). If there are accumulated distribution equivalent rights (“DERs”) relating to the outstanding time-based NTI phantom units at the time of vesting, such non-employee director would also receive a lump sum cash payment equal to the value of such DERs.

NTI GP Non-Employee Director Name	Number of Outstanding NTI Phantom Units Held on January 8, 2016 (1)	Estimated Cash Value to be Received at the Effective Time(2)(3)	Estimated number of shares of WNR Common Stock to be Issued at the Effective Time(2)(4)
Paul L. Foster	4,846	$72,690	1,447
Jeff A. Stevens	4,846	$72,690	1,447
Scott D. Weaver	4,846	$72,690	1,447
Lowry Barfield	4,846	$72,690	1,447
Timothy Bennett	4,846	$72,690	1,447
Rocky Duckworth	4,846	$72,690	1,447
Thomas Hofmann	4,846	$72,690	1,447
Dan F. Smith	4,846	$72,690	1,447

(1)

In October 2015, the NTI GP Board approved compensation for non-employee members of the NTI GP Board for 2016 that is identical to the equity awards approved for 2015 which are not included in this table. The 2016 equity award includes $110,000 in time-based NTI phantom units to be awarded to each non-

employee member of the NTI GP Board on January 20, 2016, assuming such individual remains a member of the NTI GP Board on that date. Assuming the individuals shown above remain members of the NTI GP Board on January 20, 2016, the awards currently included in this column will become vested.
(2)	Values and numbers in this column are considered estimates based on the number of outstanding time-based NTI phantom units held by each non-employee director as of January 8, 2016, but are subject to change based on events that could occur prior to the acceleration of vesting of the awards at the Effective Time, such as vesting or forfeiture events.
(3)	The amount reflected in this column is the result of $15.00 multiplied by 4,846.
(4)	The amount reflected in this column is the result of 0.2986 of a share of WNR Common Stock multiplied by 4,846.

Equity Awards Held by NTI Executives

NTI has previously issued several types of awards to NTI Executives under the NTI LTIP, including time-based NTI phantom units, performance-based NTI phantom units and time-based NTI restricted units to Mr. Lamp. Each of these awards that remains outstanding and unvested at the Effective Time will be converted into replacement WNR awards as follows:

•	Time-Based NTI Phantom Units Held by NTI Executives. At the Effective Time, any award of time-based NTI phantom units held by an NTI Executive and outstanding and unvested immediately prior to the Effective Time will be converted into a replacement WNR Phantom Stock award using a formula that is based on the Standard Mix of Consideration (called the “Equity Award Equity Merger Consideration” within the Merger Agreement and described in greater detail below), rounded up or down to the nearest share of WNR Common Stock. Any accumulated DER value will carry over to the replacement WNR Phantom Stock award. Other than as adjusted to reflect the Merger, the replacement WNR award will be subject to the same terms and conditions as the original time-based NTI phantom unit award, including, but not limited to, vesting and payment dates, and the accrual of dividend equivalent rights on unvested WNR Phantom Stock.

•	Performance-Based NTI Phantom Units Held by NTI Executives. At the Effective Time, any award of performance-based NTI phantom units held by an NTI Executive that is outstanding and unvested immediately prior to the Effective Time and still subject to performance-based vesting criteria will be converted into either an award of performance-based and time-based WNR Phantom Stock or a performance-based and time-based cash award, as determined by WNR in its discretion prior to the Effective Time. With respect to the portion of the performance period associated with the NTI phantom unit that can be calculated and determined prior to the Closing Date, performance will be measured based on actual NTI performance and will be subject solely to time-based vesting conditions that will end on the date of the original performance period. With respect to the remainder of the award, it will be converted to a WNR award using target award numbers and will be subject to both time-based and performance-based vesting conditions. Following the calculation of any known performance period, conversions to a WNR award (whether cash or equity-based) will occur using a formula that is based on the Standard Mix of Consideration (called the “Equity Award Equity Merger Consideration” or “Equity Award Cash Merger Consideration,” as applicable, within the Merger Agreement). We do not know at this time what percentage of the performance period will have passed prior to the Closing Date, and the calculation of NTI performance measures cannot be calculated with certainty until the Closing Date, thus we have not provided an estimated calculation of NTI performance awards at this time. We believe that an estimate of the conversion of the performance-based NTI phantom units would require us to make unreliable assumptions regarding the conversions at this time. The number of outstanding and unvested performance-based NTI phantom units held by each NTI Executive are set forth below, and will be converted into replacement WNR awards based on the terms and conditions set forth within the Merger Agreement (and described in greater detail below).

•	Time-Based NTI Restricted Units Held by Mr. Lamp. At the Effective Time, any time-based NTI restricted units held by Mr. Lamp that are outstanding and unvested immediately prior to the Effective Time will be cancelled in exchange for a replacement WNR Phantom Stock award using a formula that is based on the Standard Mix of Consideration (called the “Equity Award Equity Merger Consideration” within the Merger Agreement), rounded up or down to the nearest share of WNR Common Stock. Any accumulated UDR value will carry over to the replacement WNR Phantom Stock award. Other than as adjusted to reflect the Merger, the replacement WNR award will be subject to the same terms and conditions as the original time-based NTI restricted unit award, including, but not limited to, vesting and payment dates, and the accrual of dividend equivalent rights on unvested WNR Phantom Stock.

A summary of the outstanding and unvested time-based NTI phantom units, performance-based NTI phantom units and time-based NTI restricted units held by the NTI Executives are set forth below, together with the estimated number of shares of WNR Phantom Stock to be issued as replacement awards for the time-based NTI awards:

NTI Executive	Number of Outstanding and Unvested Time-based NTI Awards Held on January 8, 2016(1)(2)(3)	Estimated Number of Shares of WNR Phantom Stock to be Issued with Respect to the Conversion of Time- based NTI Awards at the Effective Time(4)	Number of Outstanding and Unvested Performance-Based NTI Phantom Units Held on January 8, 2016(5)
David L. Lamp	216,593	142,792	83,260
Karen B. Davis	15,476	10,203	15,476
Scott L. Stevens	32,912	21,698	12,731
Melissa M. Buhrig	33,485	22,075	13,304

(1)	The units set forth in this column include time-based NTI phantom units for all NTI Executives with the exception of Mr. Lamp, whose total also includes 133,333 outstanding and unvested time-based NTI restricted units. These numbers are expected to change to reflect the events noted in Footnote (2) and (3) below.
(2)	These amounts include 27,753; 5,159; 14,526 and 14,335 time-based NTI phantom units held by Mr. Lamp, Ms. Davis, Mr. Stevens and Ms. Buhrig, respectively, that were granted in 2015. These awards were granted and are scheduled to vest on January 20, 2016, assuming the award holder remains an NTI Executive on that vesting date.
(3)	In October 2015, the NTI GP Board approved 2016 compensation for the NTI Executives, which compensation was identical in form to that approved for 2015. This compensation includes time-based NTI phantom units equal to 210% of base salary for Mr. Lamp, and 100% of base salary for each of the other NTI Executives, to be awarded on January 20, 2016, assuming such individual remains an NTI Executive on that date. These previously approved awards are not included in the numbers within this column as the grants have not occurred as of the date of this filing.
(4)

Numbers in this column are considered estimates based on the number of outstanding and unvested time-based NTI phantom units or time-based NTI restricted units, as applicable, held by each NTI Executive as of January 1, 2016, but are subject to change based on events that could occur prior to the conversion, such as vesting or forfeiture events or the issuance of previously approved equity grants. The Merger Agreement requires conversions to occur by using a formula based on the Standard Mix of Consideration, called the Equity Award Equity Merger Consideration within the Merger Agreement. The “Equity Award Equity Merger Consideration” equals the sum of (a) 0.2986 and (ii) the quotient of $15.00 divided by the VWAP of WNR Common Stock for the 20 consecutive trading days ending at the closing of trading on the NYSE on the full trading day preceding the Closing Date. Solely for purposes of providing estimates for the table above, the average 20 day stock price is assumed to be $41.59, which is the average closing market price of WNR Common Stock over the first five business days following the first public announcement of the Merger. If any NTI Executive has a vesting or forfeiture event prior to the conversion event, or the WNR Common Stock value used in the conversion formula changes, this value could increase or decrease prior to the Closing Date. In the event that the existing NTI equity awards have accumulated DER or unit distribution rights (“UDR”) accounts at the time that the awards are converted to WNR awards, those DER or UDR accounts will carry over and attach to the replacement WNR award.
(5)	In October 2015, the NTI GP Board approved 2016 compensation for the NTI Executives, which compensation was identical in form to that approved for 2015. This compensation includes performance-based NTI phantom units equal to 210% of base salary for Mr. Lamp, and 100% of base salary for each of the other NTI Executives, to be awarded on January 20, 2016, assuming such individual remains an NTI Executive on that date. These previously approved awards are not included in the numbers within this column as the grants have not actually occurred as of the date of this filing. This column does not include replacements of the performance-based awards because of the uncertainty over the achieved performance levels and whether the awards will be cash or Phantom Stock, as further described above.

Each of the equity award conversions described above are authorized by the terms of the existing NTI LTIP and individual award agreements governing the awards. Although it is expected that Mr. Lamp will become the President and Chief Operating Officer of WNR following the consummation of the Merger, and other NTI Executives are expected to become WNR employees, other than the conversion of time-based and performance-based NTI phantom unit and NTI restricted unit awards as set forth in the Merger Agreement, the parties have not proposed or negotiated any new compensation arrangement for Mr. Lamp or any other NTI Executive at the time of this filing.

The equity award conversions described above are intended to summarize the terms and conditions of the Merger Agreement. For a more complete discussion of the treatment of NTI equity awards, see “The Merger Agreement—Effect of Merger on Outstanding NTI Common Units and Other Interests” beginning on page 121 and “The Merger Agreement—Covenants—Conversion of Equity Awards” beginning on page 145.

Potential Payments to Named Executive Officers in Connection with the Merger

Item 402(t) of Regulation S-K requires disclosure of compensation arrangements or understandings with NTI’s named executive officers, who are the NTI Executives that are based on or otherwise relate to the Merger, whether present, deferred or contingent. At this time, neither NTI nor WNR have plans to grant new equity awards to the NTI Executives in connection with the Merger other than the conversions of existing NTI equity awards into replacement WNR awards. These awards will not accelerate in connection with the Merger. Neither NTI nor WNR have entered into any new employment agreements with any NTI Executive at this time, and neither party expects to enter into a new agreement with such executives prior to the Closing Date. Neither party expects that the NTI Executives will be terminated in connection with the Merger, thus there are no known severance payments due to such executives in connection with the Merger. The Merger also will not constitute a “change in control” transaction under applicable NTI compensation arrangements, thus there are no known change in control payments due to the NTI Executives in connection with the Merger. As further described below under “The Merger Agreement—Effect of Merger on Outstanding NTI Common Units and Other Equity Interests” beginning on page 121, the Merger Agreement provides for the conversion of outstanding NTI equity awards into replacement WNR awards. Due to the fact that NTI wants to provide NTI Common Unitholders with all relevant information with respect to the Merger, the terms governing the conversions of the NTI Executives’ equity awards have been described in this document and the NTI Common Unitholders are being asked to vote, on a non-binding and advisory basis, on the terms of the conversions of the existing NTI equity awards for NTI Executives. The non-binding and advisory vote language can be found on page 116.

There are no amounts set forth in the table below due to the fact that Item 402(t) would require an aggregate estimate of the conversion of time-based NTI phantom units, time-based NTI restricted units and performance-based NTI phantom units, as applicable to each NTI Executive. As previously noted, the amount of any potential conversion values for the performance-based NTI phantom units held by each NTI Executive cannot be known at this time. We believe that an estimate of the conversion of the performance-based NTI phantom units would require us to make unreliable assumptions regarding the conversions at this time. The number of outstanding performance-based NTI phantom unit awards held by each NTI Executive is set forth in the “—Treatment of Equity Awards Held By NTI GP Non-Employee Directors and NTI Executives” section above, and a full description of the terms and conditions of the conversions of any performance-based NTI phantom units can be found within the sections titled “The Merger Agreement—Effect of Merger on Outstanding NTI Common Units and Other Interests” beginning on page 121 and “The Merger Agreement—Covenants—Conversion of Equity Awards” beginning on page 145, each of which are incorporated herein to this section by reference. However, the value of the existing time-based NTI phantom unit awards and time-based NTI restricted unit awards held by each NTI Executive, as applicable, have been estimated above using the assumptions that are detailed within the “—Treatment of Equity Awards Held By NTI GP Non-Employee Directors and NTI Executives” section. Please note that conversion estimates provided above and below with respect to the time-based NTI phantom unit awards and the time-based NTI restricted unit awards are based upon WNR Common Stock values that will change prior to the Closing Date, and any change in the number of outstanding NTI awards used in the calculations could also change due to new grants, vesting or forfeiture events prior to the Closing Date.

NTI Executive Name	Other ($)		Total ($)
David L. Lamp	—	(1)	—	(1)
Karen B. Davis	—	(1)	—	(1)
Scott L. Stevens	—	(1)	—	(1)
Melissa M. Buhrig	—	(1)	—	(1)

(1)	There are no single-trigger or double-trigger benefits. Instead, existing NTI equity awards will be converted into replacement WNR awards. Using the numbers, values and assumptions set forth below, the aggregate potential value of the NTI time-based awards (both NTI phantom units and NTI restricted units, as applicable) for each officer are as follows: $5,938,715 for Mr. Lamp; $424,333 for Ms. Davis; $902,407 for Mr. Stevens, and $918,118 for Ms. Buhrig. The estimated potential value of the WNR awards that could be received by the NTI Executives was determined by multiplying the number found under the column heading “Estimated Number of Shares of WNR Phantom Stock to be Issued with Respect to the Conversion of Time-based NTI Awards at the Effective Time” within the table set forth above in the “Treatment of Equity Awards Held by NTI GP Non-Employee Directors and NTI Executives—Equity Awards Held by NTI Executives” by $41.59, which is the average closing market price of WNR Common Stock over the first five business days following the first public announcement of the Merger. For the reasons described above, the value of the performance-based NTI phantom unit awards that would otherwise be included in this column cannot be known at this time.

Director and Officer Insurance; Indemnification

The Merger Agreement requires WNR to maintain for six years after the Effective Time of the Merger, officers’ and directors’ liability insurance for the benefit of persons who are or were at any time before the Effective Time of the Merger covered by the existing directors’ and officers’ liability insurance policies applicable to NTI, NTI GP or any of their subsidiaries, as described more fully under “The Merger Agreement — Covenants — Indemnification; Directors’ and Officers’ Insurance.”

The Merger Agreement also provides for indemnification and advancement of expenses by WNR after the Merger, of directors and officers of NTI GP and WNR to the fullest extent authorized or permitted by applicable law, in addition to existing rights, as described more fully under “The Merger Agreement — Covenants — Indemnification; Directors’ and Officers’ Insurance.” These Merger Agreement provisions are in addition to the indemnification and advancement of expenses provided to each of NTI GP’s directors and officers under the NTI GP limited liability company agreement and the NTI Partnership Agreement, which provisions the Merger Agreement requires to be maintained in effect for six years after the Effective Time of the Merger, under the indemnification agreements between NTI, NTI GP and each of the NTI GP directors, and under any other existing arrangements.

Security Ownership of Certain Beneficial Owners and Management of NTI

The following sets forth certain information with respect to the beneficial ownership of NTI Common Units that are issued and outstanding as of January 8, 2016, and held by:

•	each unitholder known by NTI to be the beneficial owner of more than 5% of NTI Common Units;

•	NTI GP, the general partner of NTI;

•	each of the directors and named executive officers of NTI GP and WNR; and

•	all of the executive officers and directors of NTI GP as a group.

The following table also sets forth information as of January 8, 2016, regarding the beneficial ownership of WNR Common Stock by each of the named executive officers and directors of NTI GP and WNR and by all directors and executive officers of NTI GP as a group and by all directors and executive officers of WNR as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, NTI and WNR believe that their respective directors and executive officers (including former executive officers, where applicable) listed below have sole voting and investment power with respect to the units beneficially owned by them, except to the extent this power may be shared with a spouse, based on information provided by such directors and executive officers to each of NTI and WNR.

Unless indicated otherwise by footnote, the address of each person or entity named in the table is 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901.

	Northern Tier Energy LP		Western Refining, Inc.
Name	Common Units Beneficially Owned	Percentage of Common Units Beneficially Owned(1)	Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned(2)
Paul L. Foster(3)(4)(5)	8,975	*	19,060,200	20.3%
Jeff A. Stevens(3)(4)(5)	8,975	*	3,181,052	3.4%
Scott D. Weaver(3)(4)(5)	8,975	*	1,303,382	1.4%
Lowry Barfield(3)(4)	8,975	*	35,081	*
L. Frederick Francis(5)	—	—	82,901	*
Brian J. Hogan(5)	—	—	72,463	*
William D. Sanders(5)	—	—	37,859	*
Robert J. Hassler(5)	—	—	—	—
Sigmund Cornelius(5)	—	—	21,832	*
Mark J. Smith(4)	—	—	24,536	*
Jeffrey S. Beyersdorfer(4)	2,000	*	57,905	*
Gary R. Dalke(4)	—	—	28,865	*
William R. Jewell(4)	—	—	91,301	*
Thomas Hofmann(3)(15)	12,473	*	—	—
Rocky Duckworth(3)(15)	12,317	*	—	—
Timothy Bennet(3)(15)	8,975	*	—	—
Dan F. Smith(3)(15)	12,473	*	—	—
David L. Lamp(3)(6)(15)	367,014	0.4%	—	—
Melissa M. Buhrig(6)(15)	21,201	*	5,162	*
Karen B. Davis(6)(15)	5,159	*	—	—
Scott L. Stevens(6)(15)	21,007	*	—	—
David Bonczek(7)(15)	45,817	*	—	—
Hank Kuchta(8)(15)	66,199	*	—	—

All directors and executive officers as a group	610,535	0.7%	24,002,539	25.6%
Other 5% or more unitholders:
NT InterHoldCo(9)	35,622,500	38.4%	—	—
Goldman Sachs Asset Management(10)	5,981,053	6.4%	—	—
Franklin Mountain Investments Limited Partnership(11)	—	—	15,654,581	16.7%
Van Eck Associates Corporation(12)	—	—	5,518,600	5.9%
BlackRock, Inc.(13)	—	—	5,456,557	5.8%
D.E. Shaw & Co, L.P.(14)	—	—	4,798,251	5.1%

*	Represents less than 1%.
(1)	Calculated based on 92,833,486 NTI Common Units outstanding as of January 8, 2016.
(2)	Calculated based on 93,687,506 shares of WNR Common Stock outstanding as of January 8, 2016.
(3)	Director of NTI GP.
(4)	Executive Officer of WNR.
(5)	Director of WNR.
(6)	Executive Officer of NTI GP.
(7)	Mr. Bonczek is a former Executive Vice President and Chief Financial Officer of NTI. His resignation became effective on March 16, 2015, and the information about his ownership of NTI Common Units is based on a Form 4 filed by Mr. Bonczek on January 23, 2015.
(8)

Mr. Kuchta is a former president and CEO of NTI. His retirement became effective on March 1, 2014, and the information about his ownership of NTI Common Units is based on a Form 4 filed by Mr. Kuchta on February 25, 2014.

(9)	All of the membership interests in NT InterHoldCo are owned by WNR.
(10)	Based on the Schedule 13G filed with the SEC on February 13, 2015 by Goldman Sachs Asset Management. Goldman Sachs Asset Management’s address is 200 West Street, New York, NY 10282.
(11)	Based on the Schedule 13D/A filed with the SEC on January 16, 2015 by Franklin Mountain Investments Limited Partnership (“FMILP”). Of the Company shares indicated as beneficially owned by FMILP, FMILP has shared voting and dispositive power over all of the shares and no sole voting and dispositive power. Paul L. Foster holds a 100% interest in FMILP and is the sole member and President of Franklin Mountain G.P., LLC, the general partner of FMILP and, as such, he may be deemed to have voting and dispositive power over the shares beneficially owned by FMILP.
(12)	Based on the Schedule 13G filed with the SEC on February 14, 2012 by Van Eck Associates Corporation. Van Eck Associates Corporation’s address is 335 Madison Ave., 19th Floor, New York, New York 10017.
(13)	Based on the Schedule 13G filed with the SEC on February 3, 2015 by BlackRock, Inc. BlackRock, Inc.’s address is 55 East 52nd Street, New York, New York 10022.
(14)	Based on the Schedule 13G/A filed with the SEC on September 25, 2015 by D.E. Shaw Heliant Manager, L.L.C. D.E. Shaw & Co, L.P.’s address is 1166 Avenue of the Americas, 9th Floor, New York, New York 10036. The address of this person or entity is 1250 W. Washington Street, Suite 300, Tempe, Arizona 85281.
(15)	The address of this person or entity is 1250 W. Washington Street, Suite 300, Tempe, Arizona 82581.

Certain Sales of NTI Common Units

During the past 60 days, there have been no transactions in the NTI Common Units by NTI, NTI GP, WNR, or MergerCo or any executive officer, director, associate or majority-owned subsidiary of the foregoing parties except as follows. Based on a Form 4 filed by David L. Lamp on January 5, 2016, he sold 60,739 NTI Common Units through a broker in various transactions on December 31, 2015, at the weighted average price of $25.64 per unit in connection with the payment of income taxes due as a result of the vesting of an equity award granted as compensation for his services as President and CEO of NTI GP.

No Appraisal Rights

NTI Common Unitholders will not have appraisal rights in connection with the Merger. Neither the NTI Partnership Agreement nor the Merger Agreement provides NTI limited partners with any dissenters’ or appraisal rights with respect to the Merger. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by references to Delaware law, the NTI Partnership Agreement and the Merger Agreement.

Accounting Treatment of the Merger

The Merger will be accounted for in accordance with the Financial Accounting Standards Board Accounting Standards Codification and SEC rules. As WNR will control NTI before and after the Merger, the changes in WNR’s ownership interest in NTI will be accounted for as an equity transaction and no gain or loss on the Merger will be recognized in WNR’s consolidated statements of operations.

Estimated Fees and Expenses

The following is an estimate of the aggregate fees and expenses incurred or to be incurred by the parties in connection with the proposed Merger:

Description	Amount (in thousands)
Financial Advisory Fees		$12,225
Legal and Other Professional Service Fees		3,075
Proxy Solicitation, Printing and Mailing Costs		[●]
Filing Fees		64
Miscellaneous		8,400

Total	$	[●]

Generally, all fees and expenses incurred in the connection with the proposed Merger will be the obligation of the respective party incurring such fees and expenses except in certain circumstances. For details, see “The Merger Agreement—Costs and Expenses.”

Regulatory Approvals Required for the Merger

Under the HSR Act and related rules, the Merger may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC and all statutory waiting period requirements under the HSR Act have been satisfied. On January 15, 2016, WNR and NTI filed the HSR Forms with the Antitrust Division and the FTC.

Directors and Executive Officers of WNR and NTI GP After the Merger

The directors of WNR and the executive officers of NTI GP prior to the Merger are expected to continue as the directors of WNR and NTI GP, respectively, following the Merger. David L. Lamp, currently the President and Chief Executive Officer of NTI GP, is expected to become the President and Chief Operating Officer of WNR upon consummation of the Merger. Jeff A. Stevens, currently the President and Chief Executive Officer of WNR, is expected to resign from his position as President but will remain the Chief Executive Officer of WNR upon consummation of the Merger. Otherwise, it is expected that the executive officers of WNR prior to the Merger will continue in their respective positions after the Merger. The independent directors of NTI GP are not expected to continue to serve as directors of NTI GP following the Merger. Under the terms of the Merger Agreement, WNR has no obligation to appoint or nominate the independent directors of NTI GP to serve as directors of WNR or any of its affiliates and no discussions have occurred between such directors and WNR with respect to serving as a director of WNR or its affiliates.

NTI Common Unitholders Making Elections

No less than 30 days prior to the anticipated Effective Time of the Merger, NTI will mail to NTI Common Unitholders under separate cover a form of election for making stock, cash, mixed or no elections. NTI Common Unitholders will have a minimum of 20 business days from the mailing of the form of election to make their election. Any NTI Common Unitholder who became an NTI Common Unitholder after the record date established for the mailing of forms of election, or who did not otherwise receive a form of election, should contact [●], toll-free at [●] or their bank, broker, nominee, trust company or other fiduciary to obtain a form of election. NTI Common Unitholders who vote against approving the Merger Agreement are still entitled to make elections with respect to their common units. The form of election allows holders of NTI Common Units to make Stock Elections, Cash Elections or Mixed Elections for some or all of their NTI Common Units or no election for their NTI Common Units. NTI Common Units as to which the holder has not made a valid election prior to the election deadline will be treated as though no election has been made. To validly make a Stock Election, Cash Election, or Mixed Election, or no election, NTI Common Unitholders must properly complete, sign and send the form of election and unit certificates (or evidence of units in book-entry form) to the exchange agent prior to the election deadline.

For information regarding certain U.S. federal income tax consequences of the Merger, please see “Material U.S. Federal Income Tax Consequences of the Merger.”

Exchange Agent

[●] will serve as the exchange agent for purposes of effecting the election and proration procedures.

Election Deadline

Unless otherwise designated on the form of election, the election deadline will be 5:00 p.m., New York City time, on the second business day prior to the Effective Time of the Merger. WNR and NTI will publicly announce the anticipated election deadline at least five business days prior to the election deadline in a press release, on their websites and in filings with the SEC. If the Effective Time of the Merger is delayed to a subsequent date, the election deadline will be similarly delayed to a subsequent date (which will be the second business day prior to the new Effective Time of the Merger), and WNR will promptly announce any such delay.

NTI Common Unitholders who hold their units in “street name” may be subject to an earlier deadline. Therefore, NTI Common Unitholders should carefully read any materials received from their bank, broker, nominee, trust company or other fiduciary.

Form of Election

The applicable form of election must be properly completed and signed and accompanied by:

•	duly endorsed original certificates representing all of the NTI Common Units to which such form of election relates, duly endorsed in blank or otherwise in a form acceptable for transfer on NTI’s books (or appropriate evidence as to loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification, as described in the form of election);

•	a properly completed and signed notice of guaranteed delivery, as described in the instructions accompanying the form of election, from a firm which is a member of a registered national securities exchange or commercial bank or trust company having an office or correspondent in the U.S., provided that the actual unit certificates are in fact delivered to the exchange agent by the time set forth in the notice of guaranteed delivery; or

•	if the NTI Common Units are held in book-entry form, the documents specified in the instructions accompanying the form of election.

In order to make a Stock Election, Cash Election or Mixed Election, and/or no election, the properly completed and signed form of election, together with one of the items described above, must be actually received by the exchange agent at or prior to the election deadline in accordance with the instructions accompanying the form of election.

Impact of Selling Units as to which an Election Has Already Been Made

NTI Common Unitholders who have made elections will be unable to sell or otherwise transfer their units after making the election, unless the election is properly revoked before the election deadline or unless the Merger Agreement is terminated.

Election Revocation and Changes

An election may be revoked or changed with respect to all or a portion of the NTI Common Units covered by the election by the holder who submitted the applicable form of election, but only by written notice received by the exchange agent prior to the election deadline. If an election is revoked, or the Merger Agreement is terminated, and any unit certificates have been transmitted to the exchange agent, the exchange agent will promptly return those certificates to the NTI Common Unitholder who submitted those certificates. NTI Common Unitholders will not be entitled to revoke or change their elections following the election deadline, unless the Merger Agreement is thereafter terminated or the election deadline is thereafter delayed. As a result, NTI Common Unitholders who have made elections will be unable to revoke their elections or sell their NTI Common Units during the period between the election deadline and the date of completion of the Merger or termination of the Merger Agreement.

NTI Common Unitholders not making a valid election in respect of their NTI Common Units prior to the election deadline, including as a result of revocation, will be deemed non-electing holders. If it is determined that any purported Stock Election, Cash Election or Mixed Election was not properly made, the purported election will be deemed to be of no force or effect and the holder making the purported election will be deemed not to have made an election for these purposes, unless a proper election is subsequently made on a timely basis.

Non-Electing Holders

NTI Common Unitholders who make no election to receive stock consideration, cash consideration or mixed consideration in the Merger, whose election forms are not received by the exchange agent by the election deadline, or whose election forms are improperly completed or not signed will be deemed not to have made an election (and such NTI Common Units referred to as “No Election Units”). NTI Common Unitholders not making an election in respect of some or all of their NTI Common Units will receive Standard Mix of Consideration with respect to the NTI Common Units for which no election has been made. See “—Proration and Adjustment Procedures” below.

Proration and Adjustment Procedures

NTI Common Unitholders should be aware that any Cash Elections and Stock Elections they make may be subject to the proration and adjustment procedures provided in the Merger Agreement to ensure that the total amount of cash paid and the total number of shares of WNR Common that would have been issued in the Merger to NTI Public Unitholders as a whole are equal to the total amount of cash and number of shares of WNR Common Stock that would have been paid and delivered if all NTI Public Unitholders elected to receive the Standard Mix of Consideration.

Therefore, if providing $26.06 in cash per NTI Common Unit to those who make the Cash Election would cause WNR to pay more cash in the Merger than if all NTI Public Unitholders were to receive $15.00 in cash per NTI Common Unit, then the amount of cash per NTI Common Unit to be received by holders making a Cash Election will be reduced (pro rata across all outstanding NTI Common Units subject to a Cash Election, which are referred to as the “Cash Election Units”), so that the aggregate cash paid to all NTI Public Unitholders is equal to $15.00 per NTI Common Unit, and the remainder of the consideration in respect of outstanding Cash Election Units will be payable in shares of WNR Common Stock and cash in lieu of fractional shares.

In addition, if providing 0.7036 of a share of WNR Common Stock per NTI Common Unit to those who make the Stock Election would cause WNR to issue more shares of WNR Common Stock than if all NTI Public Unitholders received 0.2986 of a share of WNR Common Stock per NTI Common Unit, then the amount of shares of WNR Common Stock per NTI Common Unit to be received by holders making a Stock Election will be reduced (pro rata across all outstanding NTI Common Units subject to a Stock Election, which are referred to as the “Stock Election Units”), so that the aggregate shares of WNR Common Stock paid to all NTI Public Unitholders is equal to 0.2986 of a share of WNR Common Stock per NTI Common Unit, and the remainder of the consideration in respect of outstanding NTI Stock Election Units will be payable in cash.

The proration and adjustment procedures work as follows:

If, (A) the product of the number of Cash Election Units and $26.06, the “Per Unit Cash Election Consideration,” (such product being referred to as the “Cash Election Amount”) exceeds (B) the difference between (x) the product of $15.00 and the total number of issued and outstanding NTI Common Units immediately prior to the Effective Time of the Merger (excluding NTI Common Units that are owned by WNR or any of its subsidiaries and are to remain outstanding as provided for in the Merger Agreement) minus (y) the product of (i) the sum of the number of mixed consideration election units and the No Election Units and (ii) $15.00, such difference being referred to as the “Available Cash Election Amount”, then each Cash Election Unit will be converted into a right to receive (1) an amount of cash (without interest) equal to the product of (p) the Per Unit Cash Election Consideration and (q) a fraction, the numerator of which will be the Available

Cash Election Amount and the denominator of which will be the Cash Election Amount, such fraction being the “Cash Fraction”, and (2) a number of shares of WNR common stock equal to the product of (r) the Stock Election Exchange Ratio of 0.7036 of a share of WNR Common Stock per NTI Common Unit and (s) one (1) minus the Cash Fraction.

If the Available Cash Election Amount exceeds the Cash Election Amount, then each Stock Election Unit will be converted into the right to receive (A) an amount of cash (without interest) equal to the amount of such excess divided by the number of Stock Election Units and (B) a number of shares of WNR Common Stock equal to the product of (x) the Stock Election Exchange Ratio and (y) a fraction, the numerator of which will be the Per Unit Cash Election Consideration minus the amount calculated in clause (A) and the denominator of which will be the Per Unit Cash Election Consideration.

Neither WNR nor NTI is making any recommendation as to whether NTI Common Unitholders should make a Cash Election, Stock Election, Mixed Election or no election in the Merger. You must make your own decision with respect to such election. No guarantee can be made that you will receive the amount of cash consideration or stock consideration you elect. As a result of the proration procedures and other limitations described in this proxy statement/prospectus and in the Merger Agreement, you may receive stock consideration or cash consideration in amounts that are different from the amounts you elect to receive. Because the value of the stock consideration and cash consideration may differ, you may receive consideration having an aggregate value that is less than the aggregate value of the consideration you elected to receive.

Listing of Shares of WNR Common Stock

WNR expects to obtain approval to list on the NYSE the shares of WNR Common Stock to be issued pursuant to the Merger Agreement, which approval (subject to official notice of issuance) is a condition to the Merger.

Delisting and Deregistration of NTI Common Units

Upon completion of the Merger, the NTI Common Units currently listed on the NYSE will cease to be listed on the NYSE and will be subsequently deregistered under the Exchange Act.

Provisions for Unaffiliated Security Holders

No provision has been made to grant WNR stockholders or NTI Common Unitholders (other than WNR and its subsidiaries) or any other party to the Merger Agreement access to the files of WNR or NTI or to obtain counsel or appraisal services at the expense of WNR or NTI.

Ownership of WNR After the Merger

WNR will issue approximately 17,083,200 shares of WNR Common Stock to former NTI Public Unitholders pursuant to the Merger. As a result, immediately following the completion of the Merger, WNR expects to have at least 110,770,706 shares of WNR Common Stock outstanding. Former NTI Public Unitholders are therefore expected to receive WNR Common Stock in the Merger representing approximately 15% of the aggregate shares of WNR Common Stock outstanding immediately after the Merger.

Restrictions on Sales of WNR Common Stock Received in the Merger

Shares of WNR Common Stock issued in the Merger will not be subject to any restrictions on transfer arising under the Securities Act or the Exchange Act, except for shares of WNR Common Stock issued to any NTI Common Unitholder who may be deemed to be an “affiliate” of WNR after the completion of the Merger. This proxy statement/prospectus does not cover resales of WNR Common Stock received by any person upon the completion of the Merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

RISK FACTORS

An investment in WNR Common Stock involves risks. You should consider carefully the following risk factors, together with all of the other information included in, or incorporated by reference into, this proxy statement/prospectus before deciding how to vote. In addition, you should read and consider the risks associated with the businesses of WNR and NTI. In particular, please read Part I, Item 1A. “Risk Factors,” in the Annual Reports on Form 10-K for the year ended December 31, 2014, for each of WNR and NTI, and Part II, Item 1A. “Risk Factors,” in the Quarterly Reports on Form 10-Q for the quarter ended September 30, 2015, for NTI, incorporated by reference herein. This proxy statement/prospectus also contains forward-looking statements that involve risks and uncertainties. Please read “Special Note Regarding Forward-Looking Statements.”

Risks Related to the Merger

Because the Exchange Ratios are fixed and because the market price of WNR Common Stock will fluctuate prior to the consummation of the Merger, NTI Common Unitholders who receive WNR Common Stock as part of the Merger Consideration cannot be sure of the market value of the WNR Common Stock they will receive in the Merger until the Effective Time of the Merger.

NTI Common Unitholders who either make a Stock Election, Mixed Election or no election or who make a Cash Election that is subject to proration will receive WNR Common Stock as part of the Merger Consideration. The market value of the WNR Common Stock that such NTI Common Unitholders will receive in the Merger will depend on the trading price of the WNR Common Stock as of the Effective Time of the Merger. The Exchange Ratios that determine the number of shares of WNR Common Stock that NTI Common Unitholders will receive in the Merger are fixed. This means that there is no mechanism contained in the Merger Agreement that would adjust the number of shares of WNR Common Stock that NTI Common Unitholders will receive based on any decreases in the trading price of the WNR Common Stock. If the WNR Common Stock price as of the Effective Time of the Merger is less than the WNR Common Stock price as of the date that the Merger Agreement was signed, then the market value of the consideration received by NTI Common Unitholders will be less than contemplated at the time the Merger Agreement was signed.

WNR Common Stock price changes may result from a variety of factors, including general market and economic conditions, market expectations regarding the impact of the Merger Transactions on WNR’s future financial performance, conditions affecting its industry generally or those of its customers, changes in WNR’s business, operations and prospects, and regulatory considerations. Many of these factors are beyond WNR’s and NTI’s control. For historical and current market prices of WNR Common Stock and NTI Common Units, please read “Summary Term Sheet—Comparative Stock and Unit Prices; Comparative Dividends and Distributions” in this proxy statement/prospectus.

NTI Common Unitholders may not receive the amount of cash consideration or stock consideration they elected to receive due to proration and adjustment, and therefore such unitholders may receive consideration having an aggregate value that is less than the aggregate value of the consideration they elected to receive.

NTI Common Unitholders who make either a Cash Election or a Stock Election will be subject to proration if NTI Common Unitholders, in the aggregate, elect to receive more or less cash consideration than the aggregate amount of cash consideration to be paid in the Merger. Accordingly, some of the consideration NTI Common Unitholders receive in the Merger may differ from the type of consideration they elected to receive. The relative proportion of WNR Common Stock and cash that an NTI Common Unitholder receives in the Merger also may have an aggregate value that is higher or lower than the relative proportion of stock and cash that the NTI Common Unitholder elected to receive. A discussion of the proration mechanism can be found under the heading “Special Factors—Proration and Adjustment Procedures.”

The Merger Transactions may not be consummated even if NTI Common Unitholders approve the Merger Proposal.

The Merger Agreement contains conditions, some of which are beyond the parties’ control, that, if not satisfied or waived, may prevent, delay or otherwise result in the Merger not occurring, even though NTI Common Unitholders may have voted to approve the Merger Proposal. WNR and NTI cannot predict with certainty whether and when any of the conditions to the completion of the Merger will be satisfied. Any delay in completing the Merger could cause WNR not to realize, or delay the realization of, some or all of the benefits that WNR expects to achieve from the Merger. In addition, WNR and NTI can agree not to consummate the Merger even if the NTI Common Unitholders approve the Merger Proposal and the conditions to the closing of the Merger are otherwise satisfied.

Financial projections by WNR and NTI may not prove accurate.

In performing its financial analyses and rendering its opinion regarding the fairness, from a financial point of view, of the Merger Consideration to the NTI Unaffiliated Unitholders, the financial advisor to the NTI GP Conflicts Committee reviewed and relied on, among other things, internal financial analyses and forecasts for NTI, on a stand-alone basis, prepared by WNR management with input from NTI management, and internal financial analyses and forecasts for WNR on a stand-alone basis, prepared by WNR management, taking into account the NTI stand-alone forecast. These financial projections include assumptions regarding, among other things, asset utilization, gross margin, throughput, turnaround expenses, capital expenditures, commodity and feedstock prices, and retail sales by each of WNR and NTI and distributions by NTI and WNRL. They speak only as of the date made and will not be updated. These financial projections were not provided with a view to public disclosure, are subject to significant economic, competitive, industry and other uncertainties, and may not be achieved in full, at all or within projected timeframes. The financial projections on which the NTI GP Conflicts Committee’s financial advisor based its opinion could turn out to be inaccurate.

While the Merger Agreement is in effect, NTI may lose opportunities to enter into different business combination transactions with other parties on more favorable terms, and may be limited in its ability to pursue other attractive business opportunities.

While the Merger Agreement is in effect, NTI and NTI GP, their subsidiaries and respective representatives are prohibited from, directly or indirectly, initiating, soliciting, knowingly encouraging or facilitating (including by way of furnishing information) any inquiries regarding, or the making or submission of any proposal or offer that constitutes, or may reasonably be expected to lead to, any inquiry, proposal or offer from or by any other person (other than WNR, MergerCo or their respective subsidiaries) relating to any direct or indirect acquisition (whether in a single transaction or a series of related transactions) of more than 15% in value of the assets of NTI and its subsidiaries, taken as a whole; more than 15% of the outstanding NTI Common Units or assets that generate more than 15% of the cash flow, net revenues or net income of NTI and its subsidiaries, taken as a whole; any tender offer or exchange offer that, if consummated, would result in any such person beneficially owning (within the meaning of Rule 13d-3 under the Exchange Act) more than 15% of the outstanding equity securities of NTI; or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving NTI, other than the Merger. As a result of these provisions in the Merger Agreement, NTI may lose opportunities to enter into more favorable transactions.

WNR is interested only in acquiring the outstanding publicly held NTI Common Units and is not interested in selling the NTI equity interests held by WNR and its subsidiaries or WNR’s interest in NTI GP. Therefore, even if a proposal or offer to acquire the assets or equity interests of NTI were to materialize, WNR, which owns approximately 38.4% of the NTI Common Units outstanding, would likely decide not to vote or tender its NTI equity interests in favor of any such transaction and, through its indirect ownership of NTI GP, WNR would likely cause NTI GP to withhold its consent to any such transaction and recommend against approval of such transactions by NTI’s Common Unitholders.

NTI has also agreed to refrain from taking certain actions with respect to its business and financial affairs pending completion of the Merger or termination of the Merger Agreement. These restrictions and the non-solicitation provisions described above could be in effect for an extended period of time if completion of the Merger is delayed and the parties agree to extend the August 31, 2016 Termination Date.

In addition to the economic costs associated with pursuing a Merger, NTI GP’s management continues to devote substantial time and other resources to the proposed transaction and related matters, which could limit NTI’s ability to pursue other attractive business opportunities, including potential joint ventures, standalone projects and other transactions. If NTI is unable to pursue such other attractive business opportunities, its growth prospects and the long-term strategic position of its business could be adversely affected.

Furthermore, the uncertainty surrounding the approval of the Merger Proposal may adversely affect NTI’s ability to attract and retain qualified personnel. NTI operates in an industry that currently experiences a high level of competition among different companies for qualified and experienced personnel. The uncertainty relating to the possibility of the Merger may increase the risk that NTI could experience higher than normal rates of attrition or that NTI experiences increased difficulty in attracting qualified personnel or incur higher expenses to do so. High levels of attrition among the management and employee personnel necessary to operate our business or difficulties or increased expense incurred to replace any personnel who leave, could materially adversely affect our business or results of operations.

If the Merger does not occur, WNR and NTI will not benefit from the expenses they have incurred in the pursuit of the Merger.

The Merger may not be completed. If the Merger is not completed, WNR and NTI will have incurred substantial expenses for which no ultimate benefit will have been received by either company. The parties currently expect to incur Merger-related expenses of approximately $12.2 million, consisting of independent advisory, legal and accounting fees, and financial printing and other related charges, much of which may be incurred even if the Merger is not completed. In addition, if the Merger Agreement is terminated under specified circumstances, either WNR or NTI will be required to pay certain expenses of the other party. See “The Merger Agreement—Costs and Expenses” beginning on page 148 of this proxy statement/prospectus and “Special Factors—Estimated Fees and Expenses” beginning on page 101 of this proxy statement/prospectus.

The directors and officers of NTI GP have certain interests that are different from those of NTI Common Unitholders generally.

Certain directors of NTI GP have interests that may be different from, or be in addition to, your interests as a unitholder of NTI. You should consider these interests in voting on the Merger. These interests are described under “Special Factors—Interest of Certain Persons in the Merger” beginning on page 93 of this proxy statement/prospectus.

WNR and NTI may be subject to class action lawsuits relating to the Merger, which could materially adversely affect their business, financial condition and operating results.

WNR, NTI and their respective directors and officers may be subject to class action lawsuits relating to the Merger and other additional lawsuits that may be filed. Such litigation is very common in connection with acquisitions of public companies, regardless of any merits related to the underlying acquisition. While WNR and NTI will evaluate and defend against any actions vigorously, the costs of the defense of such lawsuits and other effects of such litigation could have an adverse effect on WNR’s and NTI’s business, financial condition and operating results.

One of the conditions to consummating the Merger is that no injunction or other order prohibiting or otherwise preventing the consummation of the Merger Transactions shall have been issued by any court or governmental entity of competent jurisdiction in the United States. Consequently, if any lawsuit is filed challenging the Merger and is successful in obtaining an injunction preventing the parties to the Merger Agreement from consummating the Merger, such injunction may prevent the Merger from being completed in the expected timeframe, or at all.

Failure to complete, or significant delays in completing, the Merger could negatively affect the trading prices of WNR Common Stock and NTI Common Units and the future business and financial results of WNR and NTI.

Completion of the Merger is not assured and is subject to risks, including the risks that approval of the Merger by the NTI Common Unitholders or by governmental agencies is not obtained or that other closing conditions are not satisfied. If the Merger is not completed, or if there are significant delays in completing the Merger, the trading prices of WNR Common Stock and NTI Common Units and the respective future business and financial results of WNR and NTI could be negatively affected, and each of them will be subject to several risks, including the following:

•	the parties may be liable for damages to one another under the terms and conditions of the Merger Agreement;

•	negative reactions from the financial markets, including declines in the prices of WNR Common Stock or NTI Common Units due to the fact that current prices may reflect a market assumption that the Merger will be completed;

•	having to pay certain significant costs relating to the Merger; and

•	the attention of management of WNR and NTI will have been diverted to the Merger rather than each company’s own operations and pursuit of other opportunities that could have been beneficial to that company.

Pursuant to the terms of the Merger Agreement, WNR is required to vote its NTI Common Units, representing approximately 38.4% of the outstanding NTI Common Units, in favor of the Merger Proposal at the NTI Special Meeting.

Pursuant to the terms of the Merger Agreement, the affirmative vote of holders of a majority of the outstanding NTI Common Units, including units owned by WNR and its subsidiaries, is required to approve the Merger Proposal. WNR and its subsidiaries own approximately 38.4% of the outstanding NTI Common Units. Accordingly, the Merger may be approved even if a majority of the NTI Unaffiliated Unitholders vote against the Merger.

The Merger is a taxable transaction and the resulting tax liability of an NTI Common Unitholder, if any, will depend on each such NTI Common Unitholder’s particular situation.

The receipt of WNR Common Stock, cash or a combination of WNR Common Stock and cash as Merger Consideration in exchange for NTI Common Units in the Merger will be treated as a taxable sale by such common unitholders of such common units for U.S. federal income tax purposes. The amount of gain or loss recognized by each NTI Common Unitholder in the Merger will vary depending on each NTI Common Unitholder’s particular situation, including the value of the WNR Common Stock and/or amount of cash received by each unitholder as Merger Consideration in the Merger, the adjusted tax basis of the NTI Common Units exchanged by each unitholder in the Merger, and the amount of any suspended passive losses that may be available to a particular unitholder to offset a portion of the gain recognized by the unitholder.

For a more complete discussion of certain U.S. federal income tax consequences of the Merger, see “Material U.S. Federal Income Tax Consequences of the Merger.”

Risk Factors Relating to the Ownership of WNR Common Stock

The WNR Common Stock to be received by NTI Common Unitholders as a result of the Merger has different rights from NTI Common Units.

Following completion of the Merger, NTI Common Unitholders will no longer hold NTI Common Units, but may instead be stockholders of WNR. WNR is a corporation, and NTI is a limited partnership. There are important differences between the rights of NTI Common Unitholders and the rights of WNR stockholders. See “Comparison of the Rights of WNR Stockholders and NTI Common Unitholders” for a discussion of the different rights associated with NTI Common Units and WNR Common Stock.

The price of WNR Common Stock may be volatile, and holders of WNR Common Stock could lose a significant portion of their investments.

The market price of the WNR Common Stock could be volatile, and holders of WNR Common Stock may not be able to resell their WNR Common Stock at or above the price at which they acquired such WNR Common Stock due to fluctuations in the market price of WNR Common Stock, including changes in price caused by factors unrelated to WNR’s operating performance or prospects.

Specific factors that may have a significant effect on the market price for the WNR Common Stock include:

•	changes in stock market analyst recommendations or earnings estimates regarding WNR Common Stock, other companies comparable to WNR or companies in the industries WNR serves;

•	actual or anticipated fluctuations in WNR’s operating results or future prospects;

•	reaction to WNR’s public announcements;

•	strategic actions taken by WNR or its competitors, such as acquisitions or restructurings;

•	the recruitment or departure of key personnel;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to WNR’s business and operations;

•	changes in tax or accounting standards, policies, guidance, interpretations or principles;

•	adverse conditions in the financial markets or general U.S. or international economic conditions, including those resulting from war, incidents of terrorism and responses to such events; and

•	sales of WNR Common Stock by WNR, members of its management team or significant stockholders.

WNR’s ability to pay dividends in the future is limited by contractual restrictions and cash generated by operations.

WNR is a holding company and all its operations are conducted through its subsidiaries. Consequently, WNR relies on dividends or advances from its subsidiaries to fund any dividends. Following the Merger, WNR will rely on cash flow generated from WNR’s operations (including the operations of NTI) and distributions from WNRL to fund any future WNR dividends.

WNRL is dependent upon the earnings and cash flow generated by its operations in order to meet its debt service obligations and to allow it to make cash distributions. The operating and financial restrictions and covenants in its debt instruments and any future financing agreements could restrict WNRL’s ability to finance future operations or capital needs or to expand or pursue business activities, which may in turn limit WNRL’s ability to make cash distributions to WNR and WNR’s ability to pay dividends to stockholders. For example, WNRL’s revolving credit facility and the indenture governing its senior notes contain restrictions on its ability to, among other things, make certain cash distributions, incur certain indebtedness, create certain liens, make certain investments, and merge or sell all or substantially all of its assets. To the extent the ability of WNRL to make cash distributions or other payments to WNR could be limited in any way, WNR’s ability to grow, pursue business opportunities or make acquisitions that could be beneficial to WNR’s business, or otherwise fund and conduct WNR’s business could be materially limited.

In addition, WNR’s ability to pay dividends to its stockholders is subject to certain restrictions in its debt instruments and such restrictions could restrict its ability to pay dividends in the future. WNR’s payment of dividends will depend, in part, upon its ability to generate sufficient net income. The WNR Board periodically reviews WNR’s dividend policy in light of the factors referred to above, and WNR cannot assure its stockholders of the amount of dividends, if any, that may be paid in the future.

WNR’s controlling stockholders may have conflicts of interest with other stockholders in the future.

Mr. Paul Foster, WNR’s Executive Chairman, and Messrs. Jeff Stevens, WNR’s Chief Executive Officer and President and a current director, and Scott Weaver, WNR’s Vice President and Assistant Secretary and a current director, own approximately 25.1% of WNR Common Stock as of January 8, 2016. As a result, Mr. Foster and the other members of this group may strongly influence or effectively control the election of WNR directors, WNR corporate and management policies, and determine, without the consent of other WNR stockholders, the outcome of any corporate transaction or other matter submitted to WNR stockholders for approval, including potential mergers or acquisitions, asset sales and other significant corporate transactions. The interests of Mr. Foster and the other members of this group may not coincide with the interests of other holders of WNR Common Stock.

There may be future dilution of WNR Common Stock, which could adversely affect the market price of shares of WNR Common Stock.

WNR is not restricted from issuing additional shares of WNR Common Stock. In the future, WNR may issue shares of WNR Common Stock to raise cash for future activities, acquisitions or other purposes. WNR may also acquire interests in other companies by using a combination of cash and shares of WNR Common Stock or just shares of WNR Common Stock. WNR may also issue securities convertible into, or exchangeable for, or that represent the right to receive, shares of WNR Common Stock. Any of these events may dilute the ownership interests of current WNR stockholders in WNR, reduce WNR’s earnings per share or have an adverse effect on the price of shares of WNR Common Stock.

Sales of a substantial amount of shares of WNR Common Stock in the public market could adversely affect the market price of shares of WNR Common Stock.

Sales of a substantial amount of shares of WNR Common Stock in the public market, or the perception that these sales may occur, could reduce the market price of shares of WNR Common Stock. Because WNR Common Stock is not primarily a yield instrument and because the receipt of the Merger Consideration will be taxable for U.S. federal income tax purposes, a large number of NTI Common Unitholders may choose to sell the shares of WNR Common Stock they receive promptly following the Merger. Such sales could have a material adverse effect on the price of WNR Common Stock.

The debt that WNR expects to incur in connection with the Merger could adversely affect its financial position and make it more vulnerable to adverse economic conditions.

As of December 31, 2015, WNR had approximately $889 million of indebtedness outstanding. Further, in connection with the Merger, WNR expects to incur approximately $380 million of additional indebtedness either in the bank market or debt in capital markets, to pay a portion of the cash portion of the Merger Consideration. Following the closing of the Merger, WNR may determine to seek new financing to terminate NTI’s existing credit facility and/or consummate an exchange offer, tender offer, repurchase offer, consent solicitation, discharge, defeasance, redemption or similar transaction for all or any portion of NTI’s outstanding notes. Interest costs related to WNR’s indebtedness will thus be substantial. This level of debt could have important consequences, such as:

•	limiting WNR’s ability to obtain additional financing to fund its working capital, capital expenditures, debt service requirements or potential growth or for other purposes;

•	increasing the cost of future borrowings by WNR;

•	limiting WNR’s ability to use operating cash flow in other areas of its business or to pay dividends because it must dedicate a substantial portion of these funds to make payments on its debt;

•	placing WNR at a competitive disadvantage compared to competitors with less debt; and

•	increasing WNR’s vulnerability to adverse economic and industry conditions.

WNR’s ability to service its debt will depend upon, among other things, its future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which will be beyond WNR’s control, and distributions from WNRL. If WNR’s operating results are not sufficient to service its indebtedness and any future indebtedness that it may incur, WNR will be forced to take actions, which may include reducing dividends, reducing or delaying its business activities, acquisitions, investments or capital expenditures, selling assets or seeking additional equity capital. WNR may not be able to effect any of these actions on satisfactory terms or at all.

In addition to reading the following risk factors, you are urged to read “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 169 of this proxy statement/prospectus for a more complete discussion of the expected material U.S. federal income tax consequences of the Merger and owning and disposing of WNR Common Stock received in the Merger.

The U.S. federal income tax treatment of owning and disposing of WNR Common Stock received in the Merger will be different than the U.S. federal income tax treatment of owning and disposing of NTI Common Units.

NTI is classified as a partnership for U.S. federal income tax purposes and, generally, is not subject to entity-level U.S. federal income taxes. Instead, each NTI Common Unitholder is required to take into account its respective share of NTI’s items of income, gain, loss and deduction in computing its federal income tax liability as if the unitholder had earned such income directly, even if no cash distributions are made by NTI to the unitholder. A pro rata distribution of cash by NTI to an NTI Common Unitholder who is a U.S. holder (as defined in “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 169 of this proxy statement/prospectus) is generally not taxable for U.S. federal income tax purposes unless the amount of cash distributed is in excess of the NTI Common Unitholder’s adjusted tax basis in its NTI Common Units.

In contrast, WNR is classified as a corporation for U.S. federal income tax purposes and is subject to U.S. federal income tax on its taxable income. A distribution of cash by WNR to a stockholder who is a U.S. holder generally will be included in such U.S. holder’s income as ordinary dividend income to the extent of WNR’s current or accumulated “earnings and profits,” as determined under U.S. federal income tax principles. Cash distributions in excess of WNR’s current or accumulated earnings and profits will be treated as a non-taxable return of capital, reducing a U.S. holder’s adjusted tax basis in such stockholder’s WNR Common Stock and, to the extent the cash distribution exceeds such stockholder’s adjusted tax basis, as gain from the sale or exchange of such WNR Common Stock. See “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 169 of this proxy statement/prospectus.

THE PARTIES TO THE MERGER

WNR

WNR is a Delaware corporation with its common stock traded on the NYSE under the symbol “WNR.” WNR indirectly owns the general partner interest of, and significant limited partner interests in, NTI.

The executive offices of WNR are located at 123 W. Mills Ave., Suite 200, El Paso, Texas 79901.

NTI and NTI GP

NTI is a Delaware limited partnership traded on the NYSE under the symbol “NTI.” NTI GP is a Delaware limited liability company and is the general partner of NTI. WNR indirectly owns all of the membership interests in NTI GP.

The executive offices of NTI and NTI GP are located 1250 W. Washington Street, Suite 300, Tempe, Arizona, 85281.

MergerCo

MergerCo is a Delaware limited liability company and an indirect wholly-owned subsidiary of WNR that was formed solely in contemplation of the Merger, has not commenced any operations, has only nominal assets and has no liabilities or contingent liabilities, nor any outstanding commitments other than as set forth in the Merger Agreement. MergerCo has not incurred any obligations, engaged in any business activities or entered into any agreements or arrangements with third parties other than the Merger Agreement.

The executive offices of MergerCo are located at 123 W. Mills Ave., Suite 200, El Paso, Texas 79901.

THE MERGER PARTIES’ BUSINESSES

WNR’s Business

This section summarizes information from WNR’s Annual Report on Form 10-K for the year ended December 31, 2014, WNR’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, and the other filings incorporated into this proxy statement/prospectus by reference. For a more detailed discussion of WNR’s business, please read the “Business and Properties” sections contained in WNR’s 2014 Annual Report on Form 10-K and the other filings incorporated into this proxy statement/prospectus by reference.

WNR is an independent crude oil refiner and marketer of refined products incorporated in September 2005 under Delaware law with principal offices located in El Paso, Texas. WNR Common Stock trades on the NYSE under the symbol “WNR.” WNR owns, directly and through its subsidiaries, certain operating assets directly, the general partner interest and approximately 38.4% of the NTI Common Units outstanding and the general partner interest, incentive distribution rights and a 66.4% limited partner interest in WNRL. NTI and WNRL common partnership units trade on the NYSE under the symbols “NTI” and “WNRL,” respectively. WNR has four reportable business segments: refining, NTI, WNRL and retail.

WNR produces refined products at its refineries in El Paso, Texas (131,000 barrels per day, or bpd) and near Gallup, New Mexico (25,000 bpd). WNR also sells refined products through its Southwest retail network with a total of 261 company-operated sites in the U.S.

WNRL owns and operates terminal, storage and transportation assets and provides related services primarily to WNR’s refining segment in the Southwest region of the U.S. The WNRL segment also includes wholesale assets consisting of a fleet of crude oil and refined product truck transports and wholesale petroleum product and lubricant distribution operations in the Southwest region of the U.S. WNRL receives its product supply from the refining segment and third-party suppliers. WNRL distributes wholesale petroleum products primarily in Arizona, California, Colorado, Nevada, New Mexico and Texas.

WNR’s retail segment located in the Southwest region of the U.S. sells various grades of gasoline, diesel fuel, convenience store merchandise and beverage and food products to the general public through retail convenience stores and various grades of gasoline and diesel fuel to commercial vehicle fleets through unmanned commercial fleet fueling, or “cardlocks.” WNRL supplies the majority of gasoline and diesel fuel that WNR’s retail segment sells. WNR purchases general merchandise and beverage and food products from various third-party suppliers.

For the year ended December 31, 2014, WNR had net income attributable to WNR of $559.9 million, or $5.61 per diluted share, and revenues of $15.2 billion. For the nine months ended September 30, 2015, WNR had net income attributable to WNR of $393.2 million, or $4.12 per diluted share, and revenues of $7.7 billion.

WNR’s principal executive offices are located at 123 W. Mills Ave., Suite 200, El Paso, Texas 79901. WNR’s telephone number is (915) 534-1400, and its website address is www.wnr.com. Information contained on or available through WNR’s website is not incorporated into or otherwise a part of this proxy statement/prospectus.

NTI’s Business

This section summarizes information from NTI’s Annual Report on Form 10-K for the year ended December 31, 2014, NTI’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, and the other filings incorporated into this proxy statement/prospectus by reference. For a more detailed discussion of NTI’s business, please read the “Business and Properties” sections contained in NTI’s 2014 Annual Report on Form 10-K and the other filings incorporated into this proxy statement/prospectus by reference.

NTI is an independent downstream energy limited partnership with refining, retail and logistics operations that serve the PADD II region of the U.S.

NTI’s refining business primarily consists of a refinery located in St. Paul Park, Minnesota with total crude oil throughput capacity of 97,800 bpd. NTI is one of only two refineries in Minnesota and one of four refineries in the Upper Great Plains area within the PADD II region. The PADD II region covers Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, South Dakota, Ohio, Oklahoma, Tennessee and Wisconsin. NTI’s strategic location allows NTI direct access, primarily via the Minnesota Pipeline, to sources of crude oil from Western Canada and North Dakota, as well as the ability to distribute NTI refined products throughout the Midwestern U.S. NTI’s refinery produces a broad slate of refined products including gasoline, diesel, jet fuel and asphalt, which are then marketed to resellers and consumers primarily in the PADD II region.

NTI also owns various storage and transportation assets, including a light products terminal, a heavy products terminal, storage tanks, rail loading/unloading facilities, the Aranco and Cottage Grove pipelines and a Mississippi River loading dock. NTI operates a crude oil transportation business in North Dakota that allows NTI to purchase crude oil at the wellhead in the Bakken Shale area. NTI’s refining business also includes its 17% interest in MPL Investments, Inc. and the Minnesota Pipe Line Company, LLC, which own and operate the Minnesota Pipeline, a 465,000 bpd crude oil pipeline system that transports crude oil (primarily from Western Canada and North Dakota) for approximately 300 miles from the Enbridge pipeline hub at Clearbrook, Minnesota to NTI’s refinery. The Minnesota Pipeline has historically transported the majority of the crude oil used and processed in NTI’s refinery.

As of September 30, 2015, NTI’s retail business operated 165 convenience stores under the SuperAmerica brand and also supported 102 franchised convenience stores, which are also operated under the SuperAmerica brand. These convenience stores are located primarily in Minnesota and Wisconsin and sell various grades of gasoline and diesel, tobacco products and immediately consumable items, such as beverages, prepared food and a large variety of snacks and prepackaged items. NTI’s refinery supplies a majority of the gasoline and diesel sold in NTI’s company-operated stores and franchised convenience stores within NTI’s distribution area.

NTI also owns and operates SuperMom’s bakery, which prepares and distributes baked goods and other prepared food items for sale in NTI company-operated and franchised convenience stores and other third party locations.

For the year ended December 31, 2014, NTI had net income of $241.6 million, or $2.61 per diluted unit, and total revenues of $5.6 billion. For the nine months ended September 30, 2015, NTI had net income of $343.6 million, or $3.69 per diluted unit, and total revenues of $2.6 billion. NTI’s executive offices are located at 1250 W. Washington Street, Suite 300, Tempe, Arizona, 85281. NTI’s telephone number is (602) 302-5450, and its website address is www.northerntier.com. Information contained on or available through NTI’s website is not incorporated into or otherwise a part of this proxy statement/prospectus.

THE NTI SPECIAL MEETING

General Information About the NTI Special Meeting

Time, Place and Date

The Special Meeting of NTI Common Unitholders will be held in         , located         , [City], [State Zip Code], on         , at 9:00 a.m., Tempe, Arizona Time.

Purposes

The purposes of the NTI Special Meeting are to consider and vote on the Merger Proposal and the NTI Compensation Proposal.

Only NTI GP can introduce new matters for a vote at the NTI Special Meeting. At this time, NTI GP does not plan on bringing any additional matters before the NTI Special Meeting for a vote.

Advisory Vote on Treatment of Equity Awards

In accordance with Section 14A of the Exchange Act, NTI is providing NTI Common Unitholders with the opportunity to cast an advisory vote at the NTI Special Meeting on the compensation that may be paid or become payable to its named executive officers in connection with the Merger and the agreements and understandings pursuant to which such compensation may be paid or become payable. The Merger Agreement sets forth terms and conditions for the conversion of time-based and performance-based phantom unit and restricted unit awards under the NTI LTIP that are outstanding and unvested immediately prior to the Effective Time. With respect to the treatment of the outstanding and unvested NTI equity awards, the general intent of the parties to the Merger Agreement is that NTI Executives and NTI Employees be in a generally comparable position after the Effective Time as before. At this time, neither NTI nor WNR have plans to grant new equity awards to the NTI Executives or the NTI Employees in connection with the Merger that are unrelated to the conversions provided for in the Merger Agreement.

As required by Section 14A of the Exchange Act, NTI is asking NTI Common Unitholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to NTI’s named executive officers as a result of a conversion of certain equity awards in connection with the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of the proxy statement/prospectus entitled “Special Factors—Interest of Certain Persons in the Merger—Potential Payments to Named Executive Officers in Connection with the Merger” including the associated narrative discussion, are hereby APPROVED.”

The vote on the NTI Compensation Proposal is a vote separate and apart from the vote on the Merger Proposal. Accordingly, you may vote to approve the Merger Proposal and vote not to approve the NTI Compensation Proposal and vice versa. Because the vote on the NTI Compensation Proposal is advisory in nature only, it will not be binding on NTI or WNR. Accordingly, if the Merger Proposal is approved and the Merger is completed, the compensation will or may become payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding advisory vote of the NTI Common Unitholders.

Quorum

The presence in person or by proxy at the NTI Special Meeting of the holders of a majority of the outstanding NTI Common Units as of the close of business on the record date will constitute a quorum and will permit NTI to conduct the proposed business at the NTI Special Meeting. NTI Common Units held in your name will be counted as present at the NTI Special Meeting if you:

•	are present in person at the meeting; or

•	have submitted and not revoked a properly executed proxy card or properly submitted and not revoked your proxy by telephone or internet.

Proxies received but marked as abstentions will be counted as units that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes (if any) will also be considered present at the NTI Special Meeting for purposes of determining the presence of a quorum but will not be included in the vote.

Record Date

The record date for the NTI Special Meeting is the close of business on                 , 2016.

Adjournment

Pursuant to the NTI Partnership Agreement, NTI GP may authorize its designated chairman of the NTI Special Meeting to adjourn the NTI Special Meeting. NTI GP may adjourn the NTI Special Meeting (including a further adjournment of an adjourned meeting) to a date within 45 days of the NTI Special Meeting without further notice other than by an announcement made at the NTI Special Meeting (or such adjourned meeting) and without setting a new record date. If the requisite unitholder vote to approve the Merger Proposal has not been received at the time of the NTI Special Meeting (or such adjourned meeting) of NTI, NTI may choose to solicit additional proxies in favor of the Merger Proposal.

Units Entitled to Vote

NTI Common Unitholders may vote at the NTI Special Meeting if they owned NTI Common Units at the close of business on the record date. NTI Common Unitholders may cast one vote for each outstanding NTI Common Unit owned at the close of business on the record date.

Votes Required

The Merger Proposal will be approved if the holders, as of the record date of the NTI Special Meeting, of a majority of the outstanding NTI Common Units vote in favor of the Merger Proposal at the NTI Special Meeting. Failure to vote, abstentions and broker non-votes (if any) will have the same effect as a vote against the Merger Proposal. Approval, on an advisory, non-binding basis, of the NTI Compensation Proposal requires the affirmative vote of a majority of the outstanding NTI Common Units present in person or represented by proxy at the NTI Special Meeting. Broker non-votes (if any) will have no effect on the NTI Compensation Proposal. Abstentions will have the same effect as a vote against the NTI Compensation Proposal. Because the vote on the NTI Compensation Proposal is advisory in nature only, it will not be binding on NTI or WNR.

Of the NTI Common Units entitled to vote on the proposals at the NTI Special Meeting, less than one percent of such NTI Common Units are held, and eligible to be voted, by certain executive officers and directors, and their affiliates, of WNR or NTI GP and 38.4% of such NTI Common Units are held by NT InterHoldCo. We believe that the directors and officers of WNR and NTI GP intend to vote all of their NTI Common Units FOR the Merger Proposal and FOR the NTI Compensation Proposal. Pursuant to the Merger Agreement, WNR has agreed to vote the NTI Common Units owned beneficially or of record by it or any of its subsidiaries in favor of the Merger Proposal and the NTI Compensation Proposal. Accordingly, we believe approximately 36,121,019 of the outstanding NTI Common Units will be voted in favor of the Merger Proposal and the NTI Compensation Proposal by WNR and its subsidiaries and the directors and officers of WNR and NTI GP.

Common Units Outstanding

As of the record date, there were [●] NTI Common Units outstanding.

Voting Procedures

Voting by NTI Common Unitholders of Record

NTI Common Unitholders who hold units in their own name may vote using any of the following methods:

•	call the toll-free telephone number listed on your proxy card and follow the recorded instructions;

•	go to the internet website listed on your proxy card and follow the instructions provided;

•	complete, sign and mail your proxy card in the postage-paid envelope; or

•	attend the NTI Special Meeting and vote in person.

If you have timely and properly submitted your proxy, have clearly indicated your vote and have not revoked your proxy, your NTI Common Units will be voted as indicated. If you have timely and properly submitted your proxy and you have not revoked your proxy, but have not clearly indicated your vote, your NTI Common Units will be voted FOR approval of the Merger Proposal and FOR the approval of the NTI Compensation Proposal.

Revocation

If you hold your NTI Common Units in your own name, you may revoke or change your proxy at any time prior to its exercise by:

•	giving written notice of revocation to the secretary of NTI GP at or before the NTI Special Meeting;

•	appearing and actually voting in person at the NTI Special Meeting;

•	timely submitting a later-dated proxy by telephone or internet no later than 5:00 p.m. Tempe, Arizona Time on the day before the date of the NTI Special Meeting; or

•	properly completing and executing a later-dated proxy and delivering it to the secretary of NTI GP at or before the NTI Special Meeting.

Your presence without voting at the NTI Special Meeting will not automatically revoke your proxy.

Units Held in Street Name

If you hold NTI Common Units in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your NTI Common Units or when granting or revoking a proxy.

Absent specific instructions from you, your broker is not allowed to vote your NTI Common Units on any proposal on which your broker, bank or other nominee does not have discretionary authority. The only proposals for consideration at the NTI Special Meeting are the Merger Proposal and the NTI Compensation Proposal, which are matters for which brokers and other nominees do not have discretionary authority to vote. To instruct your broker or other nominee how to vote, you should follow the directions that your broker or other nominee provides to you.

Please note that you may not vote your NTI Common Units held in “street name” by returning a proxy card directly to NTI or by voting in person at the NTI Special Meeting unless you provide a “legal proxy,” which you must obtain from your broker or other nominee. If you do not instruct your broker or other nominee on how to vote your NTI Common Units, your broker or other nominee may not vote your NTI Common Units, which will have the same effect as a vote against the Merger Proposal. You should therefore provide your broker or other nominee with instructions as to how to vote your NTI Common Units.

Validity

The inspector of election will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of proxies. Their determination will be final and binding. The NTI GP Board has the right to waive any irregularities or conditions as to the manner of voting. NTI may accept your proxy by any form of communication permitted by Delaware law, provided NTI is reasonably assured that the communication is authorized by you.

Solicitation of Proxies

The accompanying proxy is being solicited by NTI and NTI GP. The expenses of such solicitation, including the expenses of preparing, printing and mailing the proxy and materials used in the solicitation, will be borne 50% by WNR and 50% by NTI.

[●] has been retained by NTI to aid in the solicitation of proxies for a fee of $[●], a per call fee and the reimbursement of out-of-pocket expenses. In addition to the mailing of this proxy statement/prospectus, proxies may also be solicited from NTI Common Unitholders by personal interview, telephone, fax or other electronic means by directors and officers of NTI GP and employees of WNR and its subsidiaries who provide services to NTI, who will not receive additional compensation for performing that service. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy materials to the beneficial owners of NTI Common Units held by those persons, and NTI will reimburse them for any reasonable expenses that they incur.

NTI Common Unitholders should not send unit certificates with their proxies. The form of election, which will be mailed to NTI Common Unitholders prior to the closing of the Merger, and the letter of transmittal, which will be mailed to NTI Common Unitholders shortly after the closing of the Merger, will contain instructions for the surrender of NTI Common Unit certificates.

WNR’s Obligation to Vote Its NTI Common Units

Pursuant to the Merger Agreement, WNR has agreed to vote the NTI Common Units owned beneficially or of record by it or any of its subsidiaries in favor of the Merger Proposal and the NTI Compensation Proposal. As of the close of business on [                    ], 2016, the record date for the NTI special meeting, WNR held 35,622,500 NTI Common Units, representing approximately 38.4% of the outstanding NTI Common Units. WNR’s obligations will terminate upon the earliest of (i) the Effective Date of the Merger or (ii) the termination of the Merger Agreement.

THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement and the Merger Transactions. The provisions of the Merger Agreement are extensive and not easily summarized. This summary is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and is incorporated into this proxy statement/prospectus by reference. You should read the Merger Agreement in its entirety because it, and not this proxy statement/prospectus, is the legal document that governs the terms of the Merger.

The Merger Agreement is included in this proxy statement/prospectus to provide you with information regarding its terms and is not intended to provide any factual information about WNR or NTI. The Merger Agreement contains representations and warranties by each of the parties to the Merger Agreement. These representations and warranties have been made solely for the benefit of the other parties to the Merger Agreement and:

•	may not be intended as statements of fact, but rather as a way of allocating risk between the parties in the event the statements therein prove to be inaccurate; and

•	have been qualified by disclosures in each of WNR’s and NTI’s SEC filed reports, which disclosures are not reflected in the Merger Agreement itself.

Information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, and this information may or may not be fully reflected in WNR’s and NTI’s public disclosures.

In the following summary of the material terms of the Merger Agreement, all references to the subsidiaries of WNR do not include NTI GP or its subsidiaries (including NTI), unless explicitly stated, and all references to the affiliates of NTI GP, NTI and their subsidiaries do not include WNR, MergerCo or any of their respective subsidiaries (other than NTI GP, NTI or any of its subsidiaries) unless explicitly stated.

Structure of the Merger

Pursuant to the Merger Agreement, MergerCo will merge with and into NTI, with NTI (referred to herein, interchangeably, as “NTI” or the “surviving entity”) surviving the Merger. NTI GP, which is indirectly wholly-owned by WNR, will remain the sole general partner of NTI, and NT InterHoldCo, a wholly-owned subsidiary of WNR, and MergerCo HoldCo, the sole member of MergerCo and a wholly-owned subsidiary of NT InterHoldCo, will own all of the limited partner interests in NTI upon consummation of the Merger. Except for the NTI Common Units owned by WNR or any of its subsidiaries, all of the NTI Common Units outstanding at the Effective Time of the Merger (the “Effective Time”) will be converted into the right to receive, at the election of the holder, one of the following:

•	$15.00 in cash without interest and 0.2986 of a share of WNR Common Stock, which is referred to as the “Mixed Consideration;” or

•	$26.06 in cash without interest, which is referred to as the “Cash Consideration;” or

•	0.7036 of a share of WNR Common Stock, which is referred to as the “Stock Consideration.”

Any election by a holder to receive the Cash Consideration or the Stock Consideration will be subject to proration to ensure that the aggregate amount of cash paid and the aggregate number of shares of WNR Common Stock issued in the Merger to NTI Common Unitholders as a whole are equal to the total amount of cash and number of shares of WNR Common Stock that would have been paid and delivered if each NTI Common Unit had been converted into the right to receive the Mixed Consideration. See “Special Factors—Proration and Adjustment Procedures” for more information on the proration and adjustment procedures.

No fractional shares of WNR Common Stock will be issued in the Merger. NTI Common Unitholders will receive cash (without interest and rounded up to the nearest whole cent) in lieu of receiving any fractional shares of WNR Common Stock to which any NTI Common Unitholder would otherwise have been entitled in an amount equal to such fractional interest multiplied by the VWAP of a share of WNR Common Stock as reported on the NYSE Composite Transactions Reporting System for the 20 consecutive NYSE full trading days ending at the close of the last NYSE full trading day immediately preceding the day the Merger closes. Upon consummation of the Merger, all NTI Common Units owned by NT InterHoldCo, a wholly-owned subsidiary of WNR, will remain outstanding and all of the limited liability company interests in MergerCo, which are currently held by MergerCo HoldCo, will be converted into the number of NTI Common Units (excluding any NTI Common Units held by WNR or any of its subsidiaries) issued and outstanding immediately prior to the Effective Time, and thereby, NT InterHoldCo will directly and, through its wholly-owned subsidiary, MergerCo HoldCo, indirectly, own all of the limited partner interests in NTI.

Each of the certificate of limited partnership of NTI, as filed with the Secretary of State of the State of Delaware on June 7, 2012, and the First Amended and Restated Agreement of Limited Partnership of NTI, dated as of July 31, 2012, each as amended from time to time, will remain unchanged at the Effective Time and will continue to be the certificate of limited partnership and agreement of limited partnership, respectively, of the surviving entity immediately following completion of the Merger.

When the Merger Becomes Effective

The closing of the Merger will take place on either (i) the first business day after the date on which the last of the conditions set forth in the Merger Agreement (excluding those conditions that, by their nature, cannot be satisfied until the Closing Date) have been satisfied or waived in accordance with the terms of the Merger Agreement, or (ii) such other date to which WNR and NTI may agree in writing. Please read “The Merger Agreement—Conditions to the Merger” beginning on page 132 of this proxy statement/prospectus for a more complete description of the conditions that must be satisfied or waived prior to closing.

The Merger will become effective at the Effective Time, which will occur upon the filing of a properly executed certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as may be agreed by WNR and NTI and set forth in the certificate of Merger.

Effect of Merger on Outstanding NTI Common Units and Other Interests

At the Effective Time, by virtue of the Merger and without any further action on the part of any of the parties to the Merger Agreement or any holder of shares of WNR Common Stock, NTI Common Units or any equity compensation award with respect to such shares or units, the following will occur:

•	All of the limited liability company interests in MergerCo outstanding immediately prior to the Effective Time will be converted into, in the aggregate, the number of NTI Common Units (excluding any NTI Common Units owned by WNR or any of its subsidiaries) issued and outstanding immediately prior to the Effective Time.

•	The general partner interest in NTI issued and outstanding immediately prior to the Effective Time will be unchanged and remain issued and outstanding in the surviving entity, and NTI GP, as the holder of such general partner interest, will continue as the sole general partner of the surviving entity as set forth in NTI’s Partnership Agreement (which will continue unchanged as the agreement of limited partnership of the surviving entity as of the Effective Time).

•	Each NTI Common Unit issued and outstanding immediately prior to the Effective Time (other than NTI Common Units held by WNR or its subsidiaries) will be converted into the right to receive, at the election of the holder but subject to proration, (i) the Mixed Consideration, (ii) the Cash Consideration or (iii) Stock Consideration.

•	All NTI Common Units owned by WNR or any of its subsidiaries immediately prior to the Effective Time will be unchanged and remain issued and outstanding as NTI Common Units of the surviving entity at the Effective Time; immediately after the Effective Time, such NTI Common Units, along with the NTI Common Units resulting from the conversion of the outstanding limited liability company interests in MergerCo, will constitute all of the issued and outstanding common units of, and limited partnership interests in, the surviving entity, and, thereby, NT InterHoldCo, a wholly-owned subsidiary of WNR, along with MergerCo HoldCo, the sole member of MergerCo, will own all of the limited partner interests in NTI; at the Effective Time, the books and records of NTI will be revised to reflect the issuance of NTI Common Units to MergerCo HoldCo and that all other limited partners of NTI other than NT InterHoldCo cease to be limited partners of NTI pursuant to the Merger Agreement.

•	Each award of time-based NTI phantom units issued under the NTI LTIP that is held by a non-employee member of the NTI GP Board and outstanding immediately prior to the Effective Time will receive full acceleration of vesting, and each such NTI phantom unit that becomes vested will entitle its holder to receive the combination (the “Per Unit Mixed Consideration”) of $15.00 in cash without interest and 0.2986 of a share of WNR Common Stock. In the event that the NTI phantom units held by any non-employee member of the NTI GP Board had DERs that are outstanding immediately prior to the effective time, these DERs will be settled in a lump sum cash payment to each applicable director in accordance with the payment terms of the applicable award agreements governing the underlying NTI phantom units and consistent with past practice.

•	Each award of time-based NTI phantom units issued under the NTI LTIP that is held by an NTI Executive and outstanding immediately prior to the Effective Time will be converted into an award of WNR Phantom Stock. The number of shares of WNR Phantom Stock subject to each converted award will be equal to the number of outstanding unvested NTI phantom units being converted multiplied by the Equity Award Equity Merger Consideration (defined below), rounded to the nearest whole share of WNR Common Stock (with .5 and above rounded up). Any value within a DER account accrued with respect to the underlying NTI phantom unit immediately prior to the Effective Time will carry over and become attached to the new WNR award. The “Equity Award Equity Merger Consideration” equals the sum of (a) 0.2986 and (ii) the quotient of $15.00 divided by the VWAP of WNR Common Stock for the 20 consecutive trading days ending at the closing of trading on the NYSE on the full trading day preceding the Closing Date. Each new WNR Phantom Stock award may be settled in WNR Common Stock or the cash equivalent value of a share of WNR Common Stock, at the discretion of WNR. The award agreements governing the converted NTI phantom units will be assumed by WNR and such awards, as converted to WNR Phantom Stock, will continue to be governed on and after the Effective Time by the terms and conditions of such agreements. Other than as adjusted to reflect the Merger, the new WNR award will be subject to the same terms and conditions as the original NTI phantom unit award, including, but not limited to, vesting and payment dates, and the accrual of dividend rights on unvested WNR Phantom Stock.

•

Each award of time-based NTI phantom units issued under the NTI LTIP that is held by an NTI Employee and outstanding and unvested immediately prior to the Effective Time will be converted into either a new WNR Phantom Stock award or a cash award, as determined by WNR in its discretion prior to the Effective Time. In the event that the NTI phantom unit is converted to a WNR Phantom Stock award: the number of WNR Phantom Stock subject to each converted award will be equal to the number of outstanding NTI phantom units being converted multiplied by the Equity Award Equity Merger Consideration, rounded to the nearest whole share of WNR Common Stock (with .5 and above rounded up), and any value within a DER account accrued with respect to the underlying NTI phantom unit being converted into WNR Phantom Stock will carry over and become attached to the new WNR Phantom Stock award; when the restrictions applicable to the new WNR Phantom Stock award lapse, each new WNR Phantom Stock award may be settled in WNR Common Stock or the cash equivalent value of a share of WNR Common Stock, at the discretion of WNR; the award agreements governing the converted NTI phantom units will be assumed by WNR and such awards, as converted to WNR Phantom Stock, will continue to be governed on and after the Effective Time by the terms and conditions of such agreements. Other than as adjusted to reflect the Merger, the new WNR award will be subject to the same terms and conditions as the original NTI phantom unit award, including, but not limited to, vesting and payment dates, and the accrual of dividend rights on unvested WNR Phantom Stock. In the event that the NTI phantom unit award is converted into a cash award: the NTI phantom unit will be cancelled immediately; the cash amount of the new award will be determined by multiplying the number of outstanding NTI phantom units as of the Effective Time by the Equity Award Cash Merger Consideration (defined below); any value within a DER account accrued immediately prior to the Effective Time with respect to the cancelled NTI Phantom Unit will carry over and become attached to the new WNR award as a separate cash-based subaccount; and the individual will receive a statement setting forth the amount of the new cash award and the terms and conditions applicable to the award, which will be the same terms and conditions applicable to the cancelled NTI phantom unit, to the extent applicable to the new cash award. The “Equity Award Cash Merger Consideration” means the sum of $15.00 in cash without interest and the product of 0.2986 of a share of WNR Common Stock and the VWAP of WNR Common Stock for the 20 consecutive trading days ending at the closing of trading on the NYSE on the full trading day preceding the Closing Date.

•	Each award of performance-based NTI phantom units issued under the NTI LTIP that is held by an NTI Executive or an NTI Employee and outstanding immediately prior to the Effective Time and still subject to performance-based vesting criteria will be converted into either a new award of performance-based and time-based WNR Phantom Stock or a performance-based and time-based cash award, as determined by WNR in its discretion prior to the Effective Time. In accordance with the NTI LTIP, NTI will cause the performance-based NTI phantom units to be bifurcated, as of immediately prior to conversion, into two portions, the pre-transaction performance NTI phantom units and the post-transaction performance NTI phantom units. The number of pre-transaction performance NTI phantom units will equal to the result of (x) the number the performance-based NTI phantom units being converted multiplied by (y) the quotient of the number of full fiscal quarters that have been completed as of the Effective Time within the performance period divided by the number of full fiscal quarters within the performance period. The number of post-transaction performance NTI phantom units will equal to the result of (x) the number the performance-based NTI phantom units being converted multiplied by (y) the quotient of the number of full fiscal quarters that remain to be completed as of the Effective Time, beginning with the fiscal quarter in which the Effective Time occurs, divided by the number of full fiscal quarters within the performance period.

•	In the event that the performance-based NTI phantom unit award is converted into a performance-based WNR Phantom Stock award: the target number of WNR Phantom Stock subject to each converted award will be equal to the number of target NTI phantom units being converted multiplied by the Equity Award Equity Merger Consideration, rounded to the nearest whole share of WNR Common Stock (with .5 and above rounded up), except that with respect to the pre-transaction performance NTI phantom units, the target number of WNR Phantom Stock requires further multiplication by the Actual Performance Multiplier (as calculated under the applicable NTI phantom unit award agreement and the NTI LTIP, subject to restrictions set forth in the Merger Agreement); the WNR Phantom Stock awards resulting from conversion of the pre-transaction performance NTI performance units will be subject solely to time-based vesting conditions that will end on the date of the original performance period assigned to the converted NTI phantom unit; the WNR Phantom Stock awards resulting from conversion of the post-transaction performance NTI phantom units will be subject to both time-based and performance-based vesting conditions, with the performance metrics to be substantially similar to those provided in the schedules to the Merger Agreement; each new WNR Phantom Stock award may be settled in WNR Common Stock or the cash equivalent value of a share of WNR Common Stock, at the discretion of WNR, when the restrictions applicable to the new WNR Phantom Stock award lapse; the award agreements governing the converted NTI phantom units will be assumed by WNR and such awards, as converted to WNR Phantom Stock, will continue to be governed on and after the Effective Time by the terms and conditions of such agreements; WNR will provide a statement to the holder of the new performance-based WNR Phantom Stock award, as applicable, stating the performance vesting terms applicable to the converted award.

•

In the event that the performance-based NTI phantom unit award is converted into a performance-based cash award: the NTI phantom unit will be cancelled immediately; the cash amount of the new award will be determined by multiplying the target number of outstanding NTI phantom units as of the Effective Time by the Equity Award Cash Merger Consideration, except that with respect to the pre-transaction performance NTI phantom units, the target number of WNR Phantom Stock requires further multiplication by the Actual Performance Multiplier (as calculated under the applicable NTI phantom unit award agreement and the NTI LTIP, subject to restrictions set forth in the Merger Agreement); the portion of the WNR cash award resulting from conversion of the pre-transaction performance NTI performance units will be subject solely to time-based vesting conditions that will end on the date of the original performance period assigned to the converted NTI phantom unit; the portion of the WNR cash award resulting from conversion of the post-transaction performance NTI phantom units will be subject to both time-based and performance-based vesting conditions; any value within a DER account accrued immediately prior to the Effective Time will carry over and become attached to the new WNR award as a separate cash-based subaccount; the individual will receive a statement setting forth the target amount of the new cash award, the amount of any DER account that carried over, all new WNR performance levels, WNR peer groups and other performance vesting terms applicable to the new cash award and any other terms and conditions applicable to the new cash award, which will be the same terms and conditions that were applicable to the cancelled performance-based NTI phantom unit to the extent applicable to a new cash award and consistent with the terms of the Merger Agreement.

•	Each award of time-based NTI restricted units issued under the NTI LTIP that is held by David L. Lamp and outstanding immediately prior to the Effective Time will be cancelled in exchange for a new award of WNR Phantom Stock. The number of shares of WNR Phantom Stock subject to each exchanged award will be equal to the number of Mr. Lamp’s outstanding NTI restricted units subject to the award immediately prior to the Effective Time multiplied by the Equity Award Equity Merger Consideration, rounded to the nearest whole share of WNR Common Stock (with .5 and above rounded up). When the restrictions applicable to the new WNR Phantom Stock award lapse, each new WNR Phantom Stock award granted to Mr. Lamp may be settled in WNR Common Stock or the cash equivalent value of a share of WNR Common Stock, at the discretion of WNR. Any value within a unit distribution right (“UDR”) account accrued with respect to the underlying NTI restricted unit immediately prior to the Effective Time will carry over and become attached to the new WNR Phantom Stock award. The agreements between the applicable NTI party and Mr. Lamp regarding the exchanged NTI restricted units will be assumed by WNR and will continue to be governed after the Effective Time by the terms and conditions of such agreements. Other than as adjusted to reflect the Merger, the new WNR award will be subject to the same terms and conditions as the original NTI phantom unit award, including, but not limited to, vesting and payment dates, and the accrual of dividend rights on unvested WNR Phantom Stock.

•

Each NTI restricted units issued under the NTI LTIP that are held by an NTI Employee (including any NTI restricted units that were originally granted as performance-based NTI restricted units but for which the performance period has lapsed and only time-based vesting restrictions remain) and outstanding immediately prior to the Effective Time will be cancelled and exchanged for either a new WNR Phantom Stock award or a cash award, as determined by WNR in its discretion prior to the Effective Time. In the event that the NTI restricted unit is exchanged for a WNR Phantom Stock award: the number of shares of WNR Phantom Stock subject to each exchanged award will be equal to the number of outstanding NTI restricted units being exchanged multiplied by the Equity Award Equity Merger Consideration, rounded to the nearest whole share of WNR Common Stock (with .5 and above rounded up); when the restrictions applicable to the new WNR Phantom Stock award lapse, each new WNR Phantom Stock award may be settled in WNR Common Stock or the cash equivalent value of a share of WNR Common Stock, at the discretion of WNR; the agreements between the applicable NTI party and the award holder regarding such exchanged NTI restricted units will be assumed by WNR and such awards, as exchanged for WNR Phantom Stock, will continue to be governed after the Effective Time by the terms and conditions of these agreements. Other than as adjusted to reflect the Merger, the new WNR award will be subject to the same terms and conditions as the original NTI phantom unit award, including, but not limited to, vesting and payment dates, and the accrual of dividend rights on unvested WNR Phantom Stock. In the event that the NTI restricted unit is exchanged for a cash award as of the Effective Time: the NTI restricted unit will be cancelled immediately as of the Effective Time; the cash amount of the new award will be determined by multiplying the number of outstanding NTI restricted units as of the Effective Time by the Equity Award Cash Merger Consideration; the individual will receive a statement setting forth the amount of the new cash award and any other terms and conditions applicable to the award, which will be the same terms and conditions that were applicable to the cancelled NTI restricted unit, including vesting, to the extent applicable to the new cash award. In the event that the NTI Restricted Units covered by this bullet had been credited with UDRs that had not yet been settled prior to the Effective Time, the value of the UDR account will be settled in the form of a lump sum cash payment to the applicable individual in accordance with the payment terms of the applicable award agreements governing the underlying NTI Restricted Units.

•	All NTI Common Units (other than those held by WNR or its subsidiaries, which will continue to be held by WNR or its subsidiaries following the Effective Time) will cease to be outstanding and cease to exist at the Effective Time of the Merger. Each NTI Common Unitholder (other than WNR and its subsidiaries) will cease to be a unitholder of NTI and will cease to have any rights as a unitholder of NTI, except the right to receive the Merger Consideration, and, if applicable, any cash payable in lieu of any fractional shares of WNR Common Stock or with respect to the Prorated Quarterly Distribution (defined below), in each case, to be issued or paid, without interest, in consideration therefor pursuant to the Merger Agreement.

•	If the NTI GP Board is required to declare an NTI First Quarter Prorated Quarterly Distribution, an NTI Second Quarter Prorated Quarterly Distribution or an NTI Third Quarter Prorated Quarterly Distribution (all as defined below under “—Covenants—Distributions”), then NTI Common Unitholders as of the Effective Time will be entitled to receive, for each NTI Common Unit owned as of the Effective Time, an NTI First Quarter Prorated Quarterly Distribution, an NTI Second Quarter Prorated Quarterly Distribution and/or an NTI Third Quarter Prorated Quarterly Distribution (any such distribution, the “Prorated Quarterly Distribution”), such amount to be paid together with the Merger Consideration.

•	To the extent applicable, the NTI Common Unitholders immediately prior to the Effective Time will have continued rights to any distribution, without interest, with respect to such NTI Common Units with a record date occurring prior to the Effective Time that may have been declared by NTI GP or made by NTI in accordance with the Merger Agreement and which remains unpaid as of the Effective Time.

•	Holders of phantom units and restricted units in NTI immediately prior to the Effective Time will have continued rights to any distribution, without interest, in accordance with the terms and conditions of the applicable award agreements between NTI and/or NTI GP and each such holder (including pursuant to any distribution equivalent rights) with respect to such phantom units or restricted units with a record date occurring prior to the Effective Time that may have been declared or made by NTI with respect to NTI Common Units in accordance with the terms of the Merger Agreement and which remains unpaid as of the Effective Time.

•	In the event that a Prorated Quarterly Distribution is payable to holders of NTI Common Units as of the Effective Time pursuant to the Merger Agreement, an amount equal to the Prorated Quarterly Distribution Amount will be credited to the DER account or the UDR account, as applicable, associated with each unvested NTI Phantom Unit or NTI Restricted Unit outstanding immediately prior to the Effective Time.

•	The unit transfer books of NTI will be closed immediately, and there will be no further registration of transfers on the unit transfer books of NTI with respect to NTI Common Units.

•	NTI Common Unitholders will have no rights as holders of WNR Common Stock, other than the right to receive the Merger Consideration and, if applicable, any cash payable in lieu of fractional shares of WNR Common Stock or with respect to the Prorated Quarterly Distribution, until the holder has surrendered the NTI Common Units for the Merger Consideration as provided in the Merger Agreement.

For a description of WNR Common Stock, please read “Description of WNR Capital Stock” beginning on page 166 of this proxy statement/prospectus, and for a description of the comparative rights of the holders of WNR Common Stock and holders of NTI Common Units, please read “Comparison of the Rights of WNR Stockholders and NTI Common Unitholders” beginning on page 152 of this proxy statement/prospectus.

Exchange of Certificates; No Fractional Units

Exchange Agent

Prior to the Effective Time, WNR will appoint a commercial bank or trust company reasonably acceptable to NTI to act as exchange agent for the purpose of exchanging NTI Common Units for shares of WNR Common Stock and cash as required by the Merger Agreement. At the Effective Time, WNR will cause MergerCo to deposit with the exchange agent for the benefit of the holders of the applicable NTI Common Units, for exchange through the exchange agent, shares of WNR Common Stock and cash as required by the Merger Agreement. In the event that a Prorated Quarterly Distribution occurs, NTI will deposit with the exchange agent for the benefit of the holders of the applicable NTI Common Units, for payment through the exchange agent, an amount of cash representing the aggregate cash payable pursuant to the Prorated Quarterly Distribution. WNR has agreed to make available to the exchange agent, from time to time as needed, cash sufficient to pay the cash consideration payable pursuant to the Merger Agreement without interest, any distributions on WNR Common Stock made pursuant to the Merger Agreement without interest and to make payments in lieu of the issuance of any fractional shares of WNR Common Stock. NTI has agreed to make available to the exchange agent, from time to time as needed, cash sufficient to make payments for the Prorated Quarterly Distribution. Any cash (including as payment with respect to the Prorated Quarterly Distribution, the cash consideration pursuant to the Merger Agreement, payment in lieu of the issuance of any fractional shares of WNR Common Stock and any distributions with respect to such fractional shares of WNR Common Stock) and shares of WNR Common Stock deposited with the exchange agent are referred to as the “Exchange Fund.” The exchange agent will deliver the Merger Consideration contemplated to be paid for NTI Common Units pursuant to the Merger Agreement and if applicable, the Prorated Quarterly Distribution payable to the holders of NTI Common Units out of the Exchange Fund. Except as contemplated by the Merger Agreement, the Exchange Fund will not be used for any other purpose.

Exchange Procedures

Promptly after the Effective Time, WNR will instruct the exchange agent to mail to each applicable record holder of NTI Common Units (other than holders of NTI restricted units and NTI, WNR and their respective subsidiaries) a letter of transmittal and instructions explaining how to surrender NTI Common Units to the exchange agent. This letter will contain instructions on how to surrender certificates or book-entry units formerly representing NTI Common Units in exchange for the Merger Consideration and if applicable, the Prorated Quarterly Distribution, such holder is entitled to receive under the Merger Agreement.

NTI Common Unit certificates should NOT be returned with the enclosed proxy card.

NTI Common Unitholders (other than NTI and WNR and their respective subsidiaries) who deliver a properly completed and signed letter of transmittal and any other documents required by the instructions to the transmittal letter, together with their NTI Common Unit certificates, if any, will be entitled to receive, subject to such holder’s elections:

•	newly issued or treasury shares of WNR Common Stock representing, in the aggregate, the whole number of shares of WNR Common Stock that the holder has the right to receive pursuant to the terms of the Merger Agreement and as described above under “The Merger Agreement—Effect of Merger on Outstanding NTI Common Units and Other Interests;” and/or as applicable,

•	a check in an amount equal to the aggregate amount of cash that the holder has the right to receive pursuant to the Merger Agreement (after taking into account all NTI Common Units then held by such holder) for any cash consideration payable pursuant to the Merger Agreement, any cash payable with respect to the Prorated Quarterly Distribution, any cash payable in lieu of any fractional shares of WNR Common Stock and in respect of distributions on WNR Common Stock with a record date after the Effective Time and a payment date before the date the units have been surrendered pursuant to the terms of the Merger Agreement.

No interest will be paid or accrued on any Merger Consideration, any cash payable with respect to the Prorated Quarterly Distribution or on any cash payment in lieu of fractional shares of WNR Common Stock or any WNR distributions in accordance with the Merger Agreement.

In the event of a transfer of ownership of NTI Common Units that has not been registered in the transfer records of NTI, the Merger Consideration and if applicable, the Prorated Quarterly Distribution, payable in respect of those NTI Common Units may be paid to a transferee if the certificate representing those NTI Common Units or evidence of ownership of the book-entry NTI Common Units is presented to the exchange agent and, in the case of both certificated and book-entry NTI Common Units, accompanied by all documents required to evidence and effect the transfer, and the person requesting the exchange pays to the exchange agent in advance any transfer or other taxes required by reason of the delivery of the Merger Consideration in any name other than that of the record holder of those NTI Common Units, or establishes to the satisfaction of the exchange agent that any transfer or other taxes have been paid or are not payable. Until the required documentation has been delivered and certificates, if any, or book-entry NTI Common Units have been surrendered as contemplated by the Merger Agreement, each certificate or book-entry NTI Common Unit will be deemed at any time after the Effective Time to represent only the right to receive, upon the delivery and surrender of the NTI Common Units, the Merger Consideration payable in respect of NTI Common Units, any cash payment with respect to the Prorated Quarterly Distribution and any cash or distributions to which the holder is entitled pursuant to the terms of the Merger Agreement.

Termination of Exchange Fund

Any portion of the exchange fund constituting shares of WNR Common Stock or cash that remains undistributed to the holders of NTI Common Units after one year following the Effective Time will be delivered to WNR if and when demanded by WNR, and from and after such delivery, any former holders of NTI Common Units who have not complied with the provisions of the Merger Agreement will look only to WNR and MergerCo for the Merger Consideration payable in respect of such NTI Common Units, any cash payment with respect to the Prorated Quarterly Distribution, any cash in lieu of fractional shares of WNR Common Stock to which they are entitled pursuant to the Merger Agreement, or any distributions with respect to shares of WNR Common Stock to which they are entitled pursuant to the Merger Agreement, in each case, without any interest. Any amounts remaining unclaimed by holders of NTI Common Units immediately prior to such time as such amounts would otherwise escheat to or become the property of any governmental entity will, to the extent permitted by applicable law, be held by WNR and be subject to applicable escheat, abandoned property or similar laws.

Dividends or Distributions

No dividends declared or made with respect to shares of WNR Common Stock with a record date after the Effective Time will be paid to the holder of any NTI Common Units with respect to shares of WNR Common Stock that such holder would be entitled to receive in accordance with the Merger Agreement, and no cash payment in lieu of fractional shares of WNR Common Stock will be paid to any such holder until such holder has delivered the required documentation and surrendered any certificates or book-entry units as contemplated by the Merger Agreement. Subject to applicable law, following compliance with the requirements of the Merger Agreement, the following will be paid to a holder of shares of WNR Common Stock, without interest: (i) promptly after the time of such compliance, the amount of any cash payable in lieu of fractional shares of WNR Common Stock to which such holder is entitled pursuant to the Merger Agreement and an amount in cash equal to any WNR distributions with a record date after the Effective Time and a payment date prior to such compliance, payable with respect to such shares of WNR Common Stock, and (ii) on the appropriate payment date with respect thereto, the amount of any dividends with respect to shares of WNR Common Stock with a record date after the Effective Time but prior to such delivery and surrender and with a payment date subsequent to such compliance, payable with respect to such shares of WNR Common Stock.

No Further Rights in NTI Common Units

The Merger Consideration delivered upon conversion of an NTI Common Unit in accordance with the terms of the Merger Agreement (including any cash paid pursuant to the Merger Agreement) and any declared distributions to be paid on the NTI Common Units as described in the Merger Agreement will be deemed to have been delivered in full satisfaction of all rights pertaining to such NTI Common Unit.

Fractional WNR Common Stock

No certificates or scrip representing fractional shares of WNR Common Stock or book-entry credit of the same will be issued or delivered, and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any share of WNR Common Stock. Each holder of NTI Common Units converted in the Merger who would otherwise have been entitled to receive a fraction of a newly issued or treasury share of WNR Common Stock (after taking into account all NTI Common Units exchanged by such holder) will receive, in lieu thereof, cash (without interest and rounded up to the nearest whole cent) in an amount equal to the product of (i) the VWAP of a share of WNR Common Stock for the 20 consecutive NYSE full trading days ending on the last NYSE full trading day immediately preceding the Closing Date and (ii) the fraction of a share of WNR Common Stock that such holder would otherwise be entitled to receive pursuant to the Merger Agreement. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the exchange agent will so notify WNR, and WNR will deposit such amount with the exchange agent and will cause the exchange agent to forward payments to such holders of fractional interests in accordance with the terms of the Merger Agreement.

No Liability

To the fullest extent permitted by law, none of NTI GP, WNR, MergerCo, NTI or the surviving entity or their respective representatives will be liable to any holder of NTI Common Units for any of the Merger Consideration (including any dividends with respect to the newly issued or treasury WNR Common Stock) or Prorated Quarterly Distribution delivered to a public official pursuant to any abandoned property, escheat or similar law.

Lost Certificates

If any certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by WNR, the posting by such person of an indemnity agreement or bond in a customary amount as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent will pay the Merger Consideration payable in respect of NTI Common Units represented by such certificate and any payments to which the holders thereof are entitled pursuant to the Merger Agreement.

Withholding

The exchange agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of NTI Common Units such amounts as the exchange agent reasonably deems to be required to deduct and withhold under the Internal Revenue Code or any provision of state, local, or foreign tax law, with respect to the making of such payment. The exchange agent will provide reasonable notice to the applicable holders of NTI Common Units prior to withholding any amounts pursuant to the Merger Agreement. To the extent that amounts are deducted and withheld by the exchange agent, such amounts will be treated for all purposes of the Merger Agreement as having been paid to the holder of NTI Common Units in respect of whom such deduction and withholding was made by the exchange agent.

Investment of the Exchange Fund

WNR will cause the exchange agent to invest any cash included in the exchange fund as directed by WNR on a daily basis, in WNR’s sole discretion. No such investment or loss thereon will affect the amounts payable or the timing of the amounts payable to NTI Common Unitholders pursuant to the Merger Agreement. Any interest and other income resulting from such investments will be paid promptly to WNR.

Anti-Dilution Provisions

In the event of any subdivisions, reclassifications, recapitalizations, splits, unit or stock distributions, combinations or exchanges with respect to, or rights in respect of, NTI Common Units or shares of WNR Common Stock, the Merger Consideration, the number of shares of WNR Common Stock to be delivered in the Merger, the Per Unit Mixed Consideration and any other similar dependent item will be correspondingly adjusted to provide to the holders of NTI Common Units the same economic effect as contemplated by the Merger Agreement prior to such event.

Actions Pending the Merger

Conduct of Business by NTI and NTI GP

From the date of the Merger Agreement until the Effective Time, except for actions (i) expressly contemplated or permitted by the Merger Agreement, (ii) required by applicable law, (iii) set forth in the applicable schedules to the Merger Agreement or (iv) taken with the prior written consent of WNR (which consent may not be unreasonably withheld, delayed or conditioned), NTI and NTI GP will not, and will cause each of their respective subsidiaries not to, and WNR will not cause NTI or NTI GP to:

•	(i) conduct its business and the business of its subsidiaries other than in the ordinary course, or (ii) fail to use commercially reasonable efforts to preserve intact its business organization, goodwill and assets and maintain its rights, franchises, and existing relations with customers, suppliers, employees and business associates, except in either case as would not reasonably be expected to have a Material Adverse Effect (as defined below) with respect to NTI and NTI GP (please read “The Merger Agreement—Representations and Warranties” beginning on page 134 of this proxy statement/prospectus for a summary of the definition of “Material Adverse Effect” in the Merger Agreement);

•	take any action that could reasonably be expected to have a Material Adverse Effect with respect to NTI, or materially delay any approvals required for, or consummation of, the Merger Transactions;

•	(i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity securities (other than pursuant to the existing terms of rights outstanding as of the date of the Merger Agreement) or any additional rights, or (ii) enter into any agreement with respect to the foregoing, in each case which would materially adversely affect its ability to consummate the transactions contemplated by the Merger Agreement and except under the compensation and benefit plans of NTI and NTI GP in effect on the date of the Merger Agreement;

•	permit any additional equity interests to become subject to new grants of restricted units, phantom units, unit options, distribution equivalent rights, unit appreciation rights or similar equity-based employee rights, other than (i) with respect to the new grants of equity-based employee rights scheduled to be made in January 2016 and disclosed to WNR and (ii) in the ordinary course of business consistent with past practice and in accordance with compensation and benefit plans of NTI and NTI GP and with the approval of the Compensation Committee of the NTI GP Board;

•	(i) split, combine or reclassify any of its equity interests or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, or (ii) repurchase, redeem or otherwise acquire, or permit any of its subsidiaries to purchase, redeem or otherwise acquire, any partnership or other equity interests or rights, except as required by the terms of its securities outstanding on the date of the Merger Agreement by any existing compensation and benefit plan of NTI or NTI GP;

•	(i) sell, lease or dispose of any portion of its assets, business or properties other than in the ordinary course of business, (ii) acquire, by Merger or otherwise, or lease any assets or any portion of the business or property of any other entity other than in the ordinary course of business consistent with past practice, (iii) merge, consolidate or enter into any other business combination transaction or agreement with any person, or (iv) convert from a limited partnership or limited liability company, as the case may be, to any other business entity;

•	make or declare dividends or distributions (i) to the holders of NTI Common Units other than such distributions as are consistent with past practice and made pursuant to applicable approvals of the NTI GP Board and, if applicable, any Prorated Quarterly Distribution or (ii) to the holders of any other units of or interests in NTI, in each case other than distributions required under NTI’s Partnership Agreement as in effect on the date of the Merger Agreement;

•	amend NTI’s Partnership Agreement or the limited liability company agreement of NTI GP, in each case as in effect on the date of the Merger Agreement;

•	enter into any material contract (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), except as would not have a Material Adverse Effect with respect to NTI and NTI GP and as would not be materially adverse to WNR and MergerCo and their subsidiaries, taken as a whole;

•	modify, amend, terminate or assign, or waive or assign any rights under any material contract in a manner which is materially adverse to WNR and MergerCo and their subsidiaries, taken as a whole, or which would have a Material Adverse Effect with respect to NTI and NTI GP;

•	waive, release, assign, settle or compromise any claim, action or proceeding, including any state or federal regulatory proceeding, seeking damages or injunction or other equitable relief, that (i) is material to NTI and its subsidiaries taken as a whole, or (ii) is a claim, action or proceeding relating to the Merger Transactions or the Merger Agreement;

•	implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by U.S. generally accepted accounting principles or other applicable regulatory authorities;

•	fail to use commercially reasonable efforts to maintain, with financially responsible insurance companies, insurance as has been customarily maintained;

•	change in any material respect any of its express or deemed elections relating to taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election;

•	settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes;

•	change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable law;

•	(i) adopt, enter into, amend or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under, any compensation and benefit plan, (ii) grant any severance or termination pay to an officer or director of NTI or any of its subsidiaries, or (iii) establish, adopt, enter into or amend any plan, policy, program or arrangement for the benefit of any current or former directors or officers of NTI or any of its subsidiaries or any of their beneficiaries;

•	other than in the ordinary course of business consistent with past practice, (i) incur, assume, guarantee or otherwise become liable for any indebtedness (directly, contingently or otherwise), other than borrowings under existing revolving credit facilities, or (ii) create any lien on its property or the property of its subsidiaries to secure indebtedness;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

•	knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties in the Merger Agreement being or becoming untrue in any material respect at the Closing Date, (ii) any of the conditions to closing not being satisfied, (iii) any material delay or prevention of the consummation of the Merger, or (iv) a material violation of any provision of the Merger Agreement; or

•	agree or commit to do any of the prohibited actions described above.

Conduct of Business by WNR and MergerCo

From the date of the Merger Agreement until the Effective Time, except for actions (i) expressly contemplated, permitted, or set forth in the Merger Agreement, (ii) required by applicable law or (iii) taken with the prior written consent of NTI GP (which consent may not be unreasonably withheld, delayed or conditioned), WNR and MergerCo will not, and will cause each of their respective subsidiaries not to:

•	conduct its business and the business of its subsidiaries other than in the ordinary course, except as would not reasonably be expected to have a Material Adverse Effect with respect to WNR;

•	merge, consolidate or enter into any other business combination transaction or agreement with any person or make any acquisition or disposition that would materially delay the consummation of the Merger Transactions;

•	make or declare dividends or distributions (i) to the holders of WNR Common Stock that are special or extraordinary dividends or distributions other than such dividends or distributions as are consistent with past practice made pursuant to applicable approvals of the WNR Board or (ii) to the holders of any other stock of or interests in WNR, other than dividends or distributions which constitute regular quarterly dividends to such WNR stockholders substantially consistent with past practice;

•	amend in any material respect, WNR’s certificate of incorporation or the WNR Bylaws as in effect on the date of the Merger Agreement;

•	implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by U.S. generally accepted accounting principles or other applicable regulatory authorities;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

•	knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties or any representations and warranties of NTI GP or NTI set forth in the Merger Agreement being or becoming untrue in any material respect at the Closing Date, (ii) any of the conditions to closing not being satisfied, or (iii) a material violation of any provision of the Merger Agreement;

•	directly or indirectly sell, transfer or otherwise dispose of, or purchase, acquire or otherwise become beneficial owner of, any NTI Common Units, any general partner interests in NTI GP or any other interests in NTI or NTI GP; or

•	agree or commit to do any of the prohibited actions described above.

Conditions to the Merger

Conditions of Each Party

The respective obligations of the parties to effect the Merger are subject to the satisfaction or, if applicable, waiver, on or prior to the Closing Date of the Merger, of each of the following conditions:

•	the Merger Agreement and the Merger Transactions must have been approved by the affirmative vote of NTI Common Unitholders, as of the record date for the NTI Special Meeting, holding a majority of the outstanding NTI Common Units;

•	any waiting period applicable to the transactions contemplated by the Merger Agreement under the Hart-Scott Rodino Antitrust Act of 1976, as amended (the “HSR Act”) must have been terminated or expired;

•	all filings required to be made prior to the Effective Time with, and all other consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any governmental authority in connection with the execution and delivery of the Merger Agreement and the consummation of the Merger Transactions by the parties or their affiliates must have been made or obtained, except where the failure to obtain such consents, approvals, permits and authorizations could not be reasonably likely to result in a Material Adverse Effect with respect to WNR, on the one hand, or NTI and NTI GP on the other hand; provided, however, that prior to invoking this condition, the invoking party must have used its reasonable best efforts in good faith to take, or cause to be taken, all actions and to do all things necessary, proper, desirable or advisable, so as to permit and enable prompt consummation of the Merger Transactions;

•	no order, decree or injunction of any court or agency of competent jurisdiction may be in effect, and no law may have been enacted or adopted, that enjoins, prohibits or makes illegal the consummation of any of the Merger Transactions, and no action, proceeding or investigation by any governmental authority with respect to the Merger or the other Merger Transactions may be pending that seeks to restrain, enjoin, prohibit or delay the consummation of the Merger or such other Merger Transaction or to impose any material restrictions or requirements thereon or on WNR or NTI with respect to the Merger Transactions; provided, however, that prior to invoking this condition, the invoking party must have used its reasonable best efforts in good faith to take, or cause to be taken, all actions and to do all things necessary, proper, desirable or advisable, so as to permit and enable prompt consummation of the Merger Transactions;

•	the registration statement of which this proxy statement/prospectus is a part must have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement may have been issued and no proceedings for that purpose may have been initiated or threatened by the SEC; and

•	the shares of WNR Common Stock to be issued in the Merger must have been approved for listing on the NYSE, subject to official notice of issuance.

Additional Conditions to the Obligations of WNR

The obligation of WNR to effect the Merger is further subject to the satisfaction by NTI and NTI GP, on or prior to the Closing Date of the Merger, of each of the following conditions, or the waiver thereof by WNR:

•

each of the representations and warranties of NTI and NTI GP with respect to such entity’s organization, existence and good standing, the capitalization of NTI and each entity’s power and authority to execute, deliver and perform its obligations under the Merger Agreement and to consummate the Merger Transactions (the “NTI Fundamental Representations”), must be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) and each of the other representations and warranties of NTI and NTI GP (other than the NTI Fundamental Representations) must be true and correct (without regard to any materiality, “Material Adverse Effect” and similar qualifiers therein) as of the closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which will be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not result in a Material Adverse Effect with respect to NTI and NTI GP.

•	each and all of the agreements and covenants of NTI and NTI GP to be performed and complied with pursuant to the Merger Agreement on or prior to the Effective Time must have been duly performed and complied with in all material respects;

•	WNR must have received a certificate signed by the chief executive officer or chief financial officer of NTI GP, dated as of the Closing Date, to the effect that the conditions described in the first two bullet points immediately above have been satisfied; and

•	there must not have occurred a Material Adverse Effect with respect to NTI and NTI GP between the signing of the Merger Agreement and the Closing Date.

Additional Conditions to the Obligations of NTI

The obligation of NTI to effect the Merger is further subject to the satisfaction by WNR, on or prior to the Closing Date of the Merger, of each of the following conditions, or the waiver thereof by NTI:

•	each of the representations and warranties of WNR and MergeCo with respect to such entity’s organization, existence and good standing, the capitalization of WNR and each entity’s power and authority to execute, deliver and perform its obligations under the Merger Agreement and to consummate the Merger Transactions (the “WNR Fundamental Representations”), must be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) and each of the other representations and warranties of WNR and MergeCo (other than the WNR Fundamental Representations) must be true and correct (without regard to any materiality, “Material Adverse Effect” and similar qualifiers therein) as of the closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which will be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not result in a Material Adverse Effect with respect to WNR.

•	each and all of the agreements and covenants of WNR and MergerCo to be performed and complied with pursuant to the Merger Agreement on or prior to the Effective Time must have been duly performed and complied with in all material respects;

•	NTI must have received a certificate signed by the chief executive officer, president or chief financial officer of WNR, dated as of the Closing Date, to the effect that the conditions described in the first two bullet points immediately above have been satisfied; and

•	there must not have occurred a Material Adverse Effect with respect to WNR between the date of the Merger Agreement and the Closing Date.

The Merger Agreement provides that the NTI Common Unitholder voting condition and the HSR Act waiting period condition may not be waived. However, each of WNR and NTI (with the consent of the NTI GP Conflicts Committee, in the case of NTI) may choose to complete the Merger, even though any other condition to its obligation has not been satisfied if the necessary NTI Unitholder Approval has been obtained and the law allows it to do so.

Representations and Warranties

The Merger Agreement contains representations and warranties of the parties to the Merger Agreement. These representations and warranties concern, among other things:

•	legal organization, existence, general authority and good standing;

•	capitalization;

•	the absence of NTI’s ownership of any equity interests other than in its subsidiaries;

•	the power and authorization to enter into and carry out the obligations of the Merger Agreement and the enforceability of the Merger Agreement;

•	the absence of defaults, breaches and other conflicts caused by entering into the Merger Agreement and completing the Merger;

•	required board and committee consents and approvals;

•	the absence of required governmental consents and approvals, other than those noted therein;

•	the accuracy of financial statements and reports filed with the SEC;

•	the disclosure controls and procedures and internal control over financial reporting of each party;

•	the absence of undisclosed liabilities;

•	compliance with laws and legal proceedings;

•	the absence of undisclosed material contracts and the validity of existing material contracts;

•	tax matters;

•	environmental matters and permits;

•	approvals required under any takeover laws;

•	the absence of brokers other than those noted therein;

•	the fairness opinion delivered to the NTI GP Conflicts Committee;

•	the availability to MergerCo of sources of immediately available funds sufficient to consummate the Merger;

•	the absence of any Material Adverse Effects;

•	employee benefits; and

•	the absence of any collective bargaining agreement or other agreements between NTI, NTI GP or their subsidiaries and their employees, and the absence of disputes relating to NTI’s employment matters.

For purposes of the Merger Agreement, “Material Adverse Effect,” when used with respect to either NTI, NTI GP or WNR, as the case may be, means any state of fact, change, development, condition, occurrence or other effect (each an “event”) that, individually or in the aggregate:

•	is or would reasonably be expected to be material and adverse to the financial condition, assets, properties, business, operations, results of operations or prospects of such party or its subsidiaries, taken as a whole; or

•	materially impairs or delays, or could reasonably be expected to prevent or materially impair or delay, the ability of such party to perform its obligations under the Merger Agreement or the consummation of the Merger and the other Merger Transactions.

Many of the representations and warranties in the Merger Agreement provide that such representation and warranty does not extend to matters where the failure of the representation and warranty to be accurate would not result in a Material Adverse Effect on the party making the representation and warranty. A Material Adverse Effect does not include (or events resulting from) any of the following:

•	changes generally affecting the economy in the U.S. or financial markets;

•	changes in the general economic conditions in the industries in which such party operates (including any change in the prices of crude oil, natural gas, natural gas liquids or other hydrocarbon products or industry margins);

•	changes in law;

•	earthquakes, hurricanes, floods or other natural disasters or acts of terrorism or war involving territory or facilities within the U.S. not directly damaging or impacting NTI and NTI GP and their subsidiaries, taken as a whole, or WNR and MergerCo and their subsidiaries, taken as a whole, respectively;

•	changes resulting from the announcement of the Merger Agreement or the transactions contemplated thereby;

•	changes in the market price or trading volume of NTI Common Units or shares of WNR Common Stock, respectively (except that the underlying causes of any such changes may be considered in determining whether a Material Adverse Effect has occurred); or

•	the failure of NTI or WNR, as applicable, to meet any internal or external projections, forecasts or estimates of revenue or earnings for any period (except that the underlying causes of any such changes may be considered in determining whether a Material Adverse Effect has occurred)

Except that if the event described in any of the first four bullets above occurs, then it may be included in determining the existence of a Material Adverse Effect to the extent and only to the extent, relative to other participants of similar size in the relevant party’s industry generally, such event disproportionately impacts the financial condition, assets, properties, business or results of operations of NTI and its subsidiaries, taken as a whole, or WNR and its subsidiaries, taken as a whole.

Covenants

WNR and MergerCo, on one hand, and NTI and NTI GP, on the other hand, made the covenants described below:

Reasonable Best Efforts; Third Party Approvals

Subject to the terms and conditions of the Merger Agreement, the parties will use their reasonable best efforts in good faith (subject to, and in accordance with, applicable laws) to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, desirable or advisable, so as to permit and enable prompt consummation of the Merger Transactions, including (i) using reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger Transactions, (ii) using reasonable best efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the Merger Transactions or seeking material damages and (iii) using reasonable best efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all governmental authorities and third parties necessary to consummate the Merger Transactions, to comply with the terms and conditions of such permits, consents, approvals and authorizations and to cause the Merger to be consummated as promptly as practicable.

Subject to the terms and conditions of the Merger Agreement, each of WNR and NTI will: (i) consult with the other parties with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and governmental authorities necessary or advisable to consummate the Merger Transactions, and keep the other parties apprised of the status of material matters relating to completion of the Merger Transactions; (ii) make appropriate filings pursuant to the HSR Act with respect to the Merger Transactions as promptly as practicable and in any event within ten business days after the date of the Merger Agreement (unless a later date is mutually agreed to by the parties hereto) and to supply as promptly as practicable any additional information and documentary material that may be requested by any governmental authority, and use reasonable best efforts to take or cause to be taken (including by their respective subsidiaries) all other actions necessary to end the applicable waiting periods under the HSR Act as soon as practicable (and in any event no later than the August 31, 2016 Termination Date; (iii) promptly notify the other parties of any communication concerning the Merger Agreement or the transactions contemplated by the Merger Agreement to that party from any governmental authority and consult with and permit the other party to review in advance any proposed communication concerning the Merger Agreement or the transactions contemplated by the Merger Agreement to any governmental authority; (iv) upon request, promptly furnish the other parties with all information concerning itself, its subsidiaries, directors, officers, stockholders and unitholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made to any governmental authority in connection with the Merger Transactions; and (v) promptly furnish to the other parties copies of all correspondence, filings and communications between it and its affiliates and any governmental authority with respect to the Merger Transactions.

WNR will be entitled to direct the antitrust defense of the Merger Transactions in any investigation or litigation by, or negotiations with, any governmental authority or other person relating to the Merger or regulatory filings under applicable antitrust law. NTI will use its reasonable best efforts to provide full and effective support of WNR in all material respects in all such investigations, litigation, negotiations and discussions to the extent requested by WNR, but will not engage in negotiations or discussions with any governmental authority with respect to any proposed settlement, consent decree, commitment or remedy, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested by or agreed with WNR.

WNR and NTI will take such action as may be necessary to resolve any objections that the Antitrust Division of the United States Department of Justice, the Federal Trade Commission or state antitrust enforcement authorities may assert under antitrust laws with respect to the Merger Transactions, and to avoid or eliminate, and minimize the impact of any impediment under antitrust laws that may be asserted by any governmental authority with respect to the Merger so as to enable the closing to occur as soon as reasonably possible (and in any event no later than the Termination Date).

Nothing contained in the Merger Agreement requires WNR or NTI or their respective subsidiaries to take, or cause to be taken, or agree to take, any action with respect to any of the assets, businesses or product lines of NTI, WNR, any of their respective subsidiaries, or any combination thereof, if such action, individually or in the aggregate, would result in the divestiture, sale, hold separate, license or limitation of the conduct on business that, individually or taken together, would reasonably be expected to be material and adverse to NTI and its subsidiaries, taken as a whole or WNR and its subsidiaries, taken as a whole.

Unitholder Approval

Subject to the terms and conditions of the Merger Agreement, NTI will take, in accordance with applicable law, applicable stock exchange rules and NTI’s Partnership Agreement, all action necessary to establish a record date for, duly call, give notice of, convene and hold the NTI Special Meeting to consider and vote upon the approval of the Merger Proposal, as promptly as practicable after the registration statement of which this proxy statement/prospectus is a part is declared effective. Subject to the immediately following two paragraphs, the NTI GP Conflicts Committee will recommend approval of the Merger Proposal to the NTI Common Unitholders (the “NTI Recommendation”), and NTI and NTI GP will take all reasonable lawful action to solicit such approval by the NTI Common Unitholders. Except as described in the following two paragraphs, neither the NTI

GP Conflicts Committee nor the NTI GP Board will (i) withdraw, modify or qualify, or publicly propose to withdraw, modify or quality, in any manner adverse to WNR, the recommendation of the NTI GP Conflicts Committee and the NTI GP Board or (ii) publicly approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any “Acquisition Proposal” (defined and described more fully under “The Merger Agreement—Covenants—Acquisition Proposals”). The actions described in the preceding sentence are referred to in this proxy statement/prospectus as an “NTI Change in Recommendation.” None of NTI GP, NTI or any of their subsidiaries will execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract providing for any Acquisition Proposal. NTI’s obligations pursuant to the first sentence of this paragraph will not be affected by (A) the commencement, public proposal, public disclosure or communication to NTI of any Acquisition Proposal or (B) the withdrawal, modification or qualification by the NTI GP Conflicts Committee or the NTI GP Board of the NTI Recommendation or their approval of the Merger Agreement or the Merger Transactions.

Notwithstanding the immediately preceding paragraph, at any time prior to obtaining the NTI Unitholder Approval, the NTI GP Conflicts Committee or the NTI GP Board may, in response to an unsolicited Acquisition Proposal, make an NTI Change in Recommendation if it has determined in good faith, after consultation with its outside legal counsel and financial advisors, that (i) failure to make an NTI Change in Recommendation would be inconsistent with its duties under NTI’s Partnership Agreement or applicable law and (ii) such Acquisition Proposal constitutes a Superior Proposal (defined and described more fully under “The Merger Agreement—Covenants—Acquisition Proposals”); provided, however, that neither the NTI GP Conflicts Committee nor the NTI GP Board will be entitled to exercise its right to make an NTI Change in Recommendation unless (i) NTI has not breached its obligations described under “The Merger Agreement—Covenants—Acquisition Proposals;” in any material respect (ii) NTI has provided to WNR three business days prior written notice ((such notice, a “Notice of Proposed Recommendation Change”), advising WNR that the NTI GP Conflicts Committee or the NTI GP Board intends to take such action, specifying the reasons for taking such action in reasonable detail, including that the NTI GP Conflicts Committee has determined that the Acquisition Proposal is a Superior Proposal, and specifying the material terms and conditions of such Acquisition Proposal and the identity of the person making such Acquisition Proposal (with any amendment to the terms of any such Acquisition Proposal requiring a new notice and an additional three business day period), (iii) NTI has provided to WNR all materials and information delivered or made available to the person or persons making such determined Superior Proposal (to the extent not previously provided to WNR), (iv) each of NTI and the NTI GP Conflicts Committee has negotiated, and has caused its representatives to negotiate, in good faith with WNR during such notice period to enable WNR to revise the terms of the Merger Agreement such that it would obviate the need for making the NTI Change in Recommendation and (v) following the end of such notice period, the NTI GP Conflicts Committee will have considered in good faith any changes to the Merger Agreement proposed by WNR and will have determined (after consultation with its outside legal counsel and financial advisors) that the failure to make an NTI Change in Recommendation would continue to be inconsistent with its duties under NTI’s Partnership Agreement or applicable law even if such revisions proposed by WNR were to be given effect and that the Acquisition Proposal continues to be a Superior Proposal even if the revisions proposed by WNR were to be given effect. Any NTI Change in Recommendation will not invalidate the approval of the Merger Agreement or any other approval of the NTI GP Conflicts Committee or of NTI GP (including the “Special Approval” as defined in the NTI Partnership Agreement), including in any respect that would have the effect of causing any state (including Delaware) takeover statute or other similar statute to be applicable to the Merger Transactions.

Notwithstanding the first paragraph in this subsection “Unitholder Approval,” at any time prior to obtaining approval of the Merger Transactions from NTI’s Common Unitholders, the NTI GP Conflicts Committee or the NTI GP Board may make an NTI Change in Recommendation if it has determined in good faith, after consultation with its outside legal counsel and financial advisors, that failure to make an NTI Change in Recommendation would be inconsistent with its duties under NTI’s Partnership Agreement or applicable Law; provided, however, that neither the NTI GP Conflicts Committee nor the NTI GP Board will be entitled to exercise its right to make an NTI Change in Recommendation pursuant to this sentence unless (i) NTI has not breached its obligations described under “The Merger Agreement—Covenants—Acquisition Proposals” in any material respect, (ii) NTI has provided to WNR a Notice of Proposed Recommendation Change advising WNR that the NTI GP Conflicts Committee or the NTI GP Board intends to take such action, specifying the reasons therefor in reasonable detail, (iii) each of NTI and the NTI GP Conflicts Committee has negotiated, and has caused its representatives to negotiate, in good faith with WNR during such notice period to enable WNR to revise the terms of the Merger Agreement such that it would obviate the need for making the NTI change in recommendation, and (iv) following the end of such notice period, the NTI GP Conflicts Committee will have considered in good faith any changes to the Merger Agreement proposed by WNR and will have determined (after consultation with its outside legal counsel and financial advisors) that the failure to make an NTI change in recommendation would continue to be inconsistent with its duties under NTI’s Partnership Agreement or applicable law even if such revisions proposed by WNR were to be given effect. Any NTI change in recommendation will not invalidate the approval (or “Special Approval” as defined in NTI’s Partnership Agreement) of the Merger Agreement or any other approval of the NTI GP Conflicts Committee or NTI GP, including in any respect that would have the effect of causing any state (including Delaware) takeover statute or other similar statute to be applicable to the Merger Transactions.

Nothing contained in the Merger Agreement will prevent NTI, NTI GP, the NTI GP Board or the NTI GP Conflicts Committee from taking and disclosing to the holders of NTI Common Units a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to holders of NTI Common Units) or from making any legally required disclosure to holders of NTI Common Units. Any “stop-look-and-listen” communication by NTI, NTI GP, the NTI GP Board, or the NTI GP Conflicts Committee to the limited partners of NTI pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the holders of NTI Common Units) will not be considered an NTI Change in Recommendation or a withdrawal, modification or change in any manner adverse to WNR of all or a portion of the NTI GP Conflicts Committee approval.

Registration Statement

Each of WNR, MergerCo, NTI and NTI GP agrees to cooperate in the preparation of (i) the registration statement (which includes this proxy statement/prospectus) to be filed by WNR with the SEC to register newly issued or treasury shares of WNR Common Stock to be delivered in the Merger as contemplated by the Merger Agreement and (ii) the Schedule 13E-3 to be jointly filed by WNR, MergerCo and NTI with the SEC. As soon as practicable following the date of the Merger Agreement, NTI and WNR will jointly prepare and file with the SEC this proxy statement/prospectus, NTI and WNR will jointly prepare and WNR will file with the SEC this registration statement, and NTI and WNR will jointly prepare and WNR, MergerCo and NTI will jointly file with the SEC the Schedule 13E-3, and any amendments thereto as required by Rule 13e-3 under the Exchange Act. Each of NTI and WNR agrees to use all reasonable best efforts to cause the registration statement to be declared effective under the Securities Act as promptly as practicable after filing and keep this registration statement effective for so long as necessary to consummate the Merger Transactions. WNR also agrees to use reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by the Merger Agreement. Each of WNR and NTI agrees to furnish to the other party all information concerning WNR and its subsidiaries or NTI, NTI GP and their respective subsidiaries, as applicable, and the officers, directors, stockholders and unitholders of WNR and NTI and any applicable affiliates, as applicable, and to take such other action as may be reasonably requested in connection with the foregoing. No filing of the registration statement may be made by WNR, and no filing of this proxy statement/prospectus may be made by WNR or NTI, and no filing of the Schedule 13E-3 will be made by WNR, MergerCo or NTI, in each case without providing the other party a reasonable opportunity to review and comment thereon.

Each of NTI, NTI GP and WNR agrees, as to itself and its subsidiaries, that (i) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the registration statement of which this proxy statement/prospectus is a part will, at the time such registration statement and each amendment or supplement to such registration statement, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated in such registration statement or any amendment or supplement necessary to make the statements in such registration statement or any amendment or supplement, in light of the circumstances under which they were made, not misleading, (ii) this proxy statement/prospectus and each amendment or supplement to this proxy statement/prospectus will, at the date of mailing to the holders of NTI Common Units and at the time of the NTI Special Meeting, not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements in this proxy statement/prospectus, in the light of the circumstances under which they were made, not misleading, and (iii) the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC, not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of NTI, NTI GP, MergerCo and WNR further agrees that, if it becomes aware prior to the Closing Date of any information that would cause any of the statements in the registration statement, this proxy statement/prospectus or the Schedule 13E-3 to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements in the registration statement or this proxy statement/prospectus, in the light of the circumstances under which they were made, not false or misleading, it will promptly inform the other parties thereof and take the necessary steps to correct such information in an amendment or supplement to the registration statement, the proxy statement/prospectus or the Schedule 13E-3. No amendment or supplement to the registration statement will be made by WNR, no amendment or supplement to this proxy statement/prospectus will made by WNR or NTI, and no amendment or supplement to the Schedule 13E-3 will be made by WNR, MergerCo, NTI and NTI GP, in each case without providing the other party a reasonable opportunity to review and comment thereon.

NTI, NTI GP, MergerCo and WNR will notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to this proxy statement/prospectus, the registration statement or the Schedule 13E-3 or for additional information and will supply each other with copies of (i) all correspondence between it and the SEC, with respect to this proxy statement/prospectus, the registration statement, the Schedule 13E-3 or the Merger Transactions and (ii) all orders of the SEC relating to the registration statement.

Each of NTI and WNR agrees to use its reasonable best efforts to cause this proxy statement/prospectus to be mailed to NTI Common Unitholders as soon as practicable after the effective date of the registration statement (of which this proxy statement/prospectus is a part).

Press Releases

The parties will issue a joint press release with respect to the execution of the Merger Agreement and the Merger, which press release will be reasonably satisfactory to WNR and the NTI GP Conflicts Committee. Prior to any NTI change in recommendation, if any, neither NTI nor WNR will, without the prior consent (which consent will not be unreasonably withheld, conditioned or delayed) of (i) the NTI GP Conflicts Committee, in the case of WNR, and (ii) WNR, in the case of NTI, issue any press release or written statement for general circulation relating to the transactions contemplated by the Merger Agreement, except as otherwise required by applicable law or the rules of the NYSE, in which case it will consult with the other party before issuing any such press release or written statement.

Access; Information

Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of WNR and NTI will, and will cause its subsidiaries to, afford the other parties and their representatives access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and historical records as reasonably requested and, during such period, it will and will cause its subsidiaries to, furnish promptly to such person and its representatives a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities law (other than reports or documents that WNR or NTI or their respective subsidiaries, as the case may be, are not permitted to disclose under applicable law). Neither NTI nor WNR nor any of their respective subsidiaries will be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, fiduciary duty or binding agreement entered into prior to the date of the Merger Agreement.

WNR and NTI, respectively, will not use any information obtained pursuant to the Merger Agreement (to which it was not entitled under law or any agreement other than the Merger Agreement) for any purpose unrelated (i) to the consummation of the transactions contemplated by the Merger Agreement or (ii) to the matters contemplated by the provisions of the Merger Agreement, and will hold all information and documents obtained pursuant to the provisions of the Merger Agreement in confidence. No investigation by either party of the business and affairs of the other will affect or be deemed to modify or waive any representation, warranty, covenant or agreement in the Merger Agreement or the conditions to either party’s obligation to consummate the Merger Transactions.

Acquisition Proposals

As defined in the Merger Agreement, “Acquisition Proposal” means any inquiry, proposal or offer from or by any person other than WNR, MergerCo or their respective subsidiaries relating to: (i) any direct or indirect acquisition (whether in a single transaction or a series of related transactions) of (a) more than 15% of the assets of NTI and its subsidiaries, taken as a whole, (b) more than 15% of the outstanding NTI Common Units, or (c) assets that generate more than 15% of the cash flow, net revenues or net income of NTI and its subsidiaries, taken as a whole; (ii) any tender offer or exchange offer that, if consummated, would result in any such person beneficially owning (within the meaning of Rule 13D-3 under the Exchange Act) more than 15% of the outstanding equity securities of NTI; or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving NTI, other than the Merger.

As defined in the Merger Agreement, “Superior Proposal” means a written Acquisition Proposal (except that reference to 15% within the definition of “Acquisition Proposal” is to be replaced by 66 2⁄3%) made by a third party to NTI or the NTI GP Board, for consideration which the NTI GP Conflicts Committee believes in good faith to be bona fide and on terms and conditions which the NTI GP Conflicts Committee determines in good faith (after consultation with its financial and legal advisors) to be more favorable to the NTI Unaffiliated Unitholders from a financial point of view than the Merger Transactions and to be fair and reasonable to the NTI Unaffiliated Unitholders and NTI and not adverse to the interests of the NTI Unaffiliated Unitholders or the interests of NTI, after taking into consideration, among other things, (i) the identity of the person making the Superior Proposal (including whether approval of the equity owners of such person is required), (ii) any impediments and risks to the consummation of the Superior Proposal, (iii) a comparison of all of the terms, conditions and legal, financial, regulatory and other aspects and effects of such Superior Proposal with such terms, conditions, aspects and effects of the Merger Agreement, and (iv) any proposal by WNR to amend the terms of the Merger Agreement pursuant to the Merger Agreement.

NTI GP and NTI will, and they will cause their respective subsidiaries and will use reasonable best efforts to cause their respective representatives to, immediately cease and terminate any solicitation, encouragement, discussions or negotiations with any person that may be ongoing with respect to or that may reasonably be expected to lead to an Acquisition Proposal, and request such person to promptly return or destroy all confidential information concerning NTI and its subsidiaries.

Neither NTI GP nor NTI will, and they will cause their respective subsidiaries and will use reasonable best efforts to cause their respective representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing information) any inquiries regarding, or the making or submission of any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) conduct or participate in any discussions or negotiations regarding any Acquisition

Proposal, or (iii) furnish to any person any non-public information or data relating to NTI or any of its subsidiaries or afford access to the business, properties, assets, or, except as required by law or the NTI Partnership Agreement, books or records of NTI or any of its subsidiaries. Notwithstanding the foregoing, at any time prior to obtaining the NTI Unitholder Approval, the NTI GP Conflicts Committee may take the actions described in clauses (ii) and (iii) above with respect to any person that makes a bona fide written Acquisition Proposal that did not result from a breach of the provisions of the Merger Agreement described in this paragraph, if (a) the NTI GP Conflicts Committee, after consultation with its outside legal counsel and financial advisors, determines in good faith that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal and that the failure to take such action would be inconsistent with its duties under NTI’s Partnership Agreement or applicable law, and (b) prior to furnishing any such non-public information to such person, NTI receives from such person an executed confidentiality agreement containing certain terms required by the Merger Agreement. NTI GP and NTI will, as promptly as practicable (in all events within 24 hours), provide to WNR a copy of such confidentiality agreement and will provide to WNR any non-public information with respect to NTI and its subsidiaries that was not previously provided or made available to WNR prior to or substantially concurrent with providing or making available such non-public information to such other person. NTI GP and NTI will use reasonable best efforts to enforce (and will not amend or waive any material terms of) any such agreement at the request of or on behalf of WNR.

NTI GP and NTI will, as promptly as practicable (and in any event within 24 hours), advise WNR in writing of any request for non-public information or any Acquisition Proposal received from any person, including the identity of such person, or any inquiry or request for discussions or negotiations with respect to any Acquisition Proposal and the material terms of such request, Acquisition Proposal or inquiry, as well as the identity of the person making such request, proposal or inquiry. NTI GP and NTI will, as promptly as practicable (and in all events within 24 hours), provide to WNR copies of any written materials received by NTI GP, NTI or any of their subsidiaries or representatives in connection with any of the foregoing and the identity of the person or group making any such request, Acquisition Proposal or inquiry.

NTI GP and NTI will keep WNR fully informed of the status of any material developments regarding or changes in any Acquisition Proposal on a reasonably current basis (and in all events within 24 hours of such material development). NTI GP and NTI agree that they and their subsidiaries will not enter into any confidentiality agreement with any person that prohibits NTI GP or NTI or any of their subsidiaries from providing any information to WNR in accordance with the Merger Agreement.

Takeover Laws

Neither NTI nor WNR will take any action that would cause the Merger Transactions to be subject to requirements imposed by any takeover laws, and each of them will take all necessary steps within its control to exempt (or ensure the continued exemption of) the Merger Transactions from, or if necessary challenge the validity or applicability of, any applicable takeover law, as in effect on the date of the Merger Agreement or thereafter, including takeover laws of any state that purport to apply to the Merger Agreement or the Merger Transactions.

No Rights Triggered

NTI and NTI GP will take all steps necessary to ensure that the entering into of the Merger Agreement and the consummation of the Merger Transactions and any other action or combination of actions do not and will not result in the grant of any rights to any person under NTI’s Partnership Agreement or under any material agreement to which it or any of its subsidiaries is a party.

New Common Stock Listed

WNR will use its commercially reasonable efforts to list, prior to the closing, on the NYSE, upon official notice of issuance, the shares of WNR Common Stock to be issued in the Merger.

Indemnification; Directors’ and Officers’ Insurance

Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under NTI’s Partnership Agreement, the limited liability company agreement of NTI GP or the Merger Agreement or, if applicable, similar organizational documents or agreements of any of NTI’s subsidiaries, from and after the Effective Time, NTI GP, WNR and the surviving entity, jointly and severally, will: (i) indemnify and hold harmless (a) any person (together with such person’s heirs, executors and administrators) who is or was, or at any time prior to the Effective Time becomes, an officer or director of NTI GP, NTI or any of their respective subsidiaries, and (b) any person (together with such person’s heirs, executors and administrators) who is or was serving, or at any time prior to the Effective Time serves, at the request of NTI GP, NTI or any of their respective subsidiaries as an officer, director, member, partner, agent, fiduciary or trustee of another Person or of any compensation and benefit plan of any thereof (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable law, as in effect at or after the time of the Merger Agreement, in connection with any claim or action arising from the Indemnified Party’s service in such capacity and any losses, claims, damages, liabilities, costs, indemnification expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or, within 15 days after any request for advancement, advance to each of the Indemnified Parties any indemnification expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any such claim or action in advance of the final disposition of such claim or action, including payment on behalf of or advancement to the Indemnified Party of any indemnification expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security. The indemnification and advancement obligations of NTI GP and the surviving entity pursuant to the Merger Agreement will extend to acts or omissions occurring at or before the Effective Time and any claim or action relating to the Merger Agreement (including with respect to any acts or omissions occurring in connection with the approval of the Merger Agreement and the Merger Transactions and the consummation of the Merger Transactions, including the consideration and approval thereof and the process undertaken in connection with the approval of the Merger Agreement and any claim or action relating to the consummation of the Merger Transactions), and all rights to indemnification and advancement conferred under the Merger Agreement will continue as to any Indemnified Party who has ceased to be a director or officer of NTI GP after the date of the Merger Agreement and will inure to the benefit of such person’s heirs, executors and personal and legal representatives. Neither NTI GP nor the surviving entity will settle, compromise or consent to the entry of any judgment in any actual or threatened claim or action in respect of which indemnification has been or could be sought by such Indemnified Party under the Merger Agreement unless the settlement, compromise or judgment includes an unconditional release of that Indemnified Party from all liability arising out of that claim or action without admission or finding of wrongdoing, or that Indemnified Party otherwise consents to such settlement, compromise or judgment.

Without limiting the foregoing, WNR, NTI GP, NTI and MergerCo agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing as of the time of the Merger Agreement in favor of the indemnitees as provided in NTI’s Partnership Agreement and the limited liability company agreement of NTI GP (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of NTI’s subsidiaries) and indemnification agreements of NTI or NTI GP or any of their respective subsidiaries will be assumed by the surviving entity and NTI GP in the Merger without further action at the Effective Time and will survive the Merger and will continue in full force and effect in accordance with their terms. For a period of six years following the Effective Time, WNR, MergerCo, NTI and NTI GP will maintain in effect, and will not amend, alter or repeal, the provisions of the foregoing documents setting forth such rights to indemnification, advancement of expenses and exculpation from liabilities.

For a period of six years from the Effective Time, WNR will maintain in effect directors’ and officers’ liability and fiduciary insurance policies with aggregate coverage limits no less than the policies in existence on the date of the Merger Agreement and covering the Indemnified Parties (but WNR may substitute other policies, including an insurance tail policy, of at least the same coverage limits and that are no less advantageous to the Indemnified Parties so long as that substitution does not result in gaps or lapses in coverage) with respect to matters occurring on or before the Effective Time, but WNR will not be required to pay annual premiums in excess of 300% of the last annual premiums paid therefor prior to the date of the Merger Agreement and will purchase the maximum amount of coverage that can be obtained for that amount if the coverage described in the Merger Agreement would cost in excess of that amount.

If NTI GP or the surviving entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other person and will not be the continuing or surviving entity of such consolidation or Merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of NTI GP or the surviving entity assume, including by operation of law, the obligations set forth in the provisions of the Merger Agreement summarized under this section “The Merger Agreement—Covenants—Indemnification; Directors’ and Officers’ Insurance.”

These provisions will survive the consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, the Indemnified Parties and their respective heirs and personal representatives, and will be binding on WNR, NTI GP and the surviving entity and their respective successors and assigns.

Notification of Certain Matters

Each of NTI and NTI GP, on the one hand, and WNR, on the other hand, will give prompt notice to the other of (i) any fact, event or circumstance known to it that (a) could reasonably be expected, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it, or (b) could cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, and (ii) (a) any change in its financial condition or business that results in, or could reasonably be expected to result in, a Material Adverse Effect with respect to it or (b) any legal proceedings or governmental complaints, investigations or hearings, in each case to the extent such change, legal proceedings, complaints, investigations or hearings result in a Material Adverse Effect.

Rule 16b-3

Prior to the Effective Time, NTI and NTI GP will take any steps as may be reasonably requested by any party to the Merger Agreement to cause dispositions of NTI equity securities (including NTI phantom units and NTI restricted units) pursuant to the Merger Transactions by each individual who is a director or officer of NTI GP to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with the No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Distributions

On or prior to February 8, 2016, the NTI GP Board will determine (in accordance with the NTI GP Board’s existing cash distribution policy) and declare the regular quarterly cash distribution payable to the NTI Common Unitholders relating to the fourth quarter of 2015 (the “NTI Fourth Quarter 2015 Distribution”). The record date for such distribution will be determined consistent with past practice, but in any event will occur on a date prior to the Closing Date.

If the closing of the Merger has not occurred prior to such time(s), the NTI GP Board will determine and declare the regular quarterly cash distribution payable to the NTI Common Unitholders relating to the first quarter of 2016 (the “NTI First Quarter Distribution”) and the second quarter of 2016 (the “NTI Second Quarter Distribution”), with timing consistent with past practice, in accordance with the NTI GP Board’s existing cash distribution policy.

If (a) the Closing Date occurs on or before the record date for the dividend to be paid in the second quarter of 2016 payable on all WNR Common Stock (the “WNR Second Quarter Record Date”) and (b) on or prior to the date that is 10 days prior to the date of the NTI Special Meeting, the NTI GP Board has not declared the NTI First Quarter Distribution and set a record date for determining NTI Common Unitholders entitled to receive the NTI First Quarter Distribution that is prior to the anticipated Effective Time, then the NTI GP Board will convene a special board meeting, at least 10 days before the date of the NTI Special Meeting, to make a good faith estimate of the Available Cash generated by NTI from January 1, 2016 till the earlier of such determination date and March 31, 2016 and declare a distribution (the “NTI First Quarter Prorated Quarterly Distribution”) of such Available Cash to the NTI Common Unitholders as of the Effective Time, to be paid in accordance with the NTI Partnership Agreement. The NTI First Quarter Prorated Quarterly Distribution will not be payable unless and until the Effective Time occurs. If the anticipated Effective Time is delayed such that the record date for the NTI First Quarter Distribution is prior to the Effective Time, then the NTI Common Unitholders as of the Effective Time will not be entitled to receive the NTI First Quarter Prorated Quarterly Distribution.

If (a) the Closing Date occurs on or after the WNR Second Quarter Record Date and on or before the WNR Third Quarter Record Date (as defined below) and (b) on or before the date that is 10 days prior to the date of the NTI Special Meeting, the NTI GP Board has not declared the NTI Second Quarter Distribution and set a record date for determining NTI Common Unitholders entitled to receive the NTI Second Quarter Distribution that is prior to the anticipated Effective Time, then the NTI GP Board will convene a special board meeting, at least 10 days before the date of the NTI Special Meeting, to make a good faith estimate of the Available Cash generated by NTI from April 1, 2016 till the earlier of such determination date and June 30, 2016 and declare a distribution (the “NTI Second Quarter Prorated Quarterly Distribution”) of such Available Cash to the NTI Common Unitholders as of the Effective Time, to be paid in accordance with the NTI Partnership Agreement. The NTI Second Quarter Prorated Quarterly Distribution will not be payable unless and until the Effective Time occurs. If the anticipated Effective Time is delayed such that the record date for the NTI Second Quarter Distribution is prior to the Effective Time, then the NTI Common Unitholders as of the Effective Time will not be entitled to receive the NTI Second Quarter Prorated Quarterly Distribution.

If (a) the Closing Date occurs after the record date for the dividend to be paid in the third quarter of 2016 payable on all WNR Common Stock (the “WNR Third Quarter Record Date”), then the NTI GP Board will convene a special board meeting, at least 10 days before the date of the NTI Special Meeting, to make a good faith estimate of the Available Cash generated by NTI from July 1, 2016 till such determination date and declare a distribution (the “NTI Third Quarter Prorated Quarterly Distribution”) of such Available Cash to the NTI Common Unitholders as of the Effective Time, to be paid in accordance with the NTI Partnership Agreement. The NTI Third Quarter Prorated Quarterly Distribution will not be payable unless and until the Effective Time occurs. If the anticipated Effective Time is delayed such that the record date for the NTI Third Quarter Distribution is prior to the Effective Time, then the NTI Common Unitholders as of the Effective Time will not be entitled to receive the NTI Third Quarter Prorated Quarterly Distribution.

NTI will issue a press release announcing the NTI First Quarter Prorated Quarterly Distribution, the NTI Second Quarter Prorated Quarterly Distribution and the NTI Third Quarter Prorated Quarterly Distribution, as applicable, not later than 10 days prior to the NTI Special Meeting.

Each of NTI and WNR will coordinate with the other party regarding the declaration of any dividends or distributions in respect of the NTI Common Units and shares of the WNR Common Stock and the record and payment dates relating thereto, so that holders of NTI Common Units will not receive, for any quarter, distributions both in respect of NTI Common Units (including the Prorated Quarterly Distribution) and also dividends in respect of shares of WNR Common Stock that they receive in exchange therefor in the Merger.

Conversion of Equity Awards

Subject to the provisions of the Merger Agreement described in the third paragraph of this subsection, prior to the Effective Time, the WNR Board or its Compensation Committee will cause to be adopted the NTI LTIP as of the Effective Time, authorize the conversion of NTI phantom units and NTI restricted units in accordance with the Merger Agreement at the Effective Time, and will take such other actions as may be necessary to authorize such conversion. Such actions will include the following: (i) effective as of the Effective Time, the NTI LTIP will be continued by WNR and all NTI obligations thereunder assumed by WNR (including obligations with respect to NTI phantom units and NTI restricted units in accordance with the Merger Agreement) and such plan will continue in effect subject to amendment, termination, and/or suspension in accordance with the terms of the NTI LTIP, notwithstanding the Merger, applicable laws and regulations and the applicable rules of any unit exchange; (ii) from and after the Effective Time all references to NTI Common Units in the NTI LTIP will be substituted with references to WNR Common Stock; (iii) the number of shares of WNR Common Stock that will be available for grant and delivery under the NTI LTIP from and after the Effective Time will equal the number of NTI Common Units that were available for grant and delivery under the NTI LTIP and the outstanding awards under the NTI LTIP (to the extent not duplicative) immediately prior to the Effective Time, as adjusted to give effect to the Stock Election Exchange Ratio; (iv) from and after the Effective Time, awards under the NTI LTIP may be granted only to those individuals who were eligible to receive awards under the NTI LTIP immediately before the Effective Time (including any individuals hired on and after the Effective Time who would have been eligible for such awards pursuant to the eligibility provisions of the NTI LTIP as in effect immediately prior to the Effective Time); and (v) no participant in the NTI LTIP will have any right to acquire NTI Common Units under the NTI LTIP from and after the Effective Time. WNR will reserve for issuance a number of shares of WNR Common Stock equal to the number of shares of WNR Common Stock that will be available for grant and delivery under the NTI LTIP from and after the Effective Time, including shares of WNR Common Stock that will be subject to WNR Phantom Stock and WNR restricted stock as a result of the conversion of NTI phantom units and NTI restricted units into WNR Phantom Stock and WNR restricted stock as contemplated by the Merger Agreement. As soon as practicable following the Effective Time, WNR will file a Form S-8 registration statement with respect to the shares of WNR Common Stock available for grant and delivery under the NTI LTIP from and after the Effective Time and will maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as such shares are available for grant and delivery under the NTI LTIP. Prior to the Effective Time, WNR will take such steps as may be reasonably requested by any party to the Merger Agreement to cause the acquisition of WNR equity compensation awards and WNR Common Stock pursuant to the Merger Transactions by each individual who is an officer or director of WNR to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

As soon as practicable following the Effective Time, NTI will file a post-effective amendment to the Form S-8 registration statement filed by NTI on August 30, 2012, deregistering all NTI Common Units thereunder. Prior to the Effective Time, the NTI GP Board will take such action and adopt such resolutions as are required to effectuate the treatment of the NTI phantom units and NTI restricted units pursuant to the terms of the Merger Agreement.

Notwithstanding anything to the contrary in the first paragraph of this subsection, the WNR GP Board or its Compensation Committee may, at its option, prior to the Effective Time, authorize the conversion of outstanding NTI LTIP awards in accordance with the Merger Agreement to be effective at the Effective Time, and may, in such event, elect either to adopt or not to adopt the NTI LTIP. In the event that the WNR Board or its Compensation Committee elects not to adopt the NTI LTIP, the provisions of the Merger Agreement described in the first paragraph of this subsection will continue to apply in full force and effect pursuant to their terms other than those provisions that relate to the adoption of the NTI LTIP.

Employee Matters

With respect to each employee who is actively employed by NTI or NTI GP or a subsidiary of NTI or NTI GP immediately prior to the Effective Time and who becomes an employee of WNR or any WNR affiliate, including the surviving entity (the “Continuing Employees”), WNR will set or cause the applicable employing entity to set the annual base salaries (or hourly wages, as applicable) and annual cash incentive compensation opportunities for the Continuing Employees at the same levels that existed for the Continuing Employees immediately prior to the Effective Time. WNR will provide or cause to be provided other employee benefits (excluding defined benefit, retiree health and equity-based compensation arrangements) to the Continuing Employees that are substantially comparable in the aggregate to the benefits made available to such Continuing Employees immediately prior to the Closing Date.

To the extent that a Continuing Employee becomes eligible to participate in an employee benefit plan maintained by MergerCo or WNR or a Subsidiary of MergerCo or WNR (a “New Benefit Plan”), WNR will cause such New Benefit Plan to recognize the service of such Continuing Employee with NTI or NTI GP or any subsidiary of NTI or NTI GP (or their predecessor entities) for purposes of eligibility, participation, vesting and, except with respect to any defined benefit pension plan or retiree health plan, benefit accrual under such New Benefit Plan, to the same extent such service was recognized immediately prior to the Effective Time under a comparable NTI Compensation and Benefits Plan in which such Continuing Employee was eligible to participate immediately prior to the Effective Time. Such recognition of service will not operate to duplicate any benefits of a Continuing Employee with respect to the same period of service. With respect to any New Benefit Plan that is a health, dental, vision plan or other welfare plan in which any Continuing Employee is eligible to participate, for the plan year in which such Continuing Employee is first eligible to participate, WNR will use reasonable best efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such New Benefit Plan to be waived with respect to such Continuing Employee to the extent such limitation would have been waived or satisfied under the NTI Compensation and Benefits Plan in which such Continuing Employee participated immediately prior to the Effective Time, and (ii) recognize any health, dental or vision expenses incurred by such Continuing Employee in the year that includes the Closing Date (or, if later, the year in which such Continuing Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such New Benefit Plan.

Cooperation with Financing

From and after the date of the Merger Agreement, NTI and NTI GP will, and will cause each of its subsidiaries and use reasonable best efforts to cause its and their representatives (including their auditors) to, use its reasonable best efforts to provide all cooperation (including providing reasonably available financial and other information regarding NTI and its subsidiaries for use in marketing and offering documents and to enable WNR to prepare pro forma financial statements) as reasonably requested by WNR to assist WNR in the arrangement, refinancing or repayment of any bank debt financing or any capital markets debt financing or any solicitation of any consent or waiver required under any agreement relating to indebtedness, in each case, in connection with the Merger and the Merger Transactions, and any other amounts required to be paid in connection with the consummation of the Merger and the solicitation of any consents or waivers. WNR will indemnify and hold harmless NTI GP, NTI and their respective subsidiaries against any and all losses or damages actually suffered or incurred by them directly in connection with the arrangement of any such bank debt financing or any capital markets debt financing.

Performance by NTI GP

NTI GP will cause NTI and its subsidiaries to comply with the provisions of the Merger Agreement. Notwithstanding the foregoing, the actions or inactions by NTI and NTI GP and their respective subsidiaries will not be deemed to be breaches or violations or failures to perform by WNR or its subsidiaries of any of the provisions of the Merger Agreement if such action or inaction was or was not taken at the direction of or on the recommendation of WNR.

NTI GP Conflicts Committee

Prior to the Effective Time, WNR, MergerCo and their respective subsidiaries will not, without the consent of the NTI GP Conflicts Committee, eliminate the NTI GP Conflicts Committee, revoke or diminish the authority of the NTI GP Conflicts Committee or remove or cause the removal of any director of NTI GP who is a member of the NTI GP Conflicts Committee either as a director or as a member of such committee (so long as such director continues to satisfy the requirements of serving on the NTI GP Conflicts Committee set forth in the NTI Partnership Agreement). The foregoing provision will not apply to the filling in accordance with the provisions of the NTI GP limited liability company agreement of any vacancies caused by the death, incapacity or resignation of such director.

Voting

WNR agrees that, until the Effective Time or the earlier termination of the Merger Agreement, at the NTI Special Meeting or any other meeting of the NTI Common Unitholders, however called, WNR will vote, or cause to be voted, all NTI Common Units then owned beneficially or of record by it or any of its subsidiaries, as of the record date for such meeting, in favor of the adoption and approval of this Agreement (as it may be amended or otherwise modified from time to time) and the Merger Transactions and the approval of any actions required in furtherance thereof.

Termination

Notwithstanding anything in the Merger Agreement to the contrary, the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after NTI Unitholder Approval:

•	by mutual written consent of WNR and NTI;

•	by either WNR or NTI upon written notice to the other if:

•	the Merger is not completed on or before the Termination Date. The right to terminate the Merger Agreement due to the failure to complete the Merger on or before the Termination Date, however, will not be available to a party whose failure to fulfill any material obligation under the Merger Agreement or other material breach of the Merger Agreement has been the primary cause of, or resulted in, the failure of the Merger to have been consummated on or before the Termination Date;

•	any governmental authority has issued a final and non-appealable statute, rule, order, decree or regulation or taken any other action that permanently restrains, enjoins or otherwise prohibits the consummation of the Merger, or makes the Merger illegal, so long as the terminating party is not then in material breach of the Merger Agreement;

•	there has been a material breach of or any material inaccuracy in any of the representations or warranties set forth in the Merger Agreement on the part of the other parties to the Merger Agreement, which breach is not cured within 30 days following receipt by the breaching party of written notice of its breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date, provided in any such case that the terminating party nor any related party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement. No party will have the right, however, to terminate the Merger Agreement pursuant to the provision summarized in this bullet point unless the breach of a representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated by the Merger Agreement because the closing conditions described in the first bullet point under “The Merger Agreement—Conditions to the Merger—Additional Conditions to the Obligations of WNR” or “The Merger Agreement—Conditions to the Merger—Additional Conditions to the Obligations of NTI,” as applicable, have not been met;

•	there has been a material breach of any of the covenants or agreements set forth in the Merger Agreement on the part of the other parties to the Merger Agreement, and the breach has not been cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date, so long as the terminating party itself nor any related party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement. In no event, however, will any party have the right to terminate the Merger Agreement pursuant to the provision summarized in this bullet point unless the breach of covenants or agreements, together with all other such breaches, would entitle the party receiving the benefit of such covenants or agreements not to consummate the transactions contemplated by the Merger Agreement because the closing conditions described in the second bullet point under “The Merger Agreement—Conditions to the Merger—Additional Conditions to the Obligations of WNR” or “The Merger Agreement—Conditions to the Merger—Additional Conditions to the Obligations of NTI,” as applicable, have not been met;

•	NTI does not obtain the NTI Unitholder Approval at the NTI Special Meeting. The right to terminate the Merger Agreement under the provision described in this bullet point, however, will not be available to the terminating party where the failure to obtain the NTI Unitholder Approval has been caused by the action or failure to act of the terminating party and such action or failure to act constitutes a material breach by the terminating party of the Merger Agreement; or

•	By WNR, at any time prior to the commencement of the NTI Special Meeting, upon written notice to NTI, in the event that an NTI Change in Recommendation has occurred in accordance with the Merger Agreement.

Costs and Expenses

Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the Merger Transactions will be paid by the party incurring such costs and expenses, except as described below.

If the Merger Agreement is terminated by WNR due to an NTI Change in Recommendation, then NTI will pay to WNR certain expenses of WNR, up to a maximum amount of $3,000,000, including all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to WNR and its affiliates) incurred by WNR or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of the Merger Agreement and the Merger Transactions.

If the Merger Agreement is terminated by WNR due to a material breach by NTI or NTI GP of any representation, warranty or covenant, then NTI, as the breaching party, will pay to WNR certain expenses of WNR, including all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to WNR and its affiliates) incurred by WNR or on its behalf in connection with or related to the Merger Agreement and the Merger Transactions.

If the Merger Agreement is terminated by NTI due to a material breach by MergerCo or WNR of any representation, warranty or covenant, then WNR, as the breaching party, will pay to NTI certain expenses of NTI, including all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to NTI and its affiliates) incurred by NTI or on its behalf in connection with the Merger Agreement and the Merger Transactions.

Notwithstanding the foregoing, the expenses relating to the preparation, printing, filing and mailing of this proxy statement/prospectus, the registration statement and the Schedule 13E-3 and the solicitation of NTI’s Common Unitholder approval will be paid 50% by WNR and 50% by NTI.

Except as otherwise provided in the Merger Agreement, any payment of the expenses of the applicable party will be made by wire transfer of immediately available funds to an account designated by WNR or by NTI, as applicable, within one business day following the event that triggered the obligation to make such payment. The parties acknowledge that the agreements described under “The Merger Agreement—Costs and Expenses” are an integral part of the Merger Transactions, and that, without these agreements, none of the parties would enter into the Merger Agreement.

Effect of Termination

In the event of the termination of the Merger Agreement, written notice will immediately be given by the terminating party to the other parties specifying the provision of the Merger Agreement pursuant to which such termination is made, and, except as otherwise described in this paragraph, the Merger Agreement (other than the provisions described in “The Merger Agreement—Costs and Expenses” and certain other specific sections of the Merger Agreement) will immediately become null and void after the expiration of any applicable period following such notice. In the event of such termination, there will be no liability on the part of any party, except as described in “The Merger Agreement—Costs and Expenses” and except with respect to the requirement to comply with the confidentiality agreement. However, the liability of any party for any fees or expenses (as described in “The Merger Agreement—Costs and Expenses”) will be in addition to, and not exclusive of, any other liability that such party may have at law or in equity based on such party’s (a) fraudulent acts or omissions or (b) willful misconduct. NTI and NTI GP will not have any liability for any breach of, or inaccuracy in, any representation or warranty made by NTI and NTI GP to the extent that WNR had actual knowledge at or before the date of the Merger Agreement of the facts that caused any such representation or warranty to be breached or inaccurate.

No Third Party Beneficiaries

In general, the Merger Agreement is not intended to confer upon you or any person other than WNR, MergerCo, NTI and NTI GP any rights, remedies, obligations or liabilities. An exception to this general rule exists to provide NTI GP’s directors and officers with indemnification and liability insurance coverage after completion of the Merger.

Specific Performance

The parties agreed in the Merger Agreement that irreparable damage would occur if any provision of the Merger Agreement were not performed in accordance with its terms and, accordingly, the parties are, to the fullest extent permitted by law, entitled to an injunction or injunctions to prevent breaches of the Merger Agreement or to enforce specifically the performance of the terms and provisions thereof in any federal court located in the State of Delaware or in the Delaware Court of Chancery, in addition to any other remedy to which they are entitled at law or in equity.

Waiver and Amendment

Subject to compliance with applicable law, prior to the closing of the Merger and other Merger Transactions, any provision of the Merger Agreement except for the requirement of obtaining the NTI Unitholder Approval (see “The Merger Agreement—Conditions to the Merger—Conditions of Each Party”) may be waived in writing by the party benefited by the provision, or amended or modified at any time, whether before or after the NTI Unitholder Approval is obtained, by an agreement in writing between the parties to the Merger Agreement. The failure of any party to the Merger Agreement to exercise any right or remedy will not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of the Merger Agreement will be deemed or will constitute a waiver of any other provision hereof (regardless of whether similar), nor will any such waiver constitute a continuing waiver unless otherwise expressly provided.

After the NTI Unitholder Approval, no amendment will be made to the nature or amount of the Merger Consideration or that results in a Material Adverse Effect on the NTI Common Unitholders without approval of the NTI Common Unitholders. Pursuant to the Merger Agreement, NTI GP is authorized to approve any other amendment on behalf of NTI without any other approval of the NTI Common Unitholders.

Unless otherwise expressly set forth in the Merger Agreement, whenever NTI or NTI GP determination, agreement, decision, approval or consent is required pursuant to the Merger Agreement, including any decision or determination by NTI to terminate the Merger Agreement, such determination, decision, approval or consent must be authorized by the NTI GP Conflicts Committee and will not require any approval of the NTI Common Unitholders or the NTI GP Board. Any determination regarding the pursuit of a claim against WNR or MergerCo for a breach, or any anticipated or threatened breach, of the Merger Agreement by such party will be made by the NTI GP Conflicts Committee and, except as required by the NTI Partnership Agreement or applicable law, will not require the approval of the NTI Common Unitholders or the NTI GP Board. Any determination of the date for the NTI Special Meeting by the NTI GP Board will also require the authorization of the NTI GP Conflicts Committee.

Governing Law

The Merger Agreement is governed by and interpreted under laws of the State of Delaware (except to the extent that mandatory provisions of federal law govern), without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

DESCRIPTION OF THE DEBT FINANCING FOR THE MERGER

Overview

WNR will fund the cash portion of the Merger Consideration with a combination of cash-on-hand, bank debt or capital markets debt.

WNR expects that NTI’s 2020 Secured Notes will remain outstanding following the consummation of the Merger.

COMPARISON OF THE RIGHTS OF WNR STOCKHOLDERS AND NTI COMMON UNITHOLDERS

The following describes the material differences between the rights of WNR stockholders and the current rights of NTI Common Unitholders. It is not a complete summary of the provisions affecting, and the differences between, the rights of WNR stockholders and NTI Common Unitholders. The rights of WNR stockholders are governed by the Delaware General Corporation Law (as amended from time to time, the “DGCL”) and WNR’s certificate of incorporation and bylaws, each as amended from time to time. The rights of NTI Common Unitholders are governed by the Delaware Revised Uniform Limited Partnership Act (as amended from time to time, the “DRULPA”) and NTI’s certificate of limited partnership and NTI’s Partnership Agreement. You should refer to each such document for a complete description of the rights of WNR stockholders and NTI Common Unitholders, respectively. If the Merger is consummated, NTI Common Unitholders who surrender their NTI Common Units will become holders of WNR Common Stock, and their rights as WNR stockholders will be governed by the DGCL and WNR’s certificate of incorporation, as currently in effect, and WNR’s Bylaws, as currently in effect. For WNR’s certificate of incorporation, as currently in effect, please refer to WNR’s Quarterly Report on Form 10-Q filed with the SEC on August 7, 2014. For WNR’s Bylaws, as currently in effect, please refer to WNR’s Quarterly Report on Form 10-Q filed with the SEC on August 7, 2014. For NTI’s certificate of limited partnership, please refer to NTI’s Registration Statement on Form S-1 filed with the SEC on July 2, 2012. For NTI’s Partnership Agreement, as amended, please see NTI’s Current Report on Form 8-K filed with the SEC on August 2, 2012. This summary is qualified in its entirety by reference to the DGCL, WNR’s certificate of incorporation, WNR’s Bylaws, the DRULPA, NTI’s certificate of limited partnership and NTI’s Partnership Agreement.

WNR	NTI
Purpose and Term of Existence

WNR’s stated purpose under WNR’s certificate of incorporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.	NTI’s stated purpose under NTI’s Partnership Agreement is to engage in any business activity that is approved by NTI’s general partner and that lawfully may be conducted by a limited partnership organized under Delaware law, provided that NTI’s general partner shall not cause NTI to take any action that the general partner determines would be reasonably likely to cause NTI to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

WNR has a perpetual existence unless and until terminated pursuant to the DGCL and the terms of WNR’s certificate of incorporation and bylaws.	NTI has a perpetual existence until its dissolution in accordance with NTI’s Partnership Agreement.

Authorized Equity Securities

WNR is authorized to issue 240,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share, the designations, powers, rights and preferences of which may be established from time to time by the WNR Board.

The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares then outstanding) by an amendment approved by the WNR Board and adopted by the affirmative vote of the holders of a majority of the stock entitled to vote in the election of directors.

NTI is authorized to issue an unlimited number of additional securities of NTI and options, rights, warrants and appreciation rights relating to securities of NTI for any purpose at any time and from time to time to such persons for such consideration and on such terms and conditions as the general partner of NTI shall determine, all without the approval of any NTI Common Unitholder. Each additional security of NTI or option, right, warrant or appreciation right relating to such security authorized to be issued by NTI pursuant to NTI’s Partnership Agreement may be issued in one or more classes, or one or more

WNR	NTI

series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of securities of NTI), as shall be fixed by the general partner of NTI.

NTI’s general partner holds no incentive distribution rights.

Dividends and Distributions

WNR generally expects to pay quarterly dividends, subject to the board of directors’ approval and compliance with restrictions in WNR’s outstanding financing agreements.

NTI generally expects to make cash distributions to unitholders of record on the applicable record date within 60 days after the end of each quarter. Distributions will be equal to the amount of Available Cash generated in such quarter.

Available Cash for each quarter generally equals NTI’s cash flow from operations for the quarter, less cash required for maintenance, regulatory and previously approved organic growth capital expenditures, reimbursement of expenses incurred by the general partner and its affiliates, debt service and other contractual obligations and reserves for future operating or capital needs that the NTI GP Board deems necessary or appropriate, including reserves for turnaround and related expenses.

Mergers; Business Combinations

Under the DGCL, the consummation of a merger or consolidation requires the adoption of a resolution approving an agreement of merger or consolidation and declaring its advisability by the board of directors of a corporation that is a constituent corporation in the merger or consolidation and requires that the agreement of merger or consolidation be adopted by the affirmative vote of a majority of the outstanding stock of that corporation entitled to vote thereon at an annual or special meeting for the purpose of acting on the agreement. There are limited exceptions under the DGCL providing that a merger may be effected without stockholder approval, including that no vote of the stockholders of a constituent corporation is required where that constituent corporation is the surviving corporation and:

•      such corporation’s certificate of incorporation is not amended in the merger;

•      the stockholders of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and rights, immediately after the effective date of the merger; and

A Merger or consolidation of NTI requires the prior consent of the general partner. However, the general partner will have no duty or obligation to consent to any Merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to NTI or the limited partners, including any duty to act in good faith or in the best interest of NTI or the limited partners.

In addition, NTI’s Partnership Agreement generally prohibits NTI’s general partner, without the prior approval of the holders of a majority of the NTI Common Units, from causing NTI to, among other things, sell, exchange or otherwise dispose of all or substantially all of NTI’s assets in a single transaction or a series of related transactions, including by way of Merger, consolidation, other combination or sale of ownership interests of NTI’s subsidiaries. NTI’s general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of NTI’s or its subsidiaries’ assets without such approval. NTI’s general partner may also sell all or substantially all of NTI’s or its subsidiaries’ assets under a foreclosure or other realization upon those encumbrances without such approval.

WNR	NTI

•      either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the merger.

The DGCL contains a business combination statute that protects domestic corporations subject to its provisions from hostile takeovers and from actions following such a takeover, by prohibiting some transactions once an acquiror has gained a significant holding in the corporation. Section 203 of the DGCL generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition date, either the business combination or the transaction that resulted in the person becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer); or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the vote of at least 66 2⁄3% of the outstanding voting stock not owned by the interested stockholder. WNR is subject to the provisions of Section 203 of the DGCL.

NTI’s general partner may consummate any Merger without the prior approval of NTI’s unitholders if NTI is the surviving entity in the transaction, NTI’s general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in an amendment to NTI’s Partnership Agreement (other than an amendment that the general partner could adopt without the consent of other partners), each of NTI’s units will be an identical unit of NTI following the transaction, and the partnership securities to be issued do not exceed 20% of NTI’s outstanding partnership interests immediately prior to the transaction.

If the conditions specified in NTI’s Partnership Agreement are satisfied, NTI’s general partner may convert NTI or any of NTI’s subsidiaries into a new limited liability entity or merge NTI or any of NTI’s subsidiaries into, or convey all of NTI’s assets to, a newly formed entity if the sole purpose of that conversion, Merger or conveyance is to effect a mere change in NTI’s legal form into another limited liability entity, NTI’s general partner has received an opinion of counsel regarding limited liability and tax matters, and the general partner determines that the governing instruments of the new entity provide the limited partners and the general partner with the same rights and obligations as contained in NTI’s Partnership Agreement.

Under Section 262 of the DGCL, the rights of stockholders to obtain a judicial appraisal of the fair value for their shares, referred to as appraisal rights, may be available in connection with a statutory merger or consolidation in certain specific situations if the stockholders have neither voted in favor of nor consented in writing to the merger or consolidation.

In addition, unless otherwise provided in the certificate of incorporation, no appraisal rights are available under

NTI Common Unitholders are not entitled to appraisal rights under NTI’s Partnership Agreement or applicable Delaware law in the event of a Merger or consolidation.

WNR	NTI

Delaware law to holders of shares of any class of stock which is either (1) listed on a national securities exchange, or (2) held of record by more than 2,000 stockholders, unless such stockholders are required by the terms of the merger to accept anything other than:

•      shares of stock of the surviving corporation;

•      shares of stock of another corporation which, as of the effective date of the merger or consolidation, are of the kind described in (1) or (2) above;

•      cash instead of fractional shares of such stock; or

•      any combination of the above three bullets.

Appraisal rights are not available under Delaware law in the event of the sale of all or substantially all of a corporation’s assets or the adoption of an amendment to its certificate of incorporation, unless such rights are granted in the corporation’s certificate of incorporation. WNR’s certificate of incorporation does not grant such rights.

WNR is not a constituent corporation in the Merger, and no appraisal rights are available to the holders of WNR common stock in connection with the Merger.

Management

In accordance with the DGCL, except as otherwise provided in the DGCL and WNR’s certificate of incorporation, WNR’s business and affairs are managed by or under the direction of the WNR Board.

WNR’s certificate of incorporation provides that the number of directors will be fixed in the manner provided in its bylaws. WNR’s Bylaws provide that the number of directors will be fixed from time to time by resolution of the WNR Board and may be increased or decreased from time to time by resolution of the WNR Board.

NTI GP is the general partner of NTI and manages NTI’s operations and activities on NTI’s behalf. NTI GP is indirectly wholly-owned by WNR. Members of the NTI GP Board are chosen by NT InterHoldCo, a wholly-owned subsidiary of WNR and the sole member of NTI GP, and not by the NTI Common Unitholders.

Director Liability

WNR’s certificate of incorporation limits the liability of directors to the fullest extent permitted by Delaware law. Under WNR’s certificate of incorporation, a director will not be personally liable to WNR or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for breach of the director’s duty of loyalty to WNR or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which provides for liability of directors for unlawful dividends and stock repurchases or redemptions or

The duties that NTI’s general partner owes to the NTI Common Unitholders and to NTI are prescribed by law and NTI’s Partnership Agreement. The DRULPA provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by a general partner.

NTI’s Partnership Agreement contains provisions that limit the general partner’s fiduciary duties to NTI and the unitholders. NTI’s Partnership Agreement also restricts the remedies available to unitholders for actions taken that might, without

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(iv) for any transaction from which the director derived an improper personal benefit.

those limitations, constitute breaches of fiduciary duty.

NTI’s Partnership Agreement contains provisions that waive or give consent to conduct by NTI’s general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, NTI’s Partnership Agreement provides that when NTI’s general partner is acting in its capacity as NTI’s general partner, it must act in good faith and will not be subject to any other standard under applicable law or any other agreement. The general partner will be deemed to be acting in good faith unless the general partner subjectively believed its act or omission was adverse to the partnership’s interests. In any proceeding brought by NTI, any limited partner or any person bound by NTI’s Partnership Agreement, the person bringing such proceeding will have the burden of proving that the general partner was not in good faith. NTI’s Partnership Agreement further provides that when the general partner is acting in its individual capacity as opposed to in its capacity as NTI’s general partner, the general partner is entitled, to the fullest extent permitted by law, to act free of any fiduciary duty. These standards reduce the obligations to which NTI’s general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of NTI’s general partner, NTI’s Partnership Agreement also provides that NTI’s general partner and its officers and directors will not be liable for monetary damages to NTI, the NTI Common Unitholders or their assignees for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that NTI’s general partner or its officers and directors acted in bad faith or in the case of a criminal matter, acted with knowledge that such person’s conduct was unlawful.

Conflicts of Interest	Conflicts of Interest and Special Approval

Under Section 144 of the DGCL and WNR’s Bylaws, certain transactions between WNR and an interested officer or director are not void or voidable solely because of the officer’s or director’s interest if:

•      the material facts are disclosed or made known to the WNR Board (or committee thereof) and a majority of the disinterested directors vote to authorize the transaction in good faith;

Under NTI’s Partnership Agreement, whenever a potential conflict of interest exists or arises between NTI’s general partner or any of its affiliates, on the one hand, and NTI or any NTI Common Unitholder on the other hand, any resolution or course of action by NTI’s general partner or its affiliates in respect of such conflict of interest will be permitted and deemed approved by NTI and all NTI Common Unitholders, and will not constitute a breach of NTI’s Partnership

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•      the material facts are disclosed or made known to the stockholders entitled to vote thereon and the transaction is specifically approved in good faith by vote of the stockholders; or

•      the transaction is fair to the corporation at the time it is authorized, approved or ratified by the WNR Board (or committee thereof) or the stockholders.

Agreement, if the resolution or course of action in respect of such conflict of interest is: (i) approved by “Special Approval” or (ii) approved by the vote of a majority of the NTI Common Units held by NTI Unaffiliated Unitholders.

“Special Approval” under NTI’s Partnership Agreement means approval by a majority of the members of the NTI GP Conflicts Committee.

Indemnification

WNR’s certificate of incorporation eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent authorized by the DGCL. For details on the scope of directors’ personal liability, please see “—Director Liability” above.

WNR’s certificate of incorporation and bylaws provide that it shall indemnify its directors and officers, and may indemnify its employees, agents and other persons, to the fullest extent permitted by law. WNR’s Bylaws also expressly authorize it to carry directors’ and officers’ insurance providing indemnification for its directors, officers and certain employees and agents for any liabilities incurred in any such capacity, whether or not it would have the power to indemnify such person against such liability.

WNR’s Bylaws provide that the WNR Board may require (upon such terms and conditions, if any, the WNR Board deems appropriate) that WNR pay expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such person is not entitled to be indemnified. WNR may also advance such other expenses as permitted under the DGCL and other applicable law.

Under NTI’s Partnership Agreement, in most circumstances, NTI will indemnify the following persons, to the fullest extent permitted by law, from and against any and all losses, claims, damages or similar events unless there has been a final, non-appealable judgment entered by a court of competent jurisdiction determining that, with respect to the matter for which such person is seeking indemnification, such person acted in bad faith or, in the case of a criminal matter, acted with knowledge that such person’s conduct was unlawful: NTI’s general partner, any departing general partner, any person who is or was an affiliate of a general partner or any departing general partner, any person who is or was a member, manager, partner, director, officer, fiduciary or trustee of any of the preceding entities, any person who is or was serving as an officer, director, member, manager, partner, fiduciary or trustee of another person at the request of the general partner, any departing general partner, any affiliate of the general partner or any departing general partner, any person who controls a general partner or departing general partner, or any person designated by the general partner.

Any indemnification under the provisions of NTI’s Partnership Agreement will only be out of NTI’s assets. Unless it otherwise agrees, NTI’s general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to NTI to enable NTI to effectuate, indemnification. NTI may purchase insurance against liabilities asserted against and expenses incurred by persons for NTI’s activities, regardless of whether NTI would have the power to indemnify such person against liabilities under NTI’s Partnership Agreement.

Nomination and Election of Directors/General Partner

Directors are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors at which a quorum is present.	NTI Common Unitholders have no right to elect the general partner unless the general partner has been removed or withdrawn, as described below, and have no right to elect the directors of either the general partner or NTI.

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At a meeting of the WNR stockholders, only such nominations of persons for the election of directors and such other business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, nominations or such other business must be: (1) specified in WNR’s notice of meeting, (2) otherwise properly brought before the meeting by or at the direction of the WNR Board or any committee thereof, or (3) otherwise properly brought before an meeting by a stockholder who is a stockholder of record at the time such notice of meeting is given, who is entitled to vote at the meeting and who complies with the procedures described below under “—Stockholder Proposals and Director Nominations.”

Pursuant to a proposal to declassify the WNR Board approved by the WNR stockholders at the 2014 annual meeting, each director elected at the 2014 annual meeting and future annual meetings will hold office until next annual meeting of stockholders and until his or her successor is duly elected and qualified or, if earlier, until his death, resignation, or removal from office. All directors elected prior to the 2014 annual meeting will serve the remainder of their terms, but will become subject to election on an annual basis for a one-year term following the expiration of their then-current terms.

Stockholder Proposals and Director Nominations

WNR’s Bylaws establish advance notice procedures with respect to stockholder proposals for annual meetings and stockholder nomination of candidates for election as directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide WNR with specified information. Generally, that notice must be given to the Secretary of WNR on or before the later to occur of (i) 60 days prior to the meeting date or (ii) 10 days after the meeting date is first announced.	Not applicable.

Removal of Directors; Withdrawal or Removal of General Partner

Under the DGCL and WNR’s certificate of incorporation and Bylaws, any director or the entire WNR Board may be removed by the affirmative vote of holders entitled to vote thereon of a majority of the outstanding shares of capital stock, with or without cause, either by a vote at a special meeting or annual meeting or by written consent.	NTI’s general partner may voluntarily withdraw as general partner by giving 90 days’ written notice to the limited partners. Withdrawal of the general partner pursuant to NTI’s Partnership Agreement will not constitute a breach of NTI’s Partnership Agreement. In such a withdrawal, the general partner’s withdrawal must be approved by unitholders holding at least a majority of the outstanding units (excluding the units held by the

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general partner and its affiliates), and the general partner must deliver to NTI an opinion of counsel that the withdrawal, following the selection of a successor general partner, will not cause NTI or its subsidiaries to be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes or result in the loss of the limited liability of any limited partner. NTI’s Partnership Agreement provides for other events of withdrawal, including specified bankruptcy events.

NTI’s general partner may be removed as the general partner if such removal is approved by a vote of at least 66 2⁄3% of the outstanding units voting as a single class, including units held by NTI’s general partner and its affiliates, and NTI receives an opinion of counsel regarding limited liability and tax matters. Any removal of NTI’s general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units, including those held by NTI’s general partner and its affiliates. Removal of NTI’s general partner will also result in its removal as the general partner of any affiliated entities.

Limited Call Rights

Not applicable.

If at any time NTI’s general partner and its affiliates own more than 90% of the then-issued and outstanding common units, NTI’s general partner will have the right, which it may assign in whole or in part to any of its affiliates or beneficial owners or to NTI, to acquire all, but not less than all, of the common units held by unaffiliated persons, as of a record date to be selected by NTI’s general partner, on at least 10 but not more than 60 days’ notice. The purchase price in the event of this purchase is the greater of:

•      the highest price paid by NTI’s general partner or any of its affiliates for common units purchased within the 90 days preceding the date on which NTI’s general partner first mails notice of its election to purchase those units; or

•      the average of the daily closing prices of NTI securities of such class over the 20 trading days preceding the date three days before the date the notice is mailed.

As a result of NTI’s general partner’s right to purchase outstanding common units, a holder of common units may have his or her units purchased at an undesirable time or at a price that may be lower

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than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The federal income tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of common units in the market.

Preemptive Rights

WNR Common Stockholders have no preemptive rights under WNR’s certificate of incorporation to acquire additional shares of WNR Common Stock or other securities of WNR.	NTI’s general partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase NTI equity securities whenever, and on the same terms that, NTI issues such securities to persons other than NTI’s general partner and its affiliates, to the extent necessary to maintain its percentage interests in NTI that existed immediately prior to the issuance. The holders of NTI Common Units have no preemptive or preferential rights to acquire additional NTI equity securities.

Amendment of Organizational Documents

WNR’s certificate of incorporation may be amended in any manner provided by the DGCL. Because the WNR Common Stock is the only class of WNR capital stock that is outstanding, WNR’s certificate of incorporation may be amended by resolution of the WNR Board together with the affirmative vote of a majority of the outstanding WNR Common Stock; provided, however, that no meeting or vote of stockholders is required to adopt an amendment that affects only the changes described in § 242(a)(1) and/or § 242(a)(7) of the DGCL.

WNR’s certificate of incorporation and bylaws provide that the bylaws may be amended, altered, repealed or new bylaws may be adopted by the affirmative vote of holders of shares representing a majority of the outstanding shares of WNR Common Stock then entitled to vote, voting together as a single class, or by vote of the board of directors or by a unanimous written consent of the board of directors.

Amendments to NTI’s Partnership Agreement may be proposed only by NTI’s general partner. However, to the fullest extent permitted by law, NTI’s general partner will have no duty or obligation to propose or approve any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to NTI or the NTI Common Unitholders. In order to adopt a proposed amendment, other than the amendments discussed below under “No Unitholder Approval,” NTI’s general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the unitholders to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a majority of the outstanding NTI Common Units (which is referred to, with respect to NTI, as a “unit majority”). However, other than the amendments discussed below under “—No Unitholder Approval,” an amendment of NTI’s Partnership Agreement must be approved by holders of at least 90% of the outstanding NTI Common Units unless the partnership receives an opinion of counsel to the effect that such amendment will not affect the limited liability of any limited partner under applicable law.

Prohibited Amendments	Prohibited Amendments

Not applicable.	No amendment may be made that would: • enlarge the obligations of any limited partner without its consent, unless approved by at least a

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majority of the type or class of limited partner interests so affected; or

•      enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by NTI to NTI’s general partner or any of its affiliates without the consent of NTI’s general partner, which consent may be given or withheld at its option.

The provision of NTI’s Partnership Agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding NTI units voting together as a single class (including units owned by NTI’s general partner and its affiliates).

No Stockholder Approval	No Unitholder Approval

Except as otherwise provided by Section 242 of the DGCL, WNR’s Board may not amend WNR’s certificate of incorporation without the approval of stockholders. See “Comparison of the Rights of WNR Stockholders and NTI Common Unitholders—Amendment of Organizational Documents.”

NTI’s general partner generally may make amendments to NTI’s Partnership Agreement without the approval of any limited partner or assignee to reflect:

•      a change in the name of NTI, the location of NTI’s principal place of business, NTI’s registered agent or its registered office;

•      the admission, substitution, withdrawal or removal of partners in accordance with NTI’s Partnership Agreement;

•      a change that NTI’s general partner determines to be necessary or advisable to qualify or to continue NTI’s qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that NTI and its subsidiaries will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

•      a change in NTI’s fiscal year or taxable year and related changes;

•      an amendment that is necessary, in the opinion of NTI’s counsel, to prevent NTI or NTI’s general partner or its directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act

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of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

•      an amendment that NTI’s general partner determines to be necessary or appropriate for the creation, authorization or issuance of additional partnership securities or derivative instruments relating to NTI’s partnership securities;

•      any amendment expressly permitted in NTI’s Partnership Agreement to be made by NTI’s general partner acting alone;

•      an amendment effected, necessitated or contemplated by a Merger Agreement that has been approved under the terms of NTI’s Partnership Agreement;

•      any amendment that NTI’s general partner determines to be necessary or appropriate to reflect and account for the formation by NTI of, or its investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by NTI’s Partnership Agreement;

•      certain mergers, conversions or conveyances set forth in NTI’s Partnership Agreement; and

•      any other amendments substantially similar to any of the matters described above.

In addition, NTI’s general partner may make amendments to NTI’s Partnership Agreement without the approval of any limited partner or assignee if NTI’s general partner determines that those amendments:

•      do not adversely affect NTI’s limited partners (or any particular class of limited partners) in any material respect;

•      are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•      are necessary or appropriate to facilitate the trading of NTI Common Units or to comply with any rule, regulation, guideline or requirement of any national securities exchange on which the NTI Common Units are or will be listed or admitted for trading;

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•      are necessary or appropriate for any action taken by NTI’s general partner relating to a pro rata distribution of partnership interests to all record holders or splits or combinations of units under the provisions of NTI’s Partnership Agreement; or

•      are required to effect the intent expressed in NTI’s registration statement on Form S-1 filed with the SEC on December 13, 2011, as amended or supplemented or of the provisions of NTI’s Partnership Agreement or are otherwise contemplated by NTI’s Partnership Agreement.

Dissolution and Liquidation

WNR will continue as a corporation until terminated under Delaware law. Under the DGCL, if the WNR Board deems it advisable in its judgment that WNR should be dissolved, a majority of the board may adopt a resolution to that effect at a meeting called for that purpose, and WNR will be dissolved after the board’s resolution is approved by holders of a majority of the outstanding stock entitled to vote thereon and a certificate of dissolution is filed with the Delaware Secretary of State and becomes effective. Dissolution of WNR may also be authorized without action of the directors if all the stockholders entitled to vote thereon consent in writing and a certificate of dissolution is filed with the Delaware Secretary of State pursuant to the DGCL.

NTI will continue as a limited partnership until terminated under NTI’s Partnership Agreement. NTI will dissolve upon:

•      the withdrawal or removal of NTI’s general partner or any other event that results in its ceasing to be general partner other than by reason of a transfer of its general partner interest in accordance with NTI’s Partnership Agreement or withdrawal or removal following approval and admission of a successor;

•      the election of NTI’s general partner to dissolve NTI, if approved by a unit majority;

•      the entry of a decree of judicial dissolution of NTI; or

•      there being no limited partners, unless NTI is continued without dissolution in accordance with applicable Delaware law.

Under the DGCL, WNR will continue its existence after dissolution for a term of three years or for such longer period as the Delaware Court of Chancery will direct in its discretion, to enable WNR to prosecute and defend suits and wind up its business, including disposing of its property to discharge liabilities and to distribute to its stockholders any remaining assets pursuant to a plan of distribution adopted by WNR.

Upon a dissolution under the first clause above, the holders of a majority of NTI Common Units may also elect, within specific time limitations, to continue NTI’s business on the same terms and conditions described in NTI’s Partnership Agreement by appointing as a successor general partner an entity approved by the holders of a unit majority, subject to NTI’s receipt of an opinion of counsel relating to certain tax and limited liability matters.

If NTI dissolves in accordance with NTI’s Partnership Agreement, NTI will sell or otherwise dispose of NTI’s assets in liquidation. NTI will first apply the proceeds of liquidation to the payment of NTI’s creditors. NTI will distribute any remaining proceeds to NTI’s unitholders and NTI’s general

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partner in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of NTI’s assets in liquidation.

Voting Rights; Meetings; Action by Written Consent

Each share of WNR Common Stock entitles the holder to one vote with respect to each matter presented to WNR’s stockholders on which the holders of WNR Common Stock are entitled to vote. Holders of WNR’s capital stock do not have cumulative voting rights.

NTI Common Unitholders are entitled to vote on the following matters:

•      certain amendments to NTI’s Partnership Agreement;

•      the Merger of NTI or the sale of substantially all of NTI’s assets;

•      the dissolution of NTI; and

•      the withdrawal or removal of the general partner of NTI and the appointment of a successor general partner.

WNR’s Bylaws provide that annual meetings of stockholders will be held upon proper notice to the stockholders, for the purpose of electing the board of directors and transacting such other business as may properly be brought before the meeting of stockholders. Special meetings of the stockholders may be called only by the President or the board of directors, and will be called by the President or Secretary at the written request of a majority of the board of directors. WNR’s Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.

WNR’s Bylaws provide that any vote or similar action required or permitted to be taken by holders of WNR Common Stock may be effected without a meeting, without prior notice and without a vote, by consent in writing by the holders of WNR Common Stock having not less than the minimum number of votes necessary to take such action at a meeting where all shares entitled to vote thereon were present and voted.

Except as described below in “—Anti-Takeover Provisions,” regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of NTI Common Unitholders and to act upon matters for which approvals may be solicited. Units that are owned by Ineligible Holders (as defined in NTI’s Partnership Agreement) will be voted by NTI’s general partner and NTI’s general partner will distribute the votes on those units in the same ratios as the votes of limited partners on other units are cast.

NTI’s general partner does not hold annual meetings. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the NTI Common Unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of NTI Common Unitholders necessary to authorize or take that action at a meeting. Meetings of the NTI Common Unitholders may be called by NTI’s general partner or by NTI Common Unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

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Liquidity, Marketability and Transfers of Shares of Stock/Units

Shares of WNR Common Stock are generally freely transferable. The shares of WNR Common Stock that are currently outstanding are listed and traded on the NYSE, and the shares of WNR Common Stock to be issued or disposed of pursuant to the Merger will have been approved for listing on the NYSE upon official notice of issuance.	NTI Common Units are generally freely transferable. The NTI Common Units that are currently outstanding are listed and traded on the NYSE. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in NTI for the transferred NTI Common Units. Until an NTI Common Unit has been transferred on NTI’s books, NTI and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Anti-Takeover Provisions

WNR’s certificate of incorporation and bylaws do not contain provisions that are expressly intended to discourage a person or group from attempting to remove the WNR Board or otherwise change the management of WNR. WNR’s certificate of incorporation, however, authorizes the WNR Board to issue shares of preferred stock in one or more series and to fix the rights, powers and preferences of each such series.	NTI’s Partnership Agreement contains specific provisions that are intended to discourage a person or group from attempting to remove NTI’s general partner or otherwise change the management of NTI’s general partner. See “—Removal of Directors; Withdrawal or Removal of General Partner.”

WNR does not have a rights agreement or “poison pill” in place.	If any person or group other than NTI’s general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from NTI’s general partner or its affiliates and any transferees of that person or group approved by NTI GP or to any person or group who acquires the units with the prior approval of the NTI GP Board.

Section 203 of the DGCL applies to WNR. See “—Mergers; Business Combinations.”	Section 203 of the DGCL does not apply to NTI.

Taxation

WNR is classified as a corporation for U.S. federal income tax purposes and is subject to U.S. federal income tax on its taxable income. WNR stockholders do not receive Schedule K-1 from WNR.

NTI is classified as a partnership for U.S. federal income tax purposes and, generally, is not subject to entity-level U.S. federal income taxes.

Each NTI Common Unitholder receives a Schedule K-1 from NTI reflecting such unitholder’s share of NTI’s items of income, gain, loss and deduction for each taxable year following the end of such taxable year

DESCRIPTION OF WNR CAPITAL STOCK

WNR’s authorized capital stock consists of 240,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share, the rights and preferences of which may be established from time to time by the WNR Board. The following description of WNR’s capital stock is only a summary, does not purport to be complete and is subject to and qualified by WNR’s certificate of incorporation and bylaws and by the provisions of applicable Delaware law.

Common Stock

Holders of WNR Common Stock are entitled to one vote for each share on all matters voted upon by WNR’s stockholders, including the election of directors, and do not have cumulative voting rights. Subject to the rights of holders of any then outstanding shares of WNR preferred stock, WNR’s common stockholders are entitled to receive ratably any dividends that may be declared by the WNR Board out of funds legally available therefor. Holders of WNR Common Stock are entitled to share ratably in WNR’s net assets upon the dissolution or liquidation of the company after payment or provision for all liabilities and any preferential liquidation rights of WNR preferred stock then outstanding. Holders of WNR Common Stock do not have preemptive rights to purchase shares of its capital stock. The shares of WNR Common Stock are not subject to any redemption provisions and are not convertible into any other shares of WNR’s capital stock. All outstanding shares of WNR Common Stock are, and the shares of common stock to be issued in the offering will be, upon payment therefor, fully paid and nonassessable. The rights, preferences and privileges of holders of WNR Common Stock will be subject to those of the holders of any shares of WNR’s preferred stock that WNR may issue in the future.

Preferred Stock

The WNR Board may, from time to time, authorize the issuance of one or more classes or series of preferred stock without stockholder approval. WNR has no current intention to issue any shares of preferred stock.

WNR’s certificate of incorporation permits it to issue up to 10,000,000 shares of preferred stock from time to time. Subject to the provisions of WNR’s certificate of incorporation and limitations prescribed by law, the WNR Board is authorized to adopt resolutions to issue shares, establish the number of shares, change the number of shares constituting any series and provide or change the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions on shares of WNR preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by the stockholders.

The issuance of preferred stock may adversely affect the rights of WNR Common Stockholders by, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change in control without further action by the stockholders.

As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of WNR Common Stock.

Provisions of WNR’s Certificate of Incorporation and Bylaws

Amendment of the Bylaws

Under Delaware law, the power to adopt, amend or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation, confer upon the board of directors the power to adopt, amend or repeal its bylaws. WNR’s charter and Bylaws grant the WNR Board the power to adopt, amend and repeal bylaws on the affirmative vote of a majority of the whole board of directors. Stockholders may adopt, amend or repeal bylaws at any time by the holders of a majority of the voting power of all outstanding voting stock.

Nonclassified Board

WNR’s certificate of incorporation and Bylaws provide that its board of directors are elected at the annual meeting of the stockholders and the term of a director so elected will expire at the next succeeding annual meeting of stockholders.

Limitation of Liability of Directors

WNR’s certificate of incorporation limits the liability of directors to the fullest extent permitted by Delaware law. The effect of these provisions is to eliminate the rights of WNR and its stockholders to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply if the directors breached their duty of loyalty to WNR or WNR’s stockholders, acted in bad faith, committed intentional misconduct, intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from their actions as directors. In addition, WNR’s certificate of incorporation provides that WNR will indemnify its directors and officers to the fullest extent permitted by Delaware law. WNR has entered into indemnification agreements with its current and former directors and officers. WNR also maintains directors and officers insurance.

Delaware Anti-Takeover Law

Section 203 of the DGCL provides that, subject to exceptions specified therein, an “interested stockholder” of a Delaware corporation shall not engage in any “business combination,” including general mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the time that such stockholder becomes an interested stockholder, unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding specified shares); or

•	on or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock not owned by the interested stockholder.

Under Section 203, the restrictions described above also do not apply to specified business combinations proposed by an interested stockholder following the announcement or notification of specified transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

Except as otherwise specified in Section 203, an “interested stockholder” is defined to include:

•	any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

•	the affiliates and associates of any such person.

Under some circumstances, Section 203 makes it more difficult for a person who is an interested stockholder to effect various business combinations with us for a three-year period. WNR has not elected to be exempt from the restrictions imposed under Section 203.

Transfer Agent and Registrar

The transfer agent and registrar for WNR Common Stock is American Stock Transfer & Trust Company.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a discussion of certain material U.S. federal income tax consequences to U.S. holders (as defined below) of the Merger and of owning and disposing of WNR Common Stock received in the Merger. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations (the “Treasury Regulations”) promulgated under the Code and judicial authority and administrative interpretations, all as of the date of this document, and all of which are subject to change, possibly with retroactive effect, or are subject to differing interpretations. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. No ruling has been or is expected to be sought from the Internal Revenue Service (the “IRS”) with respect to any of the tax consequences discussed below. As a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

This discussion is limited to U.S. holders of NTI Common Units that hold their NTI Common Units, and will hold their WNR Common Stock received in the Merger, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any tax consequences arising under the Medicare tax on net investment income or the alternative minimum tax, nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income taxes. Furthermore, this discussion does not address all aspects of U.S. federal income taxation that may be applicable to U.S. holders in light of their particular circumstances or to U.S. holders that may be subject to special rules under U.S. federal income tax laws, including, without limitation:

•	a bank, insurance company or other financial institution;

•	a tax-exempt or governmental organizations;

•	a real estate investment trust;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	a regulated investment company or a mutual fund;

•	a “controlled foreign corporation” or a “passive foreign investment company”;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of NTI Common Units that received such common units through the exercise of an employee option, pursuant to a retirement plan or otherwise as compensation;

•	a holder of options, or holders of restricted units or bonus units, granted under any NTI benefit plan;

•	a person whose functional currency is not the U.S. dollar;

•	a holder of NTI Common Units that holds such NTI Common Units as part of a hedge, straddle, appreciated financial position, conversion or other “synthetic security” or integrated investment or risk reduction transaction; or

•	a U.S. expatriate.

If a partnership, or any entity treated as a partnership for U.S. federal income tax purposes, holds NTI Common Units, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership and upon certain determinations made at the partner level. A partner in a partnership holding NTI Common Units should consult its own tax advisor about the U.S. federal income tax consequences of the Merger and of owning and disposing of WNR Common Stock received in the Merger.

For purposes of this discussion, “U.S. holder” is a beneficial owner of NTI Common Units or WNR Common Stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the U.S.;

•	a corporation (or any other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate, whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust (i) the administration of which is subject to the primary supervision of a U.S. court and that has one or more U.S. persons that have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable U.S. Treasury Regulations to be treated as a U.S. person.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND IS NOT A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER OR THE RECEIPT, OWNERSHIP AND DISPOSITION OF WNR COMMON STOCK RECEIVED IN THE MERGER. EACH HOLDER OF NTI COMMON UNITS IS STRONGLY URGED TO CONSULT WITH AND RELY UPON ITS OWN TAX ADVISOR AS TO THE SPECIFIC FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER AND THE RECEIPT, OWNERSHIP AND DISPOSITION OF WNR COMMON STOCK RECEIVED IN THE MERGER, TAKING INTO ACCOUNT ITS OWN PARTICULAR CIRCUMSTANCES.

Tax Consequences of the Merger to U.S. Holders of NTI Common Units

Tax Characterization of the Merger. The receipt of WNR Common Stock, cash or a combination of WNR Common Stock and cash as Merger Consideration in exchange for NTI Common Units pursuant to the Merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, the Merger will be treated as a taxable sale of a U.S. holder’s NTI Common Units in exchange for the WNR Common Stock, cash or a combination of WNR Common Stock and cash received as Merger Consideration in the Merger.

Amount and Character of Gain or Loss Recognized. A U.S. holder who receives WNR Common Stock, cash or a combination of WNR Common Stock and cash as Merger Consideration in exchange for NTI Common Units pursuant to the Merger will recognize gain or loss in an amount equal to the difference between (i) the sum of (A) the fair market value of the WNR Common Stock received, (B) the amount of any cash received, and (C) such U.S. holder’s share of NTI’s nonrecourse liabilities immediately prior to the Merger and (ii) such U.S. holder’s adjusted tax basis in the NTI Common Units exchanged therefor (which includes such U.S. holder’s share of NTI’s nonrecourse liabilities immediately prior to the Merger).

A U.S. holder’s initial tax basis in NTI Common Units purchased with cash equaled, at the time of such purchase, the amount such holder paid for the NTI Common Units plus the U.S. holder’s share of NTI’s nonrecourse liabilities. Over time that basis would have (i) increased by the U.S. holder’s share of NTI’s income and by any increases in the U.S. holder’s share of NTI’s nonrecourse liabilities, and (ii) decreased, but not below zero, by distributions from NTI, by the U.S. holder’s share of NTI’s losses, by any decreases in the U.S. holder’s share of NTI’s nonrecourse liabilities and by the U.S. holder’s share of NTI’s expenditures that are not deductible in computing taxable income and are not required to be capitalized.

Except as noted below, gain or loss recognized by a U.S. holder on the exchange of NTI Common Units in the Merger will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which may be substantial (generally increasing in accordance with the length of time a U.S. holder has held its units and corresponding to the total amount of depreciation deductions allocated to the U.S. holder in prior periods), will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by NTI and its subsidiaries. Ordinary income attributable to unrealized receivables and inventory items may exceed net taxable gain realized upon the exchange of an NTI Common Unit pursuant to the Merger and may be recognized even if there is a net taxable loss realized on the exchange of such U.S. holder’s NTI Common Units pursuant to the Merger. Consequently, a U.S. holder may recognize both ordinary income and capital loss upon the exchange of NTI Common Units in the Merger.

Capital gain or loss recognized by a U.S. holder will generally be long-term capital gain or loss if the U.S. holder has held its NTI Common Units for more than one year as of the Effective Time of the Merger. If the U.S. holder is an individual, such long-term capital gain will generally be eligible for reduced rates of taxation. Capital losses recognized by a U.S. holder may offset capital gains and, in the case of individuals, no more than $3,000 of ordinary income. Capital losses recognized by U.S. holders that are corporations only may be used to offset capital gains.

The amount of gain or loss recognized by each U.S. holder in the Merger will vary depending on each U.S. holder’s particular situation, including the value of the WNR Common Stock and/or amount of cash received as Merger Consideration by each U.S. holder in the Merger, the adjusted tax basis of the NTI Common Units exchanged by each U.S. holder in the Merger, and the amount of any suspended passive losses that may be available to a particular unitholder to offset a portion of the gain recognized by each U.S. holder. Passive losses that were not deductible by a U.S. holder in prior taxable periods because they exceeded a U.S. holder’s share of NTI’s income may be deducted in full upon the U.S. holder’s taxable disposition of its entire investment in NTI pursuant to the Merger. Each U.S. holder is strongly urged to consult its own tax advisor with respect to the unitholder’s specific tax consequences of the Merger, taking into account its own particular circumstances.

NTI Distributions and Items of Income, Gain, Loss and Deduction for the Taxable Period Ending on the Date of the Merger. The Prorated Quarterly Distribution Amount, if any, will be treated as a regular partnership distribution and not as Merger Consideration. Such distribution will reduce a U.S. holder’s tax basis in its NTI Common Units and generally will not be taxable to the U.S. holder unless the distribution exceeds the U.S. holder’s basis in its NTI Common Units. A U.S. holder of NTI Common Units will be allocated its share of NTI’s items of income, gain, loss and deduction for the taxable period of NTI ending on the date of the Merger. These allocations will be made in accordance with the terms of the NTI Partnership Agreement. A U.S. holder will be subject to U.S. federal income taxes on any such allocated income and gain even if such U.S. holder does not receive a cash distribution from NTI. Any such income and gain allocated to a U.S. holder will increase the U.S. holder’s tax basis in the NTI Common Units held and, therefore, will reduce the gain, or increase the loss, recognized by such U.S. holder resulting from the Merger. Any losses or deductions allocated to a U.S. holder will decrease the U.S. holder’s tax basis in the NTI Common Units held and, therefore, will increase the gain, or reduce the loss, recognized by such U.S. holder resulting from the Merger.

Tax Basis and Holding Period in WNR Common Stock Received in the Merger. A U.S. holder’s tax basis in the shares of WNR Common Stock received in the Merger will equal the fair market value of such shares. A U.S. holder’s holding period in the shares of WNR Common Stock received in the Merger will begin on the day after the date of the Merger.

Tax Consequences to U.S. Holders of Owning and Disposing of Shares of WNR Common Stock Received in the Merger

Distributions on WNR Common Stock. For U.S. federal income tax purposes, distributions of cash by WNR to a U.S. holder with respect to shares of WNR Common Stock received in the Merger will generally be included in a U.S. holder’s income as ordinary dividend income to the extent of WNR’s current or accumulated “earnings and profits” as determined under U.S. federal income tax principles. Distributions of cash in excess of WNR’s current or accumulated earnings and profits will be treated as a non-taxable return of capital reducing a U.S. holder’s adjusted tax basis in such U.S. holder’s shares of WNR Common Stock and, to the extent the distribution exceeds such U.S. holder’s adjusted tax basis, as capital gain from the sale or exchange of such shares of WNR Common Stock. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by an individual U.S. holder may be taxed at the lower applicable long-term capital gains rate if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes.

Sale, Exchange, Certain Redemptions or Other Taxable Dispositions of WNR Common Stock. Upon the sale, exchange, certain redemptions or other taxable dispositions of WNR Common Stock received in the Merger, a U.S. holder will generally recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any other property received upon such taxable disposition of shares of WNR Common Stock and (ii) the U.S. holder’s adjusted tax basis in such shares of WNR Common Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in the shares of WNR Common Stock disposed of is more than one year at the time of such taxable disposition. Long-term capital gains of non-corporate taxpayers are generally taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information returns may be required to be filed with the IRS in connection with the Merger and in connection with distributions made with respect to, or dispositions of, WNR Common Stock received in the Merger. A U.S. holder may be subject to U.S. backup withholding on payments made pursuant to the Merger or on distributions made with respect to, or on payments made pursuant to dispositions of, WNR Common Stock received in the Merger unless such holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. Any amount withheld under the U.S. backup withholding rules is not an additional tax and will generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Set forth below are the unaudited pro forma condensed consolidated balance sheet of WNR as of September 30, 2015 and the unaudited pro forma condensed consolidated statements of operations of WNR for the nine months ended September 30, 2015 and the year ended December 31, 2014. We have derived the pro forma condensed consolidated financial statements for WNR from the historical condensed consolidated financial statements of WNR that are qualified in their entirety by reference to such historical financial statements and related notes contained therein.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical audited consolidated financial statements and related notes included in the respective Annual Reports on Form 10-K for the year ended December 31, 2014 for WNR and NTI; and the unaudited consolidated financial statements and related notes included in the respective Quarterly Reports on Form 10-Q for the nine months ended September 30, 2015 for WNR and NTI.

The unaudited pro forma condensed consolidated financial statements are presented to show how WNR might have looked if the Merger had taken place on September 30, 2015 in the case of the unaudited pro forma condensed consolidated balance sheet and as of January 1, 2014 in the case of the unaudited condensed consolidated statements of operations. We derived the following unaudited pro forma condensed consolidated financial statements by applying pro forma adjustments to the historical consolidated financial statements of WNR. The pro forma adjustments are based upon currently available information and certain estimates and assumptions; therefore, actual results may differ from the pro forma adjustments. Management believes that our assumptions provide a reasonable basis for presenting the significant effects of the Merger and are factually supportable, directly attributable and are expected to have a continuing impact on WNR’s profit and loss and that the pro forma adjustments give appropriate effect to management’s assumptions and are properly applied in the unaudited pro forma consolidated financial statements. The notes to the unaudited pro forma condensed consolidated financial statements provide a detailed discussion of how such adjustments were derived and presented in the unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated financial statements are presented for informational purposes only. The unaudited pro forma condensed consolidated financial statements do not purport to represent what our results of operations or financial condition would have been had the transactions to which the pro forma adjustments relate actually occurred on the dates indicated and they do not purport to project our results of operations or financial condition for any future period or as of any future date.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 30, 2015

(In thousands, except share and per share data)

	Western Refining, Inc.	Pro Forma Adjustments Related to the Merger		Western Refining, Inc. Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$709,570	$(858,165	)(a)	$210,905
		(12,100	)(b)
		(8,400	)(c)
		380,000	(c)
Accounts receivable, trade, net of a reserve for doubtful accounts of $587	416,934	—		416,934
Inventories	651,847	—		651,847
Prepaid expenses	99,121	—		99,121
Other current assets	172,373	—		172,373

Total current assets	2,049,845	(498,665)		1,551,180
Restricted cash	12,328	—		12,328
Equity method investment	97,900	—		97,900
Property, plant and equipment, net	2,240,827	—		2,240,827
Goodwill	1,289,443	—		1,289,443
Intangible assets, net	84,297	—		84,297
Other assets, net	107,246	8,400	(c)	115,646

Total assets	$5,881,886	$(490,265)		$5,391,621

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$573,717	$—		$573,717
Accrued liabilities	289,397	—		289,397
Deferred income tax liability, net	43,279	—		43,279
Current portion of long-term debt	5,500	—		5,500

Total current liabilities	911,893	—		911,893

Long-term liabilities:
Long-term debt, less current portion	1,541,084	380,000	(c)	1,921,084
Lease financing obligations	49,066	—		49,066
Deferred income tax liability, net	311,577	(39,510	)(d)	272,067
Other liabilities	35,771	—		35,771

Total long-term liabilities	1,937,498	340,490		2,277,988

	Western Refining, Inc.	Pro Forma Adjustments Related to the Merger		Western Refining, Inc. Pro Forma
Commitments and contingencies
Equity:
Western shareholders’ equity:
Common stock, par value $0.01	$1,028	$171	(a)	$1,199
Preferred stock, par value $0.01, 10,000,000 shares authorized; no shares issued or outstanding	—	—		—
Additional paid-in capital	491,841	(858,336	)(a)	1,047,042
		(12,100	)(b)
		39,510	(d)
		1,386,127	(e)
Retained earnings	1,189,992	—		1,189,992
Accumulated other comprehensive loss, net of tax	(1,226)	—		(1,226)
Treasury stock, 9,089,623 shares, at cost	(363,168)	—		(363,168)

Total Western shareholders’ equity	1,318,467	555,372		1,873,839

Non-controlling interests	1,714,028	(1,386,127	)(e)	327,901

Total equity	3,032,495	(830,755)		2,201,740

Total liabilities and equity	$5,881,886	$(490,265)		$5,391,621

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements

WESTERN REFINING, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2015

(In thousands, except per share data)

	Western Refining, Inc.	Pro Forma Adjustments Related to the Merger		Western Refining, Inc. Pro Forma
Net sales	$7,716,712	$—		$7,716,712
Operating costs and expenses:
Cost of products sold (exclusive of depreciation and amortization)	5,814,969	—		5,814,969
Direct operating expenses (exclusive of depreciation and amortization)	674,474	—		674,474
Selling, general and administrative expenses	169,808	—		169,808
Loss (gain) on disposal of assets, net	(157)	—		(157)
Maintenance turnaround expense	1,188	—		1,188
Depreciation and amortization	152,446	—		152,446

Total operating costs and expenses	6,812,728	—		6,812,728

Operating income	903,984	—		903,984
Other income (expense):
Interest income	550	—		550
Interest expense and other financing costs	(79,169)	(19,950	)(f)	(100,023)
		(904	)(g)
Other, net	11,557	—		11,557

Income before income taxes	836,922	(20,854)		816,068
Provision for income taxes	(229,989)	(67,326	)(h)	(297,315)

Net income	606,933	(88,180)		518,753
Less net income attributable to non-controlling interests	213,722	(197,563	)(i)	16,159

Net income attributable to Western Refining, Inc.	$393,211	$109,383		$502,594

Net earnings per share:
Basic	$4.12			$4.47
Diluted	4.12			4.47
Weighted-average common shares outstanding:
Basic	95,308	17,083		112,391
Diluted	95,408	17,083		112,491

Cash dividends declared per common share	$0.98			$0.98

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements

WESTERN REFINING, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2014

(In thousands, except per share data)

	Western Refining, Inc.	Pro Forma Adjustments Related to the Merger		Western Refining, Inc. Pro Forma
Net sales	$15,153,573	$—		$15,153,573
Operating costs and expenses:
Cost of products sold (exclusive of depreciation and amortization)	12,719,963	—		12,719,963
Direct operating expenses (exclusive of depreciation and amortization)	850,634	—		850,634
Selling, general and administrative expenses	226,020	—		226,020
Affiliate severance costs	12,878	—		12,878
Loss (gain) and impairments on disposal of assets, net	8,530	—		8,530
Maintenance turnaround expense	48,469	—		48,469
Depreciation and amortization	190,566	—		190,566

Total operating costs and expenses	14,057,060	—		14,057,060

Operating income	1,096,513	—		1,096,513
Other income (expense):
Interest income	1,188	—		1,188
Interest expense and other financing costs	(89,276)	(26,600	)(f)	(115,876)
Amortization of loan fees	(7,786)	(1,205	)(g)	(8,991)
Loss on extinguishment of debt	(9)	—		(9)
Other, net	2,046	—		2,046

Income before income taxes	1,002,676	(27,805)		974,871
Provision for income taxes	(292,604)	(39,676	)(h)	(332,280)

Net income	710,072	(67,481)		642,591
Less net income attributable to non-controlling interests	150,146	(131,941	)(i)	18,205

Net income attributable to Western Refining, Inc.	$559,926	$64,460		$624,386

Net earnings per share:
Basic	$6.17			$5.79
Diluted	5.61			5.28
Weighted-average common shares outstanding:
Basic	90,708	17,083		107,791
Diluted	101,190	17,083		118,273

Cash dividends declared per common share	$3.08			$3.08

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statement

1.	Basis of Presentation

The unaudited pro forma condensed consolidated financial statements present the impact on WNR’s financial position and results of operations of WNR’s purchase of the NTI Common Units not previously owned by WNR in exchange for $858.2 million in cash and 17.1 million shares of WNR Common Stock.

The unaudited pro forma condensed consolidated financial statements as of and for the nine months ended September 30, 2015 have been prepared based on certain pro forma adjustments to WNR’s unaudited consolidated financial statements. The pro forma adjustments have been prepared as if the Merger had taken place as of September 30, 2015, in the case of the unaudited pro forma condensed consolidated balance sheet, and as of January 1, 2014 in the case of the unaudited pro forma condensed consolidated statements of operations. The condensed consolidated financial statements include financial data at historical cost as the Merger is considered to be a transaction between entities under common control. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the accompanying notes and with the historical consolidated financial statements of WNR and NTI and related notes thereto. Pro forma adjustments are discussed below under Note 2, Pro Forma Adjustments and Assumptions.

The pro forma adjustments are based upon currently available information and certain estimates and assumptions; actual results may differ from the pro forma adjustments. Management believes that our assumptions provide a reasonable basis for presenting the significant effects of the Merger, are factually supportable, directly attributable, are expected to have a continuing impact on profit and loss and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of what the actual results of operations or financial position of WNR would have been had the Merger occurred on the dates or for the periods indicated, nor do they purport to project the results of operations or financial position of WNR for any future periods or as of any date. The unaudited pro forma condensed consolidated financial statements do not give effect to any cost savings, operating synergies or revenue enhancements that may result from the Merger or the costs to achieve any such cost savings, operating synergies and revenue enhancements.

2.	Pro Forma Adjustments and Assumptions

The pro forma adjustments are based upon currently available information and certain estimates and assumptions. Actual results may differ from the pro forma adjustments.

We anticipate new borrowings under a new term loan to fund a portion of the cash consideration paid to NTI Common Unitholders in conjunction with the Merger. The pro forma adjustments in items (c), (f) and (g) relate to the new debt, corresponding interest expense and related fees on borrowings under the new term loan.

Adjustments to cash and cash equivalents include items (a), (b) and (c) resulting in a net decrease in pro forma cash and cash equivalents of $498.7 million. Total transaction costs, including costs of new debt issuance are estimated to be $20.5 million. Our pro forma adjustments and assumptions are as follows:

a.	Reflects the payment of $858.2 million in cash and the issuance of 17.1 million shares of WNR Common Stock at a proposed maximum aggregate offering price of $629.3 million in connection with the purchase of the remaining outstanding NTI Common Units not previously owned by WNR and its subsidiaries. The difference of the total consideration paid in excess of non-controlling interest of $101.4 million is included in additional paid-in capital. The amount of cash paid and shares of WNR Common Stock issued is based on a per NTI Common Unit exchange rate of $15.00 per NTI Common Unit in cash and 0.2986 of a share of WNR Common Stock.

b.	Reflects the payment of $12.1 million of estimated costs associated with the issuance of 17.1 million shares of WNR Common Stock in connection with the purchase of the remaining outstanding NTI Common Units not previously owned by WNR.

c.	Reflects borrowings of $380.0 million under the new term loan to fund a portion of the cash consideration paid to purchase the remaining outstanding NTI Common Units. The new term loan is estimated to have an annual interest rate of 7.0% with a seven year term. The new borrowings are expected to result in debt issuance costs of $8.4 million.

d.	Reflects WNR’s deferred tax asset associated with its ownership of NTI due to the Merger, and was determined based on an estimated statutory tax rate of 38.1%.

e.	Reflects the transfer of NTI’s equity associated with the non-controlling interest in NTI to WNR’s equity.

f.	Reflects cash interest expense related to borrowings of $380.0 million under the new term loan. Pro forma interest expense was $20.0 million for the nine months ended September 30, 2015 and $26.6 million for the year ended December 31, 2014. The pro forma adjustment for interest expense on borrowings on the new term loan assumes an estimated annual interest rate of 7.0%.

g.	Reflects amortization of debt issuance costs associated with the issuance of the new term loan. Pro forma amortization was $0.9 million for the nine months ended September 30, 2015 and $1.2 million for the year ended December 31, 2014.

h.	Reflects the income tax effect of the pro forma adjustments at WNR’s estimated statutory tax rate of 38.1%.

i.	Reflects the transfer of the NTI’s net income attributable to non-controlling interests to net income attributable to WNR.

NTI COMMON UNITHOLDER PROPOSALS

Under applicable Delaware law and NTI’s Partnership Agreement, NTI is not required to hold an annual meeting of its unitholders. Under NTI’s Partnership Agreement, special meetings of the limited partners may be called by the general partner or by limited partners owning 20% or more of the outstanding units of the class or classes for which a meeting is proposed. Such limited partners may call a special meeting by delivering to NTI GP one or more requests in writing stating that the signing limited partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. However, limited partners are not allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of NTI. Doing so would jeopardize the limited partners’ limited liability under Delaware law or the law of any other state in which NTI is qualified to do business.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the NTI GP Board knows of no other matters that will be presented for consideration at the NTI Special Meeting other than as described in this proxy statement/prospectus.

In accordance with NTI’s Partnership Agreement and Delaware law, business transacted at the NTI Special Meeting will be limited to those matters set forth in the notice of special meeting or matters otherwise properly presented by NTI GP at the NTI Special Meeting. If any other matters are properly presented at the NTI Special Meeting, or any adjournments of the NTI Special Meeting, and are voted upon, including matters incident to the conduct of the meeting, the enclosed proxy will confer discretionary authority on the individuals named as proxy to vote the units represented by proxy as to any other matters. It is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their best judgment on any such matter.

LEGAL MATTERS

The validity of WNR Common Stock to be issued in the Merger will be passed upon for WNR by Vinson & Elkins, Houston, Texas. Vinson  & Elkins has provided legal services to NTI in the past regarding matters unrelated to the Merger.

EXPERTS

The consolidated financial statements incorporated in this proxy statement/prospectus by reference from WNR’s Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of WNR’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements incorporated in this proxy statement/prospectus by reference from NTI’s Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of NTI’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

In 2014 and 2015, Deloitte & Touche LLP (“Deloitte”) provided a non-audit service to NTI relating to NTI’s evaluation of segregation of duties in its information systems, consisting of providing output from a Deloitte computer program to NTI for its review. In 2015, Deloitte determined this to be an impermissible service, and terminated such service in May 2015. NTI considered this non-audit service to be a secondary control; during 2014 and 2015, NTI relied upon primary controls that did not depend on the Deloitte non-audit service to ensure appropriate segregation of duties. Accordingly, Deloitte advised NTI’s audit committee that its objectivity, integrity, and impartiality were not impaired with respect to planning and executing its audits during 2014 and 2015 as a result of this non-audit service. NTI’s audit committee reviewed the provision of this non-audit service and the controls utilized by NTI to ensure appropriate segregation of duties, and concurs with Deloitte’s conclusion that Deloitte’s objectivity, integrity, and impartiality were not impaired with respect to planning and executing its audits during 2014 and 2015 as a result of this non-audit service.

The financial statements of NTI as of December 31, 2013 and for each of the two years in the period ended December 31, 2013 incorporated in this proxy statement/prospectus by reference to NTI’s Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

WNR has filed a registration statement on Form S-4 with the SEC under the Securities Act to register the WNR Common Stock to be issued in the Merger. This proxy statement/prospectus constitutes the prospectus of WNR filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information that WNR stockholders and NTI Common Unitholders can find in the registration statement or the exhibits to the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits contain important information about WNR and NTI and their respective businesses, financial conditions and results of operations and are available for inspection and copying as indicated above.

Because the Merger is a “going private” transaction, the parties to the Merger have filed a Transaction Statement on Schedule 13E-3 with respect to the proposed Merger with the SEC. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC with respect to the Merger.

WNR and NTI file annual, quarterly and special reports and other information with the SEC. WNR also files proxy statements with the SEC. The SEC allows WNR and NTI to incorporate by reference information into this proxy statement/prospectus, which means that WNR and NTI can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus. Any later information filed by WNR or NTI with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished and not filed with the SEC) up until the date of the NTI Special Meeting will be deemed to be incorporated by reference into this proxy statement/prospectus and will automatically update and supersede this information. Therefore, before you vote to approve the Merger Proposal, you should always check for reports WNR and NTI may have filed with the SEC after the date of this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that WNR and NTI have previously filed with the SEC, excluding any information in any Current Report on Form 8-K furnished pursuant to Item 2.02 or 7.01 or the exhibits related thereto under Item 9.01 of Form 8-K (unless otherwise indicated), which is not deemed filed under the Exchange Act.

WNR’s Filings (SEC File No. 001-32721)

•	Annual Report on Form 10-K for the year ended December 31, 2014;

•	Quarterly Report on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015; and

•	Current Reports on Form 8-K filed with the SEC on January 15, 2015, February 6, 2015, April 21, 2015, June 8, 2015, July 17, 2015, October 16, 2015, October 26, 2015, November 2, 2015, November 25, 2015, December 21, 2015, December 22, 2015 and January 6, 2016.

You may request a copy of these filings at no cost, by writing or telephoning WNR at the following address:

Western Refining, Inc.

123 W. Mills Ave., Suite 200

El Paso, Texas 79901

Attention: Jeffrey S. Beyersdorfer

Telephone: (602) 286-1530

WNR also makes available free of charge on its website at www.wnr.com its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the SEC. Information contained on WNR’s website is not part of this proxy statement/prospectus.

NTI’s Filings (SEC File No. 001-35612)

•	Annual Report on Form 10-K for the year ended December 31, 2014;

•	Quarterly Report on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015; and

•	Current Reports on Form 8-K filed with the SEC on January 26, 2015, February 6, 2015, May 5, 2015, August 4, 2015, October 26, 2015, November 3, 2015, December 21, 2015 and December 23, 2015.

You may request a copy of these filings at no cost, by writing or telephoning NTI at the following address:

Northern Tier Energy LP

1250 W. Washington Street, Suite 300

Tempe, Arizona 85281

Attention: Investor Relations

Telephone: (602) 302-5450

NTI also makes available free of charge on its website at www.northerntier.com its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the SEC. Information contained on NTI’s website is not part of this proxy statement/prospectus.

The SEC also maintains an internet website (www.sec.gov) that contains the reports, proxy statements and other information filed by WNR and NTI electronically with the SEC. In addition, documents filed by WNR and NTI can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. You may also read and copy any document filed with the SEC at its public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

The information concerning NTI contained in this proxy statement/prospectus or incorporated by reference has been provided by NTI, and the information concerning WNR contained in this proxy statement/prospectus or incorporated by reference has been provided by WNR.

In order to receive timely delivery of requested documents in advance of the NTI Special Meeting, your request should be received no later than [●]. If you request any documents, WNR or NTI will mail them to you by first class mail, or another equally prompt means, within one business day after receipt of your request.

In addition, if you would like to request any documents incorporated by reference in this proxy statement/prospectus prior to deciding what Merger Consideration to elect, please do so at least five business days prior to the election deadline, which will be identified in the form of election provided to you in a separate mailing following the NTI Special Meeting.

Neither WNR nor NTI has authorized anyone to give any information or make any representation about the Merger, WNR or NTI that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference. Therefore, if any one distributes this type of information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or you are a person to whom it is unlawful to direct these types or activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of its date, or in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies.

ANNEXA

AGREEMENT AND PLAN OF MERGER

by and among

WESTERN REFINING, INC.

WESTERN ACQUISITION CO, LLC

and

NORTHERN TIER ENERGY GP LLC

NORTHERN TIER ENERGY LP

Dated as of December 21, 2015

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of December 21, 2015 (this “Agreement”), is entered into by and among Western Refining, Inc., a Delaware corporation (“WNR”), Western Acquisition Co, LLC, a Delaware limited liability company and wholly-owned subsidiary of WNR (“MergerCo” and, together with WNR, each a “Buyer Party” and collectively, the “Buyer Parties”), Northern Tier Energy LP, a Delaware limited partnership (“NTI”), and Northern Tier Energy GP LLC, a Delaware limited liability company and the general partner of NTI and wholly-owned subsidiary of WNR (“NTI GP”).

WITNESSETH:

WHEREAS, the NTI GP Conflicts Committee has approved this Agreement and the transactions contemplated hereby, including the Merger, (the “Merger Transactions”), and determined that this Agreement and the Merger Transactions, pursuant to which NTI will, subject to the terms and conditions set forth herein, merge with MergerCo, with NTI as the surviving entity (the “Merger”), such that, following the Merger, NTI GP will remain the sole general partner of NTI, and NT InterHoldCo LLC, a Delaware limited liability company and a wholly-owned subsidiary of WNR (“NT InterHoldCo”), will, directly and indirectly, own all of the limited partner interests in NTI, are fair and reasonable to the NTI Unaffiliated Unitholders and NTI and are not adverse to the interests of the NTI Unaffiliated Unitholders or the interests of NTI;

WHEREAS, the NTI GP Conflicts Committee has caused NTI GP, acting in its capacity as the general partner of NTI, to approve this Agreement and the Merger Transactions;

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition Proposal” shall mean any inquiry, proposal or offer from or by any Person other than the Buyer Parties or their respective Subsidiaries relating to: (a) any direct or indirect acquisition (whether in a single transaction or a series of related transactions) of (i) more than 15% in value of the assets of NTI and its Subsidiaries, taken as a whole, (ii) more than 15% of the outstanding NTI Common Units or (iii) assets that generate more than 15% of the cash flow, net revenues or net income of NTI and its Subsidiaries, taken as a whole; (b) any tender offer or exchange offer that, if consummated, would result in any such Person beneficially owning (within the meaning of Rule 13d-3 under the Exchange Act) more than 15% of the outstanding equity securities of NTI; or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving NTI, other than the Merger.

“Action” shall have the meaning set forth in Section 6.10(a).

“Actual Performance Multiplier” shall mean, with respect to Section 3.1(e), the performance multiple (expressed as a percentage between 0 – 200%) that is deemed to have been earned on the last day of the fiscal quarter that ends immediately preceding the Effective Time. This multiple shall be calculated under the terms and conditions set forth in the applicable performance-based NTI Phantom Unit award agreement and the NTI LTIP, with the exception that the applicable performance period will be deemed to end on the last day of the fiscal quarter that ends immediately preceding the Effective Time and all applicable performance measures shall be calculated as of the deemed end of the shortened performance period.

“Affiliate” shall have the meaning set forth in Rule 405 of the Securities Act, unless otherwise expressly stated herein; provided that for purposes of this Agreement, the Buyer Parties and their respective Subsidiaries (excluding NTI, NTI GP and their respective Subsidiaries) shall not be Affiliates of NTI, NTI GP and their respective Subsidiaries, unless otherwise expressly stated herein.

“Agreement” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Available Cash” shall mean NTI cash flow from operations for the applicable quarter, less cash required for maintenance, regulatory, and previously approved organic growth capital expenditures, reimbursement of expenses incurred by NTI GP and its affiliates, debt service and other contractual obligations and reserves for future operating or capital needs that the NTI GP Board deems necessary or appropriate, including reserves for turnaround and related expenses.

“Available Cash Election Amount” shall have the meaning set forth in Section 3.1(c)(ii).

“Book-Entry Units” shall have the meaning set forth in Section 3.2(a).

“Business Day” shall mean any day which is not a Saturday, Sunday or other day on which banks are authorized or required to be closed in New York, New York.

“Buyer Party” or “Buyer Parties” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Cash Election” shall have the meaning set forth in Section 3.1(c)(ii).

“Cash Election Amount” shall have the meaning set forth in Section 3.1(c)(ii).

“Cash Election Unit” shall have the meaning set forth in Section 3.1(c)(ii).

“Cash Fraction” shall have the meaning set forth in Section 3.1(c)(ii).

“Certificate” shall have the meaning set forth in Section 3.2(a).

“Certificate of Merger” shall have the meaning set forth in Section 2.1(c).

“Claim” shall have the meaning set forth in Section 6.10(a).

“Closing” shall have the meaning set forth in Section 2.1(f).

“Closing Date” shall have the meaning set forth in Section 2.1(f).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Compensation and Benefit Plan” shall mean any bonus, incentive, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee unit ownership, unit bonus, unit purchase, equity compensation plan (including, without limitation, restricted or phantom unit or unit option plan), any employment or severance contract, retention contract, consulting contract, any medical, dental, disability, health or life insurance plan, any other employee benefit or fringe benefit plan, contract or arrangement and any applicable “change of control” or similar provision in any plan, contract or arrangement maintained or contributed to for the benefit of officers, former officers, employees, former employees, directors, former directors or the beneficiaries of any of the foregoing, including any “employee benefit plan” as defined in ERISA Section 3(3).

“Confidentiality Agreement” shall mean a confidentiality agreement with provisions that are not less restrictive in the aggregate to any Person than the provisions of the Transaction Confidentiality Agreement are to WNR; provided, however, that such Confidentiality Agreement shall (a) have a term of not less than two years, (b) provide that all non-public information pertaining to the Buyer Parties and their Subsidiaries and NTI and its Subsidiaries be protected as confidential information thereunder, subject to customary exceptions, and (c) provide that WNR is a third-party beneficiary with respect to any breach of such Confidentiality Agreement; provided further, that NTI may amend or waive the terms of such Confidentiality Agreement in its discretion, except that WNR shall have the right to approve or consent to any amendment or waiver (i) of the two-year or more term of the Confidentiality Agreement, (ii) that would have the effect of causing any non-public information pertaining to the Buyer Parties and their Subsidiaries and NTI and its Subsidiaries that is protected as confidential information under the Confidentiality Agreement not to be protected as confidential information under the Confidentiality Agreement or (iii) of WNR’s ability to enforce its rights as a third-party beneficiary to such Confidentiality Agreement.

“Continuing Employee” or “Continuing Employees” shall have the meaning set forth in Section 6.15(a).

“Creditors’ Rights” shall have the meaning set forth in Section 5.1(d)(i).

“DER” shall have the meaning set forth in Section 3.1(e)(ii).

“DLLCA” shall mean the Delaware Limited Liability Company Act.

“DRULPA” shall mean the Delaware Revised Uniform Limited Partnership Act.

“Effective Time” shall have the meaning set forth in Section 2.1(c).

“Election Deadline” shall have the meaning set forth in Section 3.4(b).

“Election Form” shall have the meaning set forth in Section 3.4(a).

“Election Form Record Date” shall have the meaning set forth in Section 3.4(a).

“Election Period” shall have the meaning set forth in Section 3.4(b).

“Environmental Laws” shall mean any and all applicable Laws relating to pollution, protection, preservation, remediation or restoration of the environment (including soils, subsurface soils, surface waters, groundwaters, or atmosphere) or natural resources or preservation or protection of occupational health or workplace safety, including applicable Laws relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, transport, or handling of, or exposure of any Person or property to, Hazardous Materials, including the Clean Air Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Federal Hazardous Materials Transportation Law, the Occupational Safety and Health Act, Endangered Species Act, the National Environmental Policy Act, and the Oil Pollution Act, as each has been amended from time to time and all other environmental conservation and protection laws.

“Environmental Permits” shall mean any Permit, license, registration, certification, authorization, exemption, variance, consent, order or approval required under any Environmental Law.

“Equity Award Cash Merger Consideration” shall mean the sum of (a) the Per Unit Mixed Consideration Cash Amount, and (b) the product of the Per Unit Mixed Election Stock Exchange Ratio and the WNR VWAP Price on the Closing Date.

“Equity Award Equity Merger Consideration” shall mean the sum of (a) the Per Unit Mixed Election Stock Exchange Ratio and (b) the quotient of the Per Unit Mixed Consideration Cash Amount divided by the WNR VWAP Price on the Closing Date.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person under common control with another Person within the meaning of Section 414(b), (c), (m), (n) or (o) of the Code or Section 4001 of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” shall have the meaning set forth in Section 3.3(a).

“Exchange Fund” shall have the meaning set forth in Section 3.3(a).

“Expenses” shall have the meaning set forth in Section 8.2(f).

“Governmental Authority” shall mean any national, state, local, county, parish or municipal government, domestic or foreign, any agency, board, bureau, commission, court, tribunal, subdivision, department or other governmental or regulatory authority or instrumentality, or any arbitrator, in each case that has jurisdiction over WNR or NTI, as the case may be, or any of their respective Subsidiaries or any of their or their respective Subsidiaries’ properties or assets.

“Hazardous Material” shall mean any: (a) chemical, product, material, substance or waste defined as or included in the definition of “hazardous substance”, “hazardous material”, “hazardous waste”, “restricted hazardous waste”, “extremely hazardous waste”, “solid waste”, “toxic waste”, “extremely hazardous substance”, toxic substance”, “toxic pollutant”, “contaminant”, “pollutant”, or words of similar meaning or import found in any Environmental Law; (b) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, crude oil, or any components, fractions, or derivatives thereof; and (c) asbestos containing materials, polychlorinated biphenyls, radioactive materials, urea formaldehyde foam insulation, or radon gas.

“HSR Act” shall mean the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person shall mean, without duplication: (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person in respect of the deferred purchase price of property or services (other than customary payment terms taken in the ordinary course of business); (d) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; limited, however, to the lesser of (i) the amount of its liability or (ii) the book value of such property; (e) all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under U.S.

generally accepted accounting principles that are applicable to the circumstances as of the date of this Agreement; (f) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit; (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; (h) the amount of deferred revenue attributed to any forward sale of production for which such Person has received payment in advance other than on ordinary trade terms; (i) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment; and (j) indebtedness of others as described in clauses (a) through (i) above in any manner guaranteed by such Person or for which it is or may become contingently liable.

“Indemnification Expenses” shall have the meaning set forth in Section 6.10(a).

“Indemnified Parties” shall have the meaning set forth in Section 6.10(a).

“Indemnitees” shall have the meaning set forth in the NTI Partnership Agreement.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” shall mean, with respect to any party, the actual knowledge of the directors or executive officers of such party or such party’s general partner or managing member, as applicable.

“Law” shall mean any law, rule, regulation, directive, ordinance, code, governmental determination, judgment, order, treaty, convention, governmental certification requirement or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Authority.

“Legal Proceedings” shall mean any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Letter of Transmittal” shall have the meaning set forth in Section 3.3(b).

“Lien” shall mean any mortgage, lien, charge, restriction (including restrictions on transfer), pledge, security interest, option, right of first offer or refusal, preemptive right, lease or sublease, claim, right of any third party, covenant, right of way, easement, encroachment or encumbrance.

“Mailing Date” shall have the meaning set forth in Section 3.4(a).

“Material Adverse Effect” shall mean, with respect to the NTI Parties or WNR, respectively, any state of fact, change, development, condition, occurrence or other effect that, individually or in the aggregate, is or could reasonably be expected to be material and adverse to the financial condition, assets, properties, business, operations, results of operations or prospects of NTI and its Subsidiaries, taken as a whole, or WNR and its Subsidiaries, taken as a whole, respectively, or materially impairs or delays, or could reasonably be expected to prevent or materially impair or delay, (x) the ability of the NTI Parties or the Buyer Parties, respectively, to perform their respective obligations under this Agreement or (y) the consummation of the Merger and the other Merger Transactions; provided, however, that Material Adverse Effect shall not include any (i) changes generally affecting the economy in the United States of America or financial markets; (ii) changes in the general economic conditions in the industries in which NTI and its Subsidiaries or WNR and its Subsidiaries, respectively, operate (including any change in the prices of crude oil, natural gas, natural gas liquids or other hydrocarbon products or industry margins); (iii) changes in Law; (iv) earthquakes, hurricanes, floods or other natural disasters or acts of terrorism or war involving territory or facilities within the United States of America not directly damaging or impacting NTI and its Subsidiaries, taken as a whole, or WNR and its Subsidiaries, taken as a whole, respectively; (v) changes resulting from the announcement of this Agreement and the transactions contemplated hereby; (vi) changes in the market price or trading volume of NTI Common Units or shares of WNR Common

Stock, respectively (except that the underlying causes of any such changes may be considered in determining whether a Material Adverse Effect has occurred); or (vii) any failure of NTI or WNR, as applicable, to meet any internal or external projections, forecasts or estimates of revenue or earnings for any period (except that the underlying causes of any such failures may be considered in determining whether a Material Adverse Effect has occurred); except that if any state of fact, change, development, condition, occurrence or other effect described in clauses (i), (ii), (iii) and (iv) (a “Clause i-iv Change”) occurs, then Material Adverse Effect may include such Clause i-iv Change to the extent and only to the extent, relative to other participants of similar size in the relevant party’s industry generally, such Clause i-iv Change disproportionately impacts the financial condition, assets, properties, business or results of operations of NTI and its Subsidiaries, taken as a whole, or WNR and its Subsidiaries, taken as a whole.

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 3.1(c).

“Merger Transactions” shall have the meaning set forth in the recitals to this Agreement.

“MergerCo” shall have the meaning set forth in the introductory paragraph to this Agreement.

“MergerCo HoldCo” means Western Acquisition Holdings, LLC, a Delaware limited liability company.

“Mixed Consideration Election Unit” shall have the meaning set forth in Section 3.1(c)(i).

“Mixed Election” shall have the meaning set forth in Section 3.1(c)(i).

“New Benefit Plan” shall have the meaning set forth in Section 6.15(b).

“New Common Stock” shall mean the shares of duly authorized and validly issued WNR Common Stock to be issued and delivered (or, to the extent held in treasury by WNR, disposed of and delivered but not issued) in accordance with applicable Laws and the WNR Certificate of Incorporation pursuant to the terms of Section 3.1(c).

“No Election Unit” shall have the meaning set forth in Section 3.4(b).

“Notice of Proposed Recommendation Change” shall have the meaning set forth in Section 6.2(b).

“NT InterHoldCo” has the meaning set forth in the preamble.

“NTI” shall have the meaning set forth in the introductory paragraph to this Agreement.

“NTI Assets” shall have the meaning set forth in Section 6.1(d).

“NTI Benefit Plan” shall have the meaning set forth in Section 5.1(p).

“NTI Certificate of Limited Partnership” means the certificate of limited partnership of NTI as filed with the Secretary of State of the State of Delaware on June 7, 2012.

“NTI Change in Recommendation” shall have the meaning set forth in Section 6.2(a).

“NTI Common Units” shall mean the common units representing limited partner interests of NTI having the rights and obligations specified with respect to “Common Units” as set forth in the NTI Partnership Agreement.

“NTI Employee” shall mean all employees of Northern Tier Energy LLC, a wholly-owned subsidiary of NTI, and its subsidiaries (other than the NTI Executives) that hold outstanding NTI Phantom Units or NTI Restricted Units immediately prior to the Effective Time.

“NTI Executives” shall mean David L. Lamp, Karen B. Davis, Scott L. Stevens and Melissa M. Buhrig.

“NTI First Quarter Distribution” shall mean, if applicable, the regular quarterly cash distribution of Available Cash relating to the first quarter of 2016 declared by the NTI GP Board and payable to NTI Unitholders.

“NTI First Quarter Prorated Quarterly Distribution” has the meaning set forth in Section 6.13(d)(ii).

“NTI Fourth Quarter 2015 Distribution” shall mean the regular quarterly cash distribution relating to the fourth quarter of 2015 declared by the NTI GP Board and payable to NTI Unitholders.

“NTI GP” shall have the meaning set forth in the introductory paragraph to this Agreement.

“NTI GP Board” shall mean the board of directors of NTI GP.

“NTI GP Certificate of Formation” shall mean the certificate of formation of NTI GP as filed with the Secretary of State of the State of Delaware on June 4, 2012.

“NTI GP Conflicts Committee” shall mean the Conflicts Committee of the NTI GP Board, as such Conflicts Committee is defined in the NTI Partnership Agreement.

“NTI GP Conflicts Committee Approval” shall have the meaning set forth in Section 5.1(d)(ii).

“NTI GP LLC Agreement” shall mean the Third Amended and Restated Limited Liability Company Agreement of NTI GP, dated as of November 12, 2013, as amended from time to time.

“NTI LTIP” shall mean the Northern Tier Energy LP 2012 Long Term Incentive Plan, as amended from time to time and including any successor or replacement plan or plans.

“NTI Material Contract” shall have the meaning set forth in Section 4.1(h).

“NTI Meeting” shall have the meaning set forth in Section 5.1(d)(ii).

“NTI Parties” shall mean NTI GP and NTI.

“NTI Partnership Agreement” shall mean the First Amended and Restated Agreement of Limited Partnership of NTI, dated as of July 31, 2012, as further amended from time to time.

“NTI Permits” shall have the meaning set forth in Section 5.1(r).

“NTI Phantom Units” shall mean time-based or performance-based phantom units issued under the NTI LTIP, which have not been vested and settled prior to the Effective Time.

“NTI Recommendation” shall have the meaning set forth in Section 6.2(a).

“NTI Restricted Units” shall mean time-based or performance-based vesting restricted NTI Common Units issued under the NTI LTIP which have not vested.

“NTI SEC Documents” shall have the meaning set forth in Section 5.1.

“NTI Second Quarter Distribution” shall mean, if applicable, the regular quarterly cash distribution of Available Cash relating to the second quarter of 2016 declared by the NTI GP Board and payable to NTI Unitholders.

“NTI Second Quarter Prorated Quarterly Distribution” has the meaning set forth in Section 6.13(e)(ii).

“NTI Third Quarter Distribution” shall mean, if applicable, the regular quarterly cash distribution of Available Cash relating to the third quarter of 2016 declared by the NTI GP Board and payable to NTI Unitholders.

“NTI Third Quarter Prorated Quarterly Distribution” has the meaning set forth in Section 6.13(f)(ii).

“NTI Unaffiliated Unitholders” shall mean the NTI Unitholders excluding the Buyer Parties and their Affiliates.

“NTI Unitholder Approval” shall have the meaning set forth in Section 7.1.

“NTI Unitholders” shall mean the holders of outstanding NTI Common Units.

“NYSE” shall mean the New York Stock Exchange.

“Other Parties” shall mean, with respect to the NTI Parties, the Buyer Parties, and with respect to the Buyer Parties, the NTI Parties.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Permit” shall mean franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority.

“Person” or “person” shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority or any group comprised of two or more of the foregoing.

“Per Unit Cash Election Consideration” shall have the meaning set forth in Section 3.1(c)(ii).

“Per Unit Mixed Consideration” shall have the meaning set forth in Section 3.1(c)(i).

“Per Unit Mixed Consideration Cash Amount” shall have the meaning set forth in Section 3.1(c)(i).

“Per Unit Mixed Election Stock Exchange Ratio” shall have the meaning set forth in Section 3.1(c)(i).

“Per Unit Stock Election Consideration” shall have the meaning set forth in Section 3.1(c)(iii).

“Post-Transaction Performance NTI Phantom Units” shall mean the pro-rata target number of performance-based NTI Phantom Units subject to any award covered by Section 3.1(e)(ii)(C), calculated by multiplying the target number of performance-based NTI Phantom Units subject to any award by a fraction. The numerator of the fraction will be the number of full fiscal quarters that have yet to be completed as of the Effective Time, beginning with the fiscal quarter in which the Effective Time occurs and ending with the last fiscal quarter within the performance period, and the denominator shall be the number of full fiscal quarters that existed within the performance period.

“Pre-Transaction Performance NTI Phantom Units” shall mean the pro-rata target number of performance-based NTI Phantom Units subject to any award covered by Section 3.1(e)(ii)(C), calculated by multiplying the target number of performance-based NTI Phantom Units subject to any award by a fraction. The numerator of the fraction will be the number of full fiscal quarters that have been completed between the first date of the performance period and the last day of the fiscal quarter that ends immediately preceding the Effective Time, and the denominator shall be the number of full fiscal quarters that existed within the performance period.

“Prorated Quarterly Distribution” has the meaning set forth in Section 3.2(b).

“Prorated Quarterly Distribution Amount” has the meaning set forth in Section 3.2(b).

“Prorated Quarterly Distribution Determination Date” shall mean, with respect to any Prorated Quarterly Distribution, the date that the NTI GP Board determines the Prorated Quarterly Distribution Amount for such Prorated Quarterly Distribution.

“Proxy Statement/Prospectus” shall have the meaning set forth in Section 5.1(f).

“Receiving Party” shall have the meaning set forth in Section 6.6(b).

“Registration Statement” shall have the meaning set forth in Section 5.1(f).

“Related Party” shall mean (a) MergerCo, in the case of WNR, and (b) NTI GP, in the case of NTI.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dispersion, migration, dumping, or disposing into the indoor or outdoor environment.

“Representatives” shall mean, with respect to a Person, its directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative.

“Rights” shall mean, with respect to any Person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such Person (or the general partner of such Person) to issue, transfer or sell any partnership or other equity interest of such Person or any of its Subsidiaries or any securities convertible into or exchangeable or exercisable for such partnership interests or equity interests or (b) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition.

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 5.1(g)(ii).

“Schedule 13E-3” shall have the meaning set forth in Section 5.1(f).

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stock Election” shall have the meaning set forth in Section 3.1(c)(iii).

“Stock Election Exchange Ratio” shall have the meaning set forth in Section 3.1(c)(iii).

“Stock Election Unit” shall have the meaning set forth in Section 3.1(c)(iii).

“Subsidiary” shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X under the Securities Act; provided, however, that, for purposes of this Agreement, NTI and its Subsidiaries shall not be deemed to be Subsidiaries of WNR (unless otherwise specifically provided in this Agreement).

“Superior Proposal” shall mean a written Acquisition Proposal (except that reference to 15% within the definition of “Acquisition Proposal” shall be replaced by 66 2⁄3%) made by a third party to NTI or the NTI GP Board, for consideration, which the NTI GP Conflicts Committee believes in good faith to be bona fide and on terms and conditions which the NTI GP Conflicts Committee determines in good faith (after consultation with its financial and legal advisors) to be more favorable to the NTI Unaffiliated Unitholders from a financial point of view than the Merger Transactions and to be fair and reasonable to the NTI Unaffiliated Unitholders and NTI and not adverse to the interests of the NTI Unaffiliated Unitholders or the interests of NTI, after taking into consideration, among other things, (a) the identity of the Person making the Superior Proposal (including whether approval of the equity owners of such Person is required), (b) any impediments and risks to the consummation of the Superior Proposal, (c) a comparison of all of the terms, conditions and legal, financial, regulatory and other aspects and effects of such Superior Proposal with such terms, conditions, aspects and effects of this Agreement, and (d) any proposal by WNR to amend the terms of this Agreement pursuant to Section 6.2(b).

“Surviving Entity” shall have the meaning set forth in Section 2.1(b).

“Takeover Law” shall mean any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal law.

“Tax Law” shall mean any Law relating to Taxes.

“Tax Return” shall mean any return, declaration, report, estimate, information return or statement (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Taxes” shall mean (i) any and all federal, state, local or foreign or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, escheat or unclaimed property obligations, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto and (ii) any liability for the payment of amounts described in clause (i) of any other Person (other than an Other Party or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

“Termination Date” shall have the meaning set forth in Section 8.1(b)(i).

“Transaction Confidentiality Agreement” shall mean that certain confidentiality agreement between WNR and NTI, dated as of November 11, 2015.

“UDRs” shall have the meaning set forth in Section 3.1(e)(ii)(C).

“WNR” shall have the meaning set forth in the introductory paragraph to this Agreement.

“WNR Assets” shall have the meaning set forth in Section 6.1(d).

“WNR Board” shall mean the board of directors of WNR.

“WNR Bylaws” shall mean the bylaws of WNR, dated as of August 4, 2014, as amended.

“WNR Cash Contribution” shall have the meaning set forth in Section 2.1(a).

“WNR Certificate of Incorporation” shall mean the certificate of incorporation of WNR as filed with the Secretary of State of the State of Delaware on August 4, 2014, as amended from time to time.

“WNR Common Stock” shall mean the common stock, par value $0.01 per share, of WNR.

“WNR Incentive Plan” shall mean the Western Refining, Inc. 2010 Incentive Plan, as amended from time to time and including any successor or replacement plan or plans.

“WNR LTIP” shall mean the Western Refining, Inc. 2006 Long-Term Incentive Plan, as amended from time to time and including any successor or replacement plan or plans.

“WNR Material Contract” shall have the meaning set forth in Section 5.2(i)(i).

“WNR Permits” shall have the meaning set forth in Section 5.2(p).

“WNR Phantom Stock” shall have the meaning set forth in Section 3.1(e)(ii).

“WNR Restricted Share Unit Awards” shall mean restricted share unit awards issued under the WNR LTIP and WNR Incentive Plan.

“WNR Restricted Stock” shall mean restricted WNR Common Stock issued under the WNR LTIP and WNR Incentive Plan.

“WNR SEC Documents” shall have the meaning set forth in Section 5.2.

“WNR Second Quarter Record Date” shall mean the record date for the dividend to be paid in the second quarter of 2016 declared by the WNR Board and payable on all WNR Common Stock, which is expected to be in May 2016.

“WNR Share Issuance” shall have the meaning set forth in Section 2.1(a).

“WNR Third Quarter Record Date” shall mean the record date for the dividend to be paid in the third quarter of 2016 declared by the WNR Board and payable on all WNR Common Stock, which is expected to be in August 2016.

“WNR VWAP Price” shall mean, as of any date, the volume-weighted average price of a share of WNR Common Stock as reported on the NYSE Composite Transactions Reporting System for the 20 consecutive NYSE full trading days (in which shares of WNR Common Stock are traded on the NYSE) ending at the close of regular hours trading on the NYSE on the full trading day preceding such date.

Section 1.2 Interpretation. A reference to an Article, Section or Annex means an Article of, a Section in, or Annex to, this Agreement unless otherwise expressly stated. Unless the context requires otherwise, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of similar import refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” When used in this Agreement, the word “either” shall be deemed to mean “one or the other,” not “both.” Whenever the context requires, the words used herein include the masculine, feminine and neuter gender, and the singular and the plural. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. A reference to any legislation or to any provision of any legislation shall include any amendment thereof, any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto. References to “this Agreement” or any other agreement or document shall be construed as a reference to such agreement or document, including any annexes, exhibits, appendices and schedules thereto, as amended, amended and restated, modified or supplemented and in effect from time to time and shall include a reference to any document which amends, modifies or supplements it. References to a Person or person shall be construed as a reference to such Person or person and its successors and permitted assigns. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. It is the intention of the parties that every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting party), it being understood that the parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement. Further, prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be used as an aid of construction or otherwise constitute evidence of the intent of the parties; and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

ARTICLE II

THE MERGER; EFFECTS OF THE MERGER

Section 2.1 The Merger and Additional Transactions.

(a) Pre-Closing Transactions. Immediately prior to the Effective Time, WNR shall (i) contribute to NT InterHoldCo that number of shares of New Common Stock that are to be delivered to the holders of NTI Common Units pursuant to Section 3.1 (“WNR Share Issuance”) and (ii) contribute, assign, transfer and convey to NT InterHoldCo an amount of cash sufficient to pay all cash amounts that are to be delivered to the holders of NTI Common Units pursuant to Section 3.1, together with cash sufficient to make payments for any dividends or distributions pursuant to Section 3.3(c) and payments in lieu of any fractional shares of New Common Stock pursuant to Section 3.3(e), in each case without interest (the “WNR Cash Contribution”). Immediately after the WNR Share Issuance and the WNR Cash Contribution and prior to the Effective Time, WNR shall cause NT InterHoldCo to contribute, assign, transfer and convey to MergerCo HoldCo and MergerCo HoldCo to contribute, assign, transfer and convey to MergerCo, that number of shares of New Common Stock received by NT InterHoldCo in the WNR Share Issuance and that amount of cash received by NT InterHoldCo in the WNR Cash Contribution.

(b) The Surviving Entity. Subject to the terms and conditions of this Agreement, at the Effective Time, MergerCo shall merge with and into NTI, the separate existence of MergerCo shall cease, and NTI shall survive and continue to exist as a Delaware limited partnership (NTI, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”), such that, immediately following the Merger, NTI GP will continue to be the sole general partner of NTI, and NT InterHoldCo and MergerCo HoldCo will be the sole limited partners of NTI.

(c) Effectiveness and Effects of the Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Parties shall cause a certificate of merger, in accordance with the terms of this Agreement, (the “Certificate of Merger”) to be properly executed and filed with the office of the Secretary of State of the State of Delaware in accordance with the DRULPA and the DLLCA. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such later date and time as may be agreed to by WNR and NTI and set forth in such Certificate of Merger (the “Effective Time”) and shall have the effects set forth in this Agreement and the applicable provisions of the DRULPA and the DLLCA.

(d) NTI Certificate of Limited Partnership and NTI Partnership Agreement. At the Effective Time, the NTI Certificate of Limited Partnership shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity until duly amended in accordance with applicable Law. At the Effective Time, the NTI Partnership Agreement shall remain unchanged and shall be the limited partnership agreement of the Surviving Entity until duly amended in accordance with its terms and applicable Law.

(e) Tax Treatment of the Transaction. For federal income tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the federal income tax treatment), the parties agree to treat the Merger in accordance with IRS Revenue Ruling 99-6, Situation 1 (i) with respect to the NTI Unaffiliated Holders, as a sale of such NTI Common Units to WNR in exchange for the Merger Consideration; (ii) with respect to NTI, as a termination of NTI as a partnership under Section 708(b)(1)(A) of the Code; and (iii) with respect to WNR, as a purchase of the assets of NTI deemed distributed to the NTI Unaffiliated Holders in the deemed liquidation of NTI. The parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any Legal Proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Authority.

(f) Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Merger and the other Merger Transactions shall occur (the “Closing”) on (i) the first Business Day after the day on which the last of the conditions set forth in Article VII (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) shall have been satisfied or waived in accordance with the terms of this Agreement or (ii) such other date to which WNR and NTI may agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.” The Closing of the Merger Transactions shall take place at the offices of Vinson & Elkins LLP, 1001 Fannin Street, Suite 2500, Houston, Texas 77002-6760, at 9:00 a.m. local time on the Closing Date.

ARTICLE III

MERGER CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES

Section 3.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Buyer Parties, the NTI Parties or any holder of NTI Common Units:

(a) All of the limited liability company interests in MergerCo outstanding immediately prior to the Effective Time shall automatically be converted into, in the aggregate, the number of NTI Common Units (excluding any NTI Common Units owned by WNR or any of its Subsidiaries) issued and outstanding immediately prior to the Effective Time.

(b) The general partner interest in NTI issued and outstanding immediately prior to the Effective Time shall be unchanged and remain issued and outstanding in the Surviving Entity, and NTI GP, as the holder of such general partner interest, shall continue as the sole general partner of the Surviving Entity as set forth in the NTI Partnership Agreement.

(c) Subject to Section 3.1(d), Section 3.1(e), Section 3.3(e) and Section 3.5, each NTI Common Unit (other than a NTI Restricted Unit) issued and outstanding immediately prior to the Effective Time shall be converted into the right, at the election of the holder of such NTI Common Unit pursuant to Section 3.4, to receive any of the following consideration (the “Merger Consideration”):

(i) Mixed Election Units; No Election Units. Each NTI Common Unit (other than a NTI Restricted Unit) with respect to which an election to receive a combination of WNR Common Stock and cash (a “Mixed Election”) has been properly made and not properly revoked pursuant to Section 3.4 (each, a “Mixed Consideration Election Unit”) and each No Election Unit (as that term is defined in Section 3.4(b))

shall be converted into the right to receive the combination (which combination shall hereinafter be referred to as the “Per Unit Mixed Consideration”) of (x) $15.00 in cash without interest (the “Per Unit Mixed Consideration Cash Amount”) and (y) 0.2986 of a share of validly issued, fully paid and nonassessable WNR Common Stock (the “Per Unit Mixed Election Stock Exchange Ratio”), in each case, subject to adjustment in accordance with Section 3.5.

(ii) Cash Election Units. Each NTI Common Unit (other than a NTI Restricted Unit) with respect to which an election to receive cash consideration (a “Cash Election”) has been properly made and not properly revoked pursuant to Section 3.4 (each, a “Cash Election Unit”) shall be converted (provided that the Available Cash Election Amount (as defined below) equals or exceeds the Cash Election Amount (as defined below)) into the right to receive $26.06 in cash without interest (the “Per Unit Cash Election Consideration”), subject to adjustment in accordance with this Section 3.1(c)(ii) and Section 3.5; provided, however, that if (A) the product of the number of Cash Election Units and the Per Unit Cash Election Consideration (such product being the “Cash Election Amount”) exceeds (B) the difference between (x) the product of the Per Unit Mixed Consideration Cash Amount and the total number of issued and outstanding NTI Common Units immediately prior to the Effective Time (excluding Common Units that are to remain outstanding as provided for in Section 3.1(d)) minus (y) the product of (I) the sum of the number of Mixed Consideration Election Units and No Election Units and (II) $15.00 (such difference being the “Available Cash Election Amount”), then each Cash Election Unit shall be converted into a right to receive (1) an amount of cash (without interest) equal to the product of (p) the Per Unit Cash Election Consideration and (q) a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Cash Election Amount (such fraction being the “Cash Fraction”) and (2) a number of validly issued, fully paid and nonassessable shares of WNR Common Stock equal to the product of (r) the Stock Election Exchange Ratio (as that term is defined in Section 3.1(c)(iii)) and (s) one (1) minus the Cash Fraction.

(iii) Stock Election Units. Each NTI Common Unit (other than a NTI Restricted Unit) with respect to which an election to receive WNR Common Stock consideration (a “Stock Election”) has been properly made and not properly revoked pursuant to Section 3.4 (each, a “Stock Election Unit”) shall be converted (provided that the Cash Election Amount equals or exceeds the Available Cash Election Amount), into the right to receive 0.7036 of a share of validly issued, fully paid and nonassessable WNR Common Stock (the “Stock Election Exchange Ratio”), subject to adjustment in accordance with this Section 3.1(c)(iii) and Section 3.5 (the “Per Unit Stock Election Consideration”); provided, however, that if the Available Cash Election Amount exceeds the Cash Election Amount, then each Stock Election Unit shall be converted into the right to receive (A) an amount of cash (without interest) equal to the amount of such excess divided by the number of Stock Election Units and (B) a number of validly issued, fully paid and nonassessable shares of WNR Common Stock equal to the product of (x) the Stock Election Exchange Ratio and (y) a fraction, the numerator of which shall be the Per Unit Cash Election Consideration minus the amount calculated in clause (A) of this Section 3.1(c)(iii) and the denominator of which shall be the Per Unit Cash Election Consideration.

(d) Notwithstanding anything to the contrary in this Agreement, all NTI Common Units owned by WNR or any of its Subsidiaries immediately prior to the Effective Time shall be unchanged and remain issued and outstanding as NTI Common Units of the Surviving Entity; such NTI Common Units will, immediately after the Effective Time, together with the NTI Common Units issued to MergerCo HoldCo pursuant to Section 3.1(a), constitute all of the issued and outstanding NTI Common Units of, and limited partner interests in, the Surviving Entity, and, thereby, NT InterHoldCo shall continue as a limited partner in the Surviving Entity and MergerCo HoldCo shall be admitted as a limited partner in the Surviving Entity. At the Effective Time, the books and records of NTI shall be revised to reflect the issuance of the NTI Common Units to MergerCo HoldCo pursuant to Section 3.1(a), that all other limited partners of NTI other than NT InterHoldCo cease to be limited partners of NTI pursuant to the terms of this Agreement, and NTI shall continue without dissolution.

(e) Notwithstanding anything to the contrary in this Agreement:

(i) Equity Awards held by Non-Employee NTI Directors. Immediately prior to the Effective Time, all awards of time-based NTI Phantom Units held by a non-employee member of the NTI GP Board that is outstanding immediately prior to the Effective Time shall receive immediate and full acceleration of vesting. Each non-employee member of the NTI GP Board will receive the Per Unit Mixed Consideration with respect to each NTI Phantom Unit that becomes vested pursuant to this Section 3.1(e)(i). In the event that the NTI Phantom Units held by any non-employee member of the NTI GP Board had distribution equivalent rights (“DERs”) that are outstanding immediately prior to the Effective Time, such DERs will be settled in a lump sum cash payment to each applicable director in accordance with the payment terms of the applicable award agreements governing the underlying NTI Phantom Units and consistent with past practice.

(ii) Equity Awards held by NTI Executives and NTI Employees.

(A) Time-Based Phantom Units held by NTI Executives. At the Effective Time, any award of time-based NTI Phantom Units held by an NTI Executive and outstanding and unvested immediately prior to the Effective Time shall be converted into an award of phantom stock based upon WNR Common Stock (“WNR Phantom Stock”). Each award of NTI Phantom Units being converted into WNR Phantom Stock awards under this Section 3.1(e)(ii)(A) shall be converted with the number of WNR Phantom Stock subject to each such converted award to be equal to the result of the number of outstanding unvested NTI Phantom Units subject to the award immediately prior to the Effective Time multiplied by the Equity Award Equity Merger Consideration, rounded up or down to the nearest whole share of WNR Common Stock (with .5 and above rounded up). Any value within a DER account accrued with respect to the underlying NTI Phantom Unit immediately prior to the Effective Time shall carry over and become attached to the new WNR award. Each new WNR Phantom Stock award may be settled in WNR Common Stock or the cash equivalent value of a share of WNR Common Stock, at the discretion of WNR, when the restrictions applicable to the WNR Phantom Stock award lapses. The agreements between the applicable NTI Party and the award holder regarding such converted NTI Phantom Units shall be assumed by WNR and such awards, as converted to WNR Phantom Stock, shall continue to be governed on and after the Effective Time by the terms and conditions of such agreements (subject to any adjustments required by this Section 3.1(e) after giving effect to the Merger) and by the NTI LTIP as adopted by WNR pursuant to Section 6.14(a) of this Agreement or otherwise as set forth in Section 6.14(c) and shall otherwise be subject to the same terms and conditions other than those set forth herein, including, but not limited to, vesting and payment dates, and the accrual of dividend equivalent rights on unvested WNR Phantom Stock.

(B) Time-Based Phantom Units held by NTI Employees. At the Effective Time, any award of time-based NTI Phantom Units held by an NTI Employee and outstanding and unvested immediately prior to the Effective Time shall be converted into either a new WNR Phantom Stock award or a cash award, as determined by WNR in its discretion prior to the Effective Time; provided, however, that this Section 3.1(e)(ii)(B) shall not be read to provide WNR with the ability to treat NTI Employees different from one another. In the event that the NTI Phantom Unit is converted to a WNR Phantom Stock award: (1) each unvested award of NTI Phantom Units being converted into WNR Phantom Stock awards under this Section 3.1(e)(ii)(B) shall be converted with the number of WNR Phantom Stock subject to each such converted award to be equal to the result of the number of outstanding NTI Phantom Units subject to the award immediately prior to the Effective time multiplied by the Equity Award Equity Merger Consideration, rounded up or down to the nearest whole share of WNR Common Stock (with .5 and above rounded up); (2) any value within a DER account accrued with respect to the underlying NTI Phantom Unit immediately prior to the Effective Time shall carry over and become attached to the new WNR award; (3) each new WNR Phantom Stock award may be settled in WNR Common Stock or the cash equivalent value of a share of WNR Common Stock, at the discretion of WNR, when the restrictions applicable to the new WNR Phantom Stock award lapses; and (4) the agreements between the applicable NTI Party and the award holder regarding such converted NTI Phantom Units shall be assumed by WNR and such awards, as converted to WNR Phantom Stock, shall continue to be governed on and after the Effective Time by the terms and conditions of such agreements (subject to any adjustments required by this Section 3.1(e) after giving effect to the Merger) and by the NTI LTIP as adopted by WNR pursuant to Section 6.14(a) of this Agreement or otherwise as set forth in Section 6.14(c) and shall otherwise be subject to the same terms and conditions other than those set forth herein, including, but not limited to, vesting and payment dates, and the accrual of dividend equivalent rights on unvested WNR Phantom Stock. In the event that the NTI Phantom Unit is converted into a cash award as of the Effective Time: (1) the NTI Phantom Unit will be cancelled immediately; (2) the cash amount of the new award will be determined by multiplying the number of outstanding NTI Phantom Units held by the NTI Employee as of the Effective Time by the Equity Award Cash Merger Consideration; (3) any value within a DER account accrued immediately prior to the Effective Time with respect to the cancelled NTI Phantom Unit shall carry over and become attached to the new WNR award as a separate cash-based subaccount; and (4) the individual will receive a statement setting forth the amount of the new cash award and any other terms and conditions applicable to the award, which will be the same terms and conditions that were applicable to the cancelled NTI Phantom Unit, to the extent applicable to the new cash award, including vesting and payment dates.

(C) Performance-Based Phantom Units held by NTI Executives and NTI Employees. At the Effective Time, any award of performance-based NTI Phantom Units held by an NTI Executive or an NTI Employee, outstanding immediately prior to the Effective Time and still subject to performance-based vesting criteria shall be converted into either a new award of performance-based and time-based WNR Phantom Stock or a performance-based and time-based cash award, as determined by WNR in its discretion prior to the Effective Time; provided, however, that this Section 3.1(e)(ii)(C) shall not be read to provide WNR with the ability to treat members of the NTI Executive group different from one another, or members of the NTI Employee group different from one another. In accordance with Section 7(g) of the NTI LTIP, NTI shall cause the performance-based NTI Phantom Units to be bifurcated, as of immediately prior to conversion, into two portions: the Pre-Transaction Performance NTI Phantom Units and the Post-Transaction Performance NTI Phantom Units, and:

(1) In the event WNR determines to convert the performance-based NTI Phantom Unit into a performance-based WNR Phantom Stock, then, with respect to the Pre-Transaction Performance NTI Phantom Units, such awards will be multiplied by the Actual Performance Multiplier, and the result will again be multiplied by the Equity Award Equity Merger Consideration, rounded up or down to the nearest whole share of WNR Common Stock (with .5 and above rounded up). The portion of the WNR Phantom Stock award that results from the conversion of the Pre-Transaction Performance NTI Phantom Units will be subject solely to time-based vesting conditions that will end on the date of the original performance period assigned to the converted NTI Phantom Unit. With respect to the Post-Transaction Performance NTI Phantom Units, each such award shall be converted into WNR Phantom Stock awards with the target number of WNR Phantom Stock subject to each such converted award to be equal to the number of Post-Transaction Performance NTI Phantom Units multiplied by the Equity Award Equity Merger Consideration, rounded up or down to the nearest whole share of WNR Common Stock (with .5 and above rounded up). The portion of the WNR Phantom Stock that results from the conversion of the Post-Transaction Performance NTI Phantom Units will be subject to both time-based and performance-based vesting conditions, with the performance metrics applicable to the outstanding new WNR performance-based Phantom Stock to be those substantially similar to those set forth on Schedule 3.1(e). The following terms and conditions will be applicable to any WNR Phantom Stock award resulting from the provisions of this Section 3(e)(ii)(C)(1): (a) any value within a DER account accrued with respect to the underlying NTI Phantom Unit immediately prior to the Effective Time shall carry over and become attached to the new WNR award; (b) each new WNR Phantom Stock award may be settled in WNR Common Stock or the cash equivalent value of a share of WNR Common Stock, at the discretion of WNR, when the restrictions applicable to the new WNR Phantom Stock award lapses; (c) the agreements between the applicable NTI Party and the award holder regarding such converted NTI Phantom Units shall be assumed by WNR and such awards, as converted to WNR Phantom Stock, shall continue to be governed on and after the Effective Time by the terms and conditions of such agreements (subject to any adjustments required by this Section 3.1(e) after giving effect to the Merger) and by the NTI LTIP as adopted by WNR pursuant to Section 6.14(a) of this Agreement or otherwise as set forth in Section 6.14(c) of this Agreement and shall otherwise be subject to the same terms and conditions other than those set forth herein, including, but not limited to, any applicable time-based vesting and payment dates, and the accrual of dividend equivalent rights on unvested WNR Phantom Stock; and (d) WNR will provide a statement to the holder of the new performance-based WNR Phantom Stock award promptly following the Effective Time stating, as applicable, all new WNR performance levels, WNR peer groups and other performance vesting terms applicable to the converted award.

(2) In the event that WNR determines to convert the performance-based NTI Phantom Unit into a performance-based cash award as of the Effective Time, with respect to the Pre-Transaction Performance NTI Phantom Units, the cash value of one portion of the new WNR award will be determined by multiplying the number of Pre-Transaction Performance NTI Phantom Units by the Actual Performance Multiplier, with the result again multiplied by the Equity Award Cash Merger Consideration. The portion of the WNR cash award that results from the conversion of the Pre-Transaction Performance NTI Phantom Units will be subject solely to time-based vesting conditions that will end on the date of the original performance period assigned to the NTI Phantom Unit. With respect to the Post-Transaction Performance NTI Phantom Units, the target cash amount of the second portion of the new WNR award will be determined by multiplying the number of Post-Transaction Performance NTI Phantom Units by the Equity Award Cash Merger Consideration. The portion of the WNR cash award that results from the conversion of the Post-Transaction Performance NTI Phantom Units will be subject to both time-based and performance-based vesting conditions. The following terms and conditions will be applicable to any WNR cash award resulting from the provisions of this Section 3(e)(ii)(C)(2): (a) the performance-based NTI Phantom Unit will be cancelled immediately as of the Effective Time; (b) any value within a DER account accrued immediately prior to the Effective Time with respect to the cancelled NTI Phantom Unit shall carry over and become attached to the new WNR award as a separate cash-based subaccount; and (c) the individual will receive a statement setting forth the amount of the new cash award (including both the amount that relates to the time-based portion of the new award, as well as the target amount of the performance-based portion of the award), the amount of any DER account that carried over, all new WNR performance levels (substantially similar to those set forth on Schedule 3.1(e)), WNR peer groups and other performance vesting terms applicable to any portion of the new cash award, and any other terms and conditions applicable to the new cash award, which will be the same terms and conditions that were applicable to the cancelled performance-based NTI Phantom Unit to the extent applicable to a new cash award and consistent with the terms of this Agreement.

(D) Time-Based Restricted Units held by Mr. Lamp. At the Effective Time, any award of time-based NTI Restricted Units held by Mr. David L. Lamp and outstanding immediately prior to the Effective Time shall be cancelled in exchange for a new award of WNR Phantom Stock. Each of Mr. Lamp’s outstanding NTI Restricted Units being cancelled in exchange for WNR Phantom Stock awards under this Section 3.1(e)(ii)(C) shall be exchanged with the number of WNR Phantom Stock subject to each such exchanged award to be equal to the result of the number of Mr. Lamp’s outstanding NTI Restricted Units subject to the award immediately prior to the Effective time multiplied by the Equity Award Equity Merger Consideration, rounded up or down to the nearest whole share of WNR Common Stock (with .5 and above rounded up). Each new

WNR Phantom Stock award granted to Mr. Lamp may be settled in WNR Common Stock or the cash equivalent value of a share of WNR Common Stock, at the discretion of WNR, when the restrictions applicable to the new WNR Phantom Stock award lapses. Any value within a unit distribution rights (“UDRs”) account accrued with respect to the underlying NTI Restricted Unit immediately prior to the Effective Time shall carry over and become attached to the new WNR award. The agreements between the applicable NTI Party and Mr. Lamp regarding such exchanged NTI Restricted Units shall be assumed by WNR and such awards, as converted to WNR Phantom Stock, shall continue to be governed on and after the Effective Time by the terms and conditions of such agreements (subject to any adjustments required by this Section 3.1(e) after giving effect to the Merger) and by the NTI LTIP as adopted by WNR pursuant to Section 6.14(a) of this Agreement or otherwise as set forth in Section 6.14(c) of this Agreement and shall otherwise be subject to the same terms and conditions other than those set forth herein, including, but not limited to, vesting and payment dates, and the accrual of dividend equivalent rights on unvested WNR Phantom Stock.

(E) Restricted Units held by NTI Employees. At the Effective Time, any NTI Restricted Units held by an NTI Employee (including any NTI Restricted Units that were originally granted as performance-based NTI Restricted Units but for which the performance period has lapsed and only time-based vesting restrictions remain) and outstanding immediately prior to the Effective Time shall be cancelled and exchanged for either a new WNR Phantom Stock award or a cash award, as determined by WNR in its discretion prior to the Effective Time; provided, however, that this Section 3.1(e)(ii)(E) shall not be read to provide WNR with the ability to treat NTI Employees different from one another. In the event that the NTI Restricted Unit is exchanged for a WNR Phantom Stock award: (1) each award of NTI Restricted Units being converted into WNR Phantom Stock awards under this Section 3.1(e)(ii)(E) shall be exchanged with the number of shares of WNR Phantom Stock subject to each such exchanged award to be equal to the result of the number of outstanding NTI Restricted Units subject to the award immediately prior to the Effective time multiplied by the Equity Award Equity Merger Consideration, rounded up or down to the nearest whole share of WNR Common Stock (with .5 and above rounded up); (2) each new WNR Phantom Stock award may be settled in WNR Common Stock or the cash equivalent value of a share of WNR Common Stock, at the discretion of WNR, when the restrictions applicable to the new WNR Phantom Stock award lapses; (3) the agreements between the applicable NTI Party and the award holder regarding such exchanged NTI Restricted Units shall be assumed by WNR and such awards, as converted to WNR Phantom Stock, shall continue to be governed on and after the Effective Time by the terms and conditions of such agreements (subject to any adjustments required by this Section 3.1(e) after giving effect to the Merger) and by the NTI LTIP as adopted by WNR pursuant to Section 6.14(a) of this Agreement or otherwise as set forth in Section 6.14(c) of this Agreement and shall otherwise be subject to the same terms and conditions other than those set forth herein, including, but not limited to, vesting and payment dates, and the accrual of dividend equivalent rights on unvested WNR Phantom Stock. In the event that the NTI Restricted Unit is exchanged for a cash award as of the Effective Time: (1) the NTI Restricted Unit will be cancelled immediately as of the Effective Time; (2) the cash amount of the new award will be determined by multiplying the number of outstanding NTI Restricted Units held by the NTI Employee as of the Effective Time by the Equity Award Cash Merger Consideration; (3) the individual will receive a statement setting forth the amount of the new cash award and any other terms and conditions applicable to the award, which will be the same terms and conditions that were applicable to the cancelled NTI Restricted Unit, including vesting, to the extent applicable to the new cash award. In the event that the NTI Restricted Units covered by this Section 3.1(e)(ii)(E) had been credited with UDRs that had not yet been settled prior to the Effective Time, the value of the UDR account will be settled in the form of a lump sum cash payment to the applicable individual in accordance with the payment terms of the applicable award agreements governing the underlying NTI Restricted Units.

(iii) To the extent applicable, holders of NTI Phantom Units and NTI Restricted Units immediately prior to the Effective Time shall have continued rights to any distribution, without interest, in accordance with the terms and conditions of the applicable award agreements between NTI and/or NTI GP and each such holder (including pursuant to any distribution equivalent rights) with respect to such NTI Phantom Units or NTI Restricted Units with a record date occurring prior to the Effective Time that may have been declared or made by NTI with respect to NTI Common Units in accordance with the terms of this Agreement and which remains unpaid as of the Effective Time. Such distributions shall be paid on the payment date set therefor to such holders of NTI Phantom Units or NTI Restricted Units.

(iv) Any cash amounts due pursuant to this Section 3.1(e) shall be paid or delivered less all applicable deductions and withholdings required by applicable Law to be withheld in respect of such amounts.

(v) For the avoidance of doubt and without duplication of payment, in the event that a Prorated Quarterly Distribution is payable to holders of NTI Common Units as of the Effective Time pursuant to Section 6.13, an amount equal to the Prorated Quarterly Distribution Amount will be credited to the DER account or the UDR account, as applicable, associated with each unvested NTI Phantom Unit or NTI Restricted Unit outstanding immediately prior to the Effective Time.

(f) From and after the Effective Time, except for the right to receive the Merger Consideration and any cash payable pursuant to Section 3.3(c) upon compliance with Section 3.3(b) or Section 3.3(h), holders of NTI Common Units will not be and will not have any rights as, holders of New Common Stock (including any rights to vote, or any rights to receive distributions on, any New Common Stock), until such time that such holders have delivered the required documentation and surrendered any Certificates or Book-Entry Units as contemplated by Section 3.3(b) or have otherwise complied with Section 3.3(h).

Section 3.2 Rights As Unitholders; Unit Transfers.

(a) At the Effective Time, each holder of a certificate representing NTI Common Units (a “Certificate”) and each holder of non-certificated NTI Common Units represented by book-entry (“Book-Entry Units”) shall cease to be a unitholder of NTI and cease to have any rights with respect thereto, except the right to receive (i) the Merger Consideration, (ii) any cash to be paid in lieu of any fractional shares of New Common Stock in accordance with Section 3.3(e), (iii) any cash to be paid with respect to the Prorated Quarterly Distribution in accordance with Section 3.2(b), and (iv) any cash amounts payable in accordance with Section 3.3(c) following such unitholder’s compliance with Section 3.3(b) or Section 3.3(h), in each case, to be issued or paid, without interest, in consideration therefor in accordance with Section 3.3; provided, however, that the rights of (A) any holder of NTI Phantom Units shall be as set forth in Section 3.1(e), and (B) WNR and its Subsidiaries shall be as set forth in Section 3.1(d).

(b) If the NTI GP Board is required to declare an NTI First Quarter Prorated Quarterly Distribution, an NTI Second Quarter Prorated Quarterly Distribution or an NTI Third Quarter Prorated Quarterly Distribution pursuant to Section 6.13 (any such distribution, the “Prorated Quarterly Distribution”), then holders of NTI Common Units as of the Effective Time shall be entitled to receive, for each NTI Common Unit owned as of the Effective Time, a per unit cash distribution, without interest, in the amount declared by the NTI GP Board with respect to the Prorated Quarterly Distribution in accordance with Section 6.13 (the “Prorated Quarterly Distribution Amount”). The Prorated Quarterly Distribution, if any, is not part of the Merger Consideration but shall be paid together with the Merger Consideration in accordance with this Article III. Any Prorated Quarterly Distribution that WNR and its Subsidiaries are entitled to pursuant to this Agreement shall be paid by NTI at the Effective Time consistent with past practice and NTI’s and WNR’s intercompany fund transfer processes.

(c) In addition, to the extent applicable, holders of NTI Common Units immediately prior to the Effective Time shall have continued rights to any distribution, without interest, with respect to such NTI Common Units with a record date occurring prior to the Effective Time that may have been declared by NTI GP or made by NTI with respect to such NTI Common Units in accordance with the terms of this Agreement and which remains unpaid as of the Effective Time. Such distributions by NTI are not part of the Merger Consideration and shall be paid on the payment date set therefor to such holders of NTI Common Units, as applicable.

(d) At the Effective Time, the unit transfer books of NTI shall be closed immediately and there shall be no further registration of transfers on the unit transfer books of NTI with respect to NTI Common Units, except for NTI Common Units owned by WNR.

Section 3.3 Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, WNR shall appoint a commercial bank or trust company reasonably acceptable to NTI to act as exchange agent hereunder for the purpose of exchanging NTI Common Units for shares of New Common Stock and cash as required by this Article III (the “Exchange Agent”). At the Effective Time, WNR shall cause MergerCo to deposit with the Exchange Agent for the benefit of the holders of the applicable NTI Common Units, for exchange in accordance with this Article III, through the Exchange Agent, shares of New Common Stock and an amount of cash representing the aggregate cash consideration payable pursuant to Section 3.1. At the Effective Time, NTI shall deposit with the Exchange Agent for the benefit of the holders of the applicable NTI Common Units, for payment in accordance with this Article III, through the Exchange Agent, an amount of cash representing the aggregate cash payable pursuant to Section 3.2(b). WNR agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to make payments for the cash consideration pursuant to Section 3.1, any dividends pursuant to Section 3.3(c) and payments in lieu of any fractional shares of New Common Stock pursuant to Section 3.3(e), in each case without interest. NTI agrees to make available to the Exchange Agent, from time to time as and if needed, cash sufficient to make payments for the Prorated Quarterly Distribution. Any cash (including as payment with respect to the Prorated Quarterly Distribution pursuant to Section 3.2(b), for any fractional shares of New Common Stock in accordance with Section 3.3(e) and any dividends with respect to such fractional shares of New Common Stock in accordance with Section 3.3(c)) and shares of New Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for NTI Common Units pursuant to this Agreement and, if applicable, the Prorated Quarterly Distribution payable to holders of NTI Common Units out of the Exchange Fund. Except as contemplated by Sections Section 3.2(b), 3.3(c) and 3.3(e), the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. Promptly after the Effective Time, WNR shall instruct the Exchange Agent to mail to each record holder of NTI Common Units as of the Effective Time (other than (x) holders of NTI Restricted Units and (y) NTI and its Subsidiaries and WNR and its Subsidiaries) (i) a letter of transmittal (which shall specify that, in respect of certificated NTI Common Units, delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which shall be in customary form and agreed to by WNR and NTI prior to the Effective Time) (the “Letter of Transmittal”) and (ii) instructions (which shall be in customary form and agreed to by WNR and NTI prior to the Effective Time) for use in effecting the surrender of the Certificates or Book-Entry Units in exchange for the Merger Consideration and if applicable, the Prorated Quarterly Distribution Amount, payable in respect of NTI Common Units represented by such Certificates or Book-Entry Units, as applicable. Upon surrender of Certificates, if any, for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents (including in respect of Book-Entry Units) as may be required pursuant to such instructions, each holder who held NTI Common Units immediately prior to the Effective Time (other than (x) holders of NTI Restricted Units and (y) NTI and its Subsidiaries and WNR and its Subsidiaries) shall be entitled to receive in exchange therefor, and subject to such holder’s elections in accordance with Section 3.4, (A) shares of New Common Stock which shall be in uncertificated book-entry form and which shall represent, in the aggregate, the whole number of shares of New Common Stock that such holder has the right to receive pursuant to this Article III (after taking into account all NTI Common Units then held by such holder) and/or as applicable (B) a check in an amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to this Article III (after taking into account all NTI Common Units then held by such holder), consisting of any cash consideration pursuant to Section 3.1(c), any cash payable with respect to the Prorated Quarterly Distribution pursuant to Section 3.2(b), cash payable in lieu of any fractional shares of New Common Stock pursuant to Section 3.3(e) and any dividends pursuant to Section 3.3(c). No interest shall be paid or accrued on any Merger Consideration, any cash payment with respect to the Prorated

Quarterly Distribution pursuant to Section 3.2(b), any cash payment in lieu of fractional shares of New Common Stock, or any dividend payable pursuant to Section 3.3(c). In the event of a transfer of ownership of NTI Common Units that has not been registered in the transfer records of NTI, the Merger Consideration and if applicable, the Prorated Quarterly Distribution Amount, payable in respect of such NTI Common Units may be paid to a transferee, if the Certificate representing such NTI Common Units or evidence of ownership of the Book-Entry Units is presented to the Exchange Agent, and, in the case of both certificated and book-entry NTI Common Units, accompanied by all documents reasonably required to evidence and effect such transfer, and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the record holder of such NTI Common Units or shall establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until such required documentation has been delivered and Certificates, if any, or Book-Entry Units have been surrendered, as contemplated by this Section 3.3, each Certificate or Book-Entry Unit shall be deemed at any time after the Effective Time to represent only the right to receive upon such delivery and surrender the Merger Consideration payable in respect of NTI Common Units, any cash payment with respect to the Prorated Quarterly Distribution pursuant to Section 3.2(b), any cash amounts payable in lieu of fractional shares of New Common Stock, any dividends pursuant to Section 3.3(c), and (without the necessity of such surrender) any cash or NTI distributions to which such holder is entitled pursuant to Section 3.2(c).

(c) WNR Dividends with Respect to Unexchanged NTI Common Units. No dividends declared or made with respect to shares of WNR Common Stock with a record date after the Effective Time shall be paid to the holder of any NTI Common Units with respect to shares of New Common Stock that such holder would be entitled to receive in accordance herewith and no cash payment in lieu of fractional shares of New Common Stock shall be paid to any such holder until such holder shall have delivered the required documentation and surrendered any Certificates or Book-Entry Units as contemplated by Section 3.3(b) or otherwise complied with Section 3.3(h). Subject to applicable Law, following compliance with the requirements of Section 3.3(b) or Section 3.3(h), there shall be paid to such holder of New Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such compliance, the amount of any cash payable in lieu of fractional shares of New Common Stock to which such holder is entitled pursuant to Section 3.3(e) and an amount in cash equal to any dividend with respect to shares of WNR Common Stock with a record date after the Effective Time and a payment date prior to such compliance with Section 3.3(b) or Section 3.3(h), payable with respect to such shares of New Common Stock, and (ii) on the appropriate payment date with respect thereto, the amount of dividends with a record date after the Effective Time but prior to such delivery and surrender and with a payment date subsequent to such compliance payable with respect to such shares of New Common Stock.

(d) No Further Rights in NTI Common Units. All shares of New Common Stock delivered and cash paid upon conversion of an NTI Common Unit in accordance with the terms hereof (including any cash paid pursuant to Section 3.3(c) or Section 3.3(e)) and any declared distributions to be paid on NTI Common Units as described in Section 3.2(b) and Section 3.2(c) shall be deemed to have been delivered in full satisfaction of all rights pertaining to such NTI Common Unit.

(e) Fractional New Common Stock. No certificates or scrip representing fractional shares of New Common Stock or book-entry credit of the same shall be issued or delivered, and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any share of New Common Stock. Notwithstanding any other provision of this Agreement, each holder of NTI Common Units converted in the Merger who would otherwise have been entitled to receive a fraction of a share of New Common Stock (after taking into account all NTI Common Units exchanged by such holder) shall receive, in lieu thereof, cash (without interest and rounded up to the nearest whole cent) in an amount equal to the product of (i) the WNR VWAP Price as of the Closing Date and (ii) the fraction of a share of New Common Stock that such holder would otherwise be entitled to receive pursuant to this Article III. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify WNR, and WNR shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund constituting shares of New Common Stock or cash that remains undistributed to the holders of NTI Common Units after one year following the Effective Time shall be delivered to WNR if and when demanded by WNR and, from and after such delivery, any former holders of NTI Common Units who have not theretofore complied with this Article III shall thereafter look only to the Buyer Parties for the Merger Consideration payable in respect of such NTI Common Units, any cash payment with respect to the Prorated Quarterly Distribution pursuant to Section 3.2(b), any cash in lieu of a fractional share of New Common Stock to which they are entitled pursuant to Section 3.3(e), or any dividends or distributions with respect to shares of New Common Stock to which they are entitled pursuant to Section 3.3(c) following compliance with Section 3.3(b) or Section 3.3(h), in each case, without any interest thereon. Any amounts remaining unclaimed by holders of NTI Common Units immediately prior to such time as such amounts would otherwise escheat to or become the property of any governmental entity shall, to the extent permitted by applicable Law, be held by WNR and be subject to applicable escheat, abandoned property or similar laws.

(g) No Liability. To the fullest extent permitted by Law, none of the Buyer Parties, the NTI Parties, the Surviving Entity or their respective Representatives shall be liable to any holder of NTI Common Units for any of the Merger Consideration (including any dividends with respect to WNR Common Stock) or Prorated Quarterly Distribution Amount delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by WNR, the posting by such Person of an indemnity agreement or a bond, in a customary amount, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay the Merger Consideration payable in respect of NTI Common Units represented by such Certificate and any payments to which the holders thereof are entitled pursuant to Section 3.3(c) or Section 3.3(e).

(i) Withholding. The Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of NTI Common Units such amounts as the Exchange Agent reasonably deems to be required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment; provided, however, that the Exchange Agent shall provide reasonable notice to the applicable holders of NTI Common Units prior to withholding any amounts pursuant to this Section 3.3(i). To the extent that amounts are so deducted and withheld by the Exchange Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of NTI Common Units in respect of whom such deduction and withholding was made by the Exchange Agent.

(j) Investment of the Exchange Fund. WNR shall cause the Exchange Agent to invest any cash included in the Exchange Fund as directed by WNR on a daily basis, in WNR’s sole discretion; provided, however, that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to NTI Unitholders pursuant to the other provisions of this Section 3.3. Any interest and other income resulting from such investments shall be paid promptly to WNR.

Section 3.4 Election Procedures.

(a) Election Form. An election form and other appropriate and customary transmittal materials (which shall specify with respect to certificated NTI Common Units (other than NTI Restricted Units) that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent) in such form as WNR shall reasonably specify and as shall be reasonably acceptable to NTI (the “Election Form”) shall be mailed no less than thirty (30) days prior to the anticipated Closing Date or on such other date as WNR and NTI shall mutually agree (the “Mailing Date”) to each holder of record of NTI Common Units (other than NTI Restricted Units) as of the close of business on the fifth Business Day prior to the Mailing Date or such other date as mutually agreed to by WNR and NTI (the “Election Form Record Date”).

(b) Choice of Election. Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) of a NTI Common Unit (other than a NTI Restricted Unit) to specify (i) the number of such holder’s (or such beneficial owner’s) NTI Common Units (other than NTI Restricted Units) with respect to which such holder (or such beneficial owner) elects to receive (A) the Per Unit Mixed Consideration, (B) the Per Unit Stock Election Consideration or (C) the Per Unit Cash Election Consideration or (ii) that such holder (or such beneficial owner) makes no election with respect to such holder’s (or such beneficial owner’s) NTI Common Units (“No Election Units”). Any NTI Common Units with respect to which the Exchange Agent does not receive a properly completed Election Form during the period (the “Election Period”) from the Mailing Date to 5:00 p.m., New York time, on the second (2nd) Business Day prior to the Effective Time or such other time as mutually agreed by WNR and NTI (the “Election Deadline”) shall be deemed to be No Election Units. WNR shall publicly announce the anticipated Election Deadline at least five (5) Business Days prior to the Election Deadline. If the Effective Time is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date (which shall be the second (2nd) Business Day prior to the Effective Time or such other date as mutually agreed to by WNR and NTI), and WNR shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.

(c) New Holders. WNR shall make available one or more Election Forms as may reasonably be requested from time to time by all persons who become holders or beneficial owners of NTI Common Units after the Election Form Record Date and the close of business on the Business Day prior to the Election Deadline, and NTI shall provide the Exchange Agent all information reasonably necessary for it to perform its duties as specified herein.

(d) Revocations; Exchange Agent. Any election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form prior to the Election Deadline. After a Cash Election, a Stock Election or a Mixed Election is validly made with respect to any NTI Common Units, any subsequent transfer of such NTI Common Units shall automatically revoke such election. Any Election Form may be revoked or changed by the person submitting it by written notice received by the Exchange Agent prior to the Election Deadline. In the event an Election Form is revoked, the NTI Common Units represented by such Election Form shall be No Election Units, except to the extent a subsequent election is properly made with respect to all or any of such NTI Common Units prior to the Election Deadline. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of WNR, NTI or the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

Section 3.5 Anti-Dilution Provisions. In the event of any subdivisions, reclassifications, recapitalizations, splits, unit or stock distributions or dividends, combinations or exchanges with respect to, or Rights in respect of, NTI Common Units (as permitted pursuant to Section 4.1) or shares of WNR Common Stock (as permitted pursuant to Section 4.2), the Merger Consideration, the number of shares of New Common Stock to delivered in the Merger, the WNR VWAP Price, the Per Unit Mixed Consideration, the Per Unit Mixed Consideration Cash Amount, the Per Unit Mixed Election Stock Exchange Ratio, the Per Unit Cash Election Consideration, the Stock Election Exchange Ratio, the Per Unit Stock Election Consideration, and any other similar dependent item, as the case may be, shall be correspondingly adjusted to provide to the holders of NTI Common Units the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE IV

ACTIONS PENDING MERGER

Section 4.1 Conduct of Business by NTI and NTI GP. Except for actions (a) expressly contemplated or permitted by this Agreement, (b) required by applicable Law, (c) set forth on Schedule 4.1 or (d) taken with the prior written consent of WNR (which consent shall not be unreasonably withheld, delayed or conditioned (it being understood that this parenthetical will have no effect on any rights WNR or its Affiliates have to consent to any of the actions in this Section 4.1 in any other contract or agreement)), from the date hereof until the Effective Time, NTI and NTI GP shall not, and shall cause each of their respective Subsidiaries not to, and WNR shall not cause NTI or NTI GP to:

(a) (i) (A) conduct its business and the business of its Subsidiaries other than in the ordinary course, or (B) fail to use commercially reasonable efforts to preserve intact its business organization, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, except in either case of (A) or (B) that could not reasonably be expected to have a Material Adverse Effect with respect to the NTI Parties or (ii) take any action that could reasonably be expected to have a Material Adverse Effect with respect to NTI, or materially delay any approvals required for, or consummation of, the Merger Transactions;

(b) (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity securities (other than pursuant to the existing terms of Rights outstanding as of the date of this Agreement) or any additional Rights or (ii) enter into any agreement with respect to the foregoing, in each case which would materially adversely affect its ability to consummate the transactions contemplated by this Agreement, except in accordance with Compensation and Benefit Plans and within authorization limits in effect on the date hereof;

(c) permit any additional equity interests to become subject to new grants of restricted units, phantom units, unit options, distribution equivalent rights, unit appreciation rights or similar equity-based employee Rights other than (i) with respect to those grants set forth on the disclosure schedule with respect to Section 5.1(p)(ix) and (ii) in the ordinary course of business consistent with past practice and in accordance with Compensation and Benefit Plans and with the approval of the Compensation Committee of the NTI GP Board;

(d) (i) split, combine or reclassify any of its equity interests or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests or (ii) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any partnership or other equity interests or Rights, except as required by the terms of its securities outstanding on the date hereof by any existing Compensation and Benefit Plan;

(e) (i) sell, lease or dispose any portion of its assets, business or properties other than in the ordinary course of business (including distributions permitted under Section 4.1(f)), (ii) acquire, by merger or otherwise, or lease any assets or all or any portion of the business or property of any other entity other than in the ordinary course of business consistent with past practice, (iii) merge, consolidate or enter into any other business combination transaction or agreement with any Person or (iv) convert from a limited partnership or limited liability company, as the case may be, to any other business entity;

(f) make or declare dividends or distributions (i) to the holders of NTI Common Units other than as provided pursuant to Section 6.13, including the NTI Fourth Quarter 2015 Distribution, the NTI First Quarter Distribution, the NTI Second Quarter Distribution, the NTI Third Quarter Distribution and any Prorated Quarterly Distribution declared in accordance with Section 6.13, or (ii) to the holders of any other units of or interests in NTI, in each case other than distributions required under the NTI Partnership Agreement as in effect on the date hereof;

(g) amend the NTI Partnership Agreement or the NTI GP LLC Agreement, in each case as in effect on the date of this Agreement;

(h) enter into any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (an “NTI Material Contract”), except as would not have a Material Adverse Effect with respect to the NTI Parties and as would not be materially adverse to the Buyer Parties and their Subsidiaries, taken as a whole;

(i) modify, amend, terminate or assign, or waive or assign any rights under, any NTI Material Contract in a manner which is materially adverse to the Buyer Parties and their Subsidiaries, taken as a whole, or which would have a Material Adverse Effect with respect to the NTI Parties;

(j) waive, release, assign, settle or compromise any claim, action or proceeding, including any state or federal regulatory proceeding, seeking damages or injunction or other equitable relief, that (i) is material to NTI and its Subsidiaries, taken as a whole, or (ii) is a claim, action or proceeding relating to the Merger Transactions or this Agreement;

(k) implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by U.S. generally accepted accounting principles or other applicable regulatory authorities;

(l) fail to use commercially reasonable efforts to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as has been customarily maintained;

(m) (i) change in any material respect any of its express or deemed elections relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or (iii) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable Law;

(n) (i) adopt, enter into, amend or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under, any Compensation and Benefit Plan, (ii) grant any severance or termination pay to an officer or director of NTI or any of its Subsidiaries or (iii) establish, adopt, enter into or amend any plan, policy, program or arrangement for the benefit of any current or former directors or officers of NTI or any of its Subsidiaries or any of their beneficiaries;

(o) other than in the ordinary course of business consistent with past practice, (i) incur, assume, guarantee or otherwise become liable for any Indebtedness (directly, contingently or otherwise), other than borrowings under existing revolving credit facilities, or (ii) create any Lien on its property or the property of its Subsidiaries to secure Indebtedness;

(p) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

(q) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at the Closing Date, (ii) any of the conditions set forth in Article VII not being satisfied, (iii) any material delay or prevention of the consummation of the Merger or (iv) a material violation of any provision of this Agreement; or

(r) agree or commit to do anything prohibited by clauses (a) through (q) of this Section 4.1.

Section 4.2 Conduct of Business by the Buyer Parties. Except for actions (a) expressly contemplated or permitted by this Agreement, (b) required by applicable Law (c) set forth on Section 4.2 or (d) taken with the prior written consent of NTI GP (which consent shall not be unreasonably withheld, delayed or conditioned), from the date hereof until the Effective Time, the Buyer Parties shall not, and shall cause each of their respective Subsidiaries not to:

(a) conduct its business and the business of its Subsidiaries other than in the ordinary course except as could not reasonably be expected to have a Material Adverse Effect with respect to WNR;

(b) merge, consolidate or enter into any other business combination transaction or agreement with any Person or make any acquisition or disposition that would materially delay the consummation of the Merger Transactions;

(c) make or declare dividends or distributions (i) to the holders of WNR Common Stock that are special or extraordinary dividends or distributions other than such dividends or distributions as are consistent with past practice made pursuant to applicable approvals of the WNR Board or (ii) to the holders of any other stock of or interests in WNR, other than dividends or distributions which constitute regular quarterly dividends to such WNR stockholders substantially consistent with past practice;

(d) amend in any material respect, the WNR Certificate of Incorporation or WNR Bylaws as in effect on the date of this Agreement;

(e) implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by U.S. generally accepted accounting principles or other applicable regulatory authorities;

(f) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

(g) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties or any representations and warranties of NTI GP or NTI set forth in this Agreement being or becoming untrue in any material respect at the Closing Date, (ii) any of the conditions set forth in Article VII not being satisfied, or (iii) a material violation of any provision of this Agreement;

(h) directly or indirectly sell, transfer or otherwise dispose of, or purchase, acquire or otherwise become beneficial owner of, any NTI Common Units, any general partner interests in NTI GP or any other interests in NTI or NTI GP; or

(i) agree or commit to do anything prohibited by clauses (a) through (h) of this Section 4.2.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties of NTI Parties. Except as set forth in NTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015, and/or any other reports, registration statements, information statements, forms or other documents filed prior to the date hereof by NTI or any of its Subsidiaries subsequent to December 31, 2014 under the Securities Act, or under the Exchange Act, in the form filed with the SEC (collectively, “NTI SEC Documents”) (excluding any disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature, including those in any risk factor section of such documents), the NTI Parties hereby represent and warrant with respect to themselves and their respective Subsidiaries to the Buyer Parties, as follows:

(a) Organization, General Authority and Standing. Each NTI Party is a limited partnership or limited liability company, as the case may be, duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each NTI Party (i) has the requisite limited partnership or limited liability company power and authority to own and lease all of its properties and assets and to carry on its business as it is now being conducted, (ii) is duly qualified to do business and is in good standing in the states of the United States of America where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has in effect all federal, state, local and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except where the failure to have such power and authority, to be so qualified or to have such authorizations and permits in effect would not have a Material Adverse Effect with respect to the NTI Parties.

(b) Capitalization.

(i) As of the date hereof:

(A)	there are 92,833,486 NTI Common Units issued and outstanding;

(B)	there are 762,791 NTI Phantom Units and tandem distribution equivalent rights issued and outstanding pursuant to the NTI LTIP, which NTI Phantom Units are convertible into 762,791 NTI Common Units, in the aggregate;

(C)	there are 325,090 Restricted Units issued and outstanding pursuant to the NTI LTIP; and

(D)	except as set forth in this Section 5.1(b)(i) and Section 5.1(b)(ii), there are no other interests in NTI issued or outstanding.

(ii) Each of the limited partner interests described in Section 5.1(b)(i) has been duly authorized and validly issued in accordance with applicable Laws and the NTI Partnership Agreement, and is fully paid (to the extent required under the NTI Partnership Agreement) and non-assessable (except to the extent such nonassessability may be affected by Sections 17-607 and 17-804 of DRULPA). Such limited partner interests were not issued in violation of any preemptive or similar rights or any other agreement or understanding binding on NTI. NTI GP is the sole general partner of NTI, owning all of the outstanding general partner interests in NTI and such general partner interests were duly authorized and validly issued in accordance with the NTI Partnership Agreement.

(iii) As of the date hereof, except as set forth in Section 5.1(b)(i), and except for equity securities owned by NTI GP or NTI in Subsidiaries of NTI GP or NTI, (A) there are no partnership interests, limited liability company interests or other equity securities of any NTI Party or any of their Subsidiaries issued or authorized and reserved for issuance, (B) there are no outstanding options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating any NTI Party or any of their respective Subsidiaries to issue, transfer or sell any partnership or other equity interest of such NTI Party or such Subsidiary of an NTI Party or any securities convertible into or exchangeable or exercisable for such partnership interests or equity interests, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, and (C) there are no contractual obligations of any NTI Party or any of their respective Subsidiaries to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in such person or any of its Subsidiaries or any such securities or agreements listed in clause (B) of this sentence.

(c) Equity Interests in other Entities. Other than ownership of its Subsidiaries, MPL Investment, Inc. and Minnesota Pipe Line Company, LLC, NTI does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person or any interest in a partnership or joint venture of any kind. NTI owns such interests in its Subsidiaries, MPL Investment, Inc. and Minnesota Pipe Line Company, LLC free and clear of all Liens, except those existing or arising pursuant to the applicable governing documents of such entities.

(d) Power, Authority and Approvals of Transactions; Special Approval and Recommendations.

(i) Each of the NTI Parties has the requisite limited partnership or limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and, subject to the NTI Unitholder Approval, to consummate the Merger Transactions. Subject to the NTI Unitholder Approval, this Agreement and the Merger Transactions have been authorized by all necessary limited partnership or limited liability company, as applicable, action by each of the NTI Parties. This Agreement has been duly executed and delivered by each of the NTI Parties and constitutes a valid and binding agreement of such parties (assuming the due execution and delivery of this Agreement by, or on behalf of, the Other Parties), enforceable against it in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) (collectively, “Creditors’ Rights”).

(ii) The NTI GP Board has authorized the NTI GP Conflicts Committee to, among other things, (A) review and evaluate the terms and conditions of this Agreement and the Merger Transactions, on behalf of NTI GP, NTI and the NTI Unaffiliated Unitholders, (B) negotiate, or delegate to any person or persons the ability to negotiate, the terms and conditions of this Agreement and the Merger Transactions, including the consideration to be received by the holders of NTI Common Units; (C) determine whether or not to grant “Special Approval” (as defined in the NTI Partnership Agreement) of this Agreement and the Merger Transactions; it being understood that the NTI GP Conflicts Committee has the full power and authority of the NTI GP Board, in its capacity as the general partner of NTI, to approve or not approve this Agreement or the Merger Transactions without the necessity of additional approval of the full NTI GP Board, but has no authority to approve or accept any potential alternative transaction to this Agreement or the Merger Transactions, (D) make any recommendation to the NTI Unaffiliated Unitholders regarding what action, if any, should be taken by the NTI Unaffiliated Unitholders with respect to this Agreement and the Merger Transactions and (E) if applicable and as appropriate, to exercise the full authority of the NTI GP Board with respect to the approval of this Agreement and the Merger Transactions, including the authorization of the execution and delivery of any documents, instruments or agreements with respect thereto. The NTI GP Conflicts Committee has approved and declared the advisability of entering into this Agreement and the Merger Transactions and has determined that this Agreement and the Merger Transactions are fair and reasonable to the NTI Unaffiliated Unitholders and NTI and are not adverse to the interests of the NTI Unaffiliated Unitholders or the interests of NTI (the “NTI GP Conflicts Committee Approval”). Such action by the NTI GP Conflicts Committee constituted “Special Approval” (as defined in the NTI Partnership Agreement) of this Agreement and the Merger Transactions under the NTI Partnership Agreement. The NTI GP Conflicts Committee has caused NTI GP, acting in its capacity as the general partner of NTI, to approve this Agreement and the Merger Transactions and has directed that this Agreement be submitted to the NTI Unitholders at a meeting of such holders (including any adjournment or postponement thereof, the “NTI Meeting”) for the purpose of approving this Agreement and the Merger Transactions, and the NTI GP Conflicts Committee has recommended that the holders of NTI Common Units vote in favor of this Agreement and the Merger Transactions at the NTI Meeting.

(e) No Violations or Defaults. Subject to the declaration of effectiveness of the Registration Statement, required filings under federal and state securities laws and with the NYSE, assuming the other consents and approvals contemplated by Section 5.1(f) and Article VII are obtained and assuming the consents, waivers and approvals specified in Section 6.1 are obtained, the execution, delivery and performance of this Agreement and the consummation of the Merger Transactions by the NTI Parties do not and will not (i) except as could not reasonably be expected to have a Material Adverse Effect with respect to the NTI Parties, (x) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which any NTI Party or any of its respective Subsidiaries is a party or by which such NTI Party or any of its Subsidiaries or properties is subject or bound, (y) contravene or conflict with or constitute a material violation of any provision of any Law binding upon or applicable to the NTI Parties or any of their respective Subsidiaries, or (z) result in the creation of any Lien on any of the assets of the NTI Parties or any of their respective Subsidiaries’ assets, (ii) constitute a breach or violation of, or a default under, the NTI Partnership Agreement, the NTI Certificate of Limited Partnership, the NTI GP LLC Agreement or the NTI GP Certificate of Formation or (iii) cause the Merger Transactions to be subject to Takeover Laws.

(f) Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Authority are necessary in connection with (i) the execution and delivery by the NTI Parties of this Agreement or

(ii) the consummation by the NTI Parties of the Merger Transactions, except for (A) the filing of any required applications or notices with any state agencies of competent jurisdiction and approval of such applications or notices, (B) the filing with the SEC of (1) a proxy statement relating to the matters to be submitted to the NTI Unitholders at the NTI Meeting, (2) a registration statement on Form S-4 with respect to the issuance by WNR of New Common Stock in connection with the Merger (such registration statement and any amendments or supplements thereto, the “Registration Statement,” and the proxy statement/prospectus included in such Registration Statement and any amendments or supplements thereto, the “Proxy Statement/Prospectus”) and (3) a Rule 13e-3 transaction statement on Schedule 13E-3 relating to the approval of this Agreement by the NTI Unitholders and the Merger Transactions (as amended or supplemented, the “Schedule 13E-3”) (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (D) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, (E) such filings and approvals as may be required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of New Common Stock pursuant to this Agreement, and (F) such other consents, authorizations, approvals, filings or registrations the absence or unavailability of which could not reasonably be expected to have a Material Adverse Effect with respect to the NTI Parties.

(g) Financial Reports and the NTI SEC Documents; Internal Controls.

(i) Since January 1, 2015, all reports, including but not limited to the Annual Reports on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K, forms, schedules, statements, exhibits and other documents required to be filed or furnished by NTI, with or to the SEC have been or will be timely filed or furnished. The NTI SEC Documents, as of their respective dates, (A) complied in all material respects as to form with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of NTI is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act. There are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the NTI SEC Documents. No enforcement action has been initiated against NTI relating to disclosures contained or omitted from any NTI SEC Document. The historical financial statements of NTI and its consolidated Subsidiaries contained in or incorporated by reference into any NTI SEC Document (including the related notes and schedules thereto) (I) comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (II) fairly present the financial position, results of operations, partners’ equity and cash flows, as the case may be, of NTI or entities to which they relate as of the dates or for the periods to which such financial statements relate, in each case in accordance with U.S. generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

(ii) The NTI Parties make and keep books, records, and accounts and have devised and maintain a system of internal controls, in each case as required pursuant to Section 13(b)(2) under the Exchange Act. The NTI Parties have established and maintain disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the NYSE. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by NTI in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”).

(iii) The principal executive officer and principal financial officer of NTI GP have made all certifications required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of such entities or its officers have received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification.

(h) Absence of Undisclosed Liabilities. Except as disclosed in the audited financial statements (or notes thereto) included in NTI’s Annual Report on Form 10-K for the year ended December 31, 2014, and in the financial statements (or notes thereto) included in subsequent NTI SEC Documents filed by NTI prior to the date hereof, neither NTI nor any of its consolidated Subsidiaries had at December 31, 2014, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (i) liabilities, obligations or contingencies that (A) are accrued or reserved against in the financial statements of NTI included in the NTI SEC Documents filed prior to the date hereof, or reflected in the notes thereto, (B) were incurred since December 31, 2014 in the ordinary course of business and consistent with past practices or (C) relate to this Agreement, the Merger Transactions or the proposal of WNR with respect to the Merger or (ii) liabilities, obligations or contingencies that (A) could not reasonably be expected to have a Material Adverse Effect with respect to the NTI Parties or (B) that have been discharged or paid in full prior to the date hereof.

(i) Compliance with Law; Legal Proceedings. Each NTI Party and each of their respective Subsidiaries is in compliance with and is not in default under or in violation of any applicable Law, except where such non-compliance, default or violation could not reasonably be expected to have a Material Adverse Effect on the NTI Parties. Since December 31, 2014, no NTI Party nor any of their respective Subsidiaries has received any written notice or, to NTI’s Knowledge, other communication from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any Law, except as could not reasonably be expected to have a Material Adverse Effect on the NTI Parties. There are no Legal Proceedings pending (or, to the Knowledge of the NTI Parties, threatened) by any Governmental Authority with respect to NTI or any of its Subsidiaries or actions, suits or proceedings pending (or, to the Knowledge of the NTI Parties, threatened) against NTI or any of its Subsidiaries or any of their respective properties, at law or in equity before any Governmental Authority, and there are no orders, judgments or decrees of any Governmental Authority against NTI or any of its Subsidiaries, in each case except for those that could not reasonably be expected to have, a Material Adverse Effect with respect to the NTI Parties.

(j) Material Contracts.

(i) Except for this Agreement, as of the date hereof, neither NTI nor any of its Subsidiaries is a party to or bound by any NTI Material Contract that is required to be filed as an exhibit to the NTI SEC Documents that has not been so filed.

(ii) Except as could not reasonably be expected to have a Material Adverse Effect on the NTI Parties, (A) each NTI Material Contract is valid and binding and in full force and effect, (B) no event or condition exists which constitutes a default on the part of NTI or any of its Subsidiaries under any such NTI Material Contract, and (C) to the Knowledge of NTI, no other party to such NTI Material Contract is in default in any respect thereunder.

(k) Tax Matters. Except as has not had and could not reasonably be expected to have a Material Adverse Effect with respect to the NTI Parties:

(i) All Tax Returns required to be filed by or with respect to NTI or any of its Subsidiaries, have been duly and timely filed (taking into account any extensions of time within which to file).

(ii) All Tax Returns filed by NTI or any of its Subsidiaries are complete and accurate.

(iii) All Taxes shown to be due on such Tax Returns and all other Taxes, if any, required to be paid by NTI or its Subsidiaries for all periods ending through the date hereof have been paid or adequate reserves have been established on the balance sheet of NTI and its consolidated Subsidiaries included in NTI SEC Documents.

(iv) There is no claim against NTI or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or threatened with respect to any Taxes or Tax Returns of or with respect to NTI or any of its Subsidiaries.

(v) No material (A) audit or examination or (B) refund litigation with respect to any Tax Return of NTI or any of its Subsidiaries is pending. As of the date hereof, neither NTI nor any of its Subsidiaries (1) has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Tax Returns nor (2) is a party to any Tax sharing or Tax indemnity agreement.

(vi) NTI and each of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code.

(vii) NTI is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code and has been properly treated as such since its formation.

(viii) The representations and warranties set forth in this Section 5.1(k) are the NTI Parties’ sole representations and warranties with respect to Taxes.

(l) Environmental Matters. Except as could not reasonably be expected to have a Material Adverse Effect with respect to the NTI Parties:

(i) Each of NTI and each of its Subsidiaries and their respective properties, assets and operations is, and during the relevant time periods specified in all applicable statutes of limitations, has been, in compliance with applicable Environmental Laws.

(ii) (A) Each of NTI and each of its Subsidiaries has obtained and currently possesses all Environmental Permits, made all filings and maintained all data, documentation and records necessary for owning and operating its assets and business as it is presently conducted under all Environmental Laws, (B) all such Environmental Permits remain in full force and effect, are free from breach and are issued in the correct entity’s name, and (C) to the Knowledge of NTI, there are no circumstances existing that could reasonably be expected to result in such Environmental Permits being revoked or not renewed.

(iii) There are no pending or, to the Knowledge of NTI, threatened Legal Proceedings against NTI or any of its Subsidiaries or affecting any of their respective properties, assets or operations under any Environmental Laws.

(iv) There has been no Release of any Hazardous Material into the environment by NTI or any of its Subsidiaries that could reasonably be expected to result in any investigatory, remedial or corrective action obligation on the part of NTI or any of its Subsidiaries under Environmental Laws.

(v) Neither NTI nor any of its Subsidiaries has received any written notice asserting an alleged liability or obligation under any Environmental Law with respect to any investigatory, remedial or corrective activity at any location where NTI or such Subsidiary transported or disposed or arranged for the transport or disposal of any Hazardous Materials (including any adjacent properties) and, to NTI’s Knowledge, there are no circumstances that would reasonably be likely to result in the receipt of such notice.

(vi) Neither NTI nor any of its Subsidiaries entered into, or is otherwise subject to, any agreements, consents, orders, decrees or judgments pursuant to Environmental Law that (A) prevent or limit or impair the current or future use or operation of their properties or (B) require any investigatory, remedial or corrective activity with respect to the present condition of, or as a result of any operations upon, their properties.

(vii) To NTI’s Knowledge, there has been no exposure of any person or property to any Hazardous Material from, by, or in connection with NTI and its Subsidiaries’ properties or operations that could reasonably be expected to form the basis of a claim for damages or compensation against NTI or its Subsidiaries.

(viii) NTI has made available to WNR complete and accurate copies of all internal and external environmental assessments, reports, audits, studies and other similar documents with respect to NTI and its Subsidiaries’ properties, assets and operations which are in the possession or control of NTI or its Subsidiaries.

(ix) The Agreement and Merger Transactions will not result in any liabilities for site investigation or cleanup, or require the prior consent of any Person, pursuant to Environmental Laws, including so-called “transaction-triggered” or “responsible property transfer” requirements.

(x) Neither NTI nor any of its Subsidiaries has, either expressly or by operation of Law, assumed or undertaken any liability (whether actual or contingent, direct or indirect), including any obligation for corrective or remedial action, of any other Person arising under Environmental Laws.

(xi) The representations and warranties set forth in this Section 5.1(l) are the NTI Parties’ sole representations and warranties with respect to environmental matters, Environmental Permits, Environmental Laws or Hazardous Materials.

(m) No Brokers. No action has been taken by the NTI Parties that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Merger Transactions, excluding fees to be paid to Evercore Group L.L.C., pursuant to a letter agreement, the principal terms of which, including the fees thereunder, have been heretofore disclosed to WNR.

(n) NTI Fairness Opinion. At the meeting at which the NTI GP Conflicts Committee approved this Agreement, Evercore Group L.L.C. delivered to the NTI GP Conflicts Committee its oral opinion (which was subsequently confirmed in writing) to the effect that, as of the date of such opinion and subject to certain assumptions, qualifications, limitations and other matters stated therein, the Merger Consideration is fair, from a financial point of view, to the NTI Unaffiliated Unitholders.

(o) No Material Adverse Effect. Since December 31, 2014 to the date of this Agreement, there has not been a Material Adverse Effect with respect to the NTI Parties.

(p) Employee Benefits.

(i) Each Compensation and Benefit Plan that the NTI Parties maintains or to which they contribute or is a participating employer (the “NTI Benefit Plans”) has been delivered or made available to WNR, along with all summary plan descriptions, the most recent determination letter (or opinion letter, as applicable), the most recent actuarial report, related trusts, insurance or group annuity contracts, administrative service agreements and each other funding or financing arrangement relating to any plan, including all amendments, modifications or supplements thereto.

(ii) Except as set forth on a disclosure schedule for this Section 5.1(p)(ii) or as would not result in a Material Adverse Effect to any NTI Party, each NTI Benefit Plan has been administered and operated in compliance with the terms of the applicable controlling documents and with the applicable provisions of ERISA, the Code and all other applicable Laws.

(iii) As to any NTI Benefit Plan or any other Compensation and Benefit Plan sponsored, maintained or contributed to by any ERISA Affiliate of an NTI Party that is subject to Title IV of ERISA, there has been no event or condition which presents the risk of a plan termination, the plan has not failed to meet any minimum funding standards, whether waived or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code, no “reportable event” within the meaning of Section 4043 of ERISA has occurred, no notice of intent to terminate the plan has been given under Section 4041 of ERISA, no proceeding has been instituted under Section 4042 of ERISA to terminate the plan, no liability to the PBGC has been incurred, the assets of the plan equal of exceed the actuarial present value of the benefit liabilities based on reasonable actuarial assumptions and the asset valuation principles established by the PBGC.

(iv) None of the NTI Parties nor any ERISA Affiliate of an NTI Party contributes to or has ever contributed to any multiple employer plan or “multiemployer plan” (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of ERISA) or has any liability (including, without limitation, withdrawal liability) under a multiemployer plan.

(v) As to any NTI Benefit Plan intended to be qualified under Section 401 of the Code, such plan has received a favorable determination letter or opinion letter, as applicable, from the IRS to such effect (or has applied or has time remaining to apply for such letter) and, to the Knowledge of the NTI, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such NTI Benefit Plan, and with respect to any such NTI Benefit Plan that has been terminated prior to the execution of this Agreement, the applicable sponsor of the plan received a favorable determination letter from the IRS with respect to its termination.

(vi) Except as set forth on a disclosure schedule for this Section 5.1(p)(vi), no NTI Party maintains or contributes to an employee welfare benefit plan that provides medical, health or life insurance or other welfare type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the Code).

(vii) Except as set forth on a disclosure schedule for this Section 5.1(p)(vii), neither the execution and delivery of this Agreement or the consummation of the transactions thereunder will (A) result in any payment (including severance, unemployment compensation, golden parachute, bonus, or otherwise) becoming due to any officer, director, employee, or consultant of any NTI Party or any Subsidiary of an NTI Party; (B) materially increase any benefits otherwise payable by any NTI Party; or (C) result in the acceleration of the time of payment or vesting of any awards or benefits or give rise to any additional service credits under any NTI Benefit Plan.

(viii) In connection with the consummation of the transactions contemplated by this Agreement, no payments have or will be made under the NTI Benefit Plans which, in the aggregate, would result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code. There is no contract, agreement, plan or arrangement with an employee to which any NTI Party or any Subsidiary of an NTI Party is a party that, individually or collectively and as a result of the transactions contemplated by this Agreement or any other related transaction document to which any NTI Party is a party, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code (determined without regard to the exceptions contained in Sections 280G(b)(4) and 280G(b)(5)).

(ix) The disclosure schedule for this Section 5.1(p)(ix) sets forth all of the new grants of restricted units, phantom units, unit options, distribution equivalent rights, unit appreciation rights or similar equity-based employee Rights that are expected to be or have been authorized for issuance by any NTI Party in the first quarter of 2016 whether granted pursuant to the NTI LTIP or otherwise.

(q) Employment Matters. Except as set forth on Schedule 5.1(q), no NTI Party or Subsidiary of an NTI Party is a party to, nor has it ever been bound by, the terms of any collective bargaining agreement or other agreement with any labor union or representative of employees, and no such agreements are being negotiated. Except as set forth on Schedule 5.1(q), at no time during the past five years have there been any labor disputes existing or, to NTI’s Knowledge, threatened involving strikes, work stoppages, slowdowns, picketing or any other interference with work or production, or any other concerted action by employees except as could not reasonably be expected to have a Material Adverse Effect with respect to the NTI Parties. Except as set forth on Schedule 5.1(q), no grievance or other legal action arising out of any collective bargaining agreement with NTI exists or is, to NTI’s Knowledge, threatened except as could not reasonably be expected to have a Material Adverse Effect with respect to the NTI Parties.

(r) Permits. NTI and its Subsidiaries are in possession of all Permits (including Environmental Permits) necessary for NTI and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “NTI Permits”), except where the failure to have any of the NTI Permits could not reasonably be expected to have a Material Adverse Effect with respect to the NTI Parties. All NTI Permits are in full force and effect, except where the failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect with respect to the NTI Parties. No suspension or cancellation of any of the NTI Permits is pending or, to the Knowledge of NTI, threatened, except where such suspension or cancellation could not reasonably be expected to have a Material Adverse Effect with respect to the NTI Parties. NTI and its Subsidiaries are not, and since December 31, 2014 have not been, in violation or breach of, or default under, any NTI Permit, except where such violation, breach or default could not reasonably be expected to have a Material Adverse Effect with respect to the NTI Parties. As of the date of this Agreement, to the Knowledge of the NTI Parties, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of NTI or any of its Subsidiaries under, any NTI Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend any NTI Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that could not reasonably be expected to have a Material Adverse Effect with respect to the NTI Parties.

(s) State Takeover Laws. No approvals are required under Takeover Laws in connection with the performance by the NTI Parties of their obligations under this Agreement.

Section 5.2 Representations and Warranties of Buyer Parties. Except as set forth in WNR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015, and/or any other reports, registration statements, definitive proxy statements, information statements, forms or other documents filed prior to the date hereof by WNR or any of its Subsidiaries subsequent to December 31, 2014 under the Securities Act, or under the Exchange Act, in the form filed with the SEC (collectively, “WNR SEC Documents”) (excluding any disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature, including those in any risk factor section of such documents), the Buyer Parties hereby represent and warrant with respect to themselves and their respective Subsidiaries to NTI, as follows:

(a) Organization, General Authority and Standing. Each of the Buyer Parties is a corporation or limited liability company, as the case may be, duly incorporated or formed, as applicable, validly existing and in good standing under the Laws of the State of Delaware. Each Buyer Party (i) has the requisite corporate or limited liability company power and authority to own and lease all of its properties and assets and to carry on its business as it is now being conducted, (ii) is duly qualified to do business and is in good standing in the states of the United States of America where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has in effect all federal, state, local, and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except where the failure to have such power and authority, to be so qualified or to have such authorizations and permits in effect would not have a Material Adverse Effect with respect to WNR.

(b) Capitalization.

(i) As of the date hereof:

(A)	there are 93,684,082 shares of WNR Common Stock issued and outstanding (not including 9,089,623 shares of WNR Common Stock held in treasury);

(B)	there are 399,214 shares of WNR Common Stock reserved for issuance under outstanding WNR Restricted Share Unit Awards pursuant to the WNR LTIP and WNR Incentive Plan; and

(C)	except as set forth in this Section 5.2(b)(i), there are no other equity interests in WNR issued or outstanding.

(ii) Each of the equity interests described in Section 5.2(b)(i) has been duly authorized and validly issued in accordance with applicable Laws and the WNR Certificate of Incorporation, and is fully paid and non-assessable. Such equity interests were not issued in violation of any preemptive or similar rights or any other agreement or understanding binding on WNR.

(iii) The shares of New Common Stock to be issued in accordance with this Agreement have been duly authorized and, when issued, will be fully paid and non-assessable.

(iv) As of the date hereof, except as set forth in Section 5.1(b)(i), and except for equity securities owned by WNR in Subsidiaries of WNR (A) there are no shares of capital stock, limited liability company interests or other equity securities of any Buyer Party or any of their Subsidiaries issued or authorized and reserved for issuance, (B) there are no outstanding options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating any Buyer Party or any of their respective Subsidiaries to issue, transfer or sell any capital stock or other equity interest of such Buyer Party or such Subsidiary of a Buyer Party or any securities convertible into or exchangeable or exercisable for such capital stock or equity interests, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, and (C) there are no contractual obligations of any Buyer Party or any of their respective Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (B) of this sentence.

(c) Power, Authority and Approvals of Transactions. Each of the Buyer Parties has the requisite corporate or limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger Transactions. This Agreement and the Merger Transactions have been authorized by all necessary corporate or limited liability company action by the Buyer Parties. This Agreement has been duly executed and delivered by each Buyer Party and constitutes a valid and binding agreement of each Buyer Party (assuming the due execution and delivery of this Agreement by, or on behalf of, the Other Parties), enforceable against each such Buyer Party in accordance with its terms except as such enforceability may be limited by Creditors’ Rights.

(d) No Violations or Defaults. Subject to the declaration of effectiveness of the Registration Statement, required filings under federal and state securities laws and with the NYSE, assuming the other consents and approvals contemplated by Section 5.2(e) and Article VII are obtained and assuming the consents, waivers and approvals specified in Section 6.1 are obtained, the execution, delivery and performance of this Agreement and the consummation of the Merger Transactions by the Buyer Parties do not and will not (i) except as could not reasonably be expected to have a Material Adverse Effect with respect to WNR, (x) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which WNR or any of its Subsidiaries is a party or by which WNR or any of its Subsidiaries or properties is subject or bound, (y) contravene or conflict with or constitute a material violation of any provision of any Law binding upon or applicable to the Buyer Parties or any of their respective Subsidiaries or (z) result in the creation of any Lien on any of the assets of the Buyer Parties or their respective Subsidiaries’ assets, (ii) constitute a breach or violation of, or a default under, the organizational documents of any Buyer Party, or (iii) cause the Merger Transactions to be subject to Takeover Laws.

(e) Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Authority are necessary in connection with (i) the execution and delivery by the Buyer Parties of this Agreement or (ii) the consummation by the Buyer Parties of the Merger Transactions, except for (A) the filing of any required applications or notices with any state agencies of competent jurisdiction and approval of such applications or notices, (B) the filing with the SEC of the Registration Statement, the Proxy Statement/Prospectus and the Schedule 13E-3, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (D) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, (E) such filings and approvals as may be required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of New Common Stock pursuant to this Agreement, and (F) such other consents, authorizations, approvals, filings or registrations the absence or unavailability of which could not reasonably be expected to have a Material Adverse Effect with respect to WNR.

(f) Financial Reports and the WNR SEC Documents; Internal Controls.

(i) Since January 1, 2015, all reports, including but not limited to the Annual Reports on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K, forms, schedules, statements, exhibits and other documents required to be filed or furnished by WNR, with or to the SEC have been or will be timely filed or furnished. The WNR SEC Documents, as of their respective dates, (A) complied in all material respects as to form with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Except as set forth on Schedule 5.2(f)(i), no Subsidiary of WNR is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act. There are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the WNR SEC Documents. No enforcement action has been initiated against WNR relating to disclosures contained or omitted from any WNR SEC Document. The historical financial statements of WNR and its consolidated Subsidiaries contained in or incorporated by reference into any such WNR SEC Document (including the related notes and schedules thereto) (I) comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (II) fairly present the financial position, results of operations, stockholders’ equity and cash flows, as the case may be, of the entity or entities to which they relate as of the dates or for the periods to which such financial statements relate, in each case in accordance with U.S. generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

(ii) WNR makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case as required pursuant to Section 13(b)(2) under the Exchange Act. WNR has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the NYSE. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by WNR in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder the Sarbanes-Oxley Act.

(iii) The principal executive officer and principal financial officer of WNR have made all certifications required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of such entities or its officers have received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification.

(g) Absence of Undisclosed Liabilities. Except as disclosed in the audited financial statements (or notes thereto) included in WNR’s Annual Report on Form 10-K for the year ended December 31, 2014, and in the financial statements (or notes thereto) included in subsequent WNR SEC Documents filed by WNR prior to the date hereof, neither WNR nor any of its consolidated Subsidiaries had at December 31, 2014, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (i) liabilities, obligations or contingencies that (A) are accrued or reserved against in the financial statements of WNR included in the WNR SEC Documents filed prior to the date hereof, or reflected in the notes thereto, (B) were incurred since December 31, 2014 in the ordinary course of business and consistent with past practices or (C) relate to this Agreement, the Merger Transactions or the proposal of WNR with respect to the Merger or (ii) liabilities, obligations or contingencies that (A) could not reasonably be expected to have a Material Adverse Effect on WNR or (B) that have been discharged or paid in full prior to the date hereof. Notwithstanding anything to the contrary in this Section 5.2(g), WNR makes no representation or warranty with respect to any liability or obligation of NTI or any of its Subsidiaries.

(h) Compliance with Law; Legal Proceedings. WNR and each of its Subsidiaries is in compliance with and is not in default under or in violation of any applicable Law, except where such non-compliance, default or violation could not reasonably be expected to have a Material Adverse Effect on WNR. Since December 31, 2014, neither WNR nor any of its Subsidiaries has received any written notice or, to WNR’s Knowledge, other communication from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any Law, except as could not reasonably be expected to have a Material Adverse Effect on WNR. There are no Legal Proceedings pending (or, to the Knowledge of WNR, threatened) by any Governmental Authority with respect to WNR or any of its Subsidiaries or actions, suits or proceedings pending (or, to the Knowledge of WNR, threatened) against WNR or any of its Subsidiaries or any of their respective properties, at law or in equity before any Governmental Authority, and there are no orders, judgments or decrees of any Governmental Authority against WNR or any of its Subsidiaries, in each case except for those that could not reasonably be expected to have a Material Adverse Effect with respect to WNR.

(i) Material Contracts.

(i) Except for this Agreement, as of the date hereof, neither WNR nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (a “WNR Material Contract”) that is required to be filed as an exhibit to the WNR SEC Documents that has not been so filed.

(ii) Except as could not reasonably be expected to have a Material Adverse Effect on WNR, (A) each WNR Material Contract is valid and binding and in full force and effect, (B) no event or condition exists which constitutes a default on the part of WNR or any of its Subsidiaries under any such WNR Material Contract, and (C) to the Knowledge of WNR, no other party to such WNR Material Contract is in default in any respect thereunder.

(j) Tax Matters. Except as has not had and could not reasonably be expected to have a Material Adverse Effect with respect to WNR:

(i) All Tax Returns required to be filed by or with respect to WNR or any of its Subsidiaries (including NTI GP), have been duly and timely filed (taking into account any extension of time within which to file).

(ii) All Tax Returns filed by WNR or any of its Subsidiaries (including NTI GP) are complete and accurate.

(iii) All Taxes shown to be due on such Tax Returns and all other Taxes, if any, required to be paid by WNR or its Subsidiaries (including NTI GP) for all periods ending through the date hereof have been paid or adequate reserves have been established on the balance sheet of WNR and its consolidated subsidiaries in WNR SEC Documents.

(iv) There is no claim against WNR or any of its Subsidiaries (including NTI GP) for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or threatened with respect to any Taxes or Tax Returns of or with respect to WNR or any of its Subsidiaries (including NTI GP).

(v) No material (A) audit or examination or (B) refund litigation with respect to any Tax Return of WNR of any of its Subsidiaries (including NTI GP) is pending. As of the date hereof, neither WNR nor any of its Subsidiaries (including NTI GP) (1) has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Tax Returns nor (2) is a party to any Tax sharing or Tax indemnity agreement.

(vi) The representations and warranties set forth in this Section 5.2(j) are the Buyer Parties’ sole representations and warranties with respect to Taxes.

(k) Environmental Matters. Except as could not reasonably be expected to have a Material Adverse Effect with respect to WNR:

(i) Each of WNR and each of its Subsidiaries and their respective properties, assets and operations is, and during the relevant time periods specified in all applicable statutes of limitations, has been, in compliance with applicable Environmental Laws.

(ii) (A) Each of WNR and each of its Subsidiaries has obtained and currently possesses all Environmental Permits, made all filings and maintained all data, documentation and records necessary for owning and operating its assets and business as it is presently conducted under all Environmental Laws, (B) all such Environmental Permits remain in full force and effect, are free from breach and are issued in the correct entity’s name and (C) to the Knowledge of WNR, there are no circumstances existing that could reasonably be expected to result in such Environmental Permits being revoked or not renewed.

(iii) There are no pending or, to the Knowledge of WNR, threatened Legal Proceedings against WNR or any of its Subsidiaries or affecting any of their respective properties, assets or operations under any Environmental Laws.

(iv) There has been no Release of any Hazardous Material into the environment by WNR or any of its Subsidiaries that could reasonably be expected to result in any investigatory, remedial or corrective action obligation on the part of WNR or any of its Subsidiaries under Environmental Laws.

(v) Neither WNR nor any of its Subsidiaries has received any written notice asserting an alleged liability or obligation under any Environmental Law with respect to any investigatory, remedial or corrective activity at any location where WNR or such Subsidiary transported or disposed or arranged for the transport or disposal of any Hazardous Materials (including any adjacent properties) and, to WNR’s Knowledge, there are no circumstances that would reasonably be likely to result in the receipt of such notice.

(vi) Neither WNR nor any of its Subsidiaries entered into, or is otherwise subject to, any agreements, consents, orders, decrees or judgments pursuant to Environmental Law that (A) prevent or limit or impair the current or future use or operation of their properties or (B) require any investigatory, remedial or corrective activity with respect to the present condition of, or as a result of any operations upon, their properties.

(vii) To WNR’s Knowledge, there has been no exposure of any person or property to any Hazardous Material from, by, or in connection with WNR and its Subsidiaries’ properties or operations that could reasonably be expected to form the basis of a claim for damages or compensation against WNR or its Subsidiaries.

(viii) The Agreement and Merger Transactions will not result in any liabilities for site investigation or cleanup, or require the prior consent of any Person, pursuant to Environmental Laws, including so-called “transaction-triggered” or “responsible property transfer” requirements.

(ix) Neither WNR nor any of its Subsidiaries has, either expressly or by operation of Law, assumed or undertaken any Liability, including any obligation for corrective or remedial action, of any other Person arising under Environmental Laws.

(x) The representations and warranties set forth in this Section 5.2(k) are the Buyer Parties’ sole representations and warranties with respect to environmental matters, Environmental Permits, Environmental Laws or Hazardous Materials.

(l) Operations of MergerCo. MergerCo was formed solely for the purpose of engaging in the Merger Transactions and has engaged in no business other than in connection with entering into this Agreement and engaging in the Merger Transactions.

(m) No Brokers. No action has been taken by the Buyer Parties that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Merger Transactions, excluding fees to be paid to Goldman Sachs & Co., pursuant to a letter agreement, the existence of which has been heretofore disclosed to the NTI Parties and which fees have been disclosed to the NTI Parties.

(n) Ownership of NTI Common Units. As of the date hereof, NT InterHoldCo owns 35,622,500 NTI Common Units, which represent all NTI Common Units held by any Buyer Party or any of its respective Subsidiaries.

(o) No Material Adverse Effect. Since December 31, 2014 to the date of this Agreement, there has not been a Material Adverse Effect with respect to WNR.

(p) Permits. WNR and its Subsidiaries are in possession of all Permits (including Environmental Permits) necessary for WNR and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “WNR Permits”), except where the failure to have any of the WNR Permits could not reasonably be expected to have a Material Adverse Effect with respect to WNR. All WNR Permits are in full force and effect, except where the failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect with respect to WNR. No suspension or cancellation of any of the WNR Permits is pending or, to the Knowledge of WNR, threatened, except where such suspension or cancellation could not reasonably be expected to have a Material Adverse Effect with respect to WNR. WNR and its Subsidiaries are not, and since December 31, 2014 have not been, in violation or breach of, or default under, any WNR Permit, except where such violation, breach or default could not reasonably be expected to have a Material Adverse Effect with respect to WNR. As of the date of this Agreement, to the Knowledge of WNR, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of WNR or any of its Subsidiaries under, any WNR Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend any WNR Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that could not reasonably be expected to have a Material Adverse Effect with respect to WNR.

(q) Takeover Laws. No approvals are required under Takeover Laws in connection with the performance by the Buyer Parties of their obligations under this Agreement.

(r) Financing. At the Effective Time, MergerCo will have available to it sources of immediately available funds sufficient to consummate the Merger and to pay all cash amounts required to be paid in connection with the Merger Transactions, including the cash portion of the Merger Consideration.

ARTICLE VI

COVENANTS

The NTI Parties hereby covenant to and agree with WNR, and the Buyer Parties hereby covenant to and agree with NTI, that:

Section 6.1 Reasonable Best Efforts; Third Party Approvals.

(a) Subject to the terms and conditions of this Agreement, such parties shall use their reasonable best efforts in good faith (subject to, and in accordance with, applicable Laws) to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, desirable or advisable, so as to permit and enable prompt consummation of the Merger Transactions, including (i) using reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the

Merger Transactions, (ii) using reasonable best efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the Merger Transactions or seeking material damages and (iii) using reasonable best efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all Governmental Authorities and third parties necessary to consummate the Merger Transactions, to comply with the terms and conditions of such permits, consents, approvals and authorizations and to cause the Merger to be consummated as promptly as practicable.

(b) Subject to the other terms and conditions herein provided and without limiting the foregoing, each of WNR and NTI shall (and shall cause their respective Subsidiaries to):

(i) consult with the Other Parties with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Merger Transactions, and each party will keep the Other Parties apprised of the status of material matters relating to completion of the Merger Transactions;

(ii) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable and advisable and in any event within ten (10) Business Days after the date of this Agreement (unless a later date is mutually agreed to by the parties hereto) and to supply as promptly as practicable and advisable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other Antitrust Law and, subject to Section 6.1(d), use its reasonable best efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 6.1 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable (and in any event no later than the Termination Date);

(iii) promptly notify the Other Parties of any communication concerning this Agreement, the Merger or the other transactions contemplated by this Agreement to that party from any Governmental Authority and consult with and permit the other Party to review in advance any proposed communication concerning this Agreement, the Merger or the other transactions contemplated by this Agreement to any Governmental Authority;

(iv) upon request, promptly furnish the other Parties with all information concerning itself, its Subsidiaries, directors, officers, stockholders and unitholders and such other matters as may be reasonably necessary or advisable in connection with any required filing, notice or application made by or on behalf of such Other Party or any of such Other Party’s Subsidiaries to any Governmental Authority in connection with the Merger Transactions; and

(v) promptly furnish to the Other Parties copies of all correspondence, filings and communications between it and its Affiliates and any Governmental Authority with respect to the Merger Transactions.

(c) WNR shall be entitled to direct the antitrust defense of the transactions contemplated by this Agreement in any investigation or litigation by, or negotiations with, any Governmental Authority or other person relating to the Merger or regulatory filings under applicable Antitrust Law. NTI shall not make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any Governmental Authority with respect to any proposed settlement, consent decree, commitment or remedy, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested by or agreed with WNR. NTI shall use its reasonable best efforts to provide full and effective support of WNR in all material respects in all such investigations, litigation, negotiations and discussions to the extent requested by WNR.

(d) Without limiting the foregoing, WNR and NTI shall take all such action as may be necessary to resolve such objections, if any, that the Antitrust Division of the United States Department of Justice, the Federal Trade Commission or state antitrust enforcement authorities may assert under Antitrust Laws with respect to the transactions contemplated hereby, and to avoid or eliminate, and minimize the impact of, each and every impediment under Antitrust Laws that may be asserted by any Governmental Authority with respect to the

Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Termination Date); provided, however, that nothing contained in this Agreement requires WNR or NTI or their respective Subsidiaries to take, or cause to be taken, or agree to take, any action with respect to any of the assets, businesses or product lines of NTI or any of its Subsidiaries (“NTI Assets”), or of WNR or any of its Subsidiaries (including the Surviving Entity) (“WNR Assets”), or any combination thereof, if such action (whether taken with respect to NTI Assets or WNR Assets), individually or in the aggregate, would result in the divestiture, sale, hold separate, license or limitation of the conduct on business that, individually or taken together, would reasonably be expected to be material and adverse to NTI and its Subsidiaries, taken as a whole or WNR and its subsidiaries, taken as a whole.

Section 6.2 Unitholder Approval.

(a) Subject to the terms and conditions of this Agreement, NTI shall (i) take, in accordance with applicable Law, applicable stock exchange rules and the NTI Partnership Agreement, all action necessary to establish a record date for, duly call, give notice of, convene and (ii) hold the NTI Meeting to consider and vote upon the approval of this Agreement and the Merger Transactions, as promptly as practicable after the Registration Statement is declared effective. Subject to Section 6.2(b) or Section 6.2(c), the NTI GP Conflicts Committee shall recommend approval of this Agreement and the Merger Transactions to the holders of NTI Common Units (the “NTI Recommendation”), and the NTI Parties shall take all reasonable lawful action to solicit such approval by the holders of NTI Common Units. Except as provided in Section 6.2(b) or Section 6.2(c), neither the NTI GP Conflicts Committee nor the NTI GP Board shall (i) withdraw, modify or qualify, or publicly propose to withdraw, modify or qualify, in any manner adverse to WNR, the NTI Recommendation or (ii) publicly approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Acquisition Proposal (any action described in this sentence being referred to as an “NTI Change in Recommendation”). None of NTI GP, NTI or any of their Subsidiaries shall execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract providing for any Acquisition Proposal. NTI’s obligations pursuant to the first sentence of this Section 6.2(a) shall not be affected by (A) the commencement, public proposal, public disclosure or communication to NTI of any Acquisition Proposal or (B) the withdrawal, modification or qualification by the NTI GP Conflicts Committee or the NTI GP Board of the NTI Recommendation or the NTI GP Conflicts Committee’s or the NTI GP Board’s approval of this Agreement or the Merger Transactions.

(b) Notwithstanding Section 6.2(a), at any time prior to obtaining the NTI Unitholder Approval, the NTI GP Conflicts Committee or the NTI GP Board may, in response to an unsolicited Acquisition Proposal, make an NTI Change in Recommendation if it has determined in good faith, after consultation with its outside legal counsel and financial advisors, that (i) failure to make an NTI Change in Recommendation would be inconsistent with its duties under the NTI Partnership Agreement or applicable Law and (ii) such Acquisition Proposal constitutes a Superior Proposal; provided, however, that neither the NTI GP Conflicts Committee nor the NTI GP Board shall be entitled to exercise its right to make an NTI Change in Recommendation pursuant to this sentence unless (A) NTI has not breached Section 6.6 in any material respect, (B) NTI has provided to WNR three Business Days prior written notice (such notice, a “Notice of Proposed Recommendation Change”) advising WNR that the NTI GP Conflicts Committee or the NTI GP Board intends to take such action, specifying the reasons therefor in reasonable detail, including that the NTI GP Conflicts Committee has determined that the Acquisition Proposal is a Superior Proposal and specifying the terms and conditions of such Acquisition Proposal and the identity of the Person making such Acquisition Proposal (it being understood that any amendment to the terms of any such Acquisition Proposal shall require a new Notice of Proposed Recommendation Change and an additional three Business Day period), (C) NTI has provided to WNR all materials and information delivered or made available to the Person or group of Persons making such determined Superior Proposal (to the extent not previously provided to WNR), (D) each of NTI and the NTI GP Conflicts Committee has negotiated, and has caused its Representatives to negotiate, in good faith with WNR during such notice period to enable WNR to revise the terms of this Agreement such that it would obviate the need for making the NTI Change in Recommendation, and

(E) following the end of such notice period, the NTI GP Conflicts Committee shall have considered in good faith any changes to this Agreement proposed by WNR and shall have determined (after consultation with its outside legal counsel and financial advisors) that the failure to make an NTI Change in Recommendation would continue to be inconsistent with its duties under the NTI Partnership Agreement or applicable Law even if such revisions proposed by WNR were to be given effect and that the Acquisition Proposal continues to be a Superior Proposal even if the revisions proposed by WNR were to be given effect. Any NTI Change in Recommendation shall not invalidate the approval (or “Special Approval” as defined in the NTI Partnership Agreement) of this Agreement or any other approval of the NTI GP Conflicts Committee or of NTI GP, including in any respect that would have the effect of causing any state (including Delaware) takeover statute or other similar statute to be applicable to the Merger Transactions.

(c) Notwithstanding Section 6.2(a), at any time prior to obtaining the NTI Unitholder Approval, the NTI GP Conflicts Committee or the NTI GP Board may make an NTI Change in Recommendation if it has determined in good faith, after consultation with its outside legal counsel and financial advisors, that failure to make an NTI Change in Recommendation would be inconsistent with its duties under the NTI Partnership Agreement or applicable Law; provided, however, that neither the NTI GP Conflicts Committee nor the NTI GP Board shall be entitled to exercise its right to make an NTI Change in Recommendation pursuant to this sentence unless (i) NTI has not breached Section 6.6 in any material respect, (ii) NTI has provided to WNR a Notice of Proposed Recommendation Change advising WNR that the NTI GP Conflicts Committee or the NTI GP Board intends to take such action, specifying the reasons therefor in reasonable detail, (iii) each of NTI and the NTI GP Conflicts Committee has negotiated, and has caused its Representatives to negotiate, in good faith with WNR during such notice period to enable WNR to revise the terms of this Agreement such that it would obviate the need for making the NTI Change in Recommendation, and (iv) following the end of such notice period, the NTI GP Conflicts Committee shall have considered in good faith any changes to this Agreement proposed by WNR and shall have determined (after consultation with its outside legal counsel and financial advisors) that the failure to make an NTI Change in Recommendation would continue to be inconsistent with its duties under the NTI Partnership Agreement or applicable Law even if such revisions proposed by WNR were to be given effect. Any NTI Change in Recommendation shall not invalidate the approval (or “Special Approval” as defined in the NTI Partnership Agreement) of this Agreement or any other approval of the NTI GP Conflicts Committee or of NTI GP, including in any respect that would have the effect of causing any state (including Delaware) takeover statute or other similar statute to be applicable to the Merger Transactions.

(d) Nothing contained in this Agreement shall prevent NTI, NTI GP, the NTI GP Board or the NTI GP Conflicts Committee from taking and disclosing to the holders of NTI Common Units a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to holders of NTI Common Units) or from making any legally required disclosure to holders of NTI Common Units. Any “stop-look-and-listen” communication by NTI, NTI GP, the NTI GP Board, or the NTI GP Conflicts Committee to the limited partners of NTI pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the holders of NTI Common Units) shall not be considered an NTI Change in Recommendation or a withdrawal, modification or change in any manner adverse to WNR of all or a portion of the NTI GP Conflicts Committee Approval.

Section 6.3 Registration Statement.

(a) Each of the Buyer Parties and the NTI Parties agrees to cooperate in the preparation of (i) the Registration Statement (including the Proxy Statement/Prospectus constituting a part thereof and all related documents) to be filed by WNR with the SEC in connection with the issuance of the New Common Stock in the Merger as contemplated by this Agreement and (ii) the Schedule 13E-3 to be jointly filed by the Buyer Parties and NTI with the SEC. As soon as practicable following the date of this Agreement, NTI and WNR shall jointly prepare and file with the SEC the Proxy Statement/Prospectus, NTI and WNR shall jointly prepare and WNR shall file with the SEC the Registration Statement, and NTI and WNR shall jointly prepare and the Buyer Parties and NTI shall jointly file with the SEC the Schedule 13E-3, and any amendments thereto as required by Rule

13e-3 under the Exchange Act. Each of NTI and WNR agrees to use all reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing thereof and keep the Registration Statement effective for so long as necessary to consummate the Merger Transactions. WNR also agrees to use reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Merger Transactions. Each of WNR and NTI agrees to furnish to the other party all information concerning WNR and its Subsidiaries or NTI, NTI GP and their respective Subsidiaries, as applicable, and the officers, directors, stockholders and unitholders of WNR and NTI and any applicable Affiliates, as applicable, and to take such other action as may be reasonably requested in connection with the foregoing. No filing of the Registration Statement will be made by WNR, no filing of the Proxy Statement/Prospectus will made by WNR or NTI, and no filing of the Schedule 13E-3 will be made by the Buyer Parties or NTI, in each case without providing the other party a reasonable opportunity to review and comment thereon.

(b) Each of the NTI Parties and WNR agrees, as to itself and its Subsidiaries, that (i) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to the holders of NTI Common Units and at the time of the NTI Meeting, not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (iii) the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC, not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the NTI Parties and Buyer Parties further agrees that, if it shall become aware prior to the Closing Date of any information that would cause any of the statements in the Registration Statement, the Proxy Statement/Prospectus or the Schedule 13E-3 to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not false or misleading, it will promptly inform the Other Parties thereof and take the necessary steps to correct such information in an amendment or supplement to the Registration Statement, the Proxy Statement/Prospectus or the Schedule 13E-3. No amendment or supplement to the Registration Statement will be made by WNR, no amendment or supplement to the Proxy Statement/Prospectus will be made by WNR or NTI, and no amendment or supplement to the Schedule 13E-3 will be made by the Buyer Parties or NTI, in each case without providing the other party a reasonable opportunity to review and comment thereon.

(c) The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement/Prospectus, the Registration Statement or the Schedule 13E-3 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement/Prospectus, the Registration Statement, the Schedule 13E-3 or the Merger Transactions and (ii) all orders of the SEC relating to the Registration Statement.

(d) Each of NTI and WNR agrees to use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the NTI Unitholders as soon as practicable after the effective date of the Registration Statement.

Section 6.4 Press Releases. The parties hereto shall issue a joint press release with respect to the execution of this Agreement and the Merger, which press release shall be reasonably satisfactory to WNR and the NTI GP Conflicts Committee. Prior to an NTI Change in Recommendation, if any, neither NTI nor WNR shall, without the prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) of (a) the NTI GP Conflicts Committee, in the case of WNR, and (b) WNR, in the case of NTI, issue any press release or written statement for general circulation relating to the Merger Transactions, except as otherwise required by applicable Law or the rules of the NYSE, in which case it will consult with the other party before issuing any such press release or written statement.

Section 6.5 Access; Information.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause its Subsidiaries to, afford the Other Parties and their Representatives access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and historical records as reasonably requested and, during such period, it shall and shall cause its Subsidiaries to, furnish promptly to such Person and its Representatives a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities law (other than reports or documents that WNR or NTI or their respective Subsidiaries, as the case may be, are not permitted to disclose under applicable Law). Notwithstanding the foregoing, neither NTI nor WNR nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

(b) WNR and NTI, respectively, will not use any information obtained pursuant to this Section 6.5 (to which it was not entitled under Law or any agreement other than this Agreement) for any purpose unrelated (i) to the consummation of the Merger Transactions or (ii) the matters contemplated by Section 6.2 in accordance with the terms thereof, and will hold all information and documents obtained pursuant to this Section 6.5 in confidence. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the Merger Transactions.

Section 6.6 Acquisition Proposals.

(a) NTI GP and NTI shall, and they shall cause their respective Subsidiaries, and shall use reasonable best efforts to cause their respective Representatives, of NTI GP and NTI to, (i) immediately cease and terminate any solicitation, encouragement, discussions or negotiations with any Person that may be ongoing with respect to or that could reasonably be expected to lead to an Acquisition Proposal and (ii) request such Person to promptly return or destroy all confidential information concerning NTI and its Subsidiaries.

(b) Neither NTI GP nor NTI shall, and they shall cause their respective Subsidiaries, and shall use reasonable best efforts to cause their respective Representatives, not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or facilitate (including by way of furnishing information) any inquiries regarding, or the making or submission of any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) conduct or participate in any discussions or negotiations regarding any Acquisition Proposal, or (iii) furnish to any Person any non-public information or data relating to NTI or any of its Subsidiaries or afford access to the business, properties, assets, or, except as required by Law or the NTI Partnership Agreement, books or records of NTI or any of its Subsidiaries. Notwithstanding the foregoing, at any time prior to obtaining NTI Unitholder Approval, the NTI GP Conflicts Committee may take the actions described in clauses (ii) and (iii) of this Section 6.6(b) with respect to any Person that makes a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 6.6(b) (a “Receiving Party”), if (A) the NTI GP Conflicts Committee, after consultation with its outside legal counsel and financial advisors, determines in good faith that such Acquisition Proposal constitutes or is likely to result in a Superior Proposal and that the failure to take such action would be inconsistent with its duties under the NTI Partnership Agreement or applicable Law, and (B) prior to furnishing any such non-public information to such Receiving Party, NTI receives from such Receiving Party an executed Confidentiality Agreement. NTI GP and NTI shall as promptly as practicable (in all events within 24 hours) provide to WNR a copy of such Confidentiality Agreement and shall provide to WNR any non-public information with respect to NTI and its Subsidiaries that was not previously provided or made available to WNR prior to or substantially concurrent with providing or making available such non-public information to such other Person. NTI GP and NTI shall, as promptly as practicable (and in any event within 24 hours), advise WNR in writing of any request for non-public information or any Acquisition Proposal received from any Person, including the identity of such Person, or any inquiry or request for discussions or negotiations with respect to any Acquisition Proposal, and the material terms of such request, Acquisition Proposal or inquiry, as well as the identity of the Person making such request, proposal or inquiry. NTI GP and NTI shall, as promptly as practicable (and in all events within 24 hours), provide to WNR copies of any written materials received by NTI GP, NTI or any of their Subsidiaries or Representatives in connection with any of the foregoing and the identity of the Person or group making any such request, Acquisition Proposal or inquiry.

(c) NTI GP and NTI shall keep WNR fully informed of the status of any material developments regarding or changes in any Acquisition Proposal on a reasonably current basis (and in all events within 24 hours of such material development or change). NTI GP and NTI agree that they and their Subsidiaries will not enter into any Confidentiality Agreement with any Person that prohibits NTI GP or NTI or any of their Subsidiaries from providing any information to WNR in accordance with Section 6.5 or this Section 6.6. NTI GP and NTI will use reasonable best efforts to enforce (and shall not amend or waive any material terms of) any such agreement at the request of or on behalf of WNR.

Section 6.7 Takeover Laws. Neither NTI nor WNR shall take any action that would cause the Merger Transactions to be subject to requirements imposed by any Takeover Laws, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the Merger Transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect, including Takeover Laws of any state that purport to apply to this Agreement or the Merger Transactions.

Section 6.8 No Rights Triggered. The NTI Parties shall take all steps necessary to ensure that the entering into of this Agreement and the consummation of the Merger Transactions and any other action or combination of actions do not and will not result in the grant of any Rights to any Person under the NTI Partnership Agreement or under any material agreement to which it or any of its Subsidiaries is a party.

Section 6.9 New Common Stock Listed. WNR shall use its commercially reasonable efforts to list, prior to the Closing, on the NYSE, upon official notice of issuance, the shares of New Common Stock.

Section 6.10 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the NTI Partnership Agreement, the NTI GP LLC Agreement, this Agreement or, if applicable, similar organizational documents or agreements of any of NTI’s Subsidiaries, from and after the Effective Time, NTI GP, WNR and the Surviving Entity, jointly and severally, shall: (i) indemnify and hold harmless (A) any Person (together with such Person’s heirs, executors and administrators) who is or was, or at any time prior to the Effective Time becomes, an officer or director of NTI GP, NTI or any of their respective Subsidiaries, and (b) any Person (together with such Person’s heirs, executors and administrators) who is or was serving, or at any time prior to the Effective Time serves, at the request of NTI GP, NTI or any of their respective Subsidiaries as an officer, director, member, partner, agent, fiduciary or trustee of another Person or of any Compensation and Benefit Plan of any thereof (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law in connection with any Claim or Action and any losses, claims, damages, liabilities, costs, Indemnification Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or, within 15 days after any request for advancement, advance to each of the Indemnified Parties any Indemnification Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim or Action in advance of the final disposition of such Claim or Action, including payment on behalf of or advancement to the Indemnified Party of any Indemnification Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security. The indemnification and advancement obligations of NTI GP and the Surviving Entity pursuant to this Section 6.10(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim or Action relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger and the other Merger Transactions, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim or Action relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to any Indemnified Party who has ceased to be a director or officer of NTI GP after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 6.10: (A) the term “Claim” means any threatened, asserted, pending or completed action or proceeding, whether instituted by any party hereto, any Governmental Authority or any other Person, or that any Indemnified Party in good faith believes might lead to the institution of any action or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism (“Action”), arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director or officer of NTI GP or of any of its Subsidiaries or as a trustee of (or in a similar capacity with) any Compensation and Benefit Plan of any thereof; (B) the term “Indemnification Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is sought pursuant to this Section 6.10(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party; and (C) the phrase “to the fullest extent authorized or permitted by applicable Law” shall include, but not be limited to, (1) to the fullest extent permitted by any provision of the DRULPA or the DLLCA that authorizes or permits additional indemnification by agreement or otherwise, or the corresponding provision of any amendment to or replacement of the DRULPA or the DLLCA, and (2) to the fullest extent authorized or permitted by any amendments to or replacements of the DRULPA or the DLLCA adopted after the date of this Agreement that increase the extent to which an entity may indemnify its directors, officers, trustees, employees, agents, or fiduciaries or persons serving in any capacity in which any Indemnified Party serves. Any amendment, alteration or repeal of the DRULPA or the DLLCA that adversely affects any right of any Indemnified Party shall be prospective only and shall not limit or eliminate any such right with respect to any Claim or Action involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal. Neither NTI GP nor the Surviving Entity shall settle, compromise or consent to the entry of any judgment in any actual or threatened Claim or Action in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or Action without admission or finding of wrongdoing, or such Indemnified Party otherwise consents thereto.

(b) Without limiting the foregoing, the Buyer Parties and the NTI Parties agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the Indemnitees as provided in the NTI Partnership Agreement or the NTI GP LLC Agreement (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of NTI’s Subsidiaries) and indemnification agreements of NTI or NTI GP or any of their respective Subsidiaries shall be assumed by the Surviving Entity and NTI GP in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of six years following the Effective Time, the Buyer Parties and the NTI Parties shall maintain in effect, and shall not amend, alter or repeal, the provisions of the foregoing documents setting forth such rights to indemnification, advancement of expenses and exculpation from liabilities.

(c) For a period of six years from the Effective Time, WNR shall maintain in effect directors’ and officers’ liability and fiduciary insurance policies with aggregate coverage limits no less than the policies in existence on the date hereof and covering the Indemnified Parties (but WNR may substitute therefor other policies, including an insurance tail policy, of at least the same coverage limits and that are no less advantageous to the Indemnified Parties so long as that substitution does not result in gaps or lapses in coverage) with respect to matters occurring on or before the Effective Time, but WNR shall not be required to pay annual premiums in excess of 300% of the last annual premiums paid therefor prior to the date hereof and shall purchase the maximum amount of coverage that can be obtained for that amount if the coverage described in this Section 6.10(c) would cost in excess of that amount.

(d) If NTI GP or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of NTI GP or the Surviving Entity assume, including by operation of law, the obligations set forth in this Section 6.10.

(e) This Section 6.10 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and the Indemnitees and their respective heirs and personal representatives, and shall be binding on WNR, NTI GP and the Surviving Entity and their respective successors and assigns.

Section 6.11 Notification of Certain Matters. Each of the NTI Parties and WNR shall give prompt notice to the other of (a) any fact, event or circumstance known to it that (i) could reasonably be expected, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) could cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, and (b) (i) any change in its financial condition or business that results in, or could reasonably be expected to result in, a Material Adverse Effect with respect to it or (ii) any Legal Proceedings or governmental complaints, investigations or hearings, to the extent such Legal Proceedings, complaints, investigations, or hearings relate to this Agreement or the Merger Transactions or result in a Material Adverse Effect with respect to it.

Section 6.12 Rule 16b-3. Prior to the Effective Time, the NTI Parties shall take such steps as may be reasonably requested by any party hereto to cause dispositions of NTI equity securities (including NTI Phantom Units and NTI Restricted Units) pursuant to the Merger Transactions by each individual who is a director or officer of NTI GP to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Section 6.13 Distributions.

(a) Each of NTI and WNR shall coordinate with the other regarding the declaration of any dividends or distributions in respect of shares of WNR Common Stock or NTI Common Units and the establishment of record dates and payment dates relating thereto in order to effect the matters contemplated by this Section 6.13.

(b) On or prior to February 8, 2016, the NTI GP Board shall determine (in accordance with the NTI GP Board’s existing cash distribution policy) and declare the NTI Fourth Quarter 2015 Distribution. The record date for the NTI Fourth Quarter 2015 Distribution shall be determined consistent with past practice, but in any event shall occur on a date prior to the Closing Date.

(c) If the Closing has not occurred prior to such time(s), the NTI GP Board shall determine and declare each of the NTI First Quarter Distribution and the NTI Second Quarter Distribution in the ordinary course, with timing consistent with past practice, in accordance with the NTI GP Board’s existing cash distribution policy. The WNR

Board shall determine and declare dividends with respect to each calendar quarter in the ordinary course, with timing consistent with past practice, and in accordance with the WNR Board’s existing dividend policy.

(d) If (x) the Closing Date occurs on or before the WNR Second Quarter Record Date and (y) on or prior to the date that is ten days prior to the date of the NTI Meeting, the NTI GP Board has not declared the NTI First Quarter Distribution and set a record date for determining NTI Unitholders entitled to receive the NTI First Quarter Distribution that is prior to the anticipated Effective Time, then:

(i) the NTI GP Board shall convene a special meeting of the NTI GP Board, at least ten days before the date of the NTI Meeting, to declare a Prorated Quarterly Distribution in accordance with this Section 6.13(d);

(ii) At such special meeting, the NTI GP Board shall (A) determine or make a good faith estimate of, as applicable, in accordance with the NTI GP Board’s existing cash distribution policy and based on information available as of the Prorated Quarterly Distribution Determination Date, the Available Cash generated by NTI during the period beginning on January 1, 2016 and ending on the earlier of the Prorated Quarterly Distribution Determination Date or March 31, 2016, and (B) declare a distribution of such Available Cash to the NTI Unitholders as of the Effective Time (the “NTI First Quarter Prorated Quarterly Distribution”), to be paid to the NTI Unitholders in accordance with the NTI Partnership Agreement; and

(iii) NTI shall issue a press release announcing the Prorated Quarterly Distribution not later than ten days prior to the NTI Meeting.

For the avoidance of doubt, the NTI First Quarter Prorated Quarterly Distribution shall not be payable unless and until the Effective Time occurs. If the anticipated Effective Time is delayed, such that the record date for the NTI First Quarter Distribution is prior to the Effective Time, then the NTI Unitholders as of the Effective Time shall not be entitled to receive the NTI First Quarter Prorated Quarterly Distribution.

(e) If (x) the Closing Date occurs after the WNR Second Quarter Record Date and on or before the WNR Third Quarter Record Date and (y) on or prior to the date that is ten days prior to the date of the NTI Meeting, the NTI GP Board has not declared the NTI Second Quarter Distribution and set a record date for determining NTI Unitholders entitled to receive the NTI Second Quarter Distribution that is prior to the anticipated Effective Time, then:

(i) the NTI GP Board shall convene a special meeting of the NTI GP Board, at least ten days before the date of the NTI Meeting, to declare a Prorated Quarterly Distribution in accordance with this Section 6.13(e);

(ii) At such special meeting, the NTI GP Board shall (A) determine or make a good faith estimate of, as applicable, in accordance with the NTI GP Board’s existing cash distribution policy and based on information available as of the Prorated Quarterly Distribution Determination Date, the Available Cash generated by NTI during the period beginning on April 1, 2016 and ending on the earlier of the Prorated Quarterly Distribution Determination Date or June 30, 2016, and (B) declare a distribution of such Available Cash to the NTI Unitholders as of the Effective Time (the “NTI Second Quarter Prorated Quarterly Distribution”), to be paid to the NTI Unitholders in accordance with the NTI Partnership Agreement; and

(iii) NTI shall issue a press release announcing the Prorated Quarterly Distribution not later than 10 days prior to the NTI Meeting.

For the avoidance of doubt, the NTI Second Quarter Prorated Quarterly Distribution shall not be payable unless and until the Effective Time occurs. If the anticipated Effective Time is delayed, such that the record date for the NTI Second Quarter Distribution is prior to the Effective Time, then the NTI Unitholders as of the Effective Time shall not be entitled to receive the NTI Second Quarter Prorated Quarterly Distribution.

(f) If the Closing Date occurs after the WNR Third Quarter Record Date, then:

(i) the NTI GP Board shall convene a special meeting of the NTI GP Board, at least ten days before the date of the NTI Meeting, to declare a Prorated Quarterly Distribution in accordance with this Section 6.13(f);

(ii) At such special meeting, the NTI GP Board shall (A) determine or make a good faith estimate of, as applicable, in accordance with the NTI GP Board’s existing cash distribution policy and based on information available as of the Prorated Quarterly Distribution Determination Date, the Available Cash generated by NTI during the period beginning on July 1, 2016 and ending on the Prorated Quarterly Distribution Determination Date, and (B) declare a distribution of such Available Cash to the NTI Unitholders as of the Effective Time (the “NTI Third Quarter Prorated Quarterly Distribution”), to be paid to the NTI Unitholders in accordance with the NTI Partnership Agreement; and

(iii) NTI shall issue a press release announcing the Prorated Quarterly Distribution not later than 10 Business Days prior to the NTI Meeting.

For the avoidance of doubt, the NTI Third Quarter Prorated Quarterly Distribution shall not be payable unless and until the Effective Time occurs. If the anticipated Effective Time is delayed, such that the record date for the NTI Third Quarter Distribution is prior to the Effective Time, then the NTI Unitholders as of the Effective Time shall not be entitled to receive the NTI Third Quarter Prorated Quarterly Distribution.

Section 6.14 Conversion of Equity Awards.

(a) Subject to Section 6.14(c), prior to the Effective Time, the WNR Board or its Compensation Committee shall adopt the NTI LTIP as of the Effective Time, authorize the conversion of NTI Phantom Units and NTI Restricted Units in accordance with Section 3.1(e)(i) at the Effective Time, and shall take such other actions as may be necessary to authorize the events contemplated in Section 3.1(e); such actions shall include the following: (i) effective as of the Effective Time, the NTI LTIP shall be continued by WNR and all NTI obligations thereunder assumed by WNR (including obligations with respect to NTI Phantom Units and NTI Restricted Units in accordance with Section 3.1(e)(i)) and such plan shall continue in effect subject to amendment, termination, and/or suspension in accordance with the terms of the NTI LTIP, notwithstanding the Merger, applicable laws and regulations and the applicable rules of any unit exchange; (ii) from and after the Effective Time all references to NTI Common Units in the NTI LTIP shall be substituted with references to WNR Common Stock; (iii) the number of shares of WNR Common Stock that will be available for grant and delivery under the NTI LTIP from and after the Effective Time shall equal the number of NTI Common Units that were available for grant and delivery under the NTI LTIP and the outstanding awards under the NTI LTIP (to the extent not duplicative) immediately prior to the Effective Time, as adjusted to give effect to the Stock Election Exchange Ratio; (iv) from and after the Effective Time, awards under the NTI LTIP may be granted only to those individuals who were eligible to receive awards under the NTI LTIP immediately before the Effective Time (including any individuals hired on and after the Effective Time who would have been eligible for such awards pursuant to the eligibility provisions of the NTI LTIP as in effect immediately prior to the Effective Time); and (v) no participant in the NTI LTIP shall have any right to acquire NTI Common Units under the NTI LTIP from and after the Effective Time. WNR shall reserve for issuance a number of shares of WNR Common Stock equal to the number of shares of WNR Common Stock that will be available for grant and delivery under the NTI LTIP from and after the Effective Time, including shares of WNR Common Stock that will be subject to WNR Phantom Stock and WNR Restricted Stock as a result of the actions contemplated by Section 3.1(e)(i). As soon as practicable following the Effective Time, WNR shall file a Form S-8 registration statement with respect to the shares of WNR Common Stock available for grant and delivery under the NTI LTIP from and after the Effective Time and shall maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as such shares are available for grant and delivery under the NTI LTIP. Prior to the Effective Time, WNR shall take such steps as may be reasonably requested by any party hereto to cause the acquisition of WNR equity compensation awards and WNR Common Stock pursuant to the Merger

Transactions by each individual who is an officer or director of WNR to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

(b) As soon as practicable following the Effective Time, NTI shall file a post-effective amendment to the Form S-8 registration statement filed by NTI on August 30, 2012 deregistering all NTI Common Units thereunder. Prior to the Effective Time, the NTI GP Board shall take such action and adopt such resolutions as are required to (A) effectuate the treatment of the NTI Phantom Units and NTI Restricted Units pursuant to the terms of Section 3.1(e) of this Agreement and (B) prevent and waive the forfeiture of any NTI Phantom Units and NTI Restricted Units that would otherwise be forfeited pursuant to Section 6(d)(ii) of the NTI LTIP.

(c) Notwithstanding anything to the contrary in Section 6.14(a), the WNR Board or its Compensation Committee may, at its option, prior to the Effective Time, authorize the conversion of outstanding NTI LTIP awards in accordance with Section 3.1(e)(i) to be effective at the Effective Time, and may, in such event, elect either to adopt or not to adopt the NTI LTIP. In the event that the WNR Board or its Compensation Committee elects not to adopt the NTI LTIP pursuant to this Section 6.14(c), the provisions of Section 6.14(a) shall continue to apply in full force and effect pursuant to their terms other than those provisions of Section 6.14(a) that relate to the adoption of the NTI LTIP.

Section 6.15 Employee Matters.

(a) With respect to each employee who is actively employed by an NTI Party or a Subsidiary of an NTI Party immediately prior to the Effective Time and who becomes an employee of WNR or any WNR Affiliate, including the Surviving Entity (the “Continuing Employees”), WNR shall set or cause the applicable employing entity to set the annual base salaries (or hourly wages, as applicable) and annual cash incentive compensation opportunities for the Continuing Employees at the same levels that existed for the Continuing Employees immediately prior to the Effective time. WNR shall provide or cause to be provided other employee benefits (excluding defined benefit, retiree health and equity-based compensation arrangements) to the Continuing Employees that are substantially comparable in the aggregate to the benefits made available to such Continuing Employees immediately prior to the Closing Date. Nothing in this Section 6.15(a) shall be read to constitute a contract of employment or a guarantee of employment or future level of compensation or future employee benefits to any Continuing Employee.

(b) To the extent that a Continuing Employee becomes eligible to participate in an employee benefit plan maintained by Buyer Party or a Subsidiary of any Buyer Party (a “New Benefit Plan”), WNR shall cause such New Benefit Plan to recognize the service of such Continuing Employee with the NTI Parties or any Subsidiary of an NTI Party (or their predecessor entities) for purposes of eligibility, participation, vesting and, except with respect to any defined benefit pension plan or retiree health plan, benefit accrual under such New Benefit Plan, to the same extent such service was recognized immediately prior to the Effective Time under a comparable NTI Compensation and Benefits Plan in which such Continuing Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not operate to duplicate any benefits of a Continuing Employee with respect to the same period of service. With respect to any New Benefit Plan that is a health, dental, vision plan or other welfare plan in which any Continuing Employee is eligible to participate, for the plan year in which such Continuing Employee is first eligible to participate, WNR shall use reasonable best efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such New Benefit Plan to be waived with respect to such Continuing Employee to the extent such limitation would have been waived or satisfied under the NTI Compensation and Benefits Plan in which such Continuing Employee participated immediately prior to the Effective Time, and (ii) recognize any health, dental or vision expenses incurred by such Continuing Employee in the year that includes the Closing Date (or, if later, the year in which such Continuing Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such New Benefit Plan.

(c) The provisions of this Section 6.15 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any person (including, for the avoidance of doubt, any Continuing Employee or other current or former employee of the NTI or any of their respective Affiliates), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.15) under or by reason of any provision of this Agreement. Nothing in this Section 6.15 amends, or will be deemed to amend (or prevent the amendment or termination of) any NTI or WNR Compensation and Benefits Plan. WNR (i) has no obligation to continue to employ or retain the services of any Continuing Employee for any period of time following the Effective Time and (ii) except as specifically provided in Section 3.1(e) of this Agreement, will be entitled to modify any compensation or benefits provided to, and any other terms or conditions of employment of, any such employees in its absolute discretion.

Section 6.16 Cooperation with Financing. From and after the date of this Agreement, the NTI Parties shall, and NTI shall cause each of its Subsidiaries and use reasonable best efforts to cause its and their Representatives (including their auditors) to, use its reasonable best efforts to provide all cooperation (including providing reasonably available financial and other information regarding NTI and its Subsidiaries for use in marketing and offering documents and to enable WNR to prepare pro forma financial statements) as reasonably requested by WNR to assist WNR in the arrangement, refinancing or repayment of any bank debt financing or any capital markets debt financing or any solicitation of any consent or waiver required under any agreement relating to indebtedness, in each case, in connection with the Merger and the Merger Transactions, and any other amounts required to be paid in connection with the consummation of the Merger and the solicitation of any consents or waivers. WNR shall indemnify and hold harmless the NTI GP, NTI and their respective Subsidiaries from and against any and all losses or damages actually suffered or incurred by them directly in connection with the arrangement of any such bank debt financing or any capital markets debt financing.

Section 6.17 Performance by NTI GP. NTI GP shall cause NTI and its Subsidiaries to comply with the provisions of this Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by NTI and NTI GP and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by WNR or its Subsidiaries of any of the provisions of this Agreement if such action or inaction was or was not taken at the direction of or on the recommendation of WNR.

Section 6.18 NTI GP Conflicts Committee. Prior to the Effective Time, neither any Buyer Party nor any of their Subsidiaries shall, without the consent of the NTI GP Conflicts Committee, eliminate the NTI GP Conflicts Committee, revoke or diminish the authority of the NTI GP Conflicts Committee or remove or cause the removal of any director of NTI GP who is a member of the NTI GP Conflicts Committee either as a director or as a member of such committee (so long as such director continues to satisfy the requirements of serving on the NTI GP Conflicts Committee set forth in the NTI Partnership Agreement). For the avoidance of doubt, this Section 6.18 shall not apply to the filling in accordance with the provisions of the NTI GP LLC Agreement of any vacancies caused by the death, incapacity or resignation of such director.

Section 6.19 Voting. WNR covenants and agrees that, until the Effective Time or the earlier termination of this Agreement, at the NTI Meeting or any other meeting of the NTI Unitholders, however called, WNR will vote, or cause to be voted, all NTI Common Units then owned beneficially or of record by it or any of its Subsidiaries, as of the record date for such meeting, in favor of the adoption and approval of this Agreement (as it may be amended or otherwise modified from time to time) and the Merger Transactions and the approval of any actions required in furtherance thereof.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

The obligations of each of the parties to consummate the Merger are conditioned upon the satisfaction at or prior to the Closing (or, in the case of Sections 7.3, 7.4, 7.7 or 7.8, waiver by both NTI and WNR; or, in the case of Sections 7.5 or 7.9(a), waiver by NTI; or, in the case of Sections 7.6 or 7.9(b), waiver by WNR) of each of the following:

Section 7.1 Unitholder Approval. This Agreement and the Merger Transactions shall have been approved by the affirmative vote of holders, as of the record date for the NTI Meeting, of a majority of the outstanding NTI Common Units (the “NTI Unitholder Approval”).

Section 7.2 Regulatory Approval. Any waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

Section 7.3 Governmental Approvals. All filings required to be made prior to the Effective Time with, and all other consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the Merger Transactions by the parties hereto or their Affiliates shall have been made or obtained, except where the failure to obtain such consents, approvals, permits and authorizations could not be reasonably likely to result in a Material Adverse Effect with respect to WNR or the NTI Parties; provided, however, that, prior to invoking this condition, the invoking party shall have complied fully with its obligations under Section 6.1.

Section 7.4 No Injunction. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no Law shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of any of the Merger Transactions, and no action, proceeding or investigation by any Governmental Authority with respect to the Merger or the other Merger Transactions shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the Merger or such other Merger Transaction or to impose any material restrictions or requirements thereon or on WNR or NTI with respect thereto; provided, however, that, prior to invoking this condition, the invoking party shall have complied fully with its obligations under Section 6.1.

Section 7.5 Representations, Warranties and Covenants of the Buyer Parties. In the case of NTI’s obligation to consummate the Merger:

(a) The representations and warranties of the Buyer Parties set forth in (i) the first sentence of Section 5.2(a), Section 5.2(b) and Section 5.2(c) shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (ii) Section 5.2 (other than the first sentence of Section 5.2(a), Section 5.2(b) and Section 5.2(c)) shall be true and correct (without regard to any materiality, “Material Adverse Effect” and similar qualifiers therein) as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not result in a Material Adverse Effect with respect to WNR.

(b) Each and all of the agreements and covenants of the Buyer Parties to be performed and complied with pursuant to this Agreement on or prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) NTI shall have received a certificate signed by the Chief Executive Officer, President or Chief Financial Officer of WNR, dated as of the Closing Date, to the effect set forth in Section 7.5(a) and Section 7.5(b).

Section 7.6 Representations, Warranties and Covenants of the NTI Parties. In the case of WNR’s obligation to consummate the Merger:

(a) The representations and warranties of the NTI Parties set forth in (i) the first sentence of Section 5.1(a), Section 5.1(b) and Section 5.1(d)(i) shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (ii) Section 5.1 (other than the first sentence of Section 5.1(a), Section 5.1(b) and Section 5.1(d)(i)) shall be true and correct (without regard to any materiality, “Material Adverse Effect” and similar qualifiers therein) as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not result in a Material Adverse Effect with respect to the NTI Parties.

(b) Each and all of the agreements and covenants of NTI and NTI GP to be performed and complied with pursuant to this Agreement on or prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) WNR shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of NTI GP, dated the Closing Date, to the effect set forth in Section 7.6(a) and Section 7.6(b).

Section 7.7 Effective Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

Section 7.8 NYSE Listing. The shares of New Common Stock shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 7.9 No Material Adverse Effect.

(a) In the case of NTI’s obligation to consummate the Merger, there shall not have occurred a Material Adverse Effect with respect to WNR between the date of this Agreement and the Closing Date.

(b) In the case of WNR’s obligation to consummate the Merger, there shall not have occurred a Material Adverse Effect with respect to the NTI Parties between the date of this Agreement and the Closing Date.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after NTI Unitholder Approval:

(a) By the mutual consent of WNR and NTI in a written instrument.

(b) By either WNR or NTI, upon written notice to the other party, if:

(i) the Merger has not been consummated on or before August 31, 2016 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to a party whose failure to fulfill any material obligation under this Agreement or other material breach of this Agreement has been the primary cause of, or resulted in, the failure of the Merger to have been consummated on or before such Termination Date;

(ii) any Governmental Authority has issued a statute, rule, order, decree or regulation or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or making the Merger illegal and such statute, rule, order, decree, regulation or other action shall have become final and nonappealable, provided that the terminating party is not then in material breach of Section 6.1;

(iii) there has been a material breach of or any material inaccuracy in any of the representations or warranties set forth in this Agreement on the part of any of the Other Parties, which breach is not cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date, provided in any such case that neither the terminating party nor any Related Party is then in material breach of any representation, warranty, covenant or other agreement contained herein; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) unless the breach of a representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the Merger under Section 7.5 (in the case of a breach of representation or warranty by a Buyer Party) or Section 7.6 (in the case of a breach of representation or warranty by an NTI Party);

(iv) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of any of the Other Parties, which breach has not been cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date, provided in any such case that neither the terminating party nor any Related Party is then in material breach of any representation, warranty, covenant or other agreement contained herein; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(iv) unless the breach of covenants or agreements, together with all other such breaches, would entitle the party receiving the benefit of such covenants or agreements not to consummate the Merger under Section 7.5 (in the case of a breach of covenants or agreements by a Buyer Party) or Section 7.6 (in the case of a breach of covenants or agreements by an NTI Party); or

(v) NTI does not obtain the NTI Unitholder Approval at the NTI Meeting; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(v) shall not be available to the terminating party where the failure to obtain the NTI Unitholder Approval shall have been caused by the action or failure to act of the terminating party and such action or failure to act constitutes a material breach by the terminating party of this Agreement.

(c) By WNR at any time prior to the commencement of the NTI Meeting, upon written notice to NTI, in the event that an NTI Change in Recommendation has occurred.

Section 8.2 Costs and Expenses.

(a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger Transactions shall be paid by the party incurring such costs or expenses, except as provided in this Section 8.2.

(b) If this Agreement is terminated by WNR pursuant to Section 8.1(c), then NTI shall pay to WNR the Expenses of WNR up to a maximum amount of $3,000,000.

(c) If this Agreement is terminated by WNR pursuant to Section 8.1(b)(iii) or Section 8.1(b)(iv), then NTI shall pay to WNR the Expenses of WNR.

(d) If this Agreement is terminated by NTI pursuant to Section 8.1(b)(iii) or Section 8.1(b)(iv), then WNR shall pay to NTI the Expenses of NTI.

(e) Any payment of the Expenses shall be made by wire transfer of immediately available funds to an account designated by WNR or an account designated by NTI, as applicable, within one Business Day following the event that triggered the obligation to make such payment. The parties acknowledge that the agreements contained in this Section 8.2 are an integral part of the Merger Transactions, and that, without these agreements, none of the parties would enter into this Agreement.

(f) As used in this agreement, “Expenses” includes all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Merger Transactions, including the preparation, printing, filing and mailing of the Proxy Statement/Prospectus, the Registration Statement and the Schedule 13E-3 and the solicitation of the NTI Unitholder Approval, and all other matters, including costs and expenses of litigation, related to the Merger Transactions. The Expenses relating to the preparation, printing, filing and mailing of the Proxy Statement/Prospectus, the Registration Statement and the Schedule 13E-3 and the solicitation of the NTI Unitholder Approval shall be paid 50% by WNR and 50% by NTI.

Section 8.3 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other parties specifying the provision of this Agreement pursuant to which such termination is made, and, except as provided in this Section 8.3, this Agreement (other than Section 6.5(b), Section 8.2 and Article IX) shall forthwith become null and void after the expiration of any applicable period following such notice. In the event of such termination, there shall be no liability on the part of any party hereto, except as set forth in Section 8.2 of this Agreement and except with respect to the requirement to comply with the Transaction Confidentiality Agreement; provided, however, that the liability of any party under this Article VIII shall be in addition to, and not exclusive of, any other liability that such party may have at law or in equity based on such party’s (a) fraudulent acts or omissions or (b) willful misconduct. Notwithstanding anything contained herein to the contrary, the NTI Parties shall not have any liability for any breach of, or inaccuracy in, any representation or warranty made by the NTI Parties to the extent that WNR had Knowledge at or before the date of this Agreement of the facts that caused any such representation or warranty to be breached or inaccurate.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Waiver; Amendment; Approvals and Consents. Section 9.2 Subject to compliance with applicable Law, prior to the Closing, any provision of this Agreement, except Section 7.1, may be (i) waived in writing by the party benefited by the provision, or (ii) amended or modified at any time, whether before or after the NTI Unitholder Approval, by an agreement in writing between the parties hereto; provided, however, that, after the NTI Unitholder Approval, no amendment shall be made to the nature or amount of the Merger Consideration or that results in a material adverse effect on the NTI Unaffiliated Unitholders without NTI Unitholder Approval (the NTI GP being hereby authorized to approve any other amendment on behalf of NTI without any other approval of the NTI Unitholders); and provided, further, in addition to any other approvals required by the parties’ constituent documents or under this Agreement, the foregoing waivers, amendments or modifications in clauses (i) and (ii) are approved by the NTI GP Conflicts Committee. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

(b) Unless otherwise expressly set forth in this Agreement, whenever a determination, agreement, decision, approval or consent of NTI or NTI GP is required pursuant to this Agreement, including, without limitation, any decision or determination by NTI to terminate this Agreement pursuant to the terms hereof, such determination, decision, approval or consent must be authorized by the NTI GP Conflicts Committee, and shall not require any approval of the NTI Unitholders or the NTI GP Board. Any determination regarding the pursuit of a claim against any Buyer Party for a breach, or any anticipated or threatened breach, of this Agreement by such Buyer Party shall be made by the NTI GP Conflicts Committee and, except as required by the NTI Partnership Agreement or applicable Law, shall not require the approval of the NTI Unitholders or the NTI GP Board. Any determination of the date for the NTI Meeting by the NTI GP Board will also require the authorization of the NTI GP Conflicts Committee.

Section 9.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one Agreement. Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., “pdf”) shall be effective as delivery of a manually executed counterpart hereof.

Section 9.4 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of Delaware (except to the extent that mandatory provisions of federal law govern), without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Section 9.5 Confidentiality. Each of the parties hereto shall, and shall use its commercially reasonable efforts to cause its Representatives to, maintain the confidentiality of all information provided in connection herewith to the extent required by, and subject to the limitations of, Section 6.5(b).

Section 9.6 Notices. All notices, requests, demands and other communications required or permitted to be given or made hereunder to a party shall be in writing and shall be deemed to have been duly given if personally delivered, faxed (with confirmation of receipt) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to a Buyer Party to:

Western Refining, Inc.

123 W. Mills Avenue

El Paso, Texas 79901

Attention: President-Refining and Marketing

Fax: 602-683-5736

With copies to (which shall not constitute notice):

Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Houston, Texas 77002-6760

Attention: Alan Beck / Jeffery Floyd

Fax: 713-615-5620

If to NTI, NTI GP or NTI GP Conflicts Committee, to:

Northern Tier Energy LP

1250 W. Washington Street, Suite 300

Tempe, Arizona 85281

Attention: Rocky Duckworth, Chairman of the Conflicts Committee

Fax: 602-797-2607

With copies to (which shall not constitute notice):

Northern Tier Energy LP

1250 W. Washington Street, Suite 300

Tempe, Arizona 85281

Attention: General Counsel

Fax: 602-797-2607

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, Texas 77002

Attention: John Goodgame / Chris Arntzen

Fax: 713-236-0822

Notices shall be deemed to have been received (a) on the date of receipt if (i) delivered by hand or overnight courier service or (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by fax (to such number specified above or another number or numbers as such Person may subsequently designate by notice given hereunder) or (b) on the date three Business Days after dispatch by certified or registered mail.

Section 9.7 Entire Understanding; No Third-Party Beneficiaries. This Agreement (including the documents referred to or listed herein) and the Transaction Confidentiality Agreement represents the entire understanding of the parties hereto with reference to the subject matter hereof and the Merger Transactions and supersedes any and all other oral or written agreements heretofore made. Except as contemplated by Section 6.10, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 9.8 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

Section 9.9 Jurisdiction. The parties hereto agree that to the fullest extent permitted by law, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Merger Transactions shall be brought in the Delaware Court of Chancery or, if the Delaware Court of Chancery lacks jurisdiction, in any federal court located in the State of Delaware or in Delaware Superior Court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, or that this Agreement, or the subject matter hereof, may not be enforced in or by any such court. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that to the fullest extent permitted by law, service of process on such party as provided in Section 9.6 shall be deemed effective service of process on such party for matters between the parties hereto.

Section 9.10 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE MERGER TRANSACTIONS.

Section 9.11 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the entities that are expressly identified as parties hereto, and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 9.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, the parties shall, to the fullest extent permitted by law, be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or in the Delaware Court of Chancery, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.13 Survival. All representations, warranties, agreements and covenants contained in this Agreement shall not survive the Closing or the termination of this Agreement if this Agreement is terminated prior to the Closing; provided, however, that if the Closing occurs, the agreements of the parties in Article III, Section 6.10 and Article IX shall survive the Closing, and if this Agreement is terminated prior to the Closing, the agreements of the parties in Sections 6.5(b), 8.2, 8.3, and Article IX and the Transaction Confidentiality Agreement shall survive such termination.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first written above.

WESTERN REFINING, INC.

By:	/s/ Jeff A. Stevens
Jeff A. Stevens
President and Chief Executive Officer

WESTERN ACQUISITION CO, LLC

By:	/s/ Jeff A. Stevens
Jeff A. Stevens
President and Chief Executive Officer

NORTHERN TIER ENERGY LP

By:	Northern Tier Energy GP LLC, its general partner

By:	/s/ David L. Lamp
David L. Lamp
President and Chief Executive Officer

NORTHERN TIER ENERGY GP LLC

By:	/s/ David L. Lamp
David L. Lamp
President and Chief Executive Officer

[Signature Page to Merger Agreement]

ANNEX B

Opinion of Evercore Group L.L.C.

December 21, 2015

The Conflicts Committee of the Board of Directors of

Northern Tier Energy GP LLC,

the general partner of Northern Tier Energy LP

1250 W. Washington Street, Suite 300

Tempe, Arizona 85281

Members of the Conflicts Committee of the Board of Directors:

We understand that Northern Tier Energy LP, a Delaware limited partnership (the “Partnership”), proposes to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), among Western Refining, Inc., a Delaware Corporation (“WNR”), Western Acquisition Co, LLC, a Delaware limited liability company (“MergerCo”), Northern Tier Energy GP LLC, a Delaware limited liability company and general partner of the Partnership (the “General Partner”), and the Partnership, pursuant to which, and subject to the terms and conditions set forth therein, MergerCo will be merged with and into the Partnership, with the Partnership surviving the merger (the “Merger”), with the General Partner holding 100% of the general partner interests in the Partnership, and NT InterHoldCo LLC, a Delaware limited liability company and wholly owned subsidiary of WNR (“NT InterHoldCo”), holding 100% of the common units representing limited partner interests of the Partnership (the “NTI Common Units”). As part of the Merger, each NTI Common Unit issued and outstanding immediately prior to the effective time of the Merger (other than NTI Common Units held by WNR, MergerCo and their respective affiliates) shall be converted into the right to receive (i) $15.00 in cash and 0.2986 of a share of common stock, par value $0.01 per share (“WNR Common Stock”), of WNR (the “Per Unit Mixed Consideration”), (ii) $26.06 in cash (the “Per Unit Cash Consideration”) or (iii) 0.7036 of a share of WNR Common Stock (the “Per Unit Stock Consideration”), depending on the election of the holder of such NTI Common Unit and subject to the proration mechanisms described in the Merger Agreement. The Per Unit Mixed Consideration, the Per Unit Cash Consideration and the Per Unit Stock Consideration are referred to herein as the “Consideration”. As a result of the proration mechanisms in the Merger Agreement, holders of NTI Common Units who elect to receive the Per Unit Cash Consideration may receive a portion of the Consideration in the form of WNR Common Stock, and holders of NTI Common Units who elect to receive the Per Unit Stock Consideration may receive a portion of the Consideration in the form of cash. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

The Conflicts Committee of the Board of Directors of the General Partner (the “Committee”) has asked us whether, in our opinion, as of the date hereof, the Consideration to be received in the Merger is fair, from a financial point of view, to the Partnership’s Unaffiliated Common Unitholders. For purposes of this opinion, “Unaffiliated Common Unitholders” means the holders of NTI Common Units, other than WNR, MergerCo and their respective affiliates.

In connection with rendering our opinion, we have, among other things:

(i)	reviewed certain publicly-available historical business and financial information relating to the Partnership, WNR and Western Refining Logistics, LP, a Delaware limited partnership (“WNRL”), that we deemed relevant, including the Annual Reports on Form 10-K for the year ended December 31, 2014, Quarterly Reports on Form 10-Q for the quarters ended September 30, 2015, June 30, 2015 and March 31, 2015 and certain Current Reports on Form 8-K, in each case as filed with or furnished to the U.S. Securities and Exchange Commission by the Partnership, WNR and WNRL;

(ii)	reviewed certain non-public projected financial and operating data relating to the Partnership, WNR and WNRL prepared and furnished to Evercore by management of the Partnership and WNR;

(iii)	reviewed publicly-available research analyst estimates for the Partnership’s, WNR’s and WNRL’s future financial performance on a standalone basis;

(iv)	reviewed the financial metrics of certain historical transactions that we deemed relevant and compared such financial metrics to those implied by the proposed Merger;

(v)	compared the trading performance of the Partnership, WNR and WNRL with the trading performance of public issuers that we deemed relevant;

(vi)	reviewed the premiums paid in certain historical transactions that we deemed relevant and compared such premiums to those implied by the proposed Merger;

(vii)	performed discounted cash flow analyses on the Partnership, WNR and WNRL based on forecasts and other data provided by management of the Partnership and WNR;

(viii)	reviewed the Merger Agreement; and

(ix)	performed such other analyses and examinations, reviewed such other information and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the projected financial and operating data relating to the Partnership, WNR and WNRL, we have assumed that such data has been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Partnership and WNR as to the future financial performance of the Partnership, WNR and WNRL under the alternative business assumptions reflected therein. We express no view as to any projected financial and operating data relating to the Partnership, WNR or WNRL or the assumptions on which they were based.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without material waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Partnership or WNR or the consummation of the Merger or materially reduce the benefits to WNR of the Merger.

We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Partnership, WNR or WNRL, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the Partnership, WNR or WNRL under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness, from a financial point of view, to the Unaffiliated Common Unitholders of the Consideration to be received in the Merger. We do not express any view on, and our opinion does not address, the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of the Partnership, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Partnership or any other party to the

Merger Agreement, or any class of such persons, whether relative to the Consideration or otherwise. We have assumed that any modification to the structure of the Merger will not vary in any respect material to our analysis. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Partnership, nor does it address the underlying business decision of the Partnership to engage in the Merger. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the NTI Common Units or any business combination or other extraordinary transaction involving the Partnership. This letter, and our opinion, does not constitute a recommendation to the Committee in respect of the Merger or as to how any holder of NTI Common Units should act or, if applicable, vote in respect of the Merger. We express no opinion herein as to the price at which NTI Common Units or WNR Common Stock will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Partnership and WNR and their respective advisors with respect to legal, regulatory, accounting and tax matters.

We received an initial fee for our services and will receive an additional fee upon the rendering of this opinion. The Partnership has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. During the two year period prior to the date hereof, we provided financial advisory services to the Conflicts Committee of the Board of Directors of Western Refining Logistics GP, LLC regarding the contribution of certain assets to WNRL by WNR, including WNR’s contribution of its Wholesale Fuels, Lubes and Crude Oil and Fuel Trucking businesses to WNRL in September 2014 and WNR’s contribution of its remaining interests in the TexNew Mex Pipeline and an 80,000 barrel capacity crude oil storage tank to WNRL in November 2015, for which we received fees and reimbursement of out-of-pocket expenses. We may provide financial advisory or other services to the Partnership and WNR and their respective affiliates in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Partnership, WNR, WNRL and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein, is addressed to, and is for the information and benefit of, the Committee (in its capacity as such) in connection with its evaluation of the Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Partnership may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Partnership to its unitholders relating to the Merger; provided, however, that all references to us or our opinion in any such document and the description or inclusion of our opinion therein shall be subject to our prior consent with respect to form and substance, which consent shall not be unreasonably withheld or delayed.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received in the Merger is fair, from a financial point of view, to the Unaffiliated Common Unitholders.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Raymond B. Strong III
Raymond B. Strong III
Senior Managing Director

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 102(b)(7) of the DGCL enables a corporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director’s fiduciary duty, except:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

•	for any transaction from which the director derived an improper personal benefit.

In accordance with Section 102(b)(7) of the DGCL, WNR’s certificate of incorporation includes a provision eliminating, to the fullest extent permitted by the DGCL, the liability of the directors to such corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Section 145(a) of the DGCL empowers a corporation to indemnify any present or former director, officer, employee or agent of the corporation, or any individual serving at the corporation’s request as a director, officer, employee or agent of another organization, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director, officer, employee or agent had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any present or former director, officer, employee or agent of the corporation, or any individual serving at the corporations’ request as a director, officer, employee or agent of another organization, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by or in the right of the corporation, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and that no indemnification shall be made in respect of an claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the presiding court shall determine that such person is fairly and reasonably entitled to indemnify for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

The DGCL provides that the indemnification described above shall not be deemed exclusive of any other indemnification that may be granted by a corporation pursuant to its bylaws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

Under WNR’s Bylaws, WNR will indemnify any person who is involved in any action or proceeding (other than an action by WNR) by reason of the fact that such person is or was a director or officer of WNR, or is or was serving at WNR’s request as a director, officer, employee or agent of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of WNR and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. For an action or suit brought by WNR, the WNR Bylaws provide that WNR will indemnify a present or former officer, director, or such other person as described above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to WNR’s best interests. However, WNR will provide no indemnification in respect of any claim or matter as to which such person has been adjudged to be liable to WNR, unless the Delaware Court of Chancery or the presiding court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

In addition to the provisions of WNR’s articles of incorporation and Bylaws, WNR has entered into indemnification agreements with all of its present and former directors and officers, to hold harmless and indemnify these persons, to the fullest extent authorized or permitted by law, against expenses, including, any judgments, fines and penalties against such persons in connection with proceedings, amounts paid by such persons in settlement of a proceeding, and all attorneys’ fees and disbursements, accountants’ fees, private investigation fees and disbursements, retainers, court costs, fees of experts, fees and expenses of witnesses, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements, or expenses, reasonably incurred by or for such persons in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in a proceeding or establishing such persons’ right of entitlement to indemnification for any of the foregoing. The indemnification agreements also agree to hold harmless and indemnify these persons against expenses incurred by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise, including, without limitation, any predecessor, subsidiary or affiliated entity of the Corporation, but only if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. In the case of a criminal proceeding, such person must have had no reasonable cause to believe that his or her conduct was unlawful.

Additionally, WNR has purchased directors’ and officers’ liability insurance for the benefit of its directors and officers.

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibits.

Reference is made to the “Index to Exhibits” following the signature page hereto, which Index to Exhibits is hereby incorporated into this item by reference.

(b)	Financial Statement Schedule. Not applicable.

(c)	Opinions.

The opinion of Evercore Group L.L.C., financial advisor to the NTI GP Conflicts Committee, is attached as Annex B to the proxy statement/prospectus contained herein.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a.	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

b.	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

c.	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or a prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7.	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

8.	That every prospectus (i) that is filed pursuant to paragraph (7) above or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

9.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

10.	To respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

11.	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Paso, State of Texas, on January 19, 2016.

WESTERN REFINING, INC.

By:	/s/ Paul L. Foster
Paul L. Foster
Chairman of the Board and Executive Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jeff A. Stevens, Gary R. Dalke, William R. Jewell and Lowry Barfield, and each of them (with full power to each of them to act alone), as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Jeff A. Stevens	Chief Executive Officer, President and Director	January 19, 2016
Jeff A. Stevens	(Principal Executive Officer)

/s/ Gary R. Dalke	Chief Financial Officer	January 19, 2016
Gary R. Dalke	(Principal Financial Officer)

/s/ William R. Jewell	Chief Accounting Officer	January 19, 2016
William R. Jewell	(Principal Accounting Officer)

/s/ Paul L. Foster	Chairman of the Board, Executive Chairman	January 19, 2016
Paul L. Foster

/s/ L. Frederick Francis	Director	January 19, 2016
L. Frederick Francis

/s/ Brian J. Hogan	Director	January 19, 2016
Brian J. Hogan

Signature	Title	Date

/s/ William D. Sanders	Director	January 19, 2016
William D. Sanders

/s/ Robert J. Hassler	Director	January 19, 2016
Robert J. Hassler

/s/ Scott D. Weaver	Vice President and Director	January 19, 2016
Scott D. Weaver

/s/ Sigmund L. Cornelius	Director	January 19, 2016
Sigmund L. Cornelius

INDEX TO EXHIBITS

Exhibit Number	Exhibit

2.1	Agreement and Plan of Merger dated as of December 21, 2015, by and among Western Refining, Inc., Western Acquisition Co, LLC, Northern Tier Energy GP LLC and Northern Tier Energy LP (included as Annex A to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).

3.1	Certificate of Incorporation, as amended, of Western Refining, Inc. as currently in effect (incorporated by reference to Exhibit 3.1 to Western Refining, Inc.’s Quarterly Report on Form 10-Q, filed with the SEC on August 7, 2014).

3.2	Bylaws, as amended, of Western Refining, Inc. as currently in effect (incorporated by reference to Exhibit 3.2 to Western Refining, Inc.’s Quarterly Report on Form 10-Q, filed with the SEC on August 7, 2014).

4.1	Specimen of Common Stock Certificate of Western Refining, Inc. (incorporated by reference to Exhibit 4.1 to Western Refining, Inc.’s Registration Statement on Form S-1/A (File No. 333-128629), filed with the SEC on December 5, 2005).

4.2	Registration Rights Agreement, dated January 24, 2006, by and between Western Refining, Inc. and each of the stockholders listed on the signature pages thereto (incorporated by reference to Exhibit 4.1 to Western Refining, Inc.’s Current Report on Form 8-K, filed with the SEC on January 25, 2006).

4.3	Indenture dated June 10, 2009 between Western Refining, Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.1 to Western Refining, Inc.’s Quarterly Report on Form 10-Q, filed with the SEC on August 7, 2009).

4.4	Supplemental Indenture dated June 10, 2009 between Western Refining, Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.1 to Western Refining, Inc.’s Current Report on Form 8-K filed on June 10, 2009).

4.5	Form of Convertible Senior Note (included in Exhibit 4.4).

4.6	Indenture dated March 25, 2013 among Western Refining, Inc., the Guarantors named therein and U.S. Bank National Association, as trustee, paying agent, registrar and transfer agent (incorporated by reference to Exhibit 4.1 to Western Refining, Inc.’s Current Report on Form 8-K, filed with the SEC on March 25, 2013).

4.7	Form of 6.25% Senior Note (included in Exhibit 4.6).

4.8	Registration Rights Agreement dated March 25, 2013 among Western Refining, Inc. and Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., RBS Securities Inc., Barclays Capital Inc., Credit Agricole Securities (USA) Inc., PNC Capital Markets LLC, RB International Markets (USA) LLC, Regions Securities LLC, SunTrust Robinson Humphrey, Inc. and U.S. Bancorp Investments, Inc. as the Initial Purchasers (incorporated by reference to Exhibit 10.1 to Western Refining, Inc.’s Current Report on Form 8-K, filed with the SEC on March 25, 2013).

4.9	Indenture, dated as of November 8, 2012, by and among Northern Tier Energy LLC, Northern Tier Finance Corporation, Northern Tier Energy LP, the subsidiary guarantors party thereto and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 4.1 of Northern Tier Energy LP’s Current Report on Form 8-K (File No. 001-35612), filed with the SEC on November 13, 2012).

4.10	Form of 7.125% Senior Secured Note (included in Exhibit 4.9).

Exhibit Number	Exhibit

4.11	Supplemental Indenture, dated September 29, 2014, by and among Northern Tier Energy LLC, Northern Tier Finance Corporation, Northern Tier Energy LP, the subsidiary guarantors party thereto and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 4.1 of Northern Tier Energy LP’s Current Report on Form 8-K (File No. 001-35612), filed with the SEC on October 3, 2014).

4.12	Indenture dated February 11, 2015, among Western Refining Logistics, LP, WNRL Finance Corp., the Guarantors named therein and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 of Western Refining Logistics, LP’s Current Report on Form 8-K (File No. 001-36114), filed with the SEC on February 11, 2015).

4.13	Form of 7.50% Senior Note (included in Exhibit 4.12).

4.14	Form of Senior Indenture (incorporated by reference to Exhibit 4.1 of Western Refining Logistics, LP’s Registration Statement on Form S-3, filed with the SEC on May 22, 2015).

5.1*	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.

23.1*	Consent of Deloitte & Touche LLP (as to Western Refining, Inc.).

23.2*	Consent of Deloitte & Touche LLP (as to Northern Tier Energy LP).

23.3*	Consent of PricewaterhouseCoopers LLP (as to Northern Tier Energy LP).

23.4*	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1 hereto).

24.1	Power of Attorney (included on the signature page).

99.1*	Consent of Evercore Group L.L.C.

99.2**	Form of Proxy Card for the Northern Tier Energy LP Special Meeting.

*	Filed herewith.
**	To be filed by amendment.